Exhibit 99.1

Coach, Inc.

(Incorporated in the State of Maryland, United States)

Stock code: 6388

Sponsor

J.P.Morgan

J.P. Morgan Securities (Asia Pacific) Limited

IMPORTANT

IMPORTANT: If you are in any doubt about any of the contents of this listing document, you should obtain independent professional advice.

Coach, Inc.
(Incorporated in the State of Maryland, United States)
(Stock code: 6388)

SECONDARY LISTING OF DEPOSITARY RECEIPTS ON
THE MAIN BOARD OF
THE STOCK EXCHANGE OF HONG KONG LIMITED
BY WAY OF INTRODUCTION

Sponsor

J.P. Morgan Securities (Asia Pacific) Limited

Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and Hong Kong Securities Clearing Company Limited take no responsibility for the contents of this listing document, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this listing document.

This listing document is published in connection with the admission to secondary listing of the Depositary Receipts representing the Common Stock of Coach, Inc., on the main board of The Stock Exchange of Hong Kong Limited by way of introduction. The Common Stock is presently listed on the New York Stock Exchange. This listing document contains particulars which are given in compliance with the Securities and Futures (Stock Market Listing) Rules (Chapter 571V of the Laws of Hong Kong) and the SEHK Listing Rules and is solely for the purpose of providing information with regard to the Company and its subsidiaries.

This listing document does not constitute an offer of, nor is it calculated to invite offers for, shares or other securities of the Company, nor have any such shares or other securities been allotted with a view to any of them being offered for sale to or subscription by the public. No new shares in the capital of the Company will be allotted and issued in connection with, or pursuant to, this listing document.

NEITHER THE DEPOSITARY RECEIPTS NOR THE HDSs (AS DEFINED HEREIN) EVIDENCED THEREBY HAVE BEEN OR WILL BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND MAY NOT BE RE-OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OF, A U.S. PERSON (WITHIN THE MEANING OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT), UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND HEDGING TRANSACTIONS INVOLVING THE DEPOSITARY RECEIPTS OR HDSs MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. SEE THE SECTION IN THIS LISTING DOCUMENT HEADED “NOTICE TO INVESTORS.”

Prior to making an investment decision, prospective investors should consider carefully all of the information set out in this listing document, including the risk factors set out in the section in this listing document headed “Risk Factors.”

Information regarding the proposed arrangements for the secondary listing and registration of, and for dealings and settlement of dealings in, the Company’s Depositary Receipts on the Hong Kong Stock Exchange following the Introduction is set out in the section in this listing document headed “Listing, Terms of Depositary Receipts and the Deposit Agreement, Registration, Dealings and Settlement.”
November 25, 2011

EXPECTED TIMETABLE

Announcement released on the Hong Kong Stock Exchange disclosing designated broker identity number	November 28, 2011

Announcements released on the Hong Kong Stock Exchange disclosing the previous day closing price of the Company’s Common Stock on the NYSE and any recent developments and updates with regard to the liquidity arrangements
November 28 to December 1, 2011

Dealings in the Company’s Depositary Receipts on the Hong Kong Stock Exchange are expected to commence at	9.00 a.m. on December 1, 2011

Notes:
(1)	All times refer to Hong Kong local time.
(2)	We will make a separate announcement if there is any revision to the above timetable.

– i –

 CONTENTS

IMPORTANT NOTICE TO INVESTORS

The Company has not authorized anyone to provide you with information or representation that is different from what is contained in this listing document in respect of the Introduction. Any such information or representation must not be relied on by you as having been authorized by the Company, the Sponsor, any of their respective directors, officers, employees, agents or advisers or any other person or party involved in the Introduction.

– ii –

 SUMMARY

This summary aims to give you an overview of the information contained in this listing document. As this is a summary, it does not contain all the information that might be important to you. You should read this listing document in its entirety, including the appendices hereto which constitute an integral part of this listing document, before coming to any decision in respect of the Depositary Receipts.

There are risks associated with any investment. Some of the particular risks relevant to the Depositary Receipts are summarized in the section in this listing document headed “Risk factors.” You should read that section carefully before you come to any decision in respect of the Depositary Receipts.

OVERVIEW

Coach has grown from a family-run workshop in a Manhattan loft to a leading American marketer of fine accessories and gifts for women and men. Coach is one of the most recognized fine accessories brands in the U.S. and in targeted international markets. We offer premium lifestyle accessories to a loyal and growing customer base and provide consumers with fresh, relevant and innovative products that are extremely well made, at an attractive price. Coach’s modern, fashionable handbags and accessories use a broad range of high quality leathers, fabrics and materials. In response to our customer’s demands for both fashion and function, Coach offers updated styles and multiple product categories which address an increasing share of our customer’s accessory wardrobe. Coach has created a sophisticated, modern and inviting environment to showcase our product assortment and reinforce a consistent brand position wherever the consumer may shop. We utilize a flexible, cost-effective global sourcing model, in which independent manufacturers supply our products, allowing us to bring our broad range of products to market rapidly and efficiently.

Coach operates in two reportable segments: Direct-to-Consumer and Indirect. The reportable segments represent channels of distribution that offer similar products, service and marketing strategies. The Direct-to-Consumer segment includes sales to consumers through Company-operated stores in North America, Japan, China, Hong Kong, Macau, Singapore, and the Internet. The Indirect segment includes sales to wholesale customers and distributors in over 20 countries, including the United States, and royalties earned on licensed products. Our multi-channel distribution model is diversified and includes substantial international and factory businesses, which complement our full-price U.S. business.

STRENGTHS

Coach offers a number of key differentiating elements that set it apart from the competition, including:

•	A distinctive brand – Coach offers distinctive, easily recognizable, accessible luxury products that are relevant, extremely well made and provide excellent value.

•
A market leadership position with growing share – Coach is America’s leading premium handbag and accessories brand and each year, as our market share increases, our leadership position strengthens. In Japan, Coach is the leading imported luxury handbag and accessories brand by units sold.

•
A loyal and involved consumer – Coach consumers have a specific emotional connection with the brand. Part of the Company’s everyday mission is to cultivate consumer relationships by strengthening this emotional connection.

 SUMMARY

•
A multi-channel international distribution model – This allows Coach to maintain a critical balance as results do not depend solely on the performance of a single channel or geographic area. Our Direct-to-Consumer channel provides us with immediate, controlled access to consumers through Coach-operated stores in North America, Japan, mainland China, Hong Kong, Macau, Singapore, and the Internet. Our Indirect channel provides us with access to consumers via wholesale department store and specialty store locations in over 20 countries.

•
Innovation and a consumer-centric focus – Coach listens to its consumer through rigorous consumer research and strong consumer orientation. Coach works to anticipate the consumer’s changing needs by keeping the product assortment fresh and relevant.

We believe that these differentiating elements have enabled the Company to offer a unique proposition to the marketplace. We hold the number one position within the U.S. premium handbag and accessories market and the number two position within the Japanese imported luxury handbag and accessories market.

STRATEGIES

In order to sustain growth within our global framework, we continue to focus on two key growth strategies increased global distribution, with an emphasis on North America and China, and improved store sales productivity. To that end, we are focused on five key initiatives:

•
Build market share in North America’s growing accessories market in part by expanding our North American retail store base by opening stores in new markets and adding stores in under-penetrated existing markets – We believe that North America can support about 500 retail stores in total, including up to 30 in Canada. We expect to open about 15 net new retail stores and 25 factory outlets in fiscal 2012. The pace of our future retail store openings will depend upon the economic environment and will reflect opportunities in the marketplace. In addition, as part of our culture of innovation and continuous improvement, we have implemented a number of initiatives to accelerate the level of distinctive newness, elevate our product offering and enhance the in-store experience. These initiatives will enable us to maximize productivity and continue to leverage our leadership position in the market.

•
Raise brand awareness and build market share in markets in which Coach is under-penetrated, most notably in Asia, where China is our largest geographic growth opportunity, given the size of the market, its rate of growth, and our increasing brand awareness – We currently plan to open about 30 new locations in China during fiscal 2012, with the majority in mainland China. Outside of Asia, we are developing the brand opportunity as we expand into Europe and South America.

•
Focus on the Men’s opportunity for the brand, notably in North America and Asia, while drawing on our long heritage in the category – We have implemented a number of initiatives to elevate our Men’s product offering through image-enhancing and accessible locations. We are leveraging the Men’s opportunity by opening new locations, notably in factory, and as a productivity driver with a broadened assortment, dual-gender stores and shop-in-shop store executions.

•
Continue to expand market share with the Japanese consumer, driving growth in Japan primarily by opening new retail locations – We believe that Japan can support about 180 retail locations in total. We currently plan to open approximately 15 net new locations, most notably Men’s, during fiscal 2012.

 SUMMARY

•
Raise brand awareness and maximize e-commerce sales through our digital strategy, coach.com, our global e-commerce sites, marketing sites and social networking – The Company utilizes and continues to explore implementing new technologies such as our global web presence, with 17 informational websites in 18 countries with e-commerce enabled in the United States, Canada and Japan, social networking and blogs as cost-effective consumer communication opportunities to increase on-line and store sales.

We believe the growth strategies outlined above will allow us to deliver long-term superior returns on our investments and drive increased cash flows from operating activities. Although the current macroeconomic environment has improved, consumers, notably in North America and Japan, remain cautious. The Company believes long-term growth can still be achieved through a combination of expanded distribution with an emphasis on Asia, along with a focus on innovation to support productivity and disciplined expense control. Our multi-channel distribution model is diversified and includes substantial international and factory businesses, which complement our full-price U.S. business. With an essentially debt-free balance sheet and significant cash position, we believe we are well positioned to manage our business to take advantage of profitable growth opportunities while returning cash to shareholders through common stock repurchases and dividends.

SECONDARY LISTING OF DEPOSITARY RECEIPTS BY WAY OF INTRODUCTION

Our Common Stock is presently listed on the New York Stock Exchange. We are seeking the admission of the Depositary Receipts to secondary listing on the main board of the Hong Kong Stock Exchange by way of introduction, which does not require the approval of the holders of our Common Stock. For further details, see the section in this listing document headed “Listing, Terms of Depositary Receipts and the Deposit Agreement, Registration, Dealings and Settlement.”

The purpose of seeking the Introduction is to:

•	offer a security of Coach that is accessible to Asian investors, expanding our investor base;

•	offer investors the prospect of trading in our securities in the Asian as well as the North American timezones, consolidating our position as a major global company;

•	demonstrate Coach’s commitment to, and focus on, Asia; and

•	raise Coach’s profile with Asian customers and investors.

The key rationales for us to seek listing of the Depositary Receipts instead of shares of Common Stock are:

•
we believe that the conversion between the Depositary Receipts and shares of Common Stock traded on a foreign exchange is in general administratively faster and less costly than moving shares of Common Stock from the overseas share register to the share register in Hong Kong and vice versa; and

•
we could delegate the daily administrative role with respect to the Depositary Receipts to the HDR Registrar who will keep the register of holders of the Depositary Receipts in Hong Kong and carry out other administrative functions as required under Chapter 19B of the SEHK Listing Rules.

The grant of the admission of the Depositary Receipts to secondary listing on the main board of the Hong Kong Stock Exchange will be conditional on us maintaining the primary listing of our Common Stock on the NYSE.

 SUMMARY

We are primarily governed by laws of the United States and are principally subject to the corporate laws of the State of Maryland in the United States. The laws and regulations of the United States and the corporate laws of Maryland differ in a number of respects from comparable laws and regulations in Hong Kong. Please see further details in the section in this listing document headed “Waivers” and Appendix III of this listing document. There are certain differences between the stockholder protection regimes in Maryland and Hong Kong.

We have obtained a ruling from the SFC that we will not be regarded as a public company in Hong Kong for the purposes of the Takeovers Code and the Share Repurchases Code and hence, those codes will not apply to the Company. We have also obtained a partial exemption from the SFC in respect of the disclosure of interest provisions set out in the SFO. In addition, we have applied for, and been granted, waivers or exemptions by the Hong Kong Stock Exchange from certain requirements under the SEHK Listing Rules. Neither our stockholders nor the holders of the Depositary Receipts will have the benefit of those Hong Kong laws, regulations and SEHK Listing Rules for which we have applied, and been granted, waivers or exemptions by the Hong Kong Stock Exchange and the SFC.

Additionally, if any of those waivers were to be revoked in circumstances including our noncompliance with applicable undertakings for any reason, additional legal and compliance obligations might be costly and time consuming, and might result in issues of inter-jurisdictional compliance, which could adversely affect us and holders of the Depositary Receipts.

As the SFC does not have extra-territorial jurisdiction on any of its powers of investigation and enforcement, it will also have to rely on the regulatory regimes of the SEC to enforce any corporate governance breaches committed by us in the United States. Investors should be aware that it could be difficult to enforce any judgment obtained outside the United States against us or any of our associates.

CONVERSION RATE OF THE DEPOSITARY RECEIPTS TO COMMON STOCK AND THE LIQUIDITY ARRANGEMENTS

Each Depositary Receipt will be issued against one HDS deposited for the account of the HDR Depositary. Each HDS will represent an ownership interest in one-tenth of one share of Common Stock, which will each be deposited with the Custodian, as agent of the HDR Depositary.

Throughout the Designated Period, the Designated Dealer will seek to undertake certain trading activities in the Depositary Receipts to provide liquidity to meet demand for Depositary Receipts in the period immediately following the Introduction. The Designated Dealer will enter into stock borrowing arrangements to borrow Common Stock from certain existing Coach stockholders. Upon the Introduction and during the Designated Period, the Designated Dealer will seek to issue Depositary Receipts based upon such inventory and any additional Common Stock which the Designated Dealer may borrow or purchase from the NYSE during the Designated Period to meet the liquidity demand for Depositary Receipts in the Hong Kong market if supply from other market sources proves to be insufficient to maintain an orderly market. To close out the borrowed positions, the Designated Dealer may purchase Common Stock or remove back to the United States any unutilized Common Stock and transfer such Common Stock to the lending Coach stockholders. If necessary, the Designated Dealer may repeat such process as appropriate to meet demand for Depositary Receipts in the Hong Kong market during the Designated Period. Further details of these liquidity activities are set out in the section headed “Listing, Terms of Depositary Receipts and the Deposit Agreement, Registration, Dealings and Settlement – Liquidity Arrangements” in this listing document.

 SUMMARY

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following summary applies to a “non-U.S. holder” (as defined in the section headed “Certain U.S. Federal Income and Estate Tax Considerations” in Appendix III of this listing document) of the Depositary Receipts and the Common Stock underlying the Depositary Receipts (the “Underlying Shares”) that does not have certain enumerated connections with the United States (which are described below in the section headed “Certain U.S. Federal Income and Estate Tax Considerations” in Appendix III of this listing document). This summary is based on current U.S. federal income and estate tax laws and is not intended to be, and should not be construed as, legal or tax advice to any prospective investor.

A more detailed summary of certain U.S. federal income and estate tax considerations relating to the ownership and disposition of the Depositary Receipts and the Common Stock underlying the Depositary Receipts by a non-U.S. holder is set out in the section headed “Certain U.S. Federal Income and Estate Tax Considerations” in Appendix III of this listing document.

PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) THIS SUMMARY IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS SUMMARY WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE DEPOSITARY RECEIPTS PURSUANT TO THIS LISTING DOCUMENT, AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

Dividends

Dividends paid with respect to the Depositary Receipts or Underlying Shares will be treated as U.S. source dividends for U.S. federal income tax purposes. U.S. federal income tax will be withheld at a 30% rate from the gross amount of all dividends paid on the Depositary Receipts or Underlying Shares to all non-U.S. holders. It should be noted that this 30% withholding tax rate will apply to non-U.S. holders that are otherwise eligible for a reduced rate of withholding of U.S. federal income tax on such dividends under the provisions of an applicable income tax treaty in effect between the United States and another country. This is because there will not be a mechanism available through the trading, settlement and security transferring facilities in Hong Kong for such non-U.S. holders to provide to the applicable withholding agent the certifications required by applicable U.S. Treasury regulations to receive the benefit of the lower applicable treaty withholding tax rate with respect to U.S. source dividends. In addition, for the same reason, it is expected that there will not be a mechanism available for such non-U.S. holders to obtain the documentation required to make a claim with the U.S. Internal Revenue Service for a refund or credit of U.S. federal income tax withheld from such dividends at a rate in excess of the applicable treaty withholding tax rate. Also, non-U.S. holders should be aware that the United States has not entered into an income tax treaty with Hong Kong and certain other countries (e.g., Singapore). Prospective investors are urged to consult their own tax advisors regarding the application to them of the rules governing the withholding of U.S. federal income tax, and the rules governing the making of a claim with the U.S. Internal Revenue Service for a refund or credit of any excess U.S. federal income tax withheld, from such dividends paid to them.

 SUMMARY

Gain on Disposition of the Depositary Receipts or Underlying Shares

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a disposition of the Depositary Receipts or Underlying Shares unless we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the Depositary Receipts or Underlying Shares. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

Federal Estate Tax

Depositary Receipts or Underlying Shares that are owned or treated as owned by a non-resident individual (as defined in the section headed “Certain U.S. Federal Income and Estate Tax Considerations” in Appendix III of this listing document) at the time of death will be included in the non-resident individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax. In this regard, non-resident individuals should be aware that the United States has not entered into an estate tax treaty or other treaty applicable to estate tax with Hong Kong and certain other countries (e.g., Singapore). In general, the U.S. federal estate tax is assessed at graduated rates of up to 35% and the estate of a non-resident individual generally is entitled to a credit against the U.S. federal estate tax of US$13,000.

SELECTED FINANCIAL DATA

The selected historical financial data presented below as of and for each of the fiscal years in the three-year period ended July 2, 2011 (audited) and as of and for each of the quarters ended October 1, 2011 (unaudited) and October 2, 2010 (unaudited) have been derived from Coach’s consolidated and condensed consolidated financial statements. The financial data should be read in conjunction with “Financial Information,” the consolidated financial statements and notes thereto included in Appendices IA and IB to this listing document, the condensed consolidated financial statements and notes thereto included in Appendix II to this listing document, and the other financial data included elsewhere herein.

 SUMMARY

	Quarter Ended		Fiscal Year Ended(1)
	October 1,	October 2,	July 2,	July 3,	June 27,
	2011	2010	2011(2)	2010	2009(2)
	(unaudited)
	(dollars and shares in thousands, except
	per share and operating store data)
Consolidated Statements of Income:
Net sales(3)	$1,050,359	$911,669	$4,158,507	$3,607,636	$3,230,468
Gross profit	764,653	676,171	3,023,541	2,633,691	2,322,610
Selling, general and administrative expenses	442,687	390,511	1,718,617	1,483,520	1,350,697
Operating income	321,966	285,660	1,304,924	1,150,171	971,913
Interest income, net(4)	114	248	1,031	7,961	10,779
Income from continuing operations	214,983	188,876	880,800	734,940	623,369

Income from continuing operations:
Per basic share	$0.74	$0.64	$2.99	$2.36	$1.93
Per diluted share	0.73	0.63	2.92	2.33	1.91

Weighted-average basic shares outstanding	289,778	296,304	294,877	311,413	323,714
Weighted-average diluted shares outstanding	296,068	301,249	301,558	315,848	325,620

Dividends declared per common share(5)	$0.225	$0.150	$0.675	$0.375	$0.075

Consolidated Percentage of Net Sales Data:
Gross margin	72.8%	74.2%	72.7%	73.0%	71.9%
Selling, general and administrative expenses	42.1%	42.8%	41.3%	41.1%	41.8%
Operating margin	30.7%	31.3%	31.4%	31.9%	30.1%
Income from continuing operations	20.5%	20.7%	21.2%	20.4%	19.3%

 SUMMARY

	Quarter Ended		Fiscal Year Ended(1)
	October 1,	October 2,	July 2,	July 3,	June 27,
	2011	2010	2011	2010	2009
	(unaudited)
	(dollars and shares in thousands, except
	per share and operating store data)
Consolidated Balance Sheet Data
(at period end):
Working capital	$1,057,775	$855,599	$859,371	$773,605	$936,757
Total assets	2,878,078	2,609,830	2,635,116	2,467,115	2,564,336
Cash, cash equivalents and investments	857,553	717,930	712,754	702,398	806,362
Inventory	519,586	458,920	421,831	363,285	326,148
Long-term debt	23,264	24,064	23,360	24,159	25,072
Stockholders’ equity	1,816,503	1,582,673	1,612,569	1,505,293	1,696,042

Coach Operated Store Data (at period end):(6)
North American retail stores	345	345	345	342	330
North American factory stores	152	128	143	121	111
Coach Japan locations	171	163	169	161	155
Coach China locations	71	49	66	41	28
Coach Singapore locations	6	–	–	–	–

Total stores open	745	685	723	665	624

North American retail stores	934,161	939,290	936,277	929,580	893,037
North American factory stores	689,215	579,033	649,094	548,797	477,724
Coach Japan locations	309,283	299,105	303,925	293,441	280,428
Coach China locations	140,065	93,748	127,550	78,887	52,671
Coach Singapore locations	11,768	–	–	–	–

Total store square footage	2,084,492	1,911,176	2,016,846	1,850,705	1,703,860
Average store square footage:
North American retail stores	2,708	2,723	2,714	2,718	2,706
North American factory stores	4,534	4,524	4,539	4,536	4,304
Coach Japan locations	1,809	1,835	1,798	1,823	1,809
Coach China locations	1,973	1,913	1,933	1,924	1,881
Coach Singapore locations	1,961	–	–	–	–

(1)	Coach’s fiscal year ends on the Saturday closest to June 30. Fiscal 2012 is a 52-week year. Fiscal 2011 and 2009 were each 52-week years. Fiscal 2010 was a 53-week year.

(2)	During fiscal 2011 and fiscal 2009, the Company recorded certain items which affect the comparability of our results.

In fiscal 2011, the Company decreased the provision for income taxes by $15.5 million, primarily as a result of a favorable settlement of a multi-year tax return examination. The Company used the net income favorability to contribute $20.9 million to the Coach Foundation and 400 million yen or $4.8 million to the Japanese Red Cross Society.

In fiscal 2009, the Company recorded a charge of $13.4 million related to cost savings initiatives, and decreased the provision for income taxes by $18.8 million primarily as a result of a favorable settlement of a multi-year tax return examination and other tax accounting adjustments. The Company used the net income favorability of the tax settlement to contribute $15.0 million to the Coach Foundation.

 SUMMARY

The following tables reconcile the as reported results to such results excluding these items. For further information about these items, see “Financial Information”, including the discussion on non-GAAP measures under “Financial Information – Fiscal 2011 and Fiscal 2009 Items Affecting Comparability of Our Financial Results – Non-GAAP Measures”.

	Fiscal 2011
			Income from Continuing Operations
		Operating		Per Diluted
	SG&A	Income	Amount	Share
As Reported:	$1,718,617	$1,304,924	$880,800	$2.92
Excluding items affecting comparability	(25,678)	25,678	0	0.00
Adjusted:	$1,692,939	$1,330,602	$880,800	$2.92

	Fiscal 2009
			Income from Continuing Operations
		Operating		Per Diluted
	SG&A	Income	Amount	Share
As Reported:	$1,350,697	$971,913	$623,369	$1.91
Excluding items affecting comparability	(28,365)	28,365	(1,241)	0.00
Adjusted:	$1,322,332	$1,000,278	$622,128	$1.91

(3)	The following table shows the percent of net sales that each product category represented:

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
Handbags	63%	63%	62%
Accessories	27	28	29
All other products	10	9	9
Total	100%	100%	100%

The following table shows the percent of net sales that each geographic area represented:

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
United States	69.6%	70.3%	71.8%
Japan	18.2	20.0	20.7
Other International(a)	12.2	9.7	7.5
Total	100.0%	100.0%	100.0%

(a)	Other International sales reflect shipments to third-party distributors, primarily in East Asia, and sales from Coach operated stores in Hong Kong, Macau, mainland China and Canada.

 SUMMARY

The following table shows the percent of net sales that each operating segment represented:

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
Direct-to-Consumer	87.1%	87.5%	84.4%
Indirect	12.9	12.5	15.6
Total	100.0%	100.0%	100.0%

(4)
During fiscal 2011, the Company changed its method of accounting for the classification of interest and penalties related to uncertain tax positions to include such amounts as a component of the Provision for income taxes. They had previously been classified within Interest income, net. Previously reported amounts for fiscal years 2010 and 2009 have been restated to reflect this change. See the footnotes on Change in Accounting Principle in the consolidated financial statements included in Appendices IA and IB to this listing document.

(5)
During the fourth quarter of fiscal 2009, the Company initiated a cash dividend at an annual rate of $0.30 per share. During the fourth quarter of fiscal 2010, the Company increased the cash dividend to an annual rate of $0.60 per share. During the fourth quarter of fiscal 2011, the Company increased the cash dividend to an expected annual rate of $0.90 per share.

(6)
During fiscal 2009, the Company acquired its domestic retail businesses in mainland China, Hong Kong and Macau from its former distributor, the ImagineX group. Prior to the acquisitions, these locations were operated by the ImagineX group. On July 3, 2011, the Company acquired its domestic retail business in Singapore from its former distributor, Valiram Group. Prior to the acquisition, this location was operated by Valiram Group. See the Acquisitions note presented in the Notes to the consolidated financial statements included in Appendices IA and IB to this listing document.

DIVIDEND INFORMATION

In April 2009, Coach declared a dividend for the first time. In fiscal 2010, a dividend of $0.075 per share was paid on June 29, 2009, September 28, 2009, December 28, 2009 and March 29, 2010. In April 2010, Coach’s Board voted to increase the Company’s cash dividend to an expected annual rate of $0.60 per share starting with the dividend paid on July 6, 2010. In fiscal 2011, a dividend of $0.15 per share was paid on July 6, 2010, October 4, 2010, January 3, 2011 and April 4, 2011. During the fourth quarter of fiscal 2011, the Company increased the cash dividend to an expected annual rate of $0.90 per share, with the first quarterly cash dividend of $0.225 per common share paid on July 5, 2011 to stockholders of record as of the close of business on June 6, 2011. On August 17, 2011, the Company declared a quarterly cash dividend of $0.225 per common share, paid on October 3, 2011 to stockholders of record as of the close of business on September 6, 2011. On November 17, 2011, the Company declared a quarterly cash dividend of $0.225 per common share, payable on January 3, 2012 to stockholders of record as of the close of business on December 5, 2011. The holders of Depositary Receipts will be entitled to such dividend at the rate of $0.225 for each ten Depositary Receipts held, provided that they acquire the Depositary Receipts on December 1, 2011, as the ex-dividend date for the Depositary Receipts is December 2, 2011. Holders of Depositary Receipts purchased on or after December 2, 2011 will not be entitled to such dividend. The HDR Depositary will effect payment of such dividend to holders of Depositary Receipts entitled thereto as soon as practicable, which is currently expected to be after January 3, 2012 but no later than January 17, 2012. Any future determination to pay cash dividends will be at the discretion of Coach’s Board and will be dependent upon Coach’s financial condition, operating results, capital requirements and such other factors as the Board deems relevant.

RISK FACTORS

Risks relating to Our Business

•	The current economic conditions could materially adversely affect our financial condition, results of operations and consumer purchases of luxury items.

 SUMMARY

•	The growth of our business depends on the successful execution of our growth strategies, including our efforts to expand internationally.

•	Significant competition in our industry could adversely affect our business.

•	We face risks associated with operating in international markets.

•	Failure to adequately protect our intellectual property and curb the sale of counterfeit merchandise could injure our brand and negatively affect sales.

•	Our business is subject to the risks inherent in global sourcing activities.

•	Our business is subject to increased costs due to excess inventories if we misjudge the demand for our products.

•	Our Indirect segment could suffer as a result of consolidations, liquidations, restructuring and other ownership changes in the retail industry.

•	Our operating results are subject to seasonal and quarterly fluctuations, which could adversely affect the market price of our Common Stock and/or Depositary Receipts.

•	If we are unable to pay quarterly dividends at intended levels, our reputation and the price of our Common Stock and/or Depositary Receipts may be harmed.

•	Fluctuations in our tax obligations and effective tax rate may result in volatility of our operating results and the price of our Common Stock and/or Depositary Receipts.

•	Provisions in Coach’s charter, bylaws and Maryland law may delay or prevent an acquisition of Coach by a third party.

Risks relating to the Introduction, the Secondary Listing and the Depositary Receipts

•
An active trading market for the Depositary Receipts on the Hong Kong Stock Exchange might not develop or be sustained, their trading prices might fluctuate significantly and the effectiveness of the liquidity arrangements might be limited.

•	The characteristics of the US capital markets and the Hong Kong capital markets are different.

•
We are a corporation incorporated in the State of Maryland in the United States and our corporate governance practices are principally governed by United States federal and Maryland state laws and regulations.

•
Depositary Receipt holders are not stockholders of the Company and must rely on the HDR Depositary to exercise on their behalf the rights that are otherwise available to the stockholders of the Company.

•	Holders of Depositary Receipts will experience dilution in their indirect interest in the Company in the event of an equity offering which is not extended to them.

•
Holders of Depositary Receipts will be reliant upon the performance of several service providers. Any breach of those service providers of their contractual obligations could have adverse consequences for an investment in Depositary Receipts.

•	Withdrawals and exchanges of Depositary Receipts into Common Stock traded on the NYSE might adversely affect the liquidity of the Depositary Receipts.

 SUMMARY

•
The time required for Depositary Receipts to be exchanged into Common Stock (and vice versa) might be longer than expected and investors might not be able to settle or effect any sales of their securities during this period.

•	Investors are subject to exchange rate risk between Hong Kong dollars and U.S. dollars.

Information in this listing document regarding future plans reflects current intentions, but is subject to change and should be considered accordingly. Coach assumes no obligation to update or revise any such information on future plans or other forward-looking statements, which speak only as of their date, even if experience, future events or changes make it clear that any projected financial or operating results will not be realized. See the section in this listing document headed “Forward-looking Statements.”

 DEFINITIONS

In this listing document, unless the context otherwise requires, the following expressions shall have the following meanings.

“associate(s)”	unless the context requires otherwise, has the meaning set out in the SEHK Listing Rules

“Board of Directors” or “Board”	the board of directors of the Company

“Business Day”	any day (other than a Saturday, Sunday or public holiday) on which banks in Hong Kong are generally open for normal banking business

“CCASS”	the Central Clearing and Settlement System established and operated by HKSCC

“CCASS Clearing Participant”	a person admitted to participate in CCASS as a direct clearing or a general clearing participant

“CCASS Custodian Participant”	a person admitted to participate in CCASS as a custodian participant

“CCASS Investor Participant”	a person admitted to participate in CCASS as an investor participant who may be an individual or joint individuals or a corporation

“CCASS Participant”	a CCASS Clearing Participant, a CCASS Custodian Participant or a CCASS Investor Participant

“CCASS Rules”	General Rules of CCASS and CCASS Operational Procedure as amended, supplemented or otherwise modified from time to time

“China” or “PRC”	the People’s Republic of China, excluding, for the purpose of this listing document only, Hong Kong, Macau and Taiwan, unless otherwise specified

“Coach,” the “Company,” “we,” “us” or “our”	Coach, Inc., including consolidated subsidiaries, except where the context otherwise requires

“Coach Canada”	Coach retail businesses in Canada

“Coach China”	Coach retail businesses in Hong Kong, Macau and mainland China

“Coach Japan”	Coach retail businesses in Japan

 DEFINITIONS

“Coach Shanghai”	Coach retail businesses in Shanghai

“Code”	U.S. Internal Revenue Code of 1986, as amended

“Common Stock”	the shares of common stock, par value $0.01 per share, of the Company

“Companies Ordinance”	the Companies Ordinance, Chapter 32 of the Laws of Hong Kong as amended, supplemented or otherwise modified from time to time

“Continuous Trading Period”
the trading hours specified in the trading rules of the Hong Kong Stock Exchange consisting of the morning session from 9:30 a.m. to 12:00 p.m., the extended morning session from 12:00 p.m. to 1:30 p.m., and the afternoon session from 1:30 p.m. to 4:00 p.m.

“Custodian”	JPMorgan Chase Bank, N.A., who has been nominated by the HDR Depositary to hold the HDSs, or any successor appointee from time to time

“Deed Poll”	the deed poll executed by the Company and the HDR Depositary on November 24, 2011 in favor of the holders of the Depositary Receipts

“Deposit Agreement”	the deposit agreement executed by the Company and the HDR Depositary on November 24, 2011

“Depositary Receipts”	the depositary receipts to be the subject of the Introduction

“Designated Dealer”	J.P. Morgan Broking (Hong Kong) Ltd. and its affiliates

“Designated Period”	the period of one month from the date of commencement of trading in the Depositary Receipts on the Hong Kong Stock Exchange

“Director”	a director, being a member of the Board of Directors, of the Company

“Exchange Act”	U.S. Securities Exchange Act of 1934, as amended

“Fiscal 2008”	the 52-week period ended June 28, 2008

“Fiscal 2009”	the 52-week period ended June 27, 2009

“Fiscal 2010”	the 53-week period ended July 3, 2010

“Fiscal 2011”	the 52-week period ended July 2, 2011

 DEFINITIONS

“Fiscal 2012”	the 52-week period ending June 30, 2012

“Fiscal 2013”	the 52-week period ending June 29, 2013

“HDR Depositary”	JPMorgan Chase Bank, N.A., in its capacity as depositary for the Depositary Receipts, or any successor appointee in that capacity from time to time

“HDR Register”	the register of holders of Depositary Receipts maintained in Hong Kong by the HDR Registrar

“HDR Registrar”	Computershare Hong Kong Investor Services Limited or any successor appointee from time to time

“HDSs”	Hong Kong depositary shares, representing shares of the Company’s Common Stock deposited with the Custodian for the account of the HDR Depositary

“HKFRS”
Hong Kong Financial Reporting Standards, comprising standards and interpretations issued by the Hong Kong Institute of Certified Public Accountants, including Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards, and Interpretations

“HKSCC”	Hong Kong Securities Clearing Company Limited

“HKSCC Nominees”	HKSCC Nominees Limited, a wholly-owned subsidiary of HKSCC

“HK$,” “HK dollars” or	Hong Kong dollars, the lawful currency of Hong Kong
“Hong Kong dollars”

“Hong Kong”	the Hong Kong Special Administrative Region of China

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“IFRS”	International Financial Reporting Standards

“Introduction”	the admission of the Depositary Receipts to secondary listing, and trading, on the main board of the Hong Kong Stock Exchange, pursuant to the SEHK Listing Rules

“Lead Outside Director”	the Director that presides over the meetings of the non-employee Directors without management present

“Listing Date”	the date, expected to be on or about December 1, 2011, on which the Introduction is expected to take place

“MGCL”	the Maryland General Corporation Law

 DEFINITIONS

“NYSE”	the New York Stock Exchange

“RSUs”	Restricted Stock Units

“Sarbanes-Oxley Act”	the United States Public Company Accounting Reform and Investor Protection Act of 2002, as amended

“SEC”	the United States Securities and Exchange Commission

“Securities Act”	the United States Securities Act of 1933, as amended

“SEHK Listing Committee”	the Listing Committee of the Hong Kong Stock Exchange

“SEHK Listing Rules”	the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange, as amended, supplemented or otherwise modified from time to time

“SFC”	the Securities and Futures Commission of Hong Kong

“SFO”	the Securities and Futures Ordinance, Chapter 571 of the Laws of Hong Kong, as amended, supplemented or otherwise modified from time to time

“Share Repurchases Code”	the Share Repurchases Code issued by the SFC, as amended, supplemented or otherwise modified from time to time

“Sponsor”
J.P. Morgan Securities (Asia Pacific) Limited, which is licensed to conduct Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 7 (providing automated trading services) regulated activities under the SFO, and is a restricted licensed bank under the Hong Kong Banking Ordinance, Chapter 155 of the Laws of Hong Kong

“Sponsor Agreement”	the sponsor agreement between the Sponsor and the Company dated November 24, 2011 relating to the engagement of the Sponsor by the Company in connection with the Introduction

“Takeovers Code”	the Code on Takeovers and Mergers issued by the SFC, as amended, supplemented or modified from time to time

“US,” “U.S.” or “United States”	United States of America

“US$,” “U.S. dollars,” “$” or “dollars”	United States dollars, the lawful currency for the time being of the United States

“US GAAP”, “U.S. GAAP” or “GAAP”	United States generally accepted accounting principles

FORWARD-LOOKING STATEMENTS

This listing document contains certain “forward-looking statements,” based on current expectations, that involve risks and uncertainties that could cause our actual results to differ materially from our management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “are positioned to,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” “plan,” “potential,” the negative of these terms or comparable terms. Future results will vary from historical results and historical growth is not indicative of future trends, which will depend upon a number of factors, including but not limited to:

(i)	the successful execution of our growth strategies;

(ii)	the effect of existing and new competition in the marketplace;

(iii)	our exposure to international risks, including currency fluctuations;

(iv)	changes in economic or political conditions in the markets where we sell or source our products;

(v)	our ability to successfully anticipate consumer preferences for accessories and fashion trends;

(vi)	our ability to control costs;

(vii)	the effect of seasonal and quarterly fluctuations in our sales on our operating results;

(viii)	our ability to protect against infringement of our trademarks and other proprietary rights; and

(ix)	such other risk factors as set forth in this listing document.

Coach assumes no obligation to update or revise any such forward-looking statements, which speak only as of their date, even if experience, future events or changes make it clear that any projected financial or operating results will not be realized.

RISK FACTORS

Holding the Depositary Receipts is subject to a number of risks. You should consider carefully all of the information set forth in this listing document and, in particular, the following risk factors associated with the business of Coach and forward-looking information in this document. Please also see “Forward-Looking Statements” in this listing document. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also have an adverse effect on us. If any of the risks below actually occur, our business, results of operations, cash flows or financial condition could suffer and cause the market price of the Common Stock and/or the Depository Receipts representing them to fall.

RISKS RELATING TO OUR BUSINESS

The current economic conditions could materially adversely affect our financial condition, results of operations and consumer purchases of luxury items.

The current uncertain global economic conditions are having a significant negative impact on businesses around the world. Our results can be impacted by a number of macroeconomic factors, including but not limited to consumer confidence and spending levels, unemployment, consumer credit availability, raw materials costs, fuel and energy costs, global factory production, commercial real estate market conditions, credit market conditions and the level of customer traffic in malls and shopping centers.

Demand for our products, and consumer spending in the premium handbag and accessories market generally, is significantly impacted by trends in consumer confidence, general business conditions, interest rates, the availability of consumer credit, and taxation. Consumer purchases of discretionary luxury items, such as Coach products, tend to decline during recessionary periods, when disposable income is lower. The general economic conditions in the economy may continue to affect consumer purchases of our products for the foreseeable future and adversely impact our results of operations.

The growth of our business depends on the successful execution of our growth strategies, including our efforts to expand internationally.

Our growth depends on the continued success of existing products, as well as the successful design and introduction of new products. Our ability to create new products and to sustain existing products is affected by whether we can successfully anticipate and respond to consumer preferences and fashion trends. The failure to develop and launch successful new products could hinder the growth of our business. Also, any delay in the development or launch of a new product could result in our not being the first to market, which could compromise our competitive position.

Additionally, our current growth strategy includes plans to expand in a number of international regions, including Asia and Europe. We currently plan to open additional Coach stores in China, and we have entered into strategic agreements with various partners to expand our operations in Europe and to take control of certain of our retail operations in the Asia-Pacific region. We do not yet have significant experience operating in these countries, and in many of them we face established competitors. Many of these countries have different operational characteristics, including but not limited to employment and labor, transportation, logistics, real estate, and local reporting or legal requirements.

RISK FACTORS

Furthermore, consumer demand and behavior, as well as tastes and purchasing trends may differ in these countries, and as a result, sales of our product may not be successful, or the margins on those sales may not be in line with those we currently anticipate. In many of these countries, there is significant competition to attract and retain experienced and talented employees. If our international expansion plans are unsuccessful, our financial results could be materially adversely affected.

Significant competition in our industry could adversely affect our business.

We face intense competition in the product lines and markets in which we operate. Our competitors are European and American luxury brands as well as private label retailers, including some of Coach’s wholesale customers. There is a risk that our competitors may develop new products that are more popular with our customers. We may be unable to anticipate the timing and scale of such product introductions by competitors, which could harm our business. Our ability to compete also depends on the strength of our brand, whether we can attract and retain key talent, and our ability to protect our trademarks and design patents. A failure to compete effectively could adversely affect our growth and profitability.

We face risks associated with operating in international markets.

We operate on a global basis, with approximately 30% of our net sales coming from operations outside the U.S. However, sales to our international wholesale customers are denominated in U.S. dollars. While geographic diversity helps to reduce the Company’s exposure to risks in any one country, we are subject to risks associated with international operations, including, but not limited to:

•
changes in exchange rates for foreign currencies, which may adversely affect the retail prices of our products, result in decreased international consumer demand, or increase our supply costs in those markets, with a corresponding negative impact on our gross margin rates,

•	political or economic instability or changing macroeconomic conditions in our major markets,

•	natural and other disasters in international and other markets such as the recent earthquake and tsunami in Japan, and

•	changes in foreign or domestic legal and regulatory requirements resulting in the imposition of new or more onerous trade restrictions, tariffs, embargoes, exchange or other government controls.

We monitor our foreign currency exposure in Japan and Canada and in order to minimize the impact on earnings of foreign currency rate movements we hedge our subsidiaries’ U.S. dollar-denominated inventory purchases, as well as Coach Japan’s U.S. dollar-denominated intercompany loan. We cannot ensure, however, that these hedges will succeed in offsetting any impact of foreign currency rate movements.

Failure to adequately protect our intellectual property and curb the sale of counterfeit merchandise could injure our brand and negatively affect sales.

We believe our trademarks, copyrights, patents, and other intellectual property rights are extremely important to our success and our competitive position. We devote significant resources to the registration and protection of our trademarks and to anti-counterfeiting efforts worldwide. In spite of our efforts, counterfeiting still occurs and if we are unsuccessful in challenging a third-party’s rights related to trademark, copyright, or patent, it could adversely affect our future sales, financial condition, and results of operation. We are aggressive in pursuing entities involved in the trafficking

RISK FACTORS

and sale of counterfeit merchandise through legal or other appropriate actions. We cannot guarantee that the actions we have taken to curb counterfeiting and protect our intellectual property will be adequate to protect our brand and prevent counterfeiting in the future. Furthermore, our efforts to enforce our intellectual property rights are often met with defenses and counterclaims attacking the validity and enforceability of our intellectual property rights. Unplanned increases in legal fees and other costs associated with defending our intellectual property rights could result in higher operating expenses. Finally, many countries’ laws do not protect intellectual property rights to the same degree as U.S. laws.

Our business is subject to the risks inherent in global sourcing activities.

As a company engaged in sourcing on a global scale, we are subject to the risks inherent in such activities, including, but not limited to:

•	unavailability of or significant fluctuations in the cost of raw materials,

•	compliance with labor laws and other foreign governmental regulations,

•	imposition of additional duties, taxes and other charges on imports or exports,

•	increases in the cost of labor, fuel, travel and transportation,

•	compliance with our Global Business Integrity Program,

•	disruptions or delays in shipments,

•	loss or impairment of key manufacturing sites,

•	inability to engage new independent manufacturers that meet the Company’s cost-effective sourcing model,

•	product quality issues,

•	political unrest, and

•	natural disasters, acts of war or terrorism and other external factors over which we have no control.

While we require our independent manufacturers and suppliers to operate in compliance with applicable laws and regulations, as well as our Global Operating Principles and/or Supplier Selection Guidelines, we do not control these manufacturers or suppliers or their labor or other business practices. Copies of our Global Business Integrity Program, Global Operating Principles and Supplier Selection Guidelines are posted on our website, coach.com. The violation of labor or other laws by an independent manufacturer or supplier, or divergence of an independent manufacturer’s or suppliers’ labor practices from those generally accepted as ethical or appropriate in the U.S., could interrupt or otherwise disrupt the shipment of our products, harm our trademarks or damage our reputation. The occurrence of any of these events could adversely affect our financial condition and results of operations.

While we have business continuity and contingency plans for our sourcing sites, significant disruption of manufacturing for any of the above reasons could interrupt product supply and, if not remedied in a timely manner, could have an adverse impact on our business.

Increases in our costs, such as raw materials, labor or freight could negatively impact our overall profitability. Labor costs at many of our manufacturers have been increasing significantly and, as the middle class in developing countries continues to grow, it is unlikely that such cost pressure will

RISK FACTORS

abate. The cost of transportation has been increasing as well and it is unlikely such cost pressure will abate if oil prices continue to increase. We may not be able to offset such increases in raw materials or labor or transportation costs through pricing measures or other means. These increasing costs of productions could also adversely affect our ability to achieve the gross margin objectives we have established.

Our business is subject to increased costs due to excess inventories if we misjudge the demand for our products.

If Coach misjudges the market for its products it may be faced with significant excess inventories for some products and missed opportunities for other products. In addition, because Coach places orders for products with its manufacturers before it receives wholesale customers’ orders, it could experience higher excess inventories if wholesale customers order fewer products than anticipated. If that occurs, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory, which may negatively impact our business.

Our Indirect segment could suffer as a result of consolidations, liquidations, restructurings and other ownership changes in the retail industry.

Our Indirect segment, consisting of the U.S. Wholesale and Coach International businesses, comprised approximately 13% of total net sales for fiscal 2011. Continued consolidation in the retail industry could further decrease the number of, or concentrate the ownership of, stores that carry our and our licensees’ products. Furthermore, a decision by the controlling owner of a group of stores or any other significant customer, whether motivated by competitive conditions, financial difficulties or otherwise, to decrease or eliminate the amount of merchandise purchased from us or our licensing partners could result in an adverse effect on the sales and profitability within our Indirect segment.

Our operating results are subject to seasonal and quarterly fluctuations, which could adversely affect the market price of our Common Stock and/or Depositary Receipts.

Because Coach products are frequently given as gifts, Coach has historically realized, and expects to continue to realize, higher sales and operating income in the second quarter of its fiscal year, which includes the holiday months of November and December. Poor sales in Coach’s second fiscal quarter would have a material adverse effect on its full year operating results and result in higher inventories. In addition, fluctuations in sales and operating income in any fiscal quarter are affected by the timing of seasonal wholesale shipments and other events affecting retail sales.

If we are unable to pay quarterly dividends at intended levels, our reputation and the price of our Common Stock and/or Depositary Receipts may be harmed.

Our quarterly cash dividend is currently $0.225 per share of Common Stock. The dividend program requires the use of a modest portion of our cash flow. Our ability to pay dividends will depend on our ability to generate sufficient cash flows from operations in the future. This ability may be subject to certain economic, financial, competitive and other factors that are beyond our control. Our Board may, at its discretion, decrease the intended level of dividends or entirely discontinue the payment of dividends at any time. Any failure to pay dividends after we have announced our intention to do so may negatively impact our reputation, investor confidence in us and negatively impact the price of our Common Stock and/or Depositary Receipts.

RISK FACTORS

Fluctuations in our tax obligations and effective tax rate may result in volatility of our operating results and the price of our Common Stock and/or Depositary Receipts.

We are subject to income taxes in many U.S. and certain foreign jurisdictions. We record tax expense based on our estimates of future payments, which includes reserves for uncertain tax positions in multiple tax jurisdictions. At any one time, many tax years are subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. As a result, we expect that throughout the year there could be ongoing variability in our quarterly tax rates as events occur and exposures are evaluated. In addition, our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings or by changes to existing accounting rules or regulations. Further, there is proposed tax legislation that may be enacted in the future, which could negatively impact our current or future tax structure and effective tax rates.

Provisions in Coach’s charter, bylaws and Maryland law may delay or prevent an acquisition of Coach by a third party.

Coach’s charter, bylaws and Maryland law contain provisions that could make it more difficult for a third party to acquire Coach without the consent of Coach’s Board. Coach’s charter permits its Board, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Coach has the authority to issue. In addition, Coach’s Board may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. Although Coach’s Board has no intention to do so at the present time, it could establish a series of preferred stock that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for Coach’s Common Stock and/or Depositary Receipts or otherwise be in the best interest of Coach’s stockholders. See Appendix III – Summary of the Charter and Bylaws, Certain Provisions of Maryland Corporate Law and Certain U.S. Securities and Tax Laws – Provisions Related to Unsolicited Takeovers – Stockholder Rights Plans.

Coach’s bylaws can only be amended by Coach’s Board. Coach’s bylaws also provide that nominations of persons for election to Coach’s Board and the proposal of business to be considered at a stockholders meeting may be made only in the notice of the meeting, by Coach’s Board or by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures of Coach’s bylaws. Also, under Maryland law, business combinations, including certain issuances of equity securities, between Coach and any person who beneficially owns 10% or more of Coach’s Common Stock or an affiliate of such person are prohibited for a five-year period, beginning on the date such person last becomes a 10% stockholder, unless exempted in accordance with the statute. After this period, a combination of this type must be approved by two super-majority stockholder votes, unless certain conditions are met or the business combination is exempted by Coach’s Board.

RISKS RELATING TO THE INTRODUCTION, THE SECONDARY LISTING AND THE DEPOSITARY RECEIPTS

An active trading market for the Depositary Receipts on the Hong Kong Stock Exchange might not develop or be sustained, their trading prices might fluctuate significantly and the effectiveness of the liquidity arrangements might be limited.

Following the completion of the Introduction, we cannot assure you that an active trading market for the Depositary Receipts on the Hong Kong Stock Exchange will develop or be sustained. If an active trading market of the Depositary Receipts on the Hong Kong Stock Exchange does not develop or is

RISK FACTORS

not sustained after the Introduction, the market price and liquidity of the Depositary Receipts could be materially and adversely affected. As a result, the market price for Depositary Receipts in Hong Kong following the completion of the Introduction might not be indicative of the trading prices of Coach’s Common Stock on the NYSE, even allowing for currency differences.

Throughout the Designated Period, the Designated Dealer intends to carry out liquidity arrangements, as set out in the section of this listing document headed “Listing, Terms of Depositary Receipts and the Deposit Agreement, Registration, Dealings and Settlement – Liquidity arrangements.” While such arrangements are expected to contribute towards liquidity to meet demand for Depositary Receipts to avoid a disorderly market in the Depositary Receipts arising from excess demand for Depositary Receipts not fulfilled in Hong Kong upon and during the initial period following the Introduction, investors should be aware that such liquidity arrangements are subject to the Designated Dealer’s ability to obtain sufficient numbers of shares of Common Stock underlying Depositary Receipts to meet demand. There is no guarantee that such liquidity arrangements will attain and/or maintain liquidity in the Depositary Receipts at any particular level on the Hong Kong Stock Exchange, nor is there any assurance that the price of the Depositary Receipts in Hong Kong will not exhibit significant volatility.

The liquidity arrangements do not create any obligation on the Designated Dealer to undertake any stock borrowing, trades or other transactions in the Depositary Receipts. Accordingly, there is no guarantee that during the Designated Period, the price at which the Depositary Receipts are traded on the Hong Kong Stock Exchange will reflect the price at which our Common Stock is traded on the NYSE, or that any particular volume of Depositary Receipts will trade on the Hong Kong Stock Exchange. The liquidity arrangements are not equivalent to price stabilization activities which may be undertaken in connection with an initial public offering. The liquidity arrangements will also terminate and cease to continue beyond the Designated Period. Accordingly, there may be volatility in the Hong Kong market after the Designated Period.

The characteristics of the US capital markets and the Hong Kong capital markets are different.

The NYSE and the Hong Kong Stock Exchange have different trading hours, trading characteristics (including trading volume and liquidity), trading and listing rules, and investor bases (including different levels of retail and institutional participation). As a result of these differences, the trading prices of Common Stock and the Depositary Receipts representing them might not be the same, even allowing for currency differences. Fluctuations in the price of our Common Stock due to circumstances peculiar to its home capital market could materially and adversely affect the price of the Depositary Receipts. Because of the different characteristics of the US and Hong Kong equity markets, the historic market prices of our Common Stock may not be indicative of the performance of our securities (including the Depositary Receipts) after the Introduction.

We are a corporation incorporated in the State of Maryland in the United States and our corporate governance practices are principally governed by United States federal and Maryland state laws and regulations.

We are a corporation incorporated in the State of Maryland in the United States and our Depositary Receipts will be listed on the Hong Kong Stock Exchange. Our corporate governance practices are primarily governed by and subject to United States federal and Maryland laws and regulations. Please see further details in the section of this listing document headed “Appendix III – Summary of the

RISK FACTORS

Charter and Bylaws, Certain Provisions of Maryland Corporate Law and Certain U.S. Securities and Tax Laws.” United States federal and Maryland laws and regulations differ in a number of respects from comparable laws and regulations in Hong Kong. Please see further details in the section in this listing document headed “Waivers” and Appendix III of this listing document. There are certain differences between the stockholder protection regimes in Maryland and the United States and in Hong Kong.

We have obtained a ruling from the SFC that we will not be regarded as a public company in Hong Kong for the purposes of the Takeovers Code and the Share Repurchases Code and hence, these codes will not apply to us. We have also obtained a partial exemption from the SFC in respect of the disclosure of interest provisions set out in the SFO. In addition, we have applied for, and been granted, waivers or exemptions by the Hong Kong Stock Exchange from certain requirements under the SEHK Listing Rules. Neither our stockholders nor the Depositary Receipt holders will have the benefit of those Hong Kong rules, regulations and SEHK Listing Rules for which we have applied, and been granted, waivers or exemptions by the Hong Kong Stock Exchange and SFC.

Additionally, if any of these waivers or exemptions were to be revoked in circumstances including our non-compliance with applicable undertakings for any reason, additional legal and compliance obligations might be costly and time consuming, and might result in issues of interjurisdictional compliance, which could adversely affect us and Depositary Receipt holders.

As the SFC does not have extra-territorial jurisdiction on any of its powers of investigation and enforcement, it will also have to rely on the regulatory regimes of Maryland state authorities and the SEC to enforce any corporate governance breaches committed by us in the U.S. Investors should be aware that it could be difficult to enforce any judgment obtained outside the United States against us or any of our associates.

A summary of certain U.S. federal income and estate tax considerations applicable to a “non-U.S. holder” of our Depositary Receipts and the Common Stock underlying our Depositary Receipts is set out in the section headed “Certain U.S. Federal Income and Estate Tax Considerations” in Appendix III of this listing document. Prospective investors should be aware, among other things, that there are U.S. federal withholding and estate tax implications for Depositary Receipt holders.

Depositary Receipt holders are not stockholders of the Company and must rely on the HDR Depositary to exercise on their behalf the rights that are otherwise available to the stockholders of the Company.

Depositary Receipt holders do not have the rights of stockholders. They only have the contractual rights set forth for their benefit under the Depositary Agreement. Holders of Depositary Receipts are not permitted to vote at stockholders’ meetings, and they may only vote by providing instructions to the HDR Depositary. There is no guarantee that holders of Depositary Receipts will receive voting materials in time to instruct the HDR Depositary to vote and it is possible that holders of Depositary Receipts, or persons who hold their HDSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote, although both we and the HDR Depositary will endeavor to make arrangements to ensure as far as practicable that all holders of Depositary Receipts will be able to vote. As the HDR Depositary or its nominee will be the registered owner of the Common Stock underlying their Depositary Receipts, holders of Depositary Receipts must rely on the HDR Depositary (or its nominee) to exercise rights on their behalf. In addition, holders of Depositary Receipts will also incur charges on any cash distribution made pursuant to the Depositary Agreement

RISK FACTORS

and on transfers of certificated Depositary Receipts. For further details, see the section in this listing document headed “Listing, Terms of Depositary Receipts and the Depositary Agreement, Registration, Dealings and Settlement – Fees and Expenses.”

Holders of Depositary Receipts will experience dilution in their indirect interest in the Company in the event of an equity offering which is not extended to them.

If at any time after the listing of the Depositary Receipts on the Hong Kong Stock Exchange, we decide to undertake an equity offering (that is not a rights or other offering that is extended to Depositary Receipt holders), Depositary Receipt holders may suffer a dilution in their indirect ownership and voting interest in the Common Stock, as compared to their holdings in the Depositary Receipts immediately prior to such an offering.

Holders of Depositary Receipts will be reliant upon the performance of several service providers. Any breach of those service providers of their contractual obligations could have adverse consequences for an investment in Depositary Receipts.

An investment in Depositary Receipts will depend for its continuing viability on the performance of several service providers, including but not limited to the HDR Depositary, the HDR Registrar, the Custodian and any sub-custodian appointed in respect of the underlying Common Stock. A failure by any of those service providers to meet their contractual obligations, whether or not by culpable default, could detract from the continuing viability of the Depositary Receipts as an investment. Coach will not have direct contractual recourse against the Custodian, any sub-custodian or the HDR Registrar; hence the potential for redress in circumstances of default will be limited. However, Coach and the HDR Depositary have executed a deed poll in favor of Depositary Receipt holders in relation to the exercise by them of their rights as Depositary Receipt holders under the Deposit Agreement against the Company or the HDR Depositary. For further details, see the section in this listing document headed “Listing, Terms of Depositary Receipts and the Deposit Agreement, Registration, Dealings and Settlement – The rights accrued to the Depositary Receipt holders pursuant to the Deed Poll.”

Withdrawals and exchanges of Depositary Receipts into Common Stock traded on the NYSE might adversely affect the liquidity of the Depositary Receipts.

Our Common Stock is presently traded on the NYSE. Any Depositary Receipt holder may at any time request that their Depositary Receipts be withdrawn and exchanged into Common Stock for trading on the NYSE. Upon the exchange of Depositary Receipts into Common Stock, the relevant Depositary Receipts will be cancelled. For further details on the procedures for the withdrawal of Depositary Receipts, please see the section in this listing document headed “Listing, Terms of Depositary Receipts and the Deposit Agreement, Registration, Dealings and Settlement – Deposit, withdrawal and cancellation.” In the event that a substantial number of Depositary Receipts are withdrawn and exchanged into Common Stock and subsequently cancelled, the liquidity of the Depositary Receipts on the Hong Kong Stock Exchange might be adversely affected.

The time required for Depositary Receipts to be exchanged into Common Stock (and vice versa) might be longer than expected and investors might not be able to settle or effect any sales of their securities during this period.

There is no direct trading or settlement between the NYSE and the Hong Kong Stock Exchange on which the Common Stock and the Depositary Receipts are respectively traded. In addition, the time differences between Hong Kong and New York and unforeseen market circumstances or other factors

RISK FACTORS

may delay the exchange of Depositary Receipts into Common Stock (and vice versa). Investors will be prevented from settling or effecting the sale of their securities across the various stock exchanges during such periods of delay. In addition, there is no assurance that any exchange of Depositary Receipts into Common Stock (and vice versa) will be completed in accordance with the timelines investors might anticipate.

Investors are subject to exchange rate risk between Hong Kong dollars and U.S. dollars.

The value of an investment in the Depositary Receipts quoted in Hong Kong dollars and the value of dividend payments in respect of the Depositary Receipts could be affected by fluctuations in the U.S. dollar/Hong Kong dollar exchange rate. While the Hong Kong dollar is currently linked to the U.S. dollar using a specified trading band, no assurance can be given that the Hong Kong government will maintain the trading band at its current limits or at all.

PRESENTATION OF FINANCIAL INFORMATION

The consolidated financial statements included in Appendices IA and IB to this listing document and the condensed consolidated financial statements included in Appendix II to this listing document were prepared in accordance with U.S. GAAP, which differ in certain respects from both HKFRS and IFRS.

We use the U.S. dollar as our reporting currency. The functional currency of the Company’s operations outside the United States is generally the applicable local currency. Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the weighted-average exchange rates for the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity.

NOTICE TO INVESTORS

Because of the restrictions described below, purchasers and investors are advised to consult legal counsel prior to making any offer, resale, pledge or other transfer of the Deposit Receipts. It should be noted that these restrictions may be retained indefinitely.  As used herein, the terms “United States,” “U.S. person” and “distributor” have the respective meanings given to them in Regulation S under the Securities Act.

The offering of Depositary Receipts and the HDSs evidenced thereby is being made on an exempt basis to non-U.S. persons outside of the United States.  These securities have not been, and will not be, registered under the Securities Act or with any securities authority of any state or other jurisdiction of the United States, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.  Accordingly, the Depositary Receipts and the HDSs evidenced thereby are being offered hereby only to non-U.S. persons that are outside of the United States in reliance on Regulation S under the Securities Act, and hedging transactions in the securities may not be conducted unless in compliance with the Securities Act.

All purchasers of Deposit Receipts will be deemed to have:

•	represented that they are not U.S. persons and are not acquiring the Deposit Receipts for the account or benefit of any U.S. person;

•
agreed to resell the Deposit Receipts only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and

•	agreed not to engage in hedging transactions with regard to the Deposit Receipts unless in compliance with the Securities Act.

Each stockholder who deposits Common Stock with the Custodian (other than the Designated Dealer) will be required to acknowledge and agree (or if it is a broker-dealer, its customer has confirmed to it that it acknowledges and agrees) that by depositing the Common Stock, the Depositary Receipts and the HDSs evidenced thereby to be issued upon such deposit have not been registered under the Securities Act, or with any securities regulatory authority of any state or other jurisdiction of the United States and may be re-offered, resold, pledged or otherwise transferred only in accordance with the provisions of Regulation S promulgated under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act and in compliance with applicable laws of the states, territories and possessions of the United States governing the offer and sale of securities and further acknowledge that hedging transactions with regard to the Depositary Receipts and HDSs evidenced thereby is not permitted unless in compliance with the Securities Act and agree not to engage in hedging transactions with regard to the Depositary Receipts and HDSs evidenced thereby unless in compliance with the Securities Act.

All stockholders who deposit Common Stock with the Custodian (other than the Designated Dealer) will be required to certify that:

•	they are, or at the time the Common Stock is deposited and at the time the Depositary Receipts are issued will be, (i) the beneficial owner of the Common Stock and of the HDSs evidenced by

NOTICE TO INVESTORS

such Depositary Receipt(s), (ii) not a U.S. person and are not acting for the account or benefit of a U.S. person and they are located outside the United States and acquired, or have agreed to acquire and will have acquired, the HDSs to be issued upon such deposit and evidenced by such Depositary Receipt(s), outside the United States and (iii) not an affiliate (as such term is defined in Regulation C under the Securities Act) of the Company or a person acting on behalf of such an affiliate (as such term is defined in Regulation C under the Securities Act); or

•
if they are a broker-dealer acting on behalf of their customer, their customer has confirmed to such broker-dealer that it is, or at the time the Common Stock is deposited and at the time the Depositary Receipts are issued will be, (i) the beneficial owner of the Common Stock and of the HDSs evidenced by such Depositary Receipt(s), (ii) not a U.S. person and is not acting for the account or benefit of a U.S. person and it is located outside the United States and acquired, or has agreed to acquire and will have acquired, HDSs to be issued upon such deposit and evidenced by such Depositary Receipt(s), outside the United States and (iii) not an affiliate (as such term is defined in Regulation C under the Securities Act) of the Company or a person acting on behalf of such an affiliate (as such term is defined in Regulation C under the Securities Act); or

•
they are, or at the time the Common Stock is deposited will be, the beneficial owner of the Common Stock, and are not (i) a distributor, (ii) an affiliate (as such term is defined in Regulation C under the Securities Act) of the Company or a distributor or (iii) a person acting on behalf of any of the foregoing persons, and they are depositing the Common Stock in the Company’s Depositary Receipt program in connection with a sale of the Company’s Depositary Receipts in an offshore transaction pursuant to Rule 904 of Regulation S under the Securities Act, and they will not be issued any of the Company’s Depositary Receipts in connection with such deposit; or

•
if they are a broker-dealer acting on behalf of their customer, their customer has confirmed to such broker-dealer that it is, or at the time the Common Stock is deposited, will be, the beneficial owner of the Common Stock, and that it is not (i) a distributor, (ii) an affiliate (as such term is defined in Regulation C under the Securities Act) of the Company or a distributor or (iii) a person acting on behalf of any of the foregoing persons, and it is depositing the Common Stock in the Company’s Depositary Receipt program in connection with a sale of the Company’s Depositary Receipts in an offshore transaction pursuant to Rule 904 of Regulation S under the Securities Act, and it will not be issued any of the Company’s Depositary Receipts in connection with such deposit.

Each investor in Depositary Receipts, and the HDSs evidenced thereby, understands that each of the securities will bear a legend substantially to the following effect, unless otherwise agreed by the Company and the HDR Depositary:

NEITHER THIS HDR NOR THE HDSs EVIDENCED HEREBY HAVE BEEN OR WILL BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND MAY NOT BE RE-OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OF, A U.S. PERSON (WITHIN THE MEANING OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT), UNLESS THE SECURITIES ARE

NOTICE TO INVESTORS

REGISTERED UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND HEDGING TRANSACTIONS INVOLVING THE HDRS OR HDSs MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

EACH HOLDER AND BENEFICIAL OWNER, BY ITS ACCEPTANCE OF THIS HDR OR A BENEFICIAL INTEREST IN THE HDSs EVIDENCED HEREBY, AS THE CASE MAY BE, REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS.

It should be noted that no HDSs (evidenced by the Depositary Receipts) in physical certificated form, for so long as they contain the legend above thereon, may be transferred by, or on behalf of, the HDR Depositary without a favorable opinion of counsel or other assurance in the HDR Depositary’s discretion (which may include, among other things, representations from transferor and/or transferee) that the transfer complies with the Securities Act.

Each investor in Depositary Receipts, and the HDSs evidenced thereby, and depositor of Common Stock into the Company’s Depositary Receipt program, by its investment or deposit thereof, will be deemed to have acknowledged, represented and agreed with the Company, the Sponsor, the Depositary and the Designated Dealer, that they and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and that if any of the acknowledgements, representations or agreements deemed to have been made by it are no longer accurate, it shall promptly notify the Company, the Sponsor, the Depositary and the Designated Dealer.  If such investor or depositor is a fiduciary or agent for one or more investor or depositor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account.

INFORMATION ABOUT THIS LISTING DOCUMENT AND THE INTRODUCTION
DIRECTORS’ RESPONSIBILITY FOR THE CONTENTS OF THIS LISTING DOCUMENT

This listing document, for which the Directors collectively and individually accept full responsibility, includes particulars given in compliance with Hong Kong’s Securities and Futures (Stock Market Listing) Rules and the SEHK Listing Rules for the purpose of giving information with regard to the Company. The Directors, having made all reasonable inquiries, confirm that to the best of their knowledge and belief the information contained in this listing document is accurate and complete in all material respects and not misleading or deceptive, and there are no other matters the omission of which would make any statement herein or this listing document misleading.

This listing document is published solely in connection with the Introduction. It may not be used for any other purpose and, in particular, no person is authorized to use or reproduce this listing document or any part thereof in connection with any offering of shares or other securities of the Company. Accordingly, there is no, and will not be any, public offer, solicitation, or invitation by or on behalf of the Company and/or the Sponsor to subscribe for or purchase, any of the Common Stock or the Depositary Receipts in conjunction with the Introduction. Neither this listing document nor any other document or information (or any part thereof) delivered or supplied under or in relation to the Introduction may be used for the purpose of, and the delivery, distribution and availability of this listing document or such other document or information (or any part thereof) does not constitute, any public offer, solicitation or invitation by or on behalf of us and/or the Sponsor, to subscribe for or purchase any of the Common Stock or the Depositary Receipts.

We have not authorized anyone to provide any information or to make any representation not contained in this listing document. You should not rely on any information or representation not contained in this listing document as having been authorized by the Company or the Sponsor or any of their respective directors or any other person involved in the Introduction.

NO CHANGE IN BUSINESS

No change in the business of the Company is contemplated immediately following the Introduction.

APPLICATION FOR SECONDARY LISTING ON THE HONG KONG STOCK EXCHANGE BY WAY OF INTRODUCTION

Coach’s Common Stock is presently listed on the NYSE. Application has been made to the SEHK Listing Committee for granting the admission to secondary listing on the main board of the Hong Kong Stock Exchange of, and permission to deal in, the Depositary Receipts by way of introduction. Each Depositary Receipt will represent an ownership interest in one-tenth of one share of Common Stock. Subject to admission to secondary listing being granted by the SEHK Listing Committee, the Depositary Receipts will be listed and traded on the main board of the Hong Kong Stock Exchange but not on any other stock exchanges. Except in the form of the Depositary Receipts, none of the shares of Common Stock of the Company will be listed and traded on the Hong Kong Stock Exchange.

The grant of admission to secondary listing on the main board of the Hong Kong Stock Exchange of, and permission to deal in, the Depositary Receipts will be conditional on us maintaining the primary listing of our Common Stock on the NYSE.

INFORMATION ABOUT THIS LISTING DOCUMENT AND THE INTRODUCTION

INFORMATION ON THE INTRODUCTION

The Introduction does not involve any offering of new shares of any Common Stock or a public offering of any other securities and no new proceeds will be raised pursuant to the Introduction. In connection with the Introduction, we have entered into a Sponsor Agreement with the Sponsor. The Sponsor Agreement is subject to the fulfillment of certain conditions, including the grant by the Hong Kong Stock Exchange of the listing of and permission to deal in the Depositary Receipts not later than November 30, 2011 or such later date as we and the Sponsor may agree and such listing and permission not subsequently having been revoked prior to the commencement of dealings in the Depositary Receipts on the Hong Kong Stock Exchange. If those conditions are not fulfilled, the Sponsor Agreement will terminate. In addition, under the Sponsor Agreement, either we or the Sponsor may terminate the Sponsor Agreement at any time before 8:00 a.m. on the date on which trading in the Depositary Receipts is to commence on the Hong Kong Stock Exchange, if the other party has committed a material breach of the Sponsor Agreement. If the Sponsor Agreement is so terminated, the Introduction will not proceed.

DEPOSITARY RECEIPTS WILL BE ELIGIBLE FOR ADMISSION INTO CCASS

Subject to the granting of secondary listing of, and permission to deal in, the Depositary Receipts on the Hong Kong Stock Exchange and our compliance with the admission requirements of HKSCC, the Depositary Receipts will be accepted as eligible securities by HKSCC for deposit, clearance and settlement in CCASS with effect from the date of commencement of dealings in the Depositary Receipts on the Hong Kong Stock Exchange or any other date as HKSCC chooses. Settlement of transactions between participants of the Hong Kong Stock Exchange is required to take place in CCASS on the second Business Day after any trading day. All activities under CCASS are subject to the CCASS Rules. All necessary arrangements have been made for the Depositary Receipts to be admitted into CCASS.

COMMENCEMENT OF DEALINGS IN THE DEPOSITARY RECEIPTS

Dealings in the Depositary Receipts on the Hong Kong Stock Exchange are expected to commence at 9:00 a.m. on December 1, 2011, Hong Kong local time. The Depositary Receipts will be traded in board lots of 100 each and will be quoted and traded on the main board of the Hong Kong Stock Exchange in HK dollars.

REGISTRARS OF STOCKHOLDERS AND DEPOSITARY RECEIPT HOLDERS

Our principal share registrar and transfer agent is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572, United States. A register of holders of Depositary Receipts in Hong Kong will be maintained by Computershare Hong Kong Investor Services Limited, our registrar in Hong Kong.

INFORMATION ABOUT THIS LISTING DOCUMENT AND THE INTRODUCTION

PROFESSIONAL TAX ADVICE RECOMMENDED

Dealings in the Depositary Receipts registered on the register of holders of Depositary Receipts in Hong Kong will be subject to Hong Kong stamp duty. Hong Kong stamp duty will be payable by the purchaser on a purchase, and by the seller on a sale, of the Depositary Receipts registered on the register of holders of Depositary Receipts in Hong Kong. The duty is charged at the ad valorem rate of 0.1% of the consideration for, or (if greater) the value of, the Depositary Receipts transferred on each sale and purchase. In other words, a total of 0.2% of stamp duty is normally payable on a sale and purchase of the Depositary Receipts. In addition, any instrument of transfer (if required) will be subject to a flat rate of stamp duty of HK$5. Potential holders of Depositary Receipts are recommended to consult their professional advisers if they are in any doubt as to the taxation implications of holding, and dealing in, the Depositary Receipts. It is emphasized that none of Coach, the Sponsor, any of their respective directors, executive and other officers, employees, agents or advisers or any other person involved in the Introduction accepts responsibility for any tax effects or liabilities of Depositary Receipt holders resulting from the purchase, holding or disposal of Depositary Receipts.

DIRECTORS, EXECUTIVE OFFICERS AND PARTIES INVOLVED IN THE INTRODUCTION
DIRECTORS

Name	Nationality	Position*

Lew Frankfort (Chairman)	American	Chairman, Chief Executive Officer and Director

Susan Kropf	American	Director

Gary Loveman	American	Director

Ivan Menezes	American	Director

Irene Miller	American and Canadian	Director

Michael Murphy	American	Director

Jide Zeitlin	American	Director

*	All Directors, with the exception of the Chairman, are independent as defined under the NYSE regulations and the SEHK Listing Rules.

EXECUTIVE OFFICERS

Name	Titles

Lew Frankfort	Chairman, Chief Executive Officer and Director

Jerry Stritzke	President, Chief Operating Officer

Reed Krakoff	President, Executive Creative Director

Michael Tucci	President, North America Retail

Jane Nielsen	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Todd Kahn	Executive Vice President, General Counsel and Secretary

Sarah Dunn	Executive Vice President, Human Resources

Michael F. Devine, III	Former Executive Vice President, Chief Financial Officer and Chief Accounting Officer

The business address of each of the directors and executive officers listed above is 516 West 34th Street, New York, New York 10001, United States.

DIRECTORS, EXECUTIVE OFFICERS AND PARTIES INVOLVED IN THE INTRODUCTION

PARTIES INVOLVED IN THE INTRODUCTION

Sponsor	J.P. Morgan Securities (Asia Pacific) Limited
28/F Chater House
8 Connaught Road
Central
Hong Kong

HDR Depositary	JPMorgan Chase Bank, N.A.
Depositary Receipts Group
1 Chase Manhattan Plaza, Floor 58
New York, New York 10005-1401
United States

Hong Kong representative office
20/F Chater House
8 Connaught Road
Central
Hong Kong

Legal advisers to the Company	As to Hong Kong and United States law
Fried, Frank, Harris, Shriver & Jacobson
9th Floor, Gloucester Tower
The Landmark
15 Queen’s Road Central
Hong Kong

As to Maryland law
Venable LLP
750 E. Pratt Street
Suite 900
Baltimore, Maryland 21202
United States

Legal advisers to the Sponsor and the HDR Depositary	As to Hong Kong law and United States law
Paul Hastings
21st and 22nd Floors, Bank of China Tower
1 Garden Road
Central
Hong Kong

DIRECTORS, EXECUTIVE OFFICERS AND PARTIES INVOLVED IN THE INTRODUCTION

As to Maryland law
Hogan Lovells US LLP
Harbor East
100 International Drive, Suite 2000
Baltimore, MD 21202
United States

Auditors and Reporting Accountants	Deloitte & Touche LLP
2 World Financial Center
New York, New York 10281
United States

CORPORATE INFORMATION

Principal executive offices and headquarters	516 West 34th Street
New York, New York 10001
United States

Principal place of business in Hong Kong	Coach Hong Kong Limited
Suite 3301, 33rd Floor Tower 6
The Gateway, Harbour City
Kowloon
Hong Kong

Registered office	351 West Camden Street
Baltimore, Maryland 21201
United States

Company website (1)	www.coach.com

Company Secretary	Todd Kahn

Assistant Company Secretary	Ho Wing Tsz Wendy

Authorized Representative	Fernando Ciccarelli
Suite 3301, 33rd Floor Tower 6
The Gateway, Harbour City
Kowloon
Hong Kong

Audit Committee	Susan Kropf
Gary Loveman
Ivan Menezes
Irene Miller
Michael Murphy
Jide Zeitlin

Human Resources Committee	Susan Kropf
Gary Loveman
Ivan Menezes
Irene Miller
Michael Murphy
Jide Zeitlin

(1)  The information on the Company’s website does not form part of this listing document.

CORPORATE INFORMATION

Governance and Nominations Committee	Susan Kropf
Gary Loveman
Ivan Menezes
Irene Miller
Michael Murphy
Jide Zeitlin

Share registrar and transfer agent	Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
United States

HDR Registrar	Computershare Hong Kong Investor Services Limited
46/F, Hopewell Centre
183 Queen’s Road East
Wan Chai
Hong Kong

Principal bankers	HSBC
Bank of America

Compliance adviser	Anglo Chinese Corporate Finance, Limited
40th Floor, Two Exchange Square
8 Connaught Place
Central
Hong Kong

WAIVERS

We have applied for, and the Hong Kong Stock Exchange and/or the SFC have granted, the following material waivers and exemptions.

WAIVERS FROM THE REQUIREMENTS OF THE LISTING RULES

Qualifications for Listing

Requirement to have a Hong Kong qualified company secretary

Rule 8.17 of the Listing Rules provides that the secretary of an issuer must be a person who is ordinarily resident in Hong Kong and who has the requisite knowledge and experience to discharge the functions of secretary of the issuer and who is an Ordinary Member of The Hong Kong Institute of Chartered Secretaries, a solicitor or barrister as defined in the Legal Practitioners Ordinance or a professional accountant, or is an individual who, by virtue of his academic or professional qualifications or relevant experience, is, in the opinion of the Hong Kong Stock Exchange, capable of discharging those functions.

Mr. Todd Kahn, the Company’s secretary, is not resident in Hong Kong. We have appointed an assistant company secretary, Ms. Ho Wing Tsz Wendy, who is ordinarily resident in Hong Kong and has the necessary qualifications as required under Rule 8.17 of the Listing Rules to discharge the functions required of a company secretary under the Listing Rules. Please see the sections in this document headed “Executive Officers” and “Directors and Meetings and Committees of the Board” for the qualification and experience of Mr. Todd Kahn and Ms. Ho Wing Tsz Wendy.

We have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of Rule 8.17 of the Listing Rules such that the Company’s secretary is not required to be an individual who is ordinarily resident in Hong Kong or to have the qualifications set out in Rule 8.17 of the Listing Rules subject to the condition that the Company will appoint Ms. Ho Wing Tsz Wendy to assist Mr. Todd Kahn in discharging his functions as a company secretary.

Dealing in shares prior to listing

Rule 9.09 of the Listing Rules provides that there must be no dealing in the securities for which listing is sought by any connected person of the issuer from four clear business days before the expected hearing date until listing is granted.

The Company’s Common Stock is publicly traded on the NYSE. As of the date of this listing document, the Company has no substantial shareholders as defined under the Listing Rules. Even if the Company had a substantial shareholder, the Company would not be in a position to control the trading activities of any such substantial shareholder.

As stated in the section in this listing document headed “Waivers – Post-listing Compliance Requirements – Model Code for Securities Transactions by Directors of Listed Issuers,” the Company has an existing securities trading policy in place that is applicable to its Directors as well as all employees. Moreover, Directors and employees are prohibited under the U.S. securities laws from trading on material non-public information. In addition, the Company will release any price-sensitive information to the public in accordance with all applicable laws, rules and regulations.

WAIVERS

We have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with Rule 9.09 of the Listing Rules in respect of any dealing by any stockholder (other than the Directors and executive officers and their associates) from four clear business days before the date on which the hearing of the Listing Committee with respect to our Company’s application for the secondary listing of the Depositary Receipts on the Hong Kong Stock Exchange is expected to take place until the listing is granted, on condition that (a) we will notify the Hong Kong Stock Exchange of any purchase or sale in the Company’s Common Stock by any of its connected persons during the relevant restricted period when we become aware of the same; and (b) neither we nor the Sponsor will disclose any material non-public information to any existing stockholder of the Company in violation of any applicable rules and regulations.

Content Requirements for Listing Document

Accountants’ report

We have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements under Rule 4.01(1) and Paragraph 37 of Appendix 1E of the Listing Rules to prepare an accountants’ report in accordance with Chapter 4 of the Listing Rules and to disclose all the specified details concerning the financial information in the accountants’ report as set out in Appendix 16 of the Listing Rules, on the basis that we include in this listing document audited consolidated financial statements as of and for each of the fiscal years in the three year period ended July 2, 2011 prepared in accordance with U.S. GAAP pursuant to Rule 19.39. The Company’s audited consolidated financial statements were audited by Deloitte & Touche LLP (“Deloitte US”) in accordance with the standards of the U.S. Public Company Accounting Oversight Board (“PCAOB”).

Deloitte US, who audited the Company’s consolidated financial statements as of and for each of the fiscal years in the three year period ended July 2, 2011, has been appointed by us as the sole reporting accountant in connection with the Introduction in order to avoid the unnecessary costs and delay in engaging other certified public accountants who are qualified under the Professional Accountants Ordinances as auditors to conduct an extensive review of the Company’s audited financial statements. Deloitte US is an internationally recognized accounting firm and registered with the PCAOB. It has extensive experience in securities offerings on the NYSE. It is independent both of the Company and of any other company concerned as required under the independence rules of the PCAOB established by the Sarbanes-Oxley Act. The Company has requested Deloitte Touche Tohmatsu Hong Kong (“Deloitte HK”) to assist Deloitte US in performing its duties as reporting accountant for the Introduction. Deloitte HK has been advising and will continue to advise Deloitte US regarding the accounting-related requirements.

Certain information which is required to be included in an accountants’ report under Chapter 4 and Appendix 16 of the Listing Rules is not required to be disclosed, or to be disclosed to the extent or in the manner required under the Listing Rules, under applicable U.S. requirements, including, among other things:

(a)	the balance sheet of the issuer;

(b)
a statement of any significant subsequent events which have occurred to any business or company or within any group covered by the accountants’ report since the end of the period reported on or, if there are no such events, a statement of that fact;

WAIVERS

(c)	rates of dividend paid or proposed on each class of shares (with particulars of each such class) and amounts absorbed thereby and any waivers of dividend;

(d)	fixed assets;

(e)	current assets: (i) stocks; (ii) debtors including credit policy and aging analysis of accounts receivable; (iii) cash at bank and in hand; and (iv) other current assets;

(f)	current liabilities: (i) borrowings and debts; and (ii) aging analysis of accounts payable;

(g)	total assets less current liabilities;

(h)	segment information required by the accounting standards under HKFRS or IFRS;

(i)	a statement of whether or not any audited accounts have been made up since the end of the last financial period reported on;

(j)
a statement that the accountants’ report has been prepared in accordance with the Auditing Guideline – Prospectuses and the reporting accountant (Statement 3.340) issued by the Hong Kong Institute of Certified Public Accountants;

(k)
the information to be disclosed in respect of Rules 4.04 to 4.09 must be in accordance with best practice which is at least that required to be disclosed in respect of those specific matters in the accounts of a company under the Companies Ordinance and under HKFRS or IFRS;

(l)	the financial history of results and the balance sheet drawn up in conformity with (a) HKFRS; or (b) IFRS; and

(m)	disclosure and explanation of any significant departure from HKFRS or IFRS and, to the extent practicable, a quantification of the financial effects of such departure.

Property valuation report

As of July 2, 2011, the Company occupied 15 distribution, corporate and product development facilities in North America, Asia and Europe. The majority of these properties are leased. As of July 2, 2011, the Company also leased 723 retail stores and factory stores, and department store shop-in-shops located in North America and Asia. Please see the section in this listing document headed “Business – Properties” for an overview of the Company’s property interests.

Given that (a) our core business is not property development and investment and that the ownership and leasing of properties is incidental to its business; (b) the aggregate net book value of the land and buildings owned by our Group accounted for only approximately 5.8% of our total assets as reflected in audited consolidated financial statements for the fiscal year ended July 2, 2011; (c) no single property owned or leased by the Company, and no single landlord-tenant relationship, is material to the Company’s operations; (d) to require the Company to prepare a property valuation report would involve the preparation of a report in respect of more than 730 properties in 10 jurisdictions, which would be unduly burdensome to the Company and not meaningful to investors; and (e) under the U.S. regulatory framework, the Company would not be required to include any property valuation report or other similar report in an offering document, we have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with Rule 5.01 and Paragraph 3(a) of Practice Note 16 of the Listing Rules in respect of the requirement to prepare valuation of all our interests in land and buildings on the grounds that it would be unduly burdensome for us in terms of both time and cost.

WAIVERS

Other content requirements

We have applied for, and the Hong Kong Stock Exchange has granted, waivers from strict compliance with Paragraphs 28(1)(b)(i), (ii) and (v), 41(4), 44 and 45 of Appendix 1E to the Listing Rules to disclose the following information in this listing document:

(a)
a statement of the percentages of purchases attributable to the Company’s largest supplier and five largest suppliers, respectively, and a statement of the interests of any of the directors, their associates or any 5% shareholder in the 5 largest suppliers, on the basis that this listing document already includes a discussion of the Company’s suppliers that follows the corresponding disclosure in the Company’s historical filings with the SEC;

(b)
details of any share schemes to which Chapter 17 of the Listing Rules applies, on the basis that there are U.S. legal and regulatory requirements applicable to the Coach Share Option Scheme (as defined below) to which the Company is subject as described in the section in this listing document headed “Waivers – Post-listing Compliance Requirements – Share option schemes;” and

(c)
a statement of any fact where any Director or proposed Director is a director or employee of a company which has an interest or short position in the shares and underlying shares of our Company which would fall to be disclosed to the Company under the provisions of Divisions 2 and 3 of Part XV of the SFO, the interests and short positions of each Director and chief executive in the shares, underlying shares and debentures of our Company or any associated corporation (within the meaning of Part XV of the SFO), and the interests and short positions of any stockholder (other than a Director or chief executive) in the shares and underlying shares of our Company which would fall to be disclosed to our Company under Divisions 2 and 3 of Part XV of the SFO, on the basis that we disclose the relevant security ownership disclosure required by the U.S. framework (i.e., the following security ownership of management and beneficial owners of more than 5% of any class of the Company’s voting securities as of the most recent practicable date: the title of the class of equity securities held, name and/or address, amount and nature of beneficial ownership, and percentage of such ownership).

Post-listing Compliance Requirements

Use of electronic means for corporate communications

Rule 2.07A of the Listing Rules provides that a listed issuer may send or otherwise make available to the relevant holders of its securities any corporate communication by electronic means, provided that either the listed issuer has previously received from each of the relevant holders of its securities an express, positive confirmation in writing or the shareholders of the listed issuer have resolved in general meeting that the listed issuer may send or supply corporate communications to shareholders by making them available on the listed issuer’s own website or the listed issuer’s constitutional documents contain provision to that effect, and certain conditions are satisfied. Any listed issuer availing itself of Rule 2.07A must afford holders of its securities the right at any time to change their choice as to whether they wish to receive corporate communications in printed form or using electronic means.

The Company does not currently produce or send out any corporate communications to its stockholders in printed form unless requested. The Company publicly files various corporate communications with the SEC which are posted on the SEC’s website. The Company’s reports on Form 10-K, 10-Q and 8-K, and all amendments to these reports, are also available free of charge on the Company’s website

WAIVERS

as soon as reasonably practicable after they are filed with or furnished to the SEC. Further, the Company posts its proxy materials on a publicly accessible website and mails a notice to stockholders stating that all proxy materials can be found on that website. These documents are also available on the Company’s website under the company information link. In addition, under the SEC’s electronic delivery rules for proxy materials, if any stockholder requests, the Company must send, at no cost to the stockholder, a paper copy of the proxy materials to such holder within three business days after receiving the request.

If the Company is required to send printed copies of any notices, reports, voting forms or other communications to registered and non-registered holders of Depositary Receipts under the Listing Rules or any other laws or regulations, it will make available printed copies thereof to the HDR Depositary who will distribute the same to the registered holders of Depositary Receipts (and to non-registered holders of Depositary Receipts but only upon request made by non-registered holders to HKSCC). Any such documents or communication will also be made available for inspection at the offices of both the HDR Depositary and the Custodian.

We will also add a link to the “Company Information” page of our website which will direct investors to all of the Company’s future filings with the Hong Kong Stock Exchange and provide another means to notify the holders of Depositary Receipts whenever new corporate communications are issued.

We have applied for, and the Hong Kong Stock Exchange has granted, waivers from strict compliance with the requirements under Rule 2.07A of the Listing Rules.

Disclosure of the names of directors in announcement and directors’ responsibility statement

Rule 2.14 provides in part that any announcement issued by a listed issuer pursuant to the Listing Rules must disclose the name of each director as at the date of the relevant announcement.

The Company’s general counsel and secretary has the primary responsibility of disclosing material information in current reports on Form 8-K. The Company intends to publish current reports on Form 8-K as announcements on the Hong Kong Stock Exchange’s website. Directors and officers can still be held liable under the U.S. federal securities laws for disseminating information about the Company that contains material misstatements and omissions of fact, including in current reports on Form 8-K. Finally, the identity and other details of Directors of the Company will be available to the public in Hong Kong, as the Company will be registered as a non-Hong Kong company under Part XI of the Companies Ordinance, at the Hong Kong Companies Registry and its website.

We have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the following requirements:

(a)	the requirement under Rule 2.14 of the Listing Rules to disclose the names of the Directors in any announcement to be issued by us pursuant to the Listing Rules; and

(b)
the requirement to include a responsibility statement to be given by the Directors in any announcement which we are required to issue under the Listing Rules (as modified by the waivers granted to us by the Hong Kong Stock Exchange), including the responsibility statement in any announcement made pursuant to Rule 13.10 of the Listing Rules confirming that our Company is not aware of any matter or development that is or may be relevant to the unusual price movement or trading volume of our listed securities.

WAIVERS

Methods of listing

Chapter 7 of the Listing Rules sets out the methods by which equity securities may be brought to listing on the Hong Kong Stock Exchange and the requirements applicable to each method.

Offer for subscription and offer for sale

Rules 7.02, 7.03, 7.04, 7.05, 7.06, 7.07 and 7.08 of the Listing Rules set out certain requirements before equity securities constituting part of an offer for sale or subscription to the public may be brought to listing on the Hong Kong Stock Exchange. These include the requirement for any such offer to be supported by a listing document complying with Chapter 11 of the Listing Rules.

Placing

Rules 7.09, 7.10, 7.11 and 7.12 of the Listing Rules set out certain requirements in respect of placings by a listed company. These include the requirement to comply with the placing guidelines set out in Appendix 6 to the Listing Rules (which include, among others, the requirement to obtain shareholder approval) and the requirement for the placing of securities of a class new to listing to be supported by a listing document complying with Chapter 11 of the Listing Rules.

Rights issue and open offer

Rules 7.18, 7.19, 7.20, 7.21, 7.22, 7.23, 7.24, 7.25, 7.26, 7.26A and 7.27 of the Listing Rules set out certain requirements in respect of rights issues and open offers. These include the requirement that any rights issue or open offer must be fully underwritten and, in certain circumstances, subject to shareholder approval. In addition, a listing document complying with Chapter 11 of the Listing Rules must be issued in support of the rights issue or open offer.

Capitalization issue and exchange issue

Rules 7.28, 7.29, 7.32 and 7.33 of the Listing Rules set out certain requirements in respect of capitalization and exchange issues.

We are subject to U.S. regulations on securities offerings and the stockholder approval requirements under the NYSE rules, each as described in the sections headed “Certain U.S. Federal Securities and NYSE Regulations – Securities Offerings” and “Share Capital – Issuance of Shares of Stock” of Appendix III of this listing document. We will comply with the requirements of Chapter 7 only when an offering of Depositary Receipts is made solely in Hong Kong. We have applied for, and the Hong Kong Stock Exchange has granted, waivers from strict compliance with the requirements under Rules 7.02, 7.03, 7.04, 7.05, 7.06, 7.07, 7.08, 7.09, 7.10, 7.11, 7.12, 7.18, 7.19, 7.20, 7.21, 7.22, 7.23, 7.24, 7.25, 7.26, 7.26A, 7.27, 7.28, 7.29, 7.32 and 7.33 of the Listing Rules.

Share repurchase

Under Rule 10.06(2) of the Listing Rules, a listed issuer is subject to certain dealing restrictions in connection with the repurchase of any of its shares on the Hong Kong Stock Exchange. Rule 19.43(1) of the Listing Rules provides that the Hong Kong Stock Exchange will be prepared to waive some or all of the applicable dealing restrictions set out in Rule 10.06(2) if an overseas issuer’s primary exchange already imposed equivalent dealing restrictions on the overseas issuer in respect of shares on the Hong Kong Stock Exchange.

WAIVERS

Rule 10.06(4)(a) requires a listed issuer to submit to the Hong Kong Stock Exchange for publication the total number of shares purchased by the listed issuer and certain other information, not later than 30 minutes before the earlier of the commencement of the morning trading session or any pre-opening session on the business day following any day on which the listed issuer makes a purchase of its shares. Rule 10.06(4)(b) of the Listing Rules requires issuers to include in their annual reports monthly breakdowns of their share repurchases and to include in their directors’ reports a discussion of the repurchases made during the financial year covered by the report and the reasons for such repurchases.

Rule 10.06(5) of the Listing Rules provides that the listing of all shares which are purchased by an issuer (whether on the Hong Kong Stock Exchange or otherwise) shall be automatically cancelled upon purchase and the listed issuer must apply for listing of any further issues of that type of shares in the normal way. The listed issuer must also ensure that the documents of title of purchased shares are automatically cancelled and destroyed as soon as reasonably practicable following settlement of any such purchase. Rule 19.43(2) provides that the Hong Kong Stock Exchange will be prepared to waive the requirement to cancel and destroy the documents of title of purchased shares in the case of an overseas issuer whose primary exchange permits treasury stock, provided that the overseas issuer must apply for the re-listing of any such shares which are reissued as if it were a new issue of those shares. Rule 19B.21 further provides that if depositary receipts are purchased by the listed issuer, it shall surrender the purchased depositary receipts to the depositary. The depositary shall then cancel the surrendered depositary receipts and shall arrange for the shares represented by the surrendered depositary receipts to be transferred to the issuer and such shares shall be cancelled by the issuer.

The U.S. federal regulatory framework prohibits fraudulent and manipulative practices in connection with the purchase and sale of securities. In particular, Section 9(a) of the Exchange Act prohibits actions taken to create a false or misleading appearance of active trading in an exchange-traded security. Section 10(b) under the Exchange Act also prohibits, in connection with the purchase or sale of any security, the use of manipulative or deceptive devices or contrivances by any person in contravention of the SEC’s rules and regulations. One such rule is Rule 10b-5 under the Exchange Act which makes it unlawful to, among other things, make any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in the light of the circumstances under which they were made, not misleading, or engage in any act which operates or would operate as a fraud or deceit upon any person, in either case in connection with the purchase or sale of any security. Rule 10b-5 is a common ground for relief in legal or administrative proceedings involving insider trading.

The Company conducts its stock repurchases in accordance with Rule 10b-18 of the Exchange Act, which provides a non-exclusive safe harbor against allegations of market manipulation under Section 9(a)(2) and Rule 10b-5 for issuer repurchases of common equity securities. In order to qualify for the safe harbor, the Company must meet all of the following four conditions:

•	all bids and purchases must be made through only one broker or dealer on any single day;

•	purchases must not constitute the opening transaction or occur shortly before the closing of trading;

WAIVERS

•	purchases must not be effected at a price that is higher than the highest independent bid or the last independent sale price, whichever is higher; and

•	the aggregate purchases on any single day (other than block trades) must not exceed 25% of the trading volume.

The anti-fraud provisions of the Exchange Act, including the insider trading restrictions of Rule 10b-5, continue to apply even if the Rule 10b-18 safe harbor conditions are met.

The Company announces the establishment of any stock repurchase programs by a press release which it files on Form 8-K. Under the U.S. federal regulatory framework, the Company is also required to disclose information on any stock repurchases made by or on behalf of the Company in its Form 10-Ks and 10-Qs. Such information is required to be provided on a month-by-month basis and includes, among other things, (a) the total number of shares repurchased in each month during the past quarter, (b) the average price paid per share, (c) the total number of shares purchased as part of publicly announced repurchase plans or programs and (d) the maximum number (or approximate dollar value) of shares that may yet be purchased under such plans or programs.

Under the MGCL, shares of the Company’s own stock that are reacquired by the Company through repurchase, or otherwise, are cancelled and become authorized but unissued shares of stock and, unless restricted by the terms of a particular class or series (which the Common Stock of the Company is not), may be reissued by the Company. While Maryland law does not expressly require that the documents of title of shares of stock reacquired by the Company be destroyed, any physical certificates are marked invalid as a matter of course.

In the event the Company repurchases any Depositary Receipts listed on the Hong Kong Exchange, it will comply with Rule 19B.21 of the Listing Rules to surrender the repurchased Depositary Receipts to the HDR Depositary, who will cancel the surrendered Depositary Receipts and arrange for the underlying shares represented by the surrendered Depositary Receipts to be transferred to the Company and such underlying shares will be cancelled by the Company.

We have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements under Rule 10.06 such that only Rule 10.06(2)(d) (only to the extent that we will procure any broker appointed by us to effect any repurchase of Depositary Receipts on the Hong Kong Stock Exchange to disclose to the Hong Kong Stock Exchange such information with respect to the repurchase made on behalf of our Company as the Hong Kong Stock Exchange may request), Rule 10.06(2)(e) and Rule 10.06(6) will apply to the Company.

Notifiable and connected transactions

Chapters 14 and 14A set out the rules applicable to notifiable and connected transactions as defined in the Listing Rules.

The U.S. regulatory framework to which the Company is subject with respect to acquisitions and dispositions includes:

•
the Company is required to report on Form 8-K within four business days with respect to the entry into a material definitive agreement not made the ordinary course of its business (including acquisition and divestiture agreements, or any amendment of such agreements that is material);

WAIVERS

•
the Company is required to report on Form 8-K within four business days the completion of acquisitions or dispositions of a “significant amount” of assets other than in the ordinary course of business. An acquisition or disposition is deemed to involve a significant amount of assets depending on, among other things, certain quantitative tests relating to the target’s asset value, investment, total assets and income from continuing operations, in each case as compared to the consolidated entity; and

•
the Company is subject to various regulations regarding takeovers and mergers as described in the sections headed “Stockholders”, “Provisions relating to Unsolicited Takeovers” and “Certain U.S. Federal Securities and NYSE Regulations – Takeover Regulations” of Appendix III of this listing document.

The U.S. regulatory framework to which the Company is subject with respect to related party transactions includes:

•
under the MGCL, if a contract or other transaction (1) between a corporation and a director or (2) between a corporation and any other corporation, firm or other entity in which a director is a director or has a material financial interest is either (a) authorized, approved or ratified in accordance with certain procedures by the disinterested directors or by the disinterested stockholders or (b) is fair and reasonable to the corporation, then the contract or transaction is not void or voidable solely because of (i) the common directorship or interest, (ii) the presence of a director at the meeting authorizing, approving or ratifying the contract or transaction or (iii) the counting of the director’s vote for the authorization, approval or ratification of the contract or transaction. The fact of the common directorship or interest must be disclosed or known to the board or stockholders approving the contract or transaction;

•
the Company has instituted policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Exchange Act. In particular, the Company’s Global Business Integrity Program Guide requires its Directors and employees to avoid “any situation that creates or appears to create a conflict of interest between personal interests and the interests of Coach.” This prohibition on conflicts of interest includes any related person transaction unless properly approved. Further, under the Company’s Corporate Governance Principles, potential conflicts of interest (including related party transactions) must be reviewed and approved by the following individuals: (1) in the case of a transaction involving a Director, by the Lead Outside Director and the Chief Executive Officer, and if a significant conflict of interest exists and cannot be resolved, the Director will be asked to resign; (2) in the case of a transaction involving the Chief Executive Officer, President, a divisional President or an Executive/Senior Vice President, by the full Board; and (3) in the case of a transaction involving any other officer, by the Chief Executive Officer;

•
under the SEC’s rules, the Company is required to annually disclose any transaction or proposed transaction in which it participates involving an amount exceeding a specified threshold in which a related person has or will have a direct or indirect material interest; and

•
under the SEC’s rules, the Company is also required to disclose in its annual proxy statement its policies and procedures for the review, approval or ratification of transactions with related persons required to be disclosed.

WAIVERS

The Company undertakes to comply with Rule 13.09(1) of the Listing Rules and to disclose any of the above mentioned acquisitions, dispositions and related party transactions as soon as reasonably practicable in compliance with the requirements of Rule 13.09(1) of the Listing Rules, if such acquisition, disposition or transaction constitutes price sensitive information under Rule 13.09(1).

We have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of Chapters 14 and 14A of the Listing Rules such that the Company will only be required to comply with existing U.S. regulatory framework in respect of notifiable and connected transactions.

Options, warrants and convertible securities

Chapters 15 and 16 of the Listing Rules sets out certain criteria to be satisfied by a listed issuer before the Hong Kong Stock Exchange will grant approval for the issue or grant of options, warrants or similar rights to subscribe or purchase equity securities by the listed issuer or any of its subsidiaries and to the issue of warrants which are attached to other securities by the listed issuer or any of its subsidiaries, as well as the minimum content to be included in the circular or the notice to be sent to the shareholders when convening a general meeting to approve the issue or grant of such options, warrants or rights.

Practice Note 4 of the Listing Rules sets out certain additional requirements for the issue of new warrants to existing warrant holders by a listed issuer or the alteration of the exercise period or the exercise price of existing warrants.

The U.S. regulatory framework imposes certain registration, disclosure and other obligations for offers and sales of securities (including warrants, options, rights and convertible securities) as described in the section headed “Certain U.S. Federal Securities and NYSE Regulations – Securities Offerings” of Appendix III of this listing document. In addition, under the NYSE rules, the Company is generally required to obtain stockholder approval for certain issuances of common stock or securities convertible into or exercisable for common stock as described in the section headed “Share Capital – Issuance of Shares of Stock” of Appendix III of this listing document.

We have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of under Chapters 15 and 16 and Practice Note 4 of the Listing Rules.

Share option scheme

Chapter 17 of the Listing Rules sets out the rules applicable to all schemes involving the grant by a listed issuer or any of its subsidiaries of options over new shares of other new securities of the listed issuer or any of its subsidiaries to, or for the benefit of, specified participants of such schemes. Rule 19.42 of the Listing Rules states that the Hong Kong Stock Exchange may be prepared to vary the requirements applicable to share option schemes of an issuer if its primary listing is on another stock exchange where different or no such requirements apply.

WAIVERS

The Company maintains the Coach, Inc. 2010 Stock Incentive Plan (the “Coach Share Option Scheme”). There are substantial legal and regulatory requirements applicable to the Coach Share Option Scheme to which the Company is subject, including:

•
under the NYSE rules, with limited exceptions, stockholders must approve share option schemes. The Coach Share Option Scheme was submitted to stockholders for approval at a meeting held on November 3, 2010, and stockholders approved the Coach Share Option Scheme;

•
there are substantial SEC reporting and disclosure requirements that govern the Coach Share Option Scheme. For example, grants of options to named executive officers and their year-end holdings of options must be reported in the Company’s annual proxy statements. In addition, grants of options to any executive officer must be reported on a Form 4 filed with the SEC within 2 business days of the date of grant. Further, disclosure must be provided in the Company’s Form 10-K with respect to any compensation plan and individual compensation arrangement of the Company under which equity securities of the Company are authorized for issuance to employees or non-employees; and

•
finally, many substantive provisions of share option schemes generally, and the Coach Share Option Scheme specifically, are designed to comply with certain provisions of the U.S. Internal Revenue Code in order to secure certain tax benefits to the Company and/or employees, including Sections 409A, 422, and 162(m) of the U.S. Internal Revenue Code.

We have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of Chapter 17 and Paragraph 44 of Appendix 1E of the Listing Rules.

Content requirements of articles of association or equivalent document

Appendix 3 to the Listing Rules provides that the articles of association or equivalent document of a listing applicant must conform to the provisions contained therein. Our charter and bylaws do not conform to certain of the requirements of Appendix 3 and we have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with certain of the requirements of Appendix 3 of the Listing Rules set forth below:

As regards transfer and registration

Paragraph 1(1) of Appendix 3 states that transfers and other documents relating to or affecting the title to any registered securities shall be registered and where any fee or fees is or are charged, such fee or fees shall not exceed the maximum fees prescribed by the Hong Kong Stock Exchange from time to time in the Listing Rules.

The MGCL requires a corporation to maintain a stock ledger which contains the name and address of each stockholder and the number of shares of stock of each class which the stockholder holds. Article VII of the bylaws of the Company provides that all transfers of shares of stock shall be made on the books of the Company, by the holder of the shares, in person or by his or her attorney, in such manner as the Board or any officer of the Company may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. Article VII further provides that the Company shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland. The Maryland Uniform Commercial Code (the “UCC”)

WAIVERS

provides that before due presentment for registration of transfer of a certificated security in registered form or of an instruction requesting registration of transfer of an uncertificated security, the issuer or indenture trustee may treat the registered owner as the person exclusively entitled to vote, receive notifications, and otherwise exercise all the rights and powers of an owner.

The UCC provides that it is the duty of an issuer to register the transfer of a security if certain conditions are met, which conditions do not include the charging of a fee, but do include compliance with any applicable law relating to the collection of taxes. Although not expressly prohibited in the charter or bylaws, consistent with Maryland law, the Company does not charge a fee for the transfer of the stock of the Company or the recordation of such transfer in the stock ledger of the Company.

The requirements of Maryland law and the bylaws of the Company are substantially consistent with Paragraph 1(1) of Appendix 3. Further, the Depositary Receipts to be issued by the Company in Hong Kong will comply with Chapter 19B of the Listing Rules, which requires the registration of transfers of depositary receipts (in accordance with the Deposit Agreement). Fees to be charged on transfers of the Depositary Receipts to be issued by the Company will be in accordance with the fees and charges set forth in the Deposit Agreement as required under Rule 19B.16 of the Listing Rules.

Paragraph 1(2) of Appendix 3 provides that fully-paid shares shall be free from any restriction on the right of transfer (except when permitted by the Hong Kong Stock Exchange) and shall also be free from all lien.

Under the MGCL, when the corporation receives the consideration for which stock is to be issued, the stock is fully paid and non-assessable. All outstanding shares of the Company are fully paid and non-assessable.

Under Maryland law, restrictions on transfer must be contained in the charter or in a contract to which the stockholder is party or to which he or she assented in receiving his or her shares of stock. The charter of the Company does not contain any restrictions on the right of transfer. In addition, under the UCC, a restriction on transfer of a security imposed by the issuer, even if otherwise lawful, is ineffective against a person without knowledge of the restriction unless (1) the security is certificated and the restriction is noted conspicuously on the security certificate; or (2) the security is uncertificated and the registered owner has been notified of the restriction.

The requirements of Maryland law and the charter of the Company conform to Paragraph 1(2) of Appendix 3. Further, the Depositary Receipts to be issued by the Company in Hong Kong will be freely transferable in compliance with the Listing Rules and pursuant to the terms of the Deposit Agreement and certain transfer restrictions required to comply with U.S. securities laws such as Regulation S under the Securities Act.

Paragraph 1(3) of Appendix 3 requires that where the power is taken to limit the number of shareholders in a joint account, such limit shall not prevent the registration of a maximum of four persons.

The MGCL provides that stock may be registered in the names of two or more persons and does not contain a provision for a corporation to limit the number of stockholders in a joint account. The charter of the Company contains no contradictory provisions.

WAIVERS

As regards definitive certificates

Paragraph 2(1) of Appendix 3 requires that all certificates for capital shall be under seal, which shall only be affixed with the authority of the directors.

The bylaws of the Company provide that if shares are to be issued without certificates, it must be authorized by the Board and, if certificated, the certificates representing shares of stock shall be signed by the officers of the Company in the manner permitted by the MGCL and contain the statements and information required by the MGCL. The MGCL provides that each certificate which represents stock shall be signed by the president, a vice president, the chief executive officer, the chief operating officer, the chief financial officer, the chairman of the board, or the vice chairman of the board and countersigned by the secretary, an assistant secretary, the treasurer, or an assistant treasurer and may be sealed with the actual corporate seal or a facsimile of it or in another form. The Company’s seal is included in facsimile form on the form of stock certificate adopted by the Board.

As regards dividends

Paragraph 3(1) of Appendix 3 requires that any amount paid up in advance of calls on any share may carry interest, but shall not entitle the holder of the share to participate in respect thereof in a dividend subsequently declared.

There is no equivalent provision under Maryland law or the charter or bylaws of the Company. Under the MGCL, when the Company receives the consideration for which stock is to be issued, the stock is fully paid and non-assessable and, therefore, is not subject to any calls. Once shares are issued and outstanding, the holders of such shares are entitled to share ratably in all dividends authorized by the Board and declared by the Company. On this basis, there are no circumstances within which this provision of Paragraph 3(1) of Appendix 3 would apply to the Company since, under Maryland law, amounts are not paid in advance of calls.

Paragraph 3(2) of Appendix 3 states that where power is taken to forfeit unclaimed dividends, that power shall not be exercised until six years or more after the date of declaration of the dividend.

Under the Maryland Uniform Disposition of Abandoned Property Act, any dividend payable by a Maryland corporation and held by such corporation for a stockholder who has not claimed it or corresponded in writing with the corporation concerning it within 3 years after the date prescribed for payment is presumed abandoned. The corporation must then comply with specified notice and filing procedures and pay such abandoned property over to the Comptroller of the State of Maryland. Any person who claims a legal interest in any property delivered to the State of Maryland under such Act must file a claim to the property or to the proceeds from its sale on the form prescribed by the Comptroller and, if the claim is proven, will receive payment from the Comptroller. If not paid by the Comptroller, the claimant may appeal to the circuit court to establish the claim. However, even after the corporation has paid money over to the Comptroller, it may make payment to any person who appears to be entitled to it and, on proof of the payment and proof that the payee was entitled to it, the Comptroller immediately shall reimburse the corporation for the payment. Maryland law does not provide a corporation with the ability to deviate from the provisions of the Maryland Uniform Disposition of Abandoned Property Act. Hence, it would be inconsistent with Maryland law for the Company to adopt Paragraph 3(2) of Appendix 3.

WAIVERS

As regards directors

Paragraph 4(1) of Appendix 3 requires that, subject to such exceptions specified in the articles of association as the Hong Kong Stock Exchange may approve, a director shall not vote on any board resolution approving any contract or arrangement or any other proposal in which he or any of his associates has a material interest nor shall he be counted in the quorum present at the meeting.

There is no equivalent provision in the charter or bylaws of the Company, as the requirements for a quorum and approval of a contract or transaction are the same under Maryland law regardless of the interests of a director or his associate. To exclude such a director from the quorum or vote may result in an inability to obtain a quorum or the requisite vote for approval, even if the contract or transaction is in the best interests of the Company and approved by all other directors. However, stockholders receive a commensurate level of protection under the applicable provisions of the MGCL. Under the MGCL, a contract or other transaction between a corporation and a director or between a corporation and any other corporation, firm or other entity in which a director is a director or has a material financial interest is not void or voidable solely because of (i) the common directorship or interest, (ii) the presence of a director at the meeting authorizing, approving or ratifying the contract or transaction or (iii) the counting of the director’s vote for the authorization, approval or ratification of the contract or transaction, if the fact of the common directorship or interest is disclosed and the contract or other transaction is either (a) authorized, approved or ratified in accordance with certain procedures by the disinterested directors or by the disinterested stockholders or (b) is fair and reasonable to the corporation. If the contract or other transaction is not authorized, approved or ratified in one of the foregoing ways, the person asserting the validity of the contract or transaction bears the burden of proving that the contract or transaction was fair and reasonable to the corporation at the time it was authorized, approved or ratified. The foregoing provisions are in addition to, not in lieu of, the approvals that are necessary generally and hence it would be inconsistent with Maryland law to adopt the provisions of Paragraph 4(1) of Appendix 3.

Paragraph 4(3) of Appendix 3 states that where not otherwise provided by law, the listed issuer in general meeting shall have power by ordinary resolution to remove any director (including a managing or other executive director, but without prejudice to any claim for damages under any contract) before the expiration of his period of office.

Under a provision of the Company’s charter, the stockholders may remove any director by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors. Such removal may occur at a duly called and noticed special meeting of the stockholders for such purpose or at the annual meeting of stockholders held each year, if proposed in accordance with the procedures set forth in the bylaws of the Company.

The requirements of Maryland law and the charter and bylaws of the Company are substantially comparable with Paragraph 4(3) of Appendix 3, except that the vote requirement is higher under Maryland law and the charter of the Company.

Paragraph 4(4) of Appendix 3 states that the minimum length of the period, during which notice to the listed issuer of the intention to propose a person for election as a director and during which notice to the listed issuer by such person of his willingness to be elected may be given, shall be at least 7 days. Paragraph 4(5) of Appendix 3 states that the period for lodgment of the notices referred to in

WAIVERS

Paragraph 4(4) shall commence no earlier than the day after the dispatch of the notice of the meeting appointed for such election and end no later than 7 days prior to the date of such meeting.

Under Maryland law, a stockholder has the right to attend a meeting of stockholders and nominate an individual for election as a director, whether or not such nominee has been included in a proxy statement. However, the charter or bylaws of a corporation may require a stockholder to provide advance notice of a nomination to the corporation for it to be considered at the meeting. The Company’s bylaws require that, to be considered at an annual meeting, a stockholder’s nomination notice, containing the information set forth in the bylaws, be received by the Company’s Secretary not earlier than the 150th day or later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (subject to exceptions set forth in the bylaws). To be considered at a special meeting of stockholders at which one or more directors are to be elected, the stockholder’s nomination notice, containing the information set forth in the bylaws, must be received by the Company’s Secretary not earlier than the 120th day nor later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to a special meeting or the tenth day following the first public announcement of the date of such special meeting. The notice of such nomination must include such person’s written consent to serving as a director if elected.

As regards accounts

Paragraph 5 of Appendix 3 states that a copy of either (i) the directors’ report, accompanied by the balance sheet (including every document required by law to be annexed thereto) and profit and loss account or income and expenditure account, or (ii) the summary financial report shall, at least 21 days before the date of the general meeting, be delivered or sent by post to the registered address of every member.

Under the MGCL, the president or, if provided in the bylaws, another executive officer of the corporation is required to prepare annually a full and correct statement of the affairs of the corporation, including a balance sheet and a financial statement of operations, for the preceding fiscal year, which must be submitted at the annual meeting of stockholders and, within 20 days of such meeting, placed on file at the corporation’s principal office or such other place specified in the bylaws of the corporation. As a practical matter, this requirement is typically met by providing the stockholders with financial statements included in the Company’s annual reports on Form 10-K filed with the SEC, which are also available on the Company’s website under the company information link.

In addition, in accordance with the SEC rules, each proxy statement for an annual meeting of stockholders of the Company must be accompanied by or preceded by an annual report to security holders, which contains, among other required disclosures, audited financial statements. See the section headed “Certain U.S. Federal Securities and NYSE Regulations – Proxy Regulations” of Appendix III of this listing document. As described in the same section of Appendix III, under the SEC’s electronic delivery rules for proxy materials, the Company posts its proxy materials on a publicly accessible website and mails a notice to stockholders stating that all proxy materials can be found on that website. The Company mails such notice regarding the availability of the proxy materials to its stockholders at least 40 days prior to stockholders meetings.

WAIVERS

As regards rights

Paragraph 6(1) of Appendix 3 requires that adequate voting rights will, in appropriate circumstances, be secured to preference shareholders.

Preferred stock could be either voting or non-voting when issued depending on the circumstances and as determined by the Board. The voting rights, if any, of preferred stock are set forth in the terms of such preferred stock contained in the charter. The charter of the Company does not contain any such provision on account of the fact that the Company has not classified or set the terms of any preferred stock.

Paragraph 6(2) of Appendix 3 requires that the quorum for a separate class meeting (other than an adjourned meeting) to consider a variation of the rights of any class of shares shall be the holders of at least one-third of the issued shares of the class.

The bylaws of the Company provide that the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast on a matter constitutes a quorum. The requirement for approval of any variation in the rights of preferred stock, and any separate quorum requirements to consider such a variation, may be set forth in the terms of such preferred stock, if any is classified and designated in the future.

As regards notices

Paragraph 7(1) of Appendix 3 provides that where power is taken to give notice by advertisement such advertisement may be published in the newspapers.

The bylaws of the Company require that notice of a meeting be given to each stockholder by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by Maryland law, which includes electronic mail, but does not permit notice by advertisements. Hence, it would be inconsistent with Maryland law, which is more restrictive, to adopt the provisions of Paragraph 7(1) of Appendix 3.

Paragraph 7(2) of Appendix 3 requires that an overseas issuer whose primary listing is or is to be on the Hong Kong Stock Exchange must give notice sufficient to enable members, whose registered addresses are in Hong Kong, to exercise their rights or comply with the terms of the notice. If the overseas issuer’s primary listing is on another stock exchange, the Hong Kong Stock Exchange will normally be satisfied with an undertaking by the issuer to do so and will not normally request the issuer to change its articles to comply with Paragraph 7(2) of Appendix 3 where it would be unreasonable to do so.

Under the MGCL and the bylaws of the Company, the secretary of the Company is required to give notice of a meeting of stockholders in writing or by electronic transmission not less than 10 nor more than 90 days before the meeting to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting. As a practical matter and in order to comply with the SEC rules regarding providing access to proxy materials on the Internet, in the past the Company has mailed notices regarding the availability of proxy materials to its stockholders at least 40 days prior to stockholder meetings. See the section in this listing document headed “Waivers – Other Continuing Obligations – Annual meeting notice and proxy mailing requirements.”

WAIVERS

As regards redeemable shares

Paragraph 8 of Appendix 3 states that where the listed issuer has the power to purchase for redemption any redeemable share: (1) purchases not made through the market or by tender shall be limited to a maximum price; and (2) if purchases are by tender, tenders shall be available to all stockholders alike.

Under Maryland law, the right to redeem shares must be set forth in the terms of the stock contained in the charter of the corporation. The charter of the Company does not contain such a redemption right for any stock of the Company that is currently authorized. In the event that redeemable shares are authorized, the terms of redemption would be set forth in the charter of the Company. The Company may purchase shares of its own stock in the open market, in a negotiated transaction or through a tender offer provided that the purchase does not render it insolvent. Tender offers are regulated under the Exchange Act and the SEC’s tender offer rules which, among other things: (a) require that all stockholders be given an opportunity to participate in a tender offer, (b) require that the same price be paid to all stockholders and (c) provide antifraud protections. Please also see the section headed “Certain U.S. Federal Securities and NYSE Regulations – Takeover Regulations” of Appendix III of this listing document for a description of the U.S. regulatory framework regarding tender offers.

As regards capital structure

Paragraph 9 of Appendix 3 states that the structure of the share capital of the issuer be stated and where such capital consists of more than one class of share it must also be stated how the various classes shall rank for any distribution by way of dividend or otherwise.

The authorized stock of the Company is set forth in the charter of the Company and consists of common stock and preferred stock, which preferred stock is currently undesignated and for which no terms have been set. Prior to the issuance of shares of each class or series, the Board is required by the MGCL and the charter of the Company to set, and include in the charter, the limitations as to dividends or other distributions of each such class or series, which would include how the various classes rank for any distribution.

As regards non-voting or restricted voting shares

Paragraph 10(1) of Appendix 3 requires that where the capital of the issuer includes shares which do not carry voting rights, the words “non-voting” must appear in the designation of such shares.

There is no requirement under Maryland law that the words “non-voting” appear in the designation of any such shares, although it must be set forth in the terms of such stock contained in the charter. It is, however, not uncommon to include the words “non-voting” in the designation, where such stock does not carry any voting rights. As the capital of the Company does not include shares which do not carry voting rights, compliance with this provision should not be required.

Paragraph 10(2) of Appendix 3 requires that where the equity capital includes shares with different voting rights, the designation of each class of shares, other than those with the most favorable voting rights, must include the words “restricted voting” or “limited voting”.

WAIVERS

There is no requirement under Maryland law that the words “restricted voting” or “limited voting” appear in the designation of any such shares, although it must be set forth in the terms of such stock contained in the charter. As the capital of the Company does not include shares other than those with the most favorable voting rights, compliance with this provision should not be required.

As regards proxies

Paragraph 11(2) of Appendix 3 requires that a corporation may execute a form of proxy under the hand of a duly authorized officer.

The charter of the Company does not contain any provision as to the form of proxy.

The bylaws of the Company provide that shares of stock of the Company registered in the name of another business entity may be voted by the president, vice president, general partner or trustee of such entity, as the case may be, or a proxy appointed by one of the foregoing individuals, unless some other person has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing body of such entity. The Board may similarly authorize one or more officers to vote shares of stock of other entities held by the Company or authorize a proxy to do the same.

As regards disclosure of interests

Paragraph 12 of Appendix 3 requires that no powers shall be taken to freeze or otherwise impair any of the rights attaching to any share by reason only that the person or persons who are interested directly or indirectly therein have failed to disclose their interests to the company.

The charter of the Company does not contain any such restriction on the powers of the Company. Further, there are no relevant provisions of the MGCL or the charter of the Company that would permit the Company to take such steps. The Company’s Corporate Governance Principles require Directors to promptly inform the Chief Executive Officer and the Lead Outside Director of any actual or potential conflict of interest. The Company’s Global Business Integrity Program Guide also proscribes conflicts of interests generally.

As regards untraceable members

Paragraph 13(1) of Appendix 3 requires that where power is taken to cease sending dividend warrants by post, if such warrants have been left uncashed, it will not be exercised until such warrants have been so left uncashed on two consecutive occasions. However, such power may be exercised after the first occasion on which such a warrant is returned undelivered.

Paragraph 13(2) of Appendix 3 requires that where power is exercised to sell the shares of a member who is untraceable it will not be exercised unless (a) during a period of 12 years at least three dividends in respect of the shares in question have become payable and no dividend during that period has been claimed; and (b) on expiry of the 12 years the issuer gives notice of its intention to sell the shares by way of an advertisement published in the newspapers and notifies the Hong Kong Stock Exchange of such intention.

Under the Maryland Uniform Disposition of Abandoned Property Act, any stock or other certificate of ownership, or any dividend, profit, distribution, interest, payment on principal, or other sum held by a Maryland corporation for or to a stockholder or other security holder who has not claimed it or

WAIVERS

corresponded in writing with the corporation concerning it within three years after the date prescribed for payment or delivery, is presumed abandoned. This applies to the stock or other certificate of ownership on, for or from which the dividends described above have been presumed abandoned if the owner of said underlying stock or certificate has not, within the three-year period giving rise to the presumption of abandonment, communicated in writing with the corporation regarding the stock or a dividend, distribution, or other sum payable as a result of the stock. However, at the expiration of a three-year period following the failure of the owner to claim a dividend, distribution, or other sum payable to the owner as a result of the stock, the stock is not presumed abandoned unless there have been at least three dividends, distributions, or other sums paid during the period, none of which has been claimed by the owner. If three dividends, distributions, or other sums are paid during the three-year period, the period leading to a presumption of abandonment commences on the date payment of the first such unclaimed dividend, distribution, or other sum became due and payable. If three dividends, distributions, or other sums are not paid during the presumptive period, the period continues to run until there have been three dividends, distributions, or other sums that have not been claimed by the owner.

The corporation must then comply with specified notice and filing procedures and pay such abandoned property over to the Comptroller of the State of Maryland. Any person who claims a legal interest in any property delivered to the State of Maryland under such Act must file a claim to the property or to the proceeds from its sale on the form prescribed by the Comptroller and, if the claim is proven, will receive payment from the Comptroller. If not paid by the Comptroller, the claimant may appeal to the circuit court to establish the claim. However, even after the corporation has paid money over to the Comptroller, it may make payment to any person who appears to be entitled to it and, on proof of the payment and proof that the payee was entitled to it, the Comptroller immediately shall reimburse the corporation for the payment.

Maryland law does not provide a corporation with the ability to deviate from the provisions of the Maryland Uniform Disposition of Abandoned Property Act. Hence, it would be unnecessary to include any provision with respect to Paragraph 13(1) of Appendix 3 and inconsistent with Maryland law for the Company to adopt Paragraph 13(2) of Appendix 3.

As regards voting

Paragraph 14 of Appendix 3 provides that where any shareholder is, under the Listing Rules, required to abstain from voting on any particular resolution or restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such shareholder in contravention of such requirement or restriction shall not be counted.

There is no equivalent provision contained in the charter or bylaws of the Company. Except as may otherwise be specified in the terms of any class or series of stock and subject to certain limited circumstances, each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders and the MGCL does not restrict this right to certain matters or proposals. In addition, the Company may not know the identity of a beneficial holder and, therefore, is not able to monitor whether a holder is required to abstain for any reason specific to such holder. The Company also is not entitled to refuse to count any votes that are validly cast under Maryland law. It is up to the holder to abstain from voting in violation of any rule, law or contract applicable to such holder.

WAIVERS

Stockholders are generally not required by Maryland law or the charter or bylaws of the Company to abstain from voting on any matter, including a transaction or arrangement in which they have a material interest. Any votes cast by such an interested holder would be valid under Maryland law. In addition, the Company does not have a majority stockholder. However, if the Company did have a majority stockholder, a transaction or other arrangement that involves a majority or controlling stockholder must be fair to the minority stockholders. In order to pursue a non-appraisal remedy (e.g., injunction or rescission), the minority stockholder plaintiff must plead fraud, misrepresentation or other misconduct or that the transaction is unfair to the minority stockholders. In addition, if the interested stockholder is also a director or an affiliate of a director, the interest must be disclosed and the transaction approved by a majority of the disinterested directors or disinterested stockholders or must be fair and reasonable to the Company, or the transaction will be subject to attack on the grounds of voidness or voidability.

Model Code for Securities Transactions by Directors of Listed Issuers

Rule 13.67 of the Listing Rules requires issuers to adopt rules governing dealings by directors in listed securities of the issuer on terms no less exacting than those of the Model Code for Securities Transactions by Directors in Appendix 10 of the Listing Rules. The Model Code sets out certain provisions with which a director of a listed company must comply when dealing in its securities and certain disclosure obligations on the listed issuer.

The Company has an existing securities trading policy in place that is applicable to its directors as well as all employees. Under the Company’s insider trading policy, directors, officers, employees of the Company and members of their households are prohibited from trading in Coach stock during certain prescribed blackout periods, typically beginning two weeks prior to the end of each fiscal quarter and ending two days after the public release of our quarterly earnings announcement. These persons are also prohibited from engaging in short sales, buying or selling derivative securities and other similar hedging activities related to Coach stock.

Moreover, the directors are prohibited under the U.S. securities laws from trading while in possession of material non-public information. The U.S. regulatory framework provides that any director, officer or employee of the Company (and, under certain circumstances, certain persons unrelated to the Company, such as family members of employees) who is in possession of material non-public information relating to the Company is prohibited from purchasing or selling the Company’s securities until such information has been publicly disseminated. Failure to comply with such laws can result in civil and criminal penalties. Please also see the section headed “Certain U.S. Federal Securities and NYSE Regulations – Directors, Officers, and Significant Stockholders” of Appendix III of this listing document for a description of the U.S. regulatory provisions on recovery of profits realized by a director, officer or 10% beneficial owner of the Company from any purchase and sale of any equity security within six months and beneficial ownership reporting obligations of such persons.

The SEC’s rules require the Company to disclose in its Form 10-K whether or not (and if not, why not) it has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. In addition, the NYSE rules require the Company to adopt and disclose a code of business conduct and ethics for directors, officers and employees, and promptly disclose any waivers of the code for directors or executive officers. The Company is also required to disclose each year in its annual proxy

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statement whether any director or director nominee was the subject of or a party to any U.S. federal or state judicial or administrative order, judgment, decree, or finding relating to an alleged violation of any U.S. federal or state securities laws or regulations.

We have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of Rule 13.67 and Appendix 10 of the Listing Rules.

Content requirements of annual reports, interim reports, preliminary announcements of full year results and preliminary announcements of interim results

Rules 13.47, 13.48 and 13.49 of the Listing Rules require an issuer to comply with the provisions and content requirements of Appendix 16 to the Listing Rules when preparing its annual reports, interim reports and preliminary announcement of results. Rules 3.25(2) and (3) of the Listing Rules also set forth certain requirements for an issuer to disclose in annual and interim reports whether it has complied with the code provisions set out in the Code on Corporate Governance Practices (Appendix 14 of the Listing Rules) and considered reasons if the issuer deviates from the code provisions. Rule 19.44 of the Listing Rules provides that the Hong Kong Stock Exchange will be prepared to agree to modifications to Appendix 16 that it considers appropriate in a particular case in the context of a secondary listing.

The Company is subject to the requirements of the U.S. reporting framework. In particular, the Company is currently required to publish, among other things:

•
annual reports on Form 10-K for each fiscal year, which reports include, among other things, annual financial statements prepared in accordance with U.S. GAAP and audited in accordance with the standards of the U.S. Public Company Accounting Oversight Board. The Company will publish its annual reports on Form 10-K on the Hong Kong Stock Exchange’s website under Rule 13.09(2) of the Listing Rules; and

•
quarterly reports on Form 10-Q for each of the first three quarters of each fiscal year, which reports include, among other things, unaudited interim financial statements for the latest quarter and year-to-date period prepared in accordance with detailed SEC rules and U.S. GAAP. In particular, the quarterly report for the second quarter will in effect include unaudited interim financial statements for the first six months of the fiscal year. The Company will publish its quarterly reports on Form 10-Q on the Hong Kong Stock Exchange’s website under Rule 13.09(2) of the Listing Rules.

The Company would be unduly burdened if it were to comply with Rules 13.47, 13.48 and 13.49 of the Listing Rules and include information required under Appendix 16 to the Listing Rules to the extent that such inclusion is not required, or not required in the same manner, under the existing U.S. reporting framework to which the Company is subject (including, among other things, applicable U.S. securities laws, Maryland law and/or U.S. GAAP).

The Company has applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with Rules 3.25(2) and (3), 13.47, 13.48 and 13.49 and Appendix 16 of the Hong Kong Listing Rules such that the Company will only be required to comply with the existing U.S. reporting framework to which it is subject (including, among other things, applicable U.S. securities laws, Maryland law and/or U.S. GAAP) when publishing its annual reports, quarterly reports and preliminary announcement of results.

WAIVERS

A summary of certain material requirements of Appendix 16 to the Listing Rules which are not required, or not required in the same manner, by the U.S. reporting framework is set out below. Paragraph references below correspond to paragraph numbers of Appendix 16.

Financial statements

The following are certain items that are required to be included in financial statements under Appendix 16 to the Listing Rules, but which are not required to be included in the Company’s financial statements under the U.S. reporting framework:

(a)
rates of dividend paid or proposed on each class of shares (with particulars of each such class) and amounts absorbed thereby (or an appropriate negative statement) in the income statement (paragraph 4(1)(f));

(b)	fixed assets in the balance sheet (paragraph 4(2)(a));

(c)
certain current asset information, including stocks, debtors including credit policy and ageing analysis of accounts receivable, cash at bank and in hand and other current assets, in the balance sheet (paragraph 4(2)(b));

(d)	certain current liability information, including borrowings and debts and aging analysis of accounts payable, in the balance sheet (paragraph 4(2)(c)); and

(e)	total assets less current liabilities in the balance sheet (paragraph 4(2)(e)).

The following are certain items that are required to be included in financial statements contained in annual reports under Appendix 16 to the Listing Rules, and for which the U.S. reporting framework provides for alternative forms of disclosure to be included in the Company’s annual reports on Form 10-K:

(a)
the name, principal country of operation, country of incorporation or other establishment and particulars of the issued share capital and debt securities of every subsidiary (paragraph 9). The U.S. reporting framework generally requires as a publicly filed exhibit to a Form 10-K a list of all subsidiaries of the Company, the state or other jurisdiction of incorporation or organization of each, and the names under which such subsidiaries do business;

(b)
an analysis of loans and borrowings as at the balance sheet date, firstly of bank loans and overdrafts and, secondly of other borrowings, showing the aggregate amounts repayable: (i) on demand or within a period not exceeding one year; (ii) within a period of more than one year but not exceeding two years; (iii) within a period of more than two years but not exceeding five years; and (iv) within a period of more than five years, and a statement of the amount of interest capitalized during the financial year (paragraph 22). The U.S. reporting framework generally requires in the management’s discussion and analysis section disclosure of the payments due as of the latest fiscal year end balance sheet date for the Company’s known contractual obligations, aggregated by long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations and other long-term liabilities. The payments due should be provided for those due by different dates: (i) total; (ii) less than one year; (iii) one to three years; (iv) three to five years; and (v) more than five years;

(c)	details of Director’s and past Director’s emoluments, on a named basis (paragraph 24). The U.S. reporting framework generally requires disclosure of detailed compensation information of Directors;

WAIVERS

(d)
information in respect of the five highest paid individuals during the financial year (paragraph 25). The U.S. reporting framework generally requires disclosure of detailed compensation information of the Company’s principal executive and financial officers and the Company’s three most highly compensated executive officers other than the principal executive and financial officers for the full fiscal year (together, the “named executive officers”); and

(e)
certain disclosures required under the following provisions of the Companies Ordinance: the Tenth Schedule and Sections 128 (details of subsidiaries), 129 (details of investments), 129A (details of ultimate holding company), 129D (contents of the directors’ report), 161 (directors’ remuneration), 161A (corresponding figures), 161B (loans to company officers), 162 (directors’ interests in contracts) and 162A (management contracts) (paragraph 28). The U.S. reporting framework generally requires disclosure of a list of all subsidiaries of the Company and the related details of such subsidiaries as stated in (a) above and detailed compensation information of Directors as stated in (c) above. The U.S. regulatory framework generally prohibits any personal loans to Directors or executive officers, subject to certain limited exceptions. Please see sections in this listing document headed “Waivers – Post-listing Compliance Requirements – Certain specific public disclosure requirements” and “Waivers – Post-listing Compliance Requirements – Notifiable and connected transactions” for a description of certain U.S. disclosure obligations on related party transactions.

Annual reports

The following are certain items that are required to be included in an annual report under Appendix 16 of the Listing Rules, but which are not required to be included in the Company’s annual reports on Form 10-K under the existing U.S. reporting framework:

(a)	particulars of any arrangement under which a stockholder has waived or agreed to waive any dividends (paragraph 17);

(b)	explanation of any material difference between the net income shown in the financial statements and any profit forecast published by the Company (paragraph 18);

(c)	a statement, where applicable, that no pre-emptive rights exist in the jurisdiction in which the Company is incorporated or otherwise established (paragraph 20);

(d)
if the Company were to hold properties for development, sale or investment purposes beyond specified thresholds, details concerning such properties including address details, progress of any construction at such properties and existing use of such properties (paragraph 23);

(e)	particulars of any arrangement under which a Director has waived or agreed to waive any emoluments (paragraph 24A);

(f)
details of whether forfeited contributions in the case of defined contribution schemes may be used by the employer to reduce the existing level of contributions and if so, the amounts so utilized (paragraph 26(4));

(g)	an outline of the results of the most recent formal independent actuarial valuation or formal independent review of defined benefit plans (paragraph 26(5)); and

(h)	a statement of the reserves available for distribution to shareholders as at the balance sheet date (paragraph 29).

WAIVERS

The following are certain items that are required to be included in an annual report under Appendix 16 of the Listing Rules, and for which the U.S. reporting framework provides for alternative forms of disclosure to be included in the Company’s annual reports on Form 10-K, other periodic and current reports and other filings with the SEC:

(a)
details of transactions entered into by the Company and its subsidiaries in the securities of the Company or its subsidiaries, including (1) details of any convertible securities, options, warrants or similar rights issued or granted by the Company or any of its subsidiaries; (2) particulars of any exercise of any conversion or subscription rights under any convertible securities, options, warrants or similar rights issued or granted by the Company or its subsidiaries; (3) particulars of any redemption or purchase or cancellation by the Company or its subsidiaries of its redeemable securities; (4) particulars of any purchase, sale or redemption by the Company or its subsidiaries of its listed securities (paragraph 10); and (5) details of any issue for cash for equity securities made otherwise than to shareholders in proportion to their shareholding and which has not been specifically authorized by the shareholders (paragraph 11). Please see the section headed “Certain U.S. Federal Securities and NYSE Regulations – Securities Offerings” of Appendix III of this listing document and the section in this listing document headed “Waivers – Post-listing Compliance Requirements – Share repurchase” for a description of certain U.S. disclosure obligations on securities offerings (including registered and unregistered offerings) and stock repurchases. In addition, please note that the Company does not have redeemable securities;

(b)
biographical details of Directors and senior managers of the Company (paragraph 12). The U.S. reporting framework generally requires disclosure of biographical details of the Directors, executive officers and significant employees;

(c)
interests and short positions of each Director and chief executive of the Company in the shares, underlying shares and debentures of the Company or any associated corporation (within the meaning of Part XV of the SFO), and the interests and short positions of every person (other than a Director or chief executive) in the shares and underlying shares of the Company as recorded in the register required to be kept under section 336 of the SFO (paragraph 13). Please see the section headed “Certain U.S. Federal Securities and NYSE Regulations – Directors, Officers, and Significant stockholders” of Appendix III of this listing document and the section in this listing document headed “Waivers – Post– Listing Compliance Requirements – Model Code for Securities Transactions by Directors of Listed Issuers” for a description of certain U.S. requirements in relation to the disclosure of security ownership of directors, officers and stock beneficial owners and prohibitions (including the Company’s insider trading policy) against short sales;

(d)
the period unexpired of any service contract, which is not determinable by the employer without payment of compensation (other than statutory compensation), of any Director proposed for re-election, and particulars of any contract of significance subsisting during or at the end of the financial year in which a Director is or was materially interested (paragraphs 14 and 15). As noted above, the U.S. reporting framework generally requires disclosure of detailed compensation information of Directors. Please also see sections in this listing document headed “Waivers – Post-listing Compliance Requirements – Certain specific public disclosure requirements” and “Waivers – Post-listing Compliance Requirements – Notifiable and connected transactions” for a description of certain U.S. disclosure obligations on related party transactions. In addition, the U.S. reporting framework generally requires filings with the SEC of copies of any contract to which Directors are parties (except where such contact is immaterial in amount or significance);

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(e)
information necessary to enable holders of the Company’s listed securities to obtain any relief from taxation to which they are entitled (paragraph 21). The section headed “Certain U.S. Federal Income and Estate Tax Considerations” of Appendix III of this listing document includes a summary of certain U.S. federal income and estate tax considerations relating to the ownership and disposition of the Depositary Receipts and the Company’s Common Stock underlying the Depositary Receipts by a non-U.S. holder (as defined therein);

(f)
a general description of the group’s emolument policy and any of its long-term incentive schemes (paragraph 24B). The U.S. reporting framework generally requires a description of the Company’s compensation policies and decisions regarding only the named executive officers and a discussion of the Company’s policies and practices of compensating its employees only to the extent that risks arising from such compensation policies and practices are reasonably likely to have a material adverse effect on the Company;

(g)
the nature of the principal scheme or schemes operated by the group and a brief outline of how contributions are calculated or benefits funded (paragraph 26(1) and (2)). The U.S. reporting framework generally requires certain specified information on defined contribution plans or defined benefit plans only if the named executive officers participate in them;

(h)
details of any change in the Company’s auditors in any of the preceding three years (paragraph 30). The U.S. reporting framework generally requires disclosure in annual reports on Form 10-K of information on any change in the Company’s principal independent accountant during the two most recent fiscal years period. In addition, if the Company’s previous principal auditing accountant resigns or is dismissed, or if a new principal auditing accountant is engaged, the Company is required to file a Form 8-K within four business days and disclose detailed background information in connection with such changes, e.g., descriptions of certain disagreements with the former accountant;

(i)
information in respect of the Company’s largest customer and supplier and five largest customers and suppliers and any interests of any of the Directors, their associates or shareholders (which to the knowledge of the Directors own more than 5% of the Company’s share capital) have in such customers or suppliers (paragraph 31). The U.S. reporting framework generally requires disclosure of the name of any customer and its relationship with the Company or its subsidiaries if sales to the customer equal to 10% or more of the Company’s consolidated revenues. The U.S. reporting framework also generally requires discussions of the sources and availability of raw materials;

(j)
a discussion and analysis of the Group’s performance during the financial year and the material factors underlying its results and financial position. Such required disclosure include comments on, among other things, liquidity and financial resources, the capital structure, the state of the order book and prospects for new business, significant investments held, material acquisitions and disposals of subsidiaries and associated companies, segmental information, charges on group assets, future plans for material investments or capital assets, gearing ratio, exposure to fluctuations in exchange rates and any related hedges and contingent liabilities, if any (paragraph 32). The U.S. reporting framework generally requires management’s discussion and analysis of the Company’s financial condition, changes in financial condition and results of operations and certain quantitative and qualitative disclosures about market risk. The discussion should provide specified information on liquidity, capital resources, results of operations, off-balance sheet arrangements and contractual obligations and also should provide such other information that the Company believes to be necessary to an understanding of its financial condition, changes in financial condition and results of operations;

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(k)
certain information required to be included in a Corporate Governance Report under Appendix 23 to the Listing Rules relating to the Code on Corporate Governance Practices contained in Appendix 14 to the Listing Rules and the Model Code for Securities Transactions by Directors contained in Appendix 10 to the Listing Rules (paragraph 34). Please see the section in this listing document headed “Post-listing Compliance Requirements – Model Code for Securities Transactions by Directors of Listed Issuers” for a description of certain SEC and NYSE regulations relating to the code of business conduct and ethics. The SEC and NYSE also have detailed regulations on disclosure of corporate governance matters in annual and quarterly reports and proxy statements. In addition, the NYSE rules require each NYSE listed company’s CEO to submit an executed written affirmation annually to the NYSE certifying that he or she is not aware of any violation by the listed company of NYSE corporate governance listing standards, qualifying the certification to the extent necessary, and to promptly notify the NYSE in writing after any executive officer of the listed company becomes aware of any non-compliance with any applicable provisions of the NYSE corporate governance listing standards; and

(l)
a statement as to the sufficiency of public float (paragraph 34A). The U.S. reporting framework generally requires disclosure of the aggregate market value of the voting and non-voting common equity of the Company held by non-affiliates as of the last business day of the most recently completed second fiscal quarter and the approximate number of holders of the Company’s common equity as of the latest practicable date.

Interim reports

The following are certain items that are required to be included in an interim report under Appendix 16 of the Listing Rules, and for which the U.S. reporting framework provides for alternative forms of disclosure to be included in the Company’s quarterly reports on Form 10-Q, other periodic and current reports and other filings with the SEC:

(a)
a discussion and analysis of the Group’s performance in the interim period covering all matters set out in paragraph 32 (paragraph 40). The relevant U.S. reporting framework requirements are similar to the ones set out above under annual reports;

(b)
particulars of any purchase, sale or redemption by the Company or its subsidiaries of its securities during the interim period (paragraph 41(1)). The relevant U.S. reporting framework requirements are similar to the ones set out above under annual reports;

(c)
details of interests in the equity or debt securities of the Company or any associated corporation at the end of the interim period for each person as set out in paragraph 13 (paragraph 41(2)). The relevant U.S. reporting framework requirements are similar to the ones set out above under annual reports; and

(d)
certain information relating to the Code on Corporate Governance Practices contained in Appendix 14 to the Listing Rules and the Model Code for Securities Transactions by Directors contained in Appendix 10 to the Listing Rules (paragraph 44). The relevant U.S. reporting framework requirements are similar to the ones set out above under annual reports.

Preliminary announcements

The Company, like other public companies in the United States, publishes earnings releases announcing annual and quarterly results. To the extent that the Company publishes such releases, it files them with the SEC under Form 8-Ks.

WAIVERS

The following are certain items that are required to be included in a preliminary announcement of annual results under Appendix 16 to the Listing Rules, but which are not typically included in the Company’s earnings releases announcing annual results:

(a)
the information in respect of the balance sheet and income statement that are not required to be included in the Company’s financial statements under the U.S. reporting framework as stated in the section in this listing document headed “Post-listing Compliance Requirements – Content requirements of annual reports, interim reports, preliminary announcements of full year results and preliminary announcements of interim results – Financial Statements” above and notes relating to turnover, taxation, earnings per share and dividends (paragraph 45(1));

(b)
particulars of any purchase, sale or redemption by the Company, or any of its subsidiaries, of its listed securities during the relevant year (paragraph 45(2)). The Company’s press releases typically include the amount of any stock repurchases made during the fourth quarter and the amount remaining under the Company’s then repurchase authorization;

(c)	information relating to the Code on Corporate Governance Practices contained in Appendix 14 to the Listing Rules (paragraph 45(5));

(d)	a statement as to whether or not the annual results have been reviewed by the audit committee of the Company (paragraph 45(6)); and

(e)	where the auditors’ report on the Company’s annual financial statements is likely to be qualified or modified, details of the qualification or modification (paragraph 45(7)).

The following are certain items that are required to be included in a preliminary announcement of interim results under Appendix 16 to the Listing Rules, but which are not typically included in the Company’s press releases announcing quarterly results:

(a)
the information in respect of the balance sheet and income statement that are not required to be included in the Company’s financial statements under the U.S. reporting framework as stated in the section in this listing document headed “Post-listing Compliance Requirements – Content requirements of annual reports, interim reports, preliminary announcements of full year results and preliminary announcements of interim results – Financial Statements” above and notes relating to turnover, taxation, earnings per share and dividends (paragraph 46(1));

(b)
particulars of any purchase, sale or redemption by the Company, or any of its subsidiaries, of its listed securities during the relevant period (paragraph 46(2)). The Company’s press releases typically include the amount of any stock repurchases made during the quarter and the amount remaining under the Company’s then repurchase authorization;

(c)	information relating to the Code on Corporate Governance Practices contained in Appendix 14 to the Listing Rules (paragraph 46(4)); and

(d)	a statement as to whether or not the interim results have been reviewed by external auditors or the audit committee of the Company (paragraph 46(6)).

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Other Continuing Obligations

Certain specific public disclosure requirements

Rules 13.11, 13.12, 13.13, 13.14, 13.15, 13.15A, 13.16, 13.17, 13.18, 13.19, 13.20, 13.21 and 13.22 of the Listing Rules require the disclosure of certain general matters relevant to an issuer’s business, including advances to an entity, financial assistance and guarantees to affiliated companies of an issuer, pledging of shares by the controlling shareholder, loan agreements with covenants relating to specific performance of the controlling shareholder and breaches of loan agreements by an issuer.

The Company is subject to announcement obligations under the U.S. reporting framework as described in the section headed “Certain U.S. Federal Securities and NYSE Regulations” of Appendix III of this listing document. Certain of the specific disclosure obligations of the Company under the SEC rules and releases include the requirement to disclose annually in its proxy statement any transaction or proposed transaction in which it participates involving an amount exceeding a specified threshold in which a related person has or will have a direct or indirect material interest and disclosure in Form 10-Ks and 10-Qs of information on material covenants related to outstanding debt in appropriate cases.

On the basis of the foregoing, and given that the Company will, upon listing, be obligated to comply with Rule 13.09(1) of the Listing Rules, we have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of Rules 13.11, 13.12, 13.13, 13.14, 13.15, 13.15A, 13.16, 13.17, 13.18, 13.19, 13.20, 13.21 and 13.22 of the Listing Rules.

Filing of disclosure returns for changes in issued share capital and publication of monthly return in relation to movements in equity securities

Rule 13.25A of the Listing Rules requires a listed issuer to file a next day disclosure return with the Hong Kong Stock Exchange whenever there is a change in its issued share capital as a result of or in connection with a placing, consideration issue, open offer, rights issue, bonus issue, scrip dividend, repurchase of shares or other securities, exercise of an option, capital reorganization or any other change in share capital. Rule 13.25B of the Listing Rules requires a listed issuer to publish a monthly return in relation to movements in its equity securities, debt securities and any other securitized instruments, as applicable, during the period to which the monthly return relates. Rule 13.31 of the Listing Rules requires a listed issuer to inform the Hong Kong Stock Exchange as soon as possible after any purchase, sale, drawing or redemption by the issuer or its subsidiaries of its listed securities (whether on the Hong Kong Stock Exchange or otherwise). Under Listing Rule 13.31, issuers also authorize the Hong Kong Stock Exchange to disseminate such information “in such manner as the Exchange may think fit.”

The U.S. regulatory framework regarding share capital and movements in equity securities, which appear to serve similar purposes as the Listing Rules described above, includes, among other things:

•	the Company is required to provide on the cover page of each of its Form 10-Ks and 10-Qs, the number of shares of its common stock outstanding as of the latest practicable date;

•
the U.S. regulatory framework regarding securities offerings as described in the section headed “Certain U.S. Federal Securities and NYSE Regulations – Securities Offerings” of Appendix III of this listing document;

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•	the Company is required to disclose specified information on any stock repurchases made by or on behalf of the Company on a monthly basis in its Form 10-Qs and 10-Ks;

•	issuances of shares issued upon exercise of stock options are required to be registered with the SEC (unless issued pursuant to an exemption from the U.S. securities laws); and

•
certain beneficial ownership reporting requirements imposed by the U.S. regulatory framework on directors, certain officers and stockholders as described in the section headed “Certain U.S. Federal Securities and NYSE Regulations – Directors, Officers, and Significant Stockholders” of Appendix III of this listing document.

In addition, there are no drawing or redemption rights on the Company’s Common Stock. Furthermore, as the Company only lists Depositary Receipts on the Hong Kong Stock Exchange that are backed by shares of its Common Stock, which do not have any drawing obligations or redemption rights, the drawings and redemptions notice provisions of Rule 13.31 of the Listing Rules are inapplicable.

We have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with Rules 13.25A, 13.25B and 13.31 of the Listing Rules.

Annual meeting notice and proxy mailing requirements

Rule 13.37 of the Listing Rules requires issuers to publish annual meeting notices in accordance with Rule 2.07C. Rule 13.38 of the Listing Rules requires a listed issuer to send a proxy form with the notice convening a general shareholders’ meeting to all persons entitled to vote at the meeting.

As described in the section headed “Certain U.S. Federal Securities and NYSE Regulations – Proxy Regulations” of Appendix III of this listing document, under the SEC’s electronic delivery rules for proxy materials, the Company posts its proxy materials on a publicly accessible website and mails a notice to stockholders stating that all proxy materials can be found on that website. The Company mails the notice regarding the availability of the proxy materials to its stockholders at least 40 days prior to stockholders meetings. Moreover, the Company will publish its proxy materials in Hong Kong by way of announcements.

Furthermore, as described in the section in this listing document headed “Listing, Terms of Depositary Receipts and Deposit Agreements, Registration, Dealings and Settlement,” as soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from the Company, the HDR Depositary will distribute to the registered holders of Depositary Receipts (and to non-registered holders of Depositary Receipts but only upon request made by non-registered holders to HKSCC) a notice stating such information as is contained in the voting materials received by the HDR Depositary and describing how the holders of Depositary Receipts may instruct the HDR Depositary or any other person to exercise the voting rights for the Common Stock which underlie HDSs.

On the basis of the foregoing, we have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of Rules 13.37 and 13.38 of the Listing Rules.

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Requirements regarding votes in shareholder meetings

Rule 13.39(5) of the Listing Rules requires the issuer to announce the results of the poll at a shareholder general meeting as soon as possible, but in any event not later than the time that is 30 minutes before the earlier of the commencement of the morning trading session or any pre-opening session on the business day following the meeting. The issuer shall appoint its auditors, share registrar or external accountants who are qualified to serve as auditors for the issuer as scrutineer for the vote-taking and state the identity of the scrutineer in the announcement. The issuer shall confirm in the announcement whether or not any parties that have stated their intention in the circular to vote against the relevant resolution or to abstain have done so at the general meeting.

The Company is required under the SEC rules to publicly report the results of stockholder votes on a Form 8-K within four business days after the results are known. In addition, the Company will announce the results of stockholder votes at any stockholder general meeting as soon as reasonably practicable in compliance with the requirements of Rule 13.09(1) of the Listing Rules.

On the basis of the foregoing, we have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of Rule 13.39(5) of the Listing Rules.

Announcement of board meetings

Rule 13.43 of the Listing Rules requires an issuer to inform the Hong Kong Stock Exchange and publish an announcement at least seven clear business days in advance of the date fixed for any board meeting at which the declaration, recommendation or payment of a dividend is expected to be decided or at which any announcement of the profits or losses for any year, half-year or other period is to be approved for publication. We have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of Rule 13.43 of the Listing Rules, on the condition that the Company will publish annually a financial calendar, indicating, among other things, the ending dates of the relevant fiscal year and fiscal quarters during the year, the due dates of the corresponding annual and quarterly reports, the dates of already scheduled stockholder meetings and the months when the board or board committee meetings convene to review upcoming earnings announcements and quarterly and annual reports and that the Company will publish as an announcement on the Hong Kong Stock Exchange’s website as soon as reasonably practicable any press release it issues prior to the next earnings announcement disclosing the date of such earnings announcement and the access information to the related earnings call to be held.

Voting of directors at board meetings

Rule 13.44 of the Listing Rules requires that, subject to such exceptions set out in Note 1 to Appendix 3, a director shall not vote on any board resolution approving any contract or arrangement or any other proposal in which he or any of his associates has a material interest nor shall he be counted in the quorum present at the meeting.

There is no equivalent provision under Maryland law or the charter or bylaws of the Company, as the requirements for a quorum and approval of a contract or transaction are the same under Maryland law regardless of the interests of a director or his associate. To exclude such a director from the quorum or vote may result in an inability to obtain a quorum or the requisite vote for approval, even if the contract or transaction is in the best interests of the Company and approved by all other directors. However, stockholders receive a commensurate level of protection under the applicable provisions of

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the MGCL. Under the MGCL, a contract or other transaction between a corporation and a director or between a corporation and any other corporation, firm or other entity in which a director is a director or has a material financial interest is not void or voidable solely because of (i) the common directorship or interest, (ii) the presence of a director at the meeting authorizing, approving or ratifying the contract or transaction or (iii) the counting of the director’s vote for the authorization, approval or ratification of the contract or transaction, if the fact of the common directorship or interest is disclosed and the contract or other transaction is either (a) authorized, approved or ratified in accordance with certain procedures by the disinterested directors or by the disinterested stockholders or (b) is fair and reasonable to the corporation. If the contract or other transaction is not authorized, approved or ratified in one of the foregoing ways, the person asserting the validity of the contract or transaction bears the burden of proving that the contract or transaction was fair and reasonable to the corporation at the time it was authorized, approved or ratified. The foregoing provisions are in addition to, not in lieu of, the approvals that are necessary generally and hence it would be inconsistent with Maryland law to adopt the provisions of Rule 13.44 in the charter or bylaws of the Company.

On the basis of the foregoing, we have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of Rule 13.44 of the Listing Rules.

Reporting of certain information

Rule 13.45 of the Listing Rules requires an issuer to inform the Hong Kong Stock Exchange immediately after approval by or on behalf of the board of any decision as to dividends; preliminary announcement of profits or losses for any year, half-year or other period; proposed change in the capital structure; and decision to change the general character or nature of the business of the issuer or group. In addition, the Note to Rule 13.45(4) provides that once a decision has been made to submit to the board a proposal to change the issuer’s capital structure, “no dealings in any of the relevant securities should be effected by or on behalf of the issuer or any of its subsidiaries until the proposal has been announced or abandoned.”

The Company:

•	reports quarterly and annual earnings announcements on Form 8-Ks;

•	publicly files with the SEC a registration statement (which includes a prospectus) in the case of a registered offering of securities;

•
reports unregistered offerings of securities on a Form 8-K (or a Form 10-K or Form 10-Q if not previously covered by a Form 8-K) as described in the section headed “Certain U.S. Federal Securities and NYSE Regulations – Securities Offerings” of Appendix III of this listing document; and

•	reports stock repurchases on Form 10-Qs or Form 10-K.

The NYSE requires the Company to give prompt written notice of any dividend action or action relating to a stock distribution in respect of a listed stock (including the omission or postponement of a dividend action at the customary time as well as the declaration of a dividend) and any material change in the general character or nature of the Company’s business. The Company also issues press releases on declarations of dividends and any material change in the general character or nature of the Company’s business may be considered in the context of the U.S. framework on the public disclosure of material events, which may warrant the filing of a Form 8-K.

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To the extent any foregoing matters are material non-public information, the Company must either refrain from trading or disclose that information publicly before trading in its securities.

We have applied for, and the Hong Kong Stock Exchange has granted, waivers from strict compliance with the requirements of Rule 13.45 of the Listing Rules on the condition that the Company will publish the contents of any Form 8-K as an overseas regulatory announcement on the Hong Kong Stock Exchange’s website pursuant to Rule 13.09(2) as soon as reasonably practicable after such Form 8-K is published on the SEC’s website. However, if the contents of any Form 8-K constitute price sensitive information under Rule 13.09(1) of the Listing Rules, the Company will publish its contents as an announcement on the Hong Kong Stock Exchange’s website as soon as reasonably practicable in compliance with the requirements of Rule 13.09(1). With regard to declarations of dividends, to the extent that there are any, the Company typically announces them by way of press releases in the United States within two to three weeks after they are approved at the Board meetings. The Company will publish any such press releases as announcements on the Hong Kong Stock Exchange’s website as soon as reasonably practicable after they are published in the United States.

Notifications

Rules 13.51, 13.51B and 13.51C of the Listing Rules require an issuer, in certain circumstances, to notify the Hong Kong Stock Exchange and publish an announcement where, among others, there is any proposed change to its memorandum or articles of association, or any change to its directorate, the rights attaching to its listed securities, its auditors or financial year end, its secretary, its share registrar, its registered address or its compliance adviser. Rule 3.20 of the Listing Rules requires each director of a listed issuer to provide to the Hong Kong Stock Exchange, immediately upon his resignation as a director, his up-to-date contact information.

The Company:

•	reports charter and bylaw amendments on Form 8-K (or in a proxy statement where stockholder approval is required);

•	reports changes of directors on a Form 8-K (or detailed information about director candidates in a proxy statement when conducting an election of directors by stockholders);

•	reports material modifications to rights of security holders on a Form 8-K;

•	reports changes in accountants on a Form 8-K; and

•	reports changes in its fiscal year end on a Form 8-K (or in a proxy statement if put to a stockholder vote).

There is no similar concept of a compliance adviser to report on a Form 8-K or otherwise. Also the Company is required under the NYSE rules to give five business days’ advance notice to the NYSE with respect to the proposed appointment of a new transfer agent or registrar.

The Directors are not subject to similar requirements under the U.S. regulatory framework as Rule 3.20 of the Listing Rules. In addition, the Company will comply with Rule 13.78 of the Listing Rules to, if and when requested by the Hong Kong Stock Exchange, use its best endeavors to assist the Hong Kong Stock Exchange to locate the whereabouts of any Director who has since resigned from his directorship.

WAIVERS

We have applied for, and the Hong Kong Stock Exchange has granted, waivers from strict compliance with the requirements of Rules 13.51, 13.51B and 13.51C and 3.20 of the Listing Rules on the condition that the Company will publish the contents of any Form 8-K as an overseas regulatory announcement on the Hong Kong Stock Exchange’s website pursuant to Rule 13.09(2) as soon as reasonably practicable after such Form 8-K is published on the SEC’s website. However, if the contents of any Form 8-K constitute price sensitive information under Rule 13.09(1) of the Listing Rules, the Company will publish its contents as an announcement on the Hong Kong Stock Exchange’s website as soon as reasonably practicable in compliance with the requirements of Rule 13.09(1).

Resolutions, circulars and other documents

Rules 13.54, 13.55 and 13.57 of the Listing Rules require an issuer to, upon request by the Hong Kong Stock Exchange, provide certified copies of all resolutions of the issuer within 15 days after they are passed, and where a circular is issued to certain holders of its securities, issue a summary of the circular to all other holders of its securities unless the contents are of no material concern to them. An issuer is also required to, where an increase of its authorized capital is proposed, inform shareholders whether there is any present intention to issue any part of that capital.

While the U.S. regulatory framework does not expressly obligate the Company to forward its stockholder resolutions to the SEC or the NYSE, under the MGCL, stockholders may inspect and copy during usual business hours any minutes of the proceedings of the stockholders.

Please refer to the section headed “Certain U.S. Federal Securities and NYSE Regulations – Proxy Regulations” of Appendix III of this listing document for a discussion of proxy statements under the U.S. framework.

With respect to Rule 13.57, no approval by the stockholders of the Company is required for an increase of its authorized capital under the MGCL or the charter or bylaws of the Company and no prior notice or other document is therefore required to be sent to the stockholders where such an increase is proposed. As such, the requirement of Rule 13.57 of the Listing Rules is inapplicable.

On the basis of the foregoing, we have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of Rules 13.54, 13.55 and 13.57 of the Listing Rules.

Shareholders’ approval for directors’ service contracts

Rule 13.68 of the Listing Rules provides that a listed issuer shall obtain the prior approval of its shareholders (and the relevant director and his associates shall not vote on the matter) for any service contract to be granted by the listed issuer or any of its subsidiaries to any director or proposed director which (a) is for a duration that may exceed three years; or (b) in order to entitle the listed issuer to terminate the contract, expressly requires it to give a period of notice of more than one year or to pay compensation or make other payments equivalent to more than one year’s emoluments.

Article III, Section 12 of the Company’s bylaws provides that Directors shall not receive any stated compensation for their services as Directors, but, by resolution of the Board, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Company and for any service or activity they performed or engaged in as Directors. Directors

WAIVERS

may also be reimbursed for expenses of attendance at each meeting of the Board or of any committee thereof. Under the Company’s bylaws, approval of any compensation for directors is required to be approved by a majority of the Directors present at a meeting at which a quorum is present.

Currently, each Director is elected to the Board for a one-year term.

Directors who are employees of the Company receive no additional compensation for their services as Directors. Compensation for the Company’s outside Directors (i.e., Directors who are not employees of the Company) is recommended by the Board’s Human Resources Committee (whose members are independent as required under the NYSE rules) and approved by the Board (whose six of seven members are independent under the NYSE rules). Compensation for each outside Director consists of an annual cash retainer, which varies based on each Director’s role on the Board, and annual grants of stock options and restricted stock units made on the date of the Company’s annual meeting of stockholders. Options and restricted stock units vest in full on the earliest of the Company’s next annual meeting of stockholders or one year from the date of grant, subject to the Director’s continued service until that time.

Under the SEC rules, the Company is required to disclose compensation information on each Director in its annual proxy statement.

Of the Company’s current Directors, only one Director – the Chairman and CEO – is also an employee of the Company. In accordance with the SEC rules, the Company discloses information about potential payments due to its CEO and other named executive officers upon termination or change-of-control in either its annual meeting proxy statement or its Form 10-K each year. The SEC also requires the Company to provide stockholders with an advisory vote on executive compensation at least once every three years.

In addition, as described in the section headed “Share Capital – Issuance of Shares of Stock” of Appendix III of this listing document, under the NYSE rules, the Company is generally required to obtain stockholder approval for equity compensation plans.

On the basis of the foregoing, we have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of Rule 13.68 of the Listing Rules for the Company’s executive Directors who are also its employees on the condition that the Company undertakes that going forward no compensation for loss of office/retirement will be granted to outside directors.

Director nomination notice requirements

Rule 13.70 of the Listing Rules provides that a listed issuer shall publish an announcement or issue a supplementary circular upon receipt of a notice from a shareholder to propose a person for election as a director at the general meeting where such notice is received by the issuer after publication of the notice of meeting. The issuer shall include particulars of the proposed director in the announcement or supplementary circular.

Please see the section in this listing document headed “Post-listing Compliance Requirements – Content requirements of articles of association or equivalent document – As regards directors” for a description of the requirements under Maryland law and the Company’s bylaws as to stockholder nominations of

WAIVERS

directors. In particular, the Company’s bylaws require that, to be considered at an annual meeting, a stockholder’s nomination notice, containing the information set forth in the bylaws, be received by the Company’s Secretary not earlier than the 150th day or later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (subject to exceptions set forth in the bylaws). Pursuant to such requirements, a stockholder’s nomination notice received outside of the period specified in the bylaws, including nominations raised at the annual meeting, will not be considered.

Proxy solicitations for director elections are also subject to the requirements under the SEC’s proxy rules as described in the section headed “Certain U.S. Federal Securities and NYSE Regulations – Proxy Regulations” of Appendix III of this listing document. There is no requirement that a stockholder nominee be included in the Company’s proxy statement.

On the basis of the foregoing, we have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of Rule 13.70 of the Listing Rules.

Notices to holders of securities

Rules 13.71 and 13.73 of the Listing Rules require an issuer to send notices to all holders of its listed securities whether or not their registered addresses are in Hong Kong and to publish notices of and dispatch to its shareholders circulars in relation to all shareholder or creditor meetings. The notices of meeting must be available on the issuer’s website for a period of five years and any new information that is not included in the circulars must be provided to members not less than 10 days before the date of the meeting. Rule 13.74 of the Listing Rules requires an issuer to disclose in notices of meetings certain details of directors who are proposed to be elected or re-elected.

As stated in the section in this listing document headed “Waivers – Post-listing Compliance Requirements – Use of electronic means for corporate communications,” if the Company is required to send printed copies of any notices, reports, voting forms or other communications to registered and non-registered holders of Depositary Receipts under the Listing Rules or any other laws or regulations, it will make available printed copies thereof to the HDR Depositary who will distribute the same to the registered holders of Depositary Receipts (and to non-registered holders of Depositary Receipts but only upon request made by non-registered holders to HKSCC). Such practice will be followed whether or not the holders’ registered addresses are in Hong Kong. In addition, as stated in the same section, the Company publicly files various corporate communications with the SEC which are posted on the SEC’s website and its own website.

As stated in the section in this listing document headed “Waivers – Other Continuing Obligations –  Requirements regarding votes in shareholder meetings,” the SEC’s proxy rules makes it unlawful to solicit proxies by means of any proxy materials containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

WAIVERS

The SEC rules set forth detailed requirements as to the information that must be provided in proxy statements in connection with director elections.

On the basis of the foregoing, we have applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with the requirements of Rules 13.71, 13.73 and 13.74 of the Listing Rules.

DISCLOSURE OF INTERESTS REQUIREMENTS UNDER THE SFO

Part XV of the SFO imposes obligations on shareholders, directors and chief executives of a listed company to notify their interests in the listed company and for the listed company to prepare registers and maintain records.

The U.S. regulatory framework imposes certain beneficial ownership reporting requirements on directors, certain officers and stockholders as described in the section headed “Certain U.S. Federal Securities and NYSE Regulations – Directors, Officers, and Significant Stockholders” of Appendix III of this listing document.

The Company has applied for, and the SFC has granted, a partial exemption under section 309(2) of the SFO from the requirements under Part XV of the SFO (other than Divisions 5, 11 and 12) for the Company and its shareholders, directors and chief executives on conditions that:

(a)
the Company shall file with the Hong Kong Stock Exchange all disclosure of interests made public in the United States as soon as practicable on the basis that the Hong Kong Stock Exchange will publish these disclosures in the same way as those it receives from other listed corporations pursuant to Part XV;

(b)
the Company shall report to the SFC, within 10 business days after the end of each calendar month, what percentage of that month’s average daily worldwide share turnover took place on the Hong Kong Stock Exchange. The first report should cover the period from the date the Company is listed to the end of that calendar month and this obligation to report shall continue until such time when the SFC advises the Company otherwise in writing and in any case for no less than 12 months from the date of listing; and

(c)
the Company shall advise the SFC if there is any material change in any of the information which the Company has given to the SFC, including any significant change to the disclosure requirements in the United States, and any exemption or waiver from the disclosure of interest requirements in the United States.

RULING THAT WE ARE NOT A PUBLIC COMPANY IN HONG KONG UNDER THE TAKEOVERS CODE

Paragraph 4.1 of the Introduction to the Takeovers Code issued by the SFC provides that those codes apply to takeovers, mergers and share repurchases affecting, among others, public companies in Hong Kong and companies with a primary listing of their equity securities in Hong Kong.

WAIVERS

We are currently subject to U.S. and Maryland regulations regarding takeovers, mergers and share repurchases, including, among others, the SEC proxy rules, the SEC tender offer rules and Maryland takeover laws, as described in the sections headed “Stockholders,” “Provisions relating to Unsolicited Takeovers” and “Certain U.S. Federal Securities and NYSE Regulations – Takeover Regulations” of Appendix III of this listing document and the section in this listing document headed “Waivers – Post-listing Compliance Requirements – Share repurchase.”

We have sought, and the SFC has granted, a ruling that we would not be regarded as a public company in Hong Kong for the purposes of the Takeovers Code and that accordingly, the Takeovers Code shall not apply to the Company upon the listing of the Depositary Receipts on the Hong Kong Stock Exchange.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

This section includes a summary of the principal terms of the Deposit Agreement. Because it is a summary, it does not contain all the information that may be important. For more complete information, you should read the entire Deposit Agreement and the form of Depositary Receipts which contain the terms of the Depository Receipts. A copy of the Deposit Agreement is available for inspection in accordance with the details provided in Appendix V to this listing document.

LISTING

Application has been made to the SEHK Listing Committee for granting the admission to secondary listing on the Main Board of the Hong Kong Stock Exchange of, and permission to deal in, the Depositary Receipts representing HDSs. Application has been made in respect of up to 293,603,937 Depositary Receipts. The Depositary Receipts will be traded in board lots of 100 each and will be quoted and traded on the Main Board of the Hong Kong Stock Exchange.

The Depositary Receipts will be denominated in HK dollars with no par value.

Coach’s Common Stock, which the HDSs, and ultimately the Depositary Receipts, will represent, are currently listed on the NYSE. In connection with the Company’s initial public offering in 2000 and the spin-off of the Company from Sara Lee Corporation in 2001, shares of common stock of the Company were generally issued in uncertificated form and reflected in book-entry accounts maintained by the Company’s transfer agent for the benefit of the respective holders or held in street name with brokers, banks or other financial institutions. At any time, stockholders of the Company may request that shares held in uncertificated form, either through the Company’s transfer agent or through a broker, bank or otherwise, be represented by physical certificates.

TERMS OF DEPOSITARY RECEIPTS

Each Depositary Receipt will be issued against one HDS deposited for the account of the HDR Depositary.

JPMorgan Chase Bank, N.A., as HDR Depositary, will issue Depositary Receipts representing the HDSs to investors in the Depositary Receipts following the Introduction.

Each HDS will represent an ownership interest in one-tenth of one share of Common Stock, which will each be deposited with the Custodian, as agent of the HDR Depositary, under the Deposit Agreement. The Custodian will hold shares of Common Stock for the account of the HDR Depositary on behalf of the holders of the Depositary Receipts, segregated from all other property of the Custodian.

In the future, each HDS will also represent any securities, cash or other property deposited with the HDR Depositary or the Custodian for the account of the holders of the Depositary Receipts. All HDSs will be registered on the register of HDSs and the register of HDS holders will contain the names and the percentage shareholding of registered HDS holders in their own names if they are issued HDSs in their own names or under the name of HKSCC Nominees, if they hold their HDSs through CCASS. HDS holders are entitled to inspect the register of HDS holders.

The HDR Depositary’s representative office is presently located at 20/F Chater House, 8 Connaught Road, Central, Hong Kong.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

Holders may hold HDSs either directly (in physical form) or indirectly (in electronic book-entry form) with their broker or other financial institution through the facilities of CCASS. If they hold HDSs directly, they will have HDSs registered in their name on the books of the HDR Depositary and the HDR Registrar will issue Depositary Receipt certificates to such holders bearing their names. This description assumes direct holding of HDSs. If holders hold the HDSs indirectly with their broker or financial institution nominee through the facilities of CCASS, their HDSs will be registered in the name of HKSCC Nominees. The HDR Registrar will issue Depositary Receipt certificates bearing the name of HKSCC Nominees and these certificates will be deposited into CCASS and credited to the account of the CCASS participants designated by the holders. Holders holding HDSs through CCASS must rely on the procedures of their broker or financial institution to assert the rights of a Depositary Receipt holder described in this section. They should consult with their broker or other professional adviser to find out what those procedures are.

Depositary Receipt holders are not Coach’s stockholders. The laws of the State of Maryland govern the rights of Coach’s stockholders. The rights of a Depositary Receipt holder derive from the terms of the Deposit Agreement. Because the HDR Depositary or its nominee will be the holder of record for the Common Stock represented by all outstanding HDSs, stockholder rights rest with the HDR Depositary. The obligations of the HDR Depositary and its agents are also set out in the Deposit Agreement. Because the HDR Depositary or its nominee will actually be the registered owner of the HDSs, stockholder rights will vest in the HDR Depositary and holders of Depositary Receipts must rely on the HDR Depositary to exercise on their behalf the rights that are otherwise available to Coach’s stockholders. The Deposit Agreement is governed by Hong Kong law and the Depositary Receipts will be created under and governed by Hong Kong law. For further details relating to rights of Depositary Receipt holders, please refer to the section headed “The Rights Accrued to the Depositary Receipt Holders Pursuant to the Deed Poll” in this listing document.

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

How will dividends and other distributions on the Common Stock underlying the HDSs be received?

We may make various types of distributions with respect to our securities. The HDR Depositary has agreed that, to the extent practicable, it will pay the cash dividends or other distributions it or the Custodian receives on shares of Common Stock, after converting any cash received into HK dollars and, in all cases, making any necessary deductions provided for in the Deposit Agreement. Any conversion of dividends paid in a currency other than HK dollars will occur at the available market rates prevailing at the time of conversion.

Except as stated below, the HDR Depositary will deliver such distributions to holders of Depositary Receipts in proportion to their interests in the following manner (after consulting with the Company to the extent practicable):

•
Cash. The HDR Depositary will distribute any HK dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders of Depositary Receipts, and (iii) deduction of the HDR Depositary’s expenses in (1) converting any foreign currency to HK dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or HK dollars to Hong Kong by such means as the HDR Depositary may determine to

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. Any conversion of dividends paid in a currency other than HK dollars will occur at the available market rates prevailing at the time of conversion. If exchange rates fluctuate during a time when the HDR Depositary cannot convert a foreign currency, holders of Depositary Receipts may lose some or all of the value of the distribution.

•
Common Stock. In the case of a distribution in Common Stock, the HDR Depositary will issue additional Depositary Receipts to evidence the number of HDSs representing such Common Stock. Only whole HDSs will be issued. Any shares of Common Stock comprised in a distribution which would result in fractions of HDSs will be sold and the net proceeds will be distributed in the same manner as a cash distribution to the Depositary Receipt holder entitled thereto.

•
Rights to receive additional Common Stock. In the case of a distribution of rights to subscribe for or acquire additional Common Stock or other similar rights, if we provide evidence satisfactory to the HDR Depositary that it may lawfully distribute such rights, the HDR Depositary will distribute warrants or other instruments in the discretion of the HDR Depositary representing such rights. However, if we do not furnish such evidence, the HDR Depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the Depositary Receipt holders entitled thereto; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case Depositary Receipt holders will receive nothing.

•
Other distributions. In the case of a distribution of securities or property other than those described above, the HDR Depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the HDR Depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the HDR Depositary determines that any distribution described above is not practicable with respect to any specific registered Depositary Receipt holder, the HDR Depositary may choose any method of distribution that it deems practicable for such Depositary Receipt holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the Depositary Receipt holder as deposited securities, in which case the HDSs will also represent the retained items.

Any HK dollars will be distributed by cheques for whole Hong Kong dollars and cents. Fractional cents will be withheld without liability and dealt with by the HDR Depositary in accordance with its then current practices.

The HDR Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of Depositary Receipts.

There can be no assurance that the HDR Depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, or that any such transactions can be completed within a specified time period.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

Deposit, Withdrawal and Cancellation

How does the HDR Depositary register title to HDSs?

The HDR Depositary will register title to HDSs if stockholders or their broker deposit Common Stock or evidence of rights to receive Common Stock with the Custodian and pay the fees and expenses owing to the HDR Depositary. See the section in this listing document headed “Notice to Investors” for certain acknowledgements, representations and agreements that each depositor of Common Stock will be required to make.

Shares deposited with the Custodian may need to be accompanied by certain delivery documentation, including instruments showing that such Common Stock have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The Custodian will hold all deposited Common Stock for the account of the HDR Depositary on behalf of the Depositary Receipt holders. Depositary Receipt holders thus have no direct ownership interest in the underlying Common Stock and only have such rights as are contained in the Deposit Agreement. The Custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Common Stock. The deposited Common Stock and any such additional items are referred to as “deposited securities.”

Upon each deposit of Common Stock, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and charges of the HDR Depositary and any taxes or other fees or charges owing, the HDR Depositary will issue a Depositary Receipt or Depositary Receipts in the name or upon the order of the person entitled thereto evidencing the number of HDSs to which such person is entitled. All of the HDSs issued will be registered on the register of HDS holders maintained by the HDR Registrar and a registered holder will be entitled to inspect the register of HDS holders as provided under Rule 19B.16(e) of the Listing Rules. The register of HDS holders will contain the names and the percentage shareholding of registered HDS holders in their own names if they are issued HDSs in their own names or under the name of HKSCC Nominees, if they hold their HDSs through CCASS.

How do Depositary Receipt holders cancel an HDS and obtain deposited shares of Common Stock?

At any time when holders of Depositary Receipts turn in their Depositary Receipt certificate at the HDR Registrar’s office, or when they provide proper instructions and documentation, the HDR Depositary will, upon payment of certain applicable fees, charges and taxes, deliver or arrange to deliver the underlying deposited Common Stock to the Depositary Receipt holder or to their written order, provided that a holder of Depositary Receipts may only request for withdrawal of Shares represented by ten (10) Depositary Receipts or multiples thereof.

The HDR Depositary may restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the HDR Depositary or the deposit of Common Stock in connection with voting at a stockholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges;

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

•	compliance with any Hong Kong or foreign laws or governmental regulations relating to the Depositary Receipts or to the withdrawal of deposited securities; or

•	any other situation where restriction of the right to withdraw at that time is deemed advisable by the HDR Depositary.

Record Dates

The HDR Depositary may, after consultation with us if practicable, fix record dates for the determination of the registered holders of Depositary Receipts who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of Common Stock,

•	to give instructions for the exercise of voting rights at a meeting of Coach stockholders,

•	to pay the fee assessed by the HDR Depositary for administration of the Depositary Receipt program and for any expenses as provided for in the Deposit Agreement, or

•	to receive any notice or to act in respect of other matters, all subject to the provisions of the Deposit Agreement.

Voting Rights

How to vote?

If the HDR Depositary asks to be provided with voting instructions, Depositary Receipt holders may instruct the HDR Depositary how to exercise the voting rights for the Common Stock which underlies the HDSs. As soon as practicable after receiving notice of any meeting or solicitation of interests or intention to vote at any meeting or proxies of holders of Common Stock or other deposited securities, the HDR Depositary will distribute to the registered Depositary Receipt holders (and to non-registered Depositary Receipt holders but only upon request made by non-registered holders to the HKSCC) a notice stating such information as is contained in the voting materials received by the HDR Depositary and describing how Depositary Receipt holders may instruct the HDR Depositary or any other person to exercise the voting rights for the Common Stock which underlie HDSs. For instructions to be valid, the HDR Depositary must receive them in the manner and on or before the date specified. The HDR Depositary will try, as far as is practical, subject to the provisions of and governing the underlying Common Stock, to vote or to have its agents vote the Common Stock as instructed. The HDR Depositary will only vote or attempt to vote as instructed. The HDR Depositary will not itself exercise any voting discretion.

There is no guarantee that Depositary Receipt holders will receive voting materials in time to instruct the HDR Depositary to vote and it is possible that Depositary Receipt holders, or persons who hold their HDSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote, although in practice the Company and the HDR Depositary will endeavor to make arrangements to ensure as far as practicable that all holders of Depositary Receipts will be able to vote.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

Reports and Other Communications

Will holders of Depositary Receipts be able to view our reports?

Subject to such waivers and exemptions from compliance with the requirements of the SEHK Listing Rules as may be granted by the Hong Kong Stock Exchange to us, if we are required to send printed copies of any notices, reports, voting forms or other communications to registered and non-registered holders of Depositary Receipts under the SEHK Listing Rules or any other laws or regulations, we will make available sufficient printed copies thereof to the HDR Depositary, who will distribute the same to the registered holders of Depositary Receipts (and to non-registered holders of Depositary Receipts but only upon request made by non-registered holders to the HKSCC). Any such documents or communication will also be made available for inspection at the offices of both the HDR Depositary and the Custodian listed in the section in this listing document headed “Directors, Executive Officers and Parties Involved in the Introduction.”

Fees and Expenses

What are the fees and expenses?

The HDR Depositary may charge each person holding HDSs, including, without limitation, issuances against deposits of Common Stock; issuances in respect of share distributions, rights and other distributions; or issuances pursuant to a stock dividend, gratuitous allocation of shares or share or stock split declared by us; or pursuant to a merger, exchange of securities or any other transaction or event affecting the HDSs or deposited securities, and each person surrendering HDSs for withdrawal of deposited securities or whose Depositary Receipts are cancelled or reduced for any other reason, HK$0.40, in accordance with the specific provisions of the Deposit Agreement, for each HDS issued, delivered, reduced, cancelled or surrendered, as the case may be. The HDR Depositary may sell (by public or private sale) sufficient securities and property received in respect of share distributions, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by Depositary Receipt holders, by any party depositing or withdrawing Common Stock or by any party surrendering or receiving HDSs (including, without limitation, issuance pursuant to a stock dividend, gratuitous allocation of shares or share or stock split declared by us or an exchange of stock regarding the HDSs or the deposited securities or a distribution of HDSs), whichever is applicable:

•	a fee of HK$0.40 or less per HDS for any cash distribution made pursuant to the Deposit Agreement;

•	a fee of HK$2.50 per Depositary Receipt for transfers of certificated Depositary Receipts;

•
a fee of HK$0.40 per HDS per calendar year (or portion thereof) for services performed by the HDR Depositary in administering the Depositary Receipts (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of Depositary Receipts as of the record date or record dates set by the HDR Depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•
reimbursement of such fees and expenses as are incurred by the HDR Depositary and/or any of the HDR Depositary’s agents (including, without limitation, expenses incurred on behalf of Depositary Receipt holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Common Stock or other deposited securities, the delivery of deposited securities or otherwise

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

in connection with the HDR Depositary’s or the Custodian’s compliance with applicable law, rule or regulation (which charge shall be assessed against Depositary Receipt holders as of the record date or dates set by the HDR Depositary and shall be payable at the sole discretion of the HDR Depositary by billing such Depositary Receipt holders or by deducting such charge from one or more cash dividends or other cash distributions);

•
a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of HDSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares of Common Stock) but which securities or the net cash proceeds from the sale thereof are instead distributed by the HDR Depositary to those Depositary Receipt holders entitled thereto;

•	stamp duty, stock transfer or other taxes and other governmental charges (which are payable by Depositary Receipt holders or persons depositing Common Stock);

•
cable, telex and facsimile transmission and delivery charges incurred at the request of Depositary Receipt holders in connection with the deposit or delivery of shares of Common Stock, Depositary Receipts or deposited securities;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the HDR Depositary in connection with the conversion of foreign currency into HK dollars; and

•
any other charge payable by any of the HDR Depositary or its agents, including, without limitation, the Custodian, or the agents of the HDR Depositary’s agents in connection with the servicing of the Common Stock or other deposited securities.

each in accordance with the specific provisions of the Deposit Agreement.

We will pay all other charges and expenses of the HDR Depositary and any agent of the HDR Depositary (except the Custodian) pursuant to agreements from time to time between us and the HDR Depositary. The charges described above may be amended from time to time by agreement between us and the HDR Depositary.

HKSCC Nominees, as the nominee of CCASS Participants, shall not be liable for the payment or collection of any fees or charges.

Certain U.S. Federal Income and Estate Tax Considerations

If any tax or other governmental charge (including, without limitation, any U.S. federal income tax) and any penalties, additions to tax and/or interest with respect thereto (collectively “Taxes”) shall become payable by or on behalf of the Company, the Custodian or the HDR Depositary with respect to the Depositary Receipts, any deposited securities represented by HDSs or any distribution on such deposited securities, such Taxes shall be paid by the holder of the Depositary Receipts to the HDR Depositary (such payment of such Taxes to be made either directly or by means of deduction of such Taxes by the HDR Depositary or the Custodian) and by holding or having held a Depositary Receipt (or a beneficial interest therein), the holder and all prior holders of such Depositary Receipts and the beneficial owners, jointly and severally, agree to indemnify, defend and save harmless each of the Company, the HDR Depositary and their respective agents in respect thereof.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

For further information regarding certain U.S. federal income and estate tax considerations relating to the ownership and disposition of the Depositary Receipts and the Common Stock underlying the Depositary Receipts by a non-U.S. holder (as defined below), please refer to “Appendix III – Summary of the Charter and Bylaws, Certain Provisions of Maryland Corporate Law and Certain U.S. Securities and Tax Laws – Certain U.S. Federal Income and Estate Tax Considerations.”

Filing and Reporting Requirements

Holders of Depositary Receipts are advised to consult their legal counsel concerning the particular U.S. federal securities law filing and reporting requirements imposed on the holders as a result of the ownership of the Depositary Receipts or the Common Stock underlying the Depositary Receipts, as well as the filing and reporting consequences to you arising under the laws of any other applicable jurisdiction, in light of your particular circumstances. Please see the section headed “Certain U.S. Federal Securities and NYSE Regulations – Directors, Officers, and Significant stockholders” of Appendix III of this listing document for a description of certain U.S. federal securities law requirements in relation to the disclosure of security ownership of directors, officers and stock beneficial owners, which, however, is not intended to be, and should not be construed as, legal advice to any prospective investor or holder of Depositary Receipts.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to Depositary Receipt holders or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the HDR Depositary may choose to:

(1)	amend the form of Depositary Receipt;

(2)	distribute additional or amended Depositary Receipts;

(3)	distribute cash, securities or other property it has received in connection with such actions; or

(4)	sell any securities or property received and distribute the proceeds as cash.

If the HDR Depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each HDS will then represent a proportionate interest in such property.

Lost, Destroyed, Stolen or Mutilated Depositary Receipt Certificates

In the event that the certificate to any certificated Depositary Receipt is lost, destroyed, or stolen, unless the HDR Depositary has notice that such Depositary Receipt has been acquired by a bona fide purchaser, the HDR Depositary shall execute and deliver a new certificated Depositary Receipt in lieu of and in substitution for such destroyed, lost or stolen certificated Depositary Receipt upon the Depositary Receipt holder thereof filing with the HDR Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the HDR Depositary. In the event that the certificate to any certificated Depositary Receipt is mutilated the HDR Depositary shall execute and deliver a new certificate in exchange and substitution for any mutilated certificated Depositary Receipt upon cancellation thereof.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

TERMS OF THE DEPOSIT AGREEMENT

The Deposit Agreement is required to be in a form acceptable to the Hong Kong Stock Exchange.

Appointment and Role

Under the Deposit Agreement, the HDR Depositary is appointed to act on our behalf in accordance with its terms. The HDR Depositary’s role is to issue the Depositary Receipts as our agent and to arrange for deposit of the HDSs which the Depositary Receipts represent.

Amendment and Termination

How may the Deposit Agreement be amended?

The Company and the HDR Depositary may only amend the terms of the Depositary Receipts and Deposit Agreement in accordance with their provisions, namely in respect of:

•
any amendment that imposes or increases any fees or charges payable under a single type of fee/charge mentioned in “– Terms of Depositary Receipts – Fees and Expenses” above in respect of one Depositary Receipt (other than any imposition or increase in fees or charges in the nature of stamp duty, stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses) by 25% or HK$1.00 (whichever is the lesser increase) or less from the rate in effect at the time of proposed amendment shall become effective 30 days after notice of such amendment shall have been given to the Depositary Receipt holders and every Depositary Receipt holder at the time any such amendment to the Deposit Agreement so becomes effective, shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended; and

•	any amendment that:

–	imposes or increases such fees in respect of one Depositary Receipt by more than 25% or HK$1.00 (whichever is the lesser increase) from the rate in effect at the time of proposed amendment; or

–
in the sole opinion and absolute discretion (which shall be exercised with reasonable care) of the Company, will prejudice any substantial rights of the Depositary Receipt holders (including any amendment that relates to any matter set out in Rule 19B.16(a) to (t) of the SEHK Listing Rules),

the HDR Depositary shall provide Depositary Receipt holders with not less than 21 days’ nor more than 60 days’ notice of the proposed amendment and of Depositary Receipt holders’ right to vote for or against such amendment, the record date for determining entitlement to vote, all necessary details regarding the procedures for voting and the method and date by which Depositary Receipt holders will be notified of the results, and any holder who does not vote (for whatever reason) in accordance with the terms and procedures set out in such amendment notice shall be taken to have abstained from voting. A proposal for any such amendment shall be approved by a majority of votes cast in favor, and votes must be cast in respect of Depositary Receipts held by at least three Depositary Receipt holders or, if there are fewer than three Depositary Receipt holders, by all Depositary Receipt holders who cast their vote. Any amendments or supplements which both (i) are reasonably necessary (as agreed by the Company and the HDR Depositary)

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

 in order for the HDSs to be traded and also (ii) do not impose or increase fees or charges to be borne by Depositary Receipt holders, shall be deemed not to prejudice any substantial rights of Depositary Receipt holders.

We may agree with the HDR Depositary to amend the Deposit Agreement and the HDSs without the consent of the Depositary Receipt holders in circumstances other than those described above and such amendments shall become effective in accordance with the terms of any agreement between us and the HDR Depositary.

Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of Depositary Receipt to ensure compliance therewith, we and the HDR Depositary may amend or supplement the Deposit Agreement and the Depositary Receipts at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair the right of Depositary Receipt holders to surrender their Depositary Receipts and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the Deposit Agreement be terminated?

The HDR Depositary may, and shall at our written direction, terminate the Deposit Agreement and the Depositary Receipts by mailing notice of such termination to the Depositary Receipt holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the HDR Depositary shall have (i) resigned as HDR Depositary under the Deposit Agreement, notice of such termination by the HDR Depositary shall not be provided to registered holders unless a successor HDR Depositary shall not be operating under the Deposit Agreement within 45 days of the date of such resignation, and (ii) been removed as HDR Depositary under the Deposit Agreement, notice of such termination by the HDR Depositary shall not be provided to Depositary Receipt holders unless a successor HDR Depositary shall not be operating under the Deposit Agreement on the 90th day after our notice of removal was first provided to the HDR Depositary. After termination, the HDR Depositary and its agents will perform no further acts under the Deposit Agreement and the HDR certificate except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the expiration of six months from the termination date, the HDR Depositary will sell the deposited securities which remain and hold in a segregated account the net proceeds of such sales together with any other cash then held by the HDR Depositary under the Depositary Agreement, without liability for interest, in trust for the Depositary Receipt holders who have not yet surrendered their Depositary Receipts. After making such sale, the HDR Depositary shall have no obligations except to account for such proceeds and other cash. After the termination date, we shall be discharged from all obligations under the Deposit Agreement, except for obligations to the HDR Depositary and its agents.

How may the Custodian be replaced or removed?

The HDR Depositary reserves the right to add, replace, discharge or remove the Custodian, after consultation with the Company to the extent practicable. The HDR Depositary will provide prompt notice of any such action, which will be advance notice if practicable in accordance with the SEHK Listing Rules, with a view to giving sufficient notice to enable the Company to discharge its prior announcement obligation or other obligations in accordance with Rule 19B.18 of the SEHK Listing Rules.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

The Custodian may resign from its duties hereunder by serving at least 45 days written notice to the HDR Depositary, unless otherwise agreed by the HDR Depositary. The Custodian ceasing to act hereunder as custodian shall deliver, upon the instruction of the HDR Depositary, all Deposited Securities held by it to a custodian continuing to act.

Notwithstanding the foregoing, if the removal of the Custodian is made by the HDR Depositary for the protection of Depositary Receipt holders (including, but not limited to, where (i) the Custodian has committed a material breach under the custodian agreement and the breach cannot reasonably be remedied or (ii) the Custodian has become insolvent, or there are legal restrictions for the appointment of the Custodian and the HDR Depositary or the Company could reasonably be expected to incur a loss or liability if the Custodian is not removed), the HDR Depositary is entitled to remove the Custodian immediately.

How may the HDR Depositary be replaced or removed?

The HDR Depositary may resign by written notice to the Company, such resignation to take effect upon the appointment of a successor HDR Depositary and its acceptance of such appointment as provided in the Deposit Agreement. The HDR Depositary may at any time be removed by the Company by no less than 90 days’ prior written notice and such termination shall take effect upon the later of the expiry of such 90 day period or the time when a successor depositary has been appointed and has accepted such appointment as provided in the Deposit Agreement.

Limitations on Obligations and Liability to Holders of Depositary Receipts

Limits on our obligations and the obligations of the HDR Depositary; limits on liability to Holders of Depositary Receipts and holders of HDSs

Prior to the issue, registration, registration of transfer, split-up or combination of any Depositary Receipts, the delivery of any distribution in respect thereof, the withdrawal of any deposited securities, and from time to time, we or the HDR Depositary or the Custodian may require:

•
payment with respect thereto of (i) any stamp duty, stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Common Stock or other deposited securities upon any applicable register and (iii) any applicable charges described in the Deposit Agreement;

•
the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and the Depositary Receipts, as it may deem necessary or proper; and

•
compliance with such regulations as the HDR Depositary may establish consistent with the Deposit Agreement and any regulation which the Company may notify the HDR Depositary in writing and which is deemed desirable by the Company to facilitate compliance with any applicable laws, rules or regulations.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

The issuance of Depositary Receipts, the acceptance of deposits of shares of Common Stock, the registration, the registration of transfer, split-up, or combination of Depositary Receipts or the withdrawal of deposited securities, may be suspended, generally or in particular instances, when the Depositary Receipt register or any register for deposited securities or for book-entry of the shares of Common Stock is closed or when any such action is deemed advisable by the HDR Depositary (after consulting with the Company, to the extent practicable). Please note that the ability to withdraw shares of Common Stock may be limited under various circumstances, including: (i) temporary delays caused by closing transfer books of the HDR Depositary or our transfer books or the deposit of Common Stock in connection with voting at a stockholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to Depositary Receipts or to the withdrawal of deposited securities.

The Deposit Agreement expressly limits the obligations and liability of the HDR Depositary, ourselves and our respective agents. Neither we nor the HDR Depositary nor any such agent will be liable if:

•
any present or future law, rule, regulation, fiat, order or decree of the United States, Hong Kong or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, Depositary Trust Company, the provisions of or governing any deposited securities, any present or future provision of our charter and bylaws, any act of God, war, terrorism or other circumstance beyond our, the HDR Depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or the Depositary Receipts provide shall be done or performed by us, the HDR Depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise any discretion under the Deposit Agreement or the Depositary Receipts;

•	it performs its obligations to the extent they are specifically set forth in the Deposit Agreement and Depositary Receipts without negligence or bad faith;

•
it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of Depositary Receipts, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the HDR Depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the Depositary Receipts. We and our agents shall not be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the Depositary Receipts, which in our opinion may involve us in expense or liability, unless indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The HDR Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Depositary Receipt holder or holders, any Depositary Receipts or otherwise related to the Deposit Agreement or Depositary Receipts to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

or other regulators. The HDR Depositary shall not be liable for the acts or omissions made by any securities depositary, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise. Furthermore, the HDR Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian, if not a branch or affiliate of JPMorgan Chase Bank, N.A.

Additionally, none of us, the HDR Depositary or the Custodian shall be liable for the failure by any registered holder of Depositary Receipts or owner of a beneficial interest in the Depositary Receipts to obtain the benefits of credits on the basis of tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the HDR Depositary shall incur any liability for any tax consequences that may be incurred by holders or owners of a beneficial interest in the Depositary Receipts on account of their ownership of Depositary Receipts or HDSs.

Neither the HDR Depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither we, the HDR Depositary nor our respective agents shall be liable to Depositary Receipt holders or beneficial owners of interests in HDSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The HDR Depositary and its agents may own and deal in any class of our securities and in Depositary Receipts.

Disclosure of Interest in HDSs

To the extent that the provisions of or any applicable laws and regulations governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Depositary Receipt holders (including all beneficial owners of the Depositary Receipts) (except in case of HKSCC Nominees (or any successor thereto) agree to comply with all such disclosure requirements and ownership limitations and with any reasonable instructions we or the HDR Depositary may provide in respect thereof. We reserve the right to instruct Depositary Receipt holders to deliver their HDSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with them directly as a holder of Common Stock and, by holding an HDS or an interest therein, they agree to comply with such instructions.

Books of HDR Depositary

The HDR Depositary or its agent will maintain in Hong Kong a register for the registration of issue, transfer, combination, split-up and cancellation of Depositary Receipts. Holders of Depositary Receipts may inspect such records at the HDR Registrar’s office at all reasonable times, which office shall be open for such inspection by holders of the Depositary Receipts, the Company and any person for the purpose of communicating with Depositary Receipt holders in the interest of the business of the Company or a matter relating to the Deposit Agreement. Such register may be closed from time to time, when deemed expedient by the HDR Depositary.

The HDR Depositary will maintain facilities for the delivery and receipt of Depositary Receipts.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

Pre-release of HDSs

In its capacity as HDR Depositary, the HDR Depositary shall not lend HDSs or any other Common Stock; provided, however, that the HDR Depositary may (i) issue HDSs prior to the receipt of Common Stock and (ii) deliver Common Stock prior to the receipt of HDSs for withdrawal of deposited securities, including HDSs which were issued under (i) above but for which Common Stock may not have been received (each such transaction a “pre-release”). The HDR Depositary may receive HDSs in lieu of Common Stock under (i) above (which HDSs will promptly be canceled by the HDR Depositary upon receipt by the HDR Depositary) and receive shares of Common Stock in lieu of HDSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the “applicant”) to whom HDSs or shares of Common Stock are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares of Common Stock or HDSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the HDR Depositary as owner of such shares of Common Stock or HDSs in its records and to hold such shares of Common Stock or HDSs in trust for the HDR Depositary until such shares of Common Stock or HDSs are delivered to the HDR Depositary or the Custodian, (c) unconditionally guarantees to deliver to the HDR Depositary or the Custodian, as applicable, such shares of Common Stock or HDSs, and (d) agrees to any additional restrictions or requirements that the HDR Depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, US government securities or such other collateral as the HDR Depositary deems appropriate, terminable by the HDR Depositary on not more than five business days’ notice and subject to such further indemnities and credit regulations as the HDR Depositary deems appropriate. The HDR Depositary will normally limit the number of HDSs and shares of Common Stock involved in such pre-release at any one time to 30% of the HDSs outstanding (without giving effect to HDSs outstanding under (i) above), provided, however, that the HDR Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The HDR Depositary may also set limits with respect to the number of HDSs and shares of Common Stock involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The HDR Depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided pursuant to above, but not the earnings thereon, shall be held for the benefit of holders of Depositary Receipts (other than the applicant).

Deeming provision

Under the Deposit Agreement, each registered holder of Depositary Receipts and each person holding an interest in HDSs, upon acceptance of any HDSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement, will be deemed for all purposes to:

•	be a party to and bound by the terms of the Deposit Agreement and the applicable Depositary Receipts, and

•
appoint the HDR Depositary as its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable Depositary Receipts, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the HDR Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable Depositary Receipts, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

Governing Law and Jurisdiction

The Deposit Agreement and the Depositary Receipts will be governed and construed in accordance-with the laws of Hong Kong. The Deposit Agreement does not contain any provisions which preclude any party from electing to submit to the jurisdiction of the courts of Hong Kong for the resolution of any disputes or claims arising from the Deposit Agreement.

THE RIGHTS ACCRUED TO THE DEPOSITARY RECEIPT HOLDERS PURSUANT TO THE DEED POLL

The Company and the HDR Depositary have executed a Deed Poll in favor of the Depositary Receipt holders. Pursuant to the Deed Poll, if the Company fails to perform any obligation imposed on it by the provisions of the Deposit Agreement, any Depositary Receipt holder may enforce the relevant provisions of the Deposit Agreement as if it is a party to that Deposit Agreement and in the capacity of the HDR Depositary in respect of the number of HDSs to which the Depositary Receipts held by the relevant Depositary Receipt holder relate.

The Company is further required to indemnify the Depositary Receipt holder for any loss arising from or incurred in connection with or otherwise relating to the enforcement by such holder, as the case may be, of any such provisions.

Each Depositary Receipt holder shall be able to enforce against the Company and the HDR Depositary the rights to which it is entitled pursuant to the provisions of the Deposit Agreement.

DEALINGS AND SETTLEMENT

Issuance and cancellation of certificated Depositary Receipts

The HDR Registrar shall issue a certificated Depositary Receipt upon receipt of the issuance instruction from the HDR Depositary on the first Business Day after receipt of that instruction. The certificated Depositary Receipt will be ready for collection at the office of the HDR Registrar on the second Business Day thereafter.

For certificated Depositary Receipt cancellation, investors are required to present the physical certificate together with the cancellation instruction and duly executed transfer form stamped by the Hong Kong stamp office to the HDR Registrars’ counter during its business hours.

Depositary Receipts will be eligible for admission into CCASS

Subject to the granting of secondary listing of, and permission to deal in, the Depositary Receipts on the Hong Kong Stock Exchange and our compliance with the admission requirements of HKSCC, the Depositary Receipts will be accepted as eligible securities by HKSCC for deposit, clearance and settlement in CCASS with effect from the date of commencement of dealings in the Depositary Receipts on the Hong Kong Stock Exchange or any other date the HKSCC chooses. Settlement of transactions between participants of the Hong Kong Stock Exchange is required to take place in CCASS on the second Business Day after any trading day. All activities under CCASS are subject to the CCASS Rules. All necessary arrangements have been made for the Depositary Receipts to be admitted into CCASS.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

Commencement of dealings in the Depositary Receipts

The Depositary Receipts are expected to be issued and dealings in the Depositary Receipts on the Hong Kong Stock Exchange are expected to commence at 9:00 a.m. on December 1, 2011.

Please see the section headed “Notice to Investors” in this listing document for further information regarding the trading restrictions of the Depositary Receipts under U.S. securities laws.

INSPECTION OF THE DEPOSIT AGREEMENT AND THE RELATED DOCUMENTS

A copy of the latest Deposit Agreement and the provisions of or governing the HDSs and any written communications from the Company will be available for inspection by Depositary Receipt holders after the Introduction at the offices of the Company and at the office of the HDR Registrar and will be available on our website and the website of the Hong Kong Stock Exchange.

Each of the Depositary Receipt holders will be provided with proxy cards with web link(s) to proxy materials or other relevant documents from time to time.

CONVERSION OF COMMON STOCK TO DEPOSITARY RECEIPTS

Stockholders may convert their Common Stock to Depositary Receipts in accordance with the procedures summarized below after the date of the publication of this listing document. See the section in this listing document headed “Notice to Investors” for certain acknowledgements, representations and agreements that each depositor of Common Stock will be required to make. You should consult with your broker or other professional adviser or contact the HDR Depositary at DR_Settlements@jpmorgan.com for detailed advice on any such conversion. Relevant information of the conversion of Common Stock to Depositary Receipts will be available at the HDR Depositary website at www.adr.com.

Conversion of Common Stock to Depositary Receipts

Stockholders who are interested in converting their Common Stock listed on the NYSE into Depositary Receipts may from time to time after the publication of this listing document so convert by giving conversion instructions via the local broker(s) to the Custodian. See the section in this listing document headed “Notice to Investors” for certain acknowledgements, representations and agreements that each depositor of Common Stock will be required to make. Upon receiving confirmation from the Custodian that the Common Stock has been transferred to the Custodian, the HDR Depositary will also instruct the HDR Registrar to issue the relevant Depositary Receipt certificate(s) to such stockholders. Subject to the granting of listing of, and permission to deal in, the Depositary Receipts on the Hong Kong Stock Exchange by the SEHK Listing Committee, it is expected that the Depositary Receipts will be registered on the HDR Register within three Business Days upon receiving the conversion instruction and the return of such share certificate. The corresponding Depositary Receipt certificates will be dispatched to the address of the Depositary Receipt holder specified on the HDR Register or be available for collection from the offices of the HDR Registrar or will be deposited into CCASS in accordance with the CCASS Rules (as the case may be) as instructed by such stockholders.

The HDR Depositary and the HDR Registrar expect to complete the conversion of Common Stock to Depositary Receipts within three Business Days. Upon completion of the conversion of the Common Stock into Depositary Receipts, the names and address(es) of such Depositary Receipt holders will appear on the HDR Register.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

Once any Depositary Receipt has been registered to the HDR Register, the Depositary Receipt certificates may be deposited in CCASS in accordance with CCASS Rules if so instructed by such stockholder. Whether such Depositary Receipt will be immediately credited to the account of the CCASS participant for electronic book-entry settlement in CCASS will also be subject to the CCASS Rules.

Fees and expenses for conversion from the Listing Date

The following table sets forth the conversion fees payable to the HDR Registrar for the conversion of Common Stock into Depositary Receipts collected on behalf of the HDR Depositary from the Listing Date:

Conversion of Common
Stock to Depositary Receipts

Depositary Fees
Maximum issuance and cancellation fee	HK$0.40/Depositary Receipt

The issuance fee in respect of a conversion of Common Stock into Depositary Receipts during the one-month period from the date of publication of this listing document to December 31, 2011 (both dates inclusive) will be waived by the HDR Depositary.

CANCELLATION OF DEPOSITARY RECEIPTS AND CONVERSION OF DEPOSITARY RECEIPTS INTO COMMON STOCK

Any Depositary Receipt holder whose Depositary Receipts are registered on the HDR Register will be able to obtain a request for conversion form from the HDR Registrar for a conversion of the Depositary Receipts (in multiples of 10) to Common Stock from December 1, 2011. On the return of such form to the HDR Registrar, duly completed, together with the corresponding Depositary Receipt certificates and payment for the relevant charges, the HDR Registrar will arrange for the conversion of such Depositary Receipts to Common Stock. Depositary Receipts held in CCASS must be withdrawn from CCASS in accordance with CCASS Rules and registered onto the HDR Register before the conversion.

Where a duly completed request for conversion form is received by the HDR Registrar together with the corresponding Depositary Receipt certificate prior to 12:00 noon (Hong Kong time) on a Business Day, the HDR Registrar expects to complete the conversion to Common Stock within three to seven Business Days. This service will be available to the Depositary Receipt holder concerned. Once a Depositary Receipt has been converted to Common Stock, it may be deposited into such broker account(s) as may be instructed by such Depositary Receipt holders to Depositary Trust Company.

The cancellation of the Depositary Receipts and the conversion of the Depositary Receipts to Common Stock will be subject to the following conversion fees payable to the HDR Registrar collected on behalf of the HDR Depositary:

Conversion of Depositary
Receipts to Common Stock

Depositary Fees
Maximum issuance and cancellation fee	HK$0.40/Depositary Receipt
Cable fees	HK$155/transaction

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

LIQUIDITY ARRANGEMENTS

Intended liquidity arrangements during the Designated Period

Prior to and upon the Introduction, the Designated Dealer will seek to undertake certain trading activities in the Depositary Receipts in the circumstances described below. Certain trades envisaged to be carried out by the Designated Dealer during the Designated Period may constitute covered short-selling (or be deemed to constitute short-selling) under applicable Hong Kong laws and regulations. In this regard, the Sponsor has applied for on behalf of the Designated Dealer and the Hong Kong Stock Exchange has granted an exemption in order to permit the Designated Dealer to conduct the proposed trading activities described below which may constitute (or may be deemed to constitute) short-selling of securities during the Continuous Trading Period in circumstances where the Depositary Receipts are not “Designated Securities” as defined in the trading rules of the Hong Kong Stock Exchange and in order to insure compliance with such trading rules restricting short sales to only Designated Securities. In addition, the Hong Kong Stock Exchange has waived the restriction on short selling during the Pre-opening Session (as defined in the Hong Kong Stock Exchanges trading rules from 8:30 a.m. to the commencement of the morning trading session at 9:00 a.m.) to allow the Designated Dealer to effect such trading activities in the Depositary Receipts during the daily Pre-opening Session for the duration of the Designated Period. The Sponsor has also applied for on behalf of the Designated Dealer and has obtained from the Hong Kong Stock Exchange an exemption from the regulation that a short sale shall not be made on the Hong Kong Stock Exchange below the best current ask price except where the Designated Security is a Market Making Security (as defined in the trading rules of the Hong Kong Stock Exchange) traded under the Pilot Program (as defined in the trading rules of the Hong Kong Stock Exchange) approved by the SFC to be excluded from the application of this regulation (the above exemptions collectively the “Exemptions.”)

No person other than the Designated Dealer is permitted to enter into short sales of Depositary Receipts on the Hong Kong Stock Exchange during the Designated Period or thereafter unless the Depositary Receipts are designated for short selling by the Hong Kong Stock Exchange. Upon the expiry of the Designated Period, the Designated Dealer will not be able to engage in further trading activities described below in respect of the Depositary Receipts on the Hong Kong Stock Exchange unless the Depositary Receipts are designated for short selling by the Hong Kong Stock Exchange.

Such activities and Exemptions will facilitate the Designated Dealer in conducting trading activities in respect of the Depositary Receipts on the Hong Kong Stock Exchange during the Designated Period with a view to seeking to provide liquidity to meet demand for Depositary Receipts upon and in the period immediately following the Introduction:

1.
the Designated Dealer anticipates that the initial Depositary Receipts will be created by its entering into stock borrowing arrangements to borrow unrestricted Common Stock from certain existing stockholders of the Company who, to its knowledge, are not affiliates of the Company and using the Common Stock so borrowed to create Depositary Receipts to be issued to the Designated Dealer for sale by the Designated Dealer pursuant to the liquidity arrangements as described below.

2.
Upon the Introduction and for a limited period of time thereafter, if there are investors in the Hong Kong market wishing to purchase Depositary Receipts, the Designated Dealer will sell Depositary Receipts to such persons from the inventory so created if supply from other market sources (e.g., existing non-affiliate stockholders who voluntarily convert their Common Stock

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

into Depositary Receipts to be issued to persons that have represented that they are not U.S. persons) on the Hong Kong Stock Exchange proves to be insufficient to maintain an orderly market.

3.
To maintain an orderly market, the Designated Dealer would borrow or purchase additional unrestricted Common Stock if the supply of Depositary Receipts from its initial pool or from other market sources (e.g., existing non-affiliate stockholders who voluntarily convert their Common Stock into Depositary Receipts to be issued to persons that have represented that they are not U.S. persons) proves to be insufficient to satisfy demand in Hong Kong.

4.
To close out the borrowed positions, the Designated Dealer may purchase unrestricted Common Stock on the NYSE or remove back to the United States any unutilized unrestricted Common Stock and transfer such Common Stock to the lending stockholders.

5.
The Designated Dealer will set up a designated broker identity number solely for the purposes of carrying out covered short-sale (or deemed short-sales) and other trades (including purchases and sales of Depositary Receipts) in Hong Kong pursuant to those arrangements, in order to assist in identification and thereby seek to enhance the transparency of such trades on the Hong Kong market. Once the designated broker identity number is available and in any event not later than the Business Day before the first day of the Introduction, the Designated Dealer will notify us of the same. Such information will then be posted on the website of our Company, and disclosed by way of an announcement on the Hong Kong Stock Exchange. It is expected that this announcement will be made on or around November 28, 2011. Any change in such designated broker identity number will be disclosed as soon as practicable using the same channels as described above.

6.
The Designated Dealer has entered and will enter into such arrangements (including the trading activities described above and any other purchases and sales of Depositary Receipts) on a voluntary basis in good faith and on arm’s length terms with a view to contributing towards liquidity to meet demand for Depositary Receipts in Hong Kong.

It is emphasized that other existing stockholders (to the extent that they are non-U.S. persons) who may have converted part or all of their Common Stock to Depositary Receipts in accordance with the procedure as set out in the section headed “Conversion of Common Stock to Depositary Receipts” above on or after the date of publication of this listing document can also carry out arbitrage trades in the Depositary Receipts. Such activities will depend on, among other things, the extent of price differentials between the stock exchanges, and the number of market participants who elect to enter into such arbitrage arrangements.

The trading activities described above of the Designated Dealer and any persons acting for it will be entered into in accordance with all applicable laws, rules and regulations. The liquidity arrangements being implemented in connection with the Introduction are not equivalent to the price stabilization activities which may be undertaken in connection with an initial public offering. In addition, the Designated Dealer is not acting as Market Maker or Security Market Maker (as those terms are defined in the trading rules of the Hong Kong Stock Exchange). The Designated Dealer is effectively acting as a conduit to make available some of the trading liquidity of the unrestricted Common Stock on the NYSE to the Hong Kong market. In particular, the Designated Dealer does not intend to seek to use buying of Depositary Receipts in Hong Kong to curtail excess supply in the market.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

It should be noted that the Designated Dealer and any persons acting on its behalf may, in connection with the proposed liquidity activities, maintain a long position in the Depositary Receipts to meet demand for Depositary Receipts in the Hong Kong market if supply from other market sources proves to be insufficient to meet such demand. There is no certainty regarding the extent or time or the period for which the Designated Dealer and any persons acting for it may maintain such a long position in the Depositary Receipts.

Spread of holdings of Depositary Receipts

It is expected that the following measures and factors will assist in creating and/or improving the spread of holdings of Depositary Receipts available for trading on the Hong Kong Stock Exchange following the Introduction:

•
Existing holders of Common Stock may at their discretion convert their Common Stock to Depositary Receipts upon or after the Introduction, as described above in the section headed “Conversion of Common Stock to Depositary Receipts.” The issuance fee in respect of conversion of Common Stock, during the period from the date of publication of this listing document to December 31, 2011 (both dates inclusive) will be waived by the HDR Depositary to incentivize existing stockholders to convert their Common Stock. Details of such arrangements are set out above in the section headed “Conversion of Common Stock to Depositary Receipts.” To the extent that existing Coach stockholders elect to convert their Common Stock to Depositary Receipts before or shortly after the Introduction, such Depositary Receipts may help contribute to the general liquidity of the Depositary Receipts on the Hong Kong market.

•
As indicated in the section “– Liquidity Arrangements – Intended liquidity arrangements during the Designated Period” above, it is expected that existing stockholders will lend and make available Common Stock to the Designated Dealer and the Designated Dealer and/or persons acting on its behalf may also purchase Common Stock on NYSE which, in each case, will be used principally to settle trades of the Depositary Receipts in Hong Kong.

•
In conducting stock borrowing and trading activities in circumstances as described above in the section headed “Liquidity Arrangements – Intended liquidity arrangements during the Designated Period,” the Designated Dealer is effectively acting as a conduit to transfer some of the trading liquidity of the Common Stock traded on NYSE to the Hong Kong market.

Benefits of the liquidity arrangements

It is believed that the liquidity arrangements will benefit the Introduction in the following ways:

•
by having a mechanism in place to promote and facilitate liquidity to meet demand for Depositary Receipts on the Hong Kong market upon and during the initial period after the Introduction. During the Designated Period, the Designated Dealer will, at its discretion and to the extent they consider appropriate, seek to make Depositary Receipts available for sale to the Hong Kong market, to try to meet demand if supply from other market participants proves to be insufficient to maintain an orderly market; and

•	by seeking to minimize the risk of a disorderly market developing from significant demand for Depositary Receipts not fulfilled in Hong Kong upon and during the initial period after the Introduction.

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

Disclosure of the liquidity arrangements

In order to enhance transparency of the activities carried out under the liquidity arrangements described above, various measures to provide information to the market and potential investors will be undertaken as described in the section “– Investor Awareness” below.

In addition, the Company will, as soon as practicable and in any event before the opening of trading hours on the Business Day immediately before the first day of the Introduction, release an announcement on the Hong Kong Stock Exchange to inform the investing public of the following information as at the latest practicable date prior to such announcement: the number of Depositary Receipts in respect of which the Custodian has received instructions from the existing stockholders for the conversion of Common Stock to Depositary Receipts and the total number of Depositary Receipts which have been registered on the Depositary Receipts register.

In respect of the trades (including covered short-sales and purchases or sales of Depositary Receipts) to be carried out by the Designated Dealer on the Hong Kong Stock Exchange, the Designated Dealer will set up a designated broker identity number solely for the purposes of carrying out such trades in Hong Kong, in order to assist in identification and thereby enhance transparency of the trades on the Hong Kong market. Information relating to such designated broker identity number will be disclosed as set out in the section headed “Liquidity Arrangements – Intended liquidity arrangements during the Designated Period” above.

INVESTOR AWARENESS

The following measures may be taken to provide information about the Company, the conversion process for those existing stockholders who want to voluntarily convert their Common Stock into Depositary Receipts to be issued to non-U.S. persons and the liquidity arrangements described above:

•
before and after the Introduction, the Company and the Sponsor may conduct meetings with potential investors outside the United States to brief them about the Company, the liquidity arrangements and the Introduction, and the HDR Depositary may conduct such meetings with respect to the listing mechanics for the Depositary Receipts;

•
before and after the Introduction, the Company and the Sponsor may conduct media briefings and press interviews outside the United States, which will include notices consistent with Regulation S and Rule 135c under the Securities Act, to provide information to potential investors regarding the Company, the liquidity arrangements and the Introduction, and the HDR Depositary may conduct such media briefings and press interviews with respect to the listing mechanics for the Depositary Receipts;

•
for each of the four business days up to the Listing Date, a daily announcement will be released on the Hong Kong Stock Exchange’s website disclosing the previous day’s closing prices of the Common Stock traded on the NYSE;

•
a public announcement on share migration or conversion procedures, as summarized in the sections “– Conversion of the Common Stock into Depositary Receipts” and “– Liquidity Arrangements” respectively above, may be posted on the Company’s website and the HDR Depositary’s website, and the HDR Depositary may provide a telephone number on its website for investors with questions regarding the HDR register and the issuance and cancellation process for the Depositary Receipts;

LISTING, TERMS OF DEPOSITARY RECEIPTS AND THE DEPOSIT AGREEMENT, REGISTRATION, DEALINGS AND SETTLEMENT

•
before and after the Introduction, the Company and the Sponsor may conduct briefings in relation to the liquidity arrangements for, among others, private bank divisions and a syndicate of brokerage houses and other institutional investors outside the United States; and

•
copies of this listing document will be available for information purposes only during normal business hours from November 25, 2011 to December 8, 2011 (both days inclusive) at the reception counter of the Sponsor at Ground Floor Reception, Chater House, 8 Connaught Road, Central, Hong Kong and electronic copies of this listing document will be made available to the public through the websites of the Company and the Hong Kong Stock Exchange and certain of the Company’s filings and submissions with the SEC.

Other sources of information

Relevant information, including the previous day closing prices of the Common Stock in the form traded on the NYSE, will be disclosed through our website at www.coach.com.

Trading information in respect of the Common Stock can also be obtained from the website of NYSE at www.nyse.com.

INDUSTRY OVERVIEW

This section contains certain information which is derived in part from surveys or studies conducted by independent third-party sources such as the Altagamma Foundation and Bain & Company. We believe that the sources of such information are appropriate sources for such information, and we have taken reasonable care in compiling, extracting and reproducing such information. Such information has not been independently verified by us, our affiliates or advisors, the Sponsor, its affiliates or advisors, or any party involved in the Introduction, and no representation is given as to its accuracy. None of the information in this Industry Overview section is based on or otherwise derived from reports or sources commissioned by us, our affiliates or advisors, the Sponsor, its affiliates or advisors, or any party involved in the Introduction.

OVERVIEW

We operate within the global luxury goods market, which according to studies by Altagamma1 represented approximately $246 billion in estimated annual sales in 20102. From 2005 to 2010, the luxury industry grew at a compound annual growth rate of 3.2%; however in 2010 the luxury industry grew at a rate of 12.4% compared to a 7.8% contraction in 2009. We believe that this increase in 2010 was largely due to improved market conditions following the recovery from the global financial crisis. The chart below shows the historical changes of the world’s luxury goods market, at retail values between 2005 and 2010.

Worldwide luxury goods market trend (2005-2010E) – US$ billion

Source: “Worldwide Luxury Markets Monitor”; May 2011
Note:2010 data continue to be estimated (E) as some privately-held companies do not finalize and report 2010 data until June or July 2011

1
“Altagamma” refers to “Worldwide Luxury Markets Monitor Spring 2011 Update.” The Worldwide Luxury Markets Monitor is a periodical study analyzing the global luxury goods market evolution and is jointly prepared by Bain & Company and the Altagamma Foundation, the flagship trade association for the Italian luxury goods industry.

2	All conversions into US dollars are based on the exchange rate of 0.70 EUR/USD at June 20, 2011. This note applies to all references to “Worldwide Luxury Markets Monitor.”

INDUSTRY OVERVIEW

Within the luxury goods market we are positioned within the worldwide premium handbag and accessories industry. We generally classify the premium handbag and accessories industry to include the following products:

• Handbags –	Handbags utilizing a broad range of high quality leathers, fabrics and materials.

• Accessories –
Accessories include women’s and men’s small leather goods, novelty accessories and women’s and men’s belts. Women’s small leather goods include money pieces, wristlets, and cosmetic cases. Men’s small leather goods consist primarily of wallets and card cases. Novelty accessories include time management and electronic accessories. Key rings and charms are also included in this category.

Our definition of “premium” is generally inclusive of international brands that sell handbags at an average retail price of at least $100 based on North American price levels.

Although handbag and accessories product lines represent the vast majority of Coach sales, our brand strength affords us the ability to enter into license agreements with well established third parties to manufacture and market such products as watches, footwear, eyewear and fragrance.

The charts below show the estimated product segmentation in the luxury goods market in 2010 and the relative growth rates of each segment, which demonstrates that the segment of accessories, which is one of Coach’s core categories, has grown at a faster rate than the overall industry.

Source: “Worldwide Luxury Markets Monitor”; May 2011

INDUSTRY OVERVIEW

The luxury goods market can be divided into five major geographical regions: Europe, the Americas, Japan, Asia-Pacific (Japan excluded) and the Rest of the World. While absolute sales of luxury products generally continue to be stronger in developed economies (other than Japan), sales in emerging economies, in particular China, have generally been growing at a higher rate. Altagamma estimates that Greater China recorded the highest growth rate of any region, with a 23% increase from 2009 to 2010. The chart below shows the estimated size and year-over-year growth rates of luxury goods markets in select countries in 2010.

Source:“Worldwide Luxury Markets Monitor”; May 2011
Note:Greater China is made up by China, Hong Kong, Macau and Taiwan

DISTRIBUTION

We believe that the premium handbag and accessories industry utilizes two primary methods to distribute merchandise: Direct-to-Consumer (directly operated retail stores and e-commerce sales) and Indirect (primarily wholesale sales).

•
Direct-to-Consumer: consists of channels that provide immediate controlled access to consumers. Directly operated retail stores, which continue to represent a growing portion of luxury sales, have increased in importance given the ability to directly influence the merchandising strategy, pricing and presentation of products, thereby accelerating growth in brand equity. E-commerce which acts as a virtual storefront has become a growing sales channel. The acceleration of internet connectivity has allowed premium brands’ websites to become showcases allowing customers to see and purchase collections in an entertaining format and as an alternative to visiting a physical store environment.

•
Indirect: consists primarily of merchandise supplied to wholesale customers who resell through their own distribution channels. In the United States, wholesale customers primarily consist of large department stores such as Macy’s and Dillard’s and also include select specialty retailers. In certain smaller and fragmented international markets, regional distributors and agents are utilized to cost-effectively distribute merchandise.

INDUSTRY OVERVIEW

COMPETITION

The premium handbag and accessories industry is highly competitive. Over the last several years the category has grown, encouraging the entry of new competitors as well as increasing the competition from existing competitors. In each geographical market, multinational players, local players and niche brands actively compete based on factors such as brand name, quality, price, product range and distribution coverage.

The multinational players comprise of a number of large, primarily European corporations who like Coach are accelerating their rollout of a sophisticated network of retail stores. Multinational players include, among others, Louis Vuitton Moet Hennessy, PPR, Prada, Chanel, Burberry, Hermés and Richemont.

In addition to multinational players, regional and local brands further increase competition on a market-by-market basis, leveraging historical presence and branding, deep local market knowledge and cultural understanding and insights. Niche brands, catering to emerging fashions or targeted consumer expectations, have been growing rapidly and increasing the level of competition.

The Company mainly competes with European luxury brands as well as private label retailers, including some of Coach’s wholesale customers.

We believe that competition in the premium handbag and accessories market is also measured by innovation, brand loyalty, speed to market and quality of the shopping experience. Driven by consumer demand for fresh, stylish products, we believe that distinctive newness and innovative designs will continue to be major keys to success. As a consequence, ability to introduce new, innovative concepts and products to consumers through effective research and development and marketing will be significant drivers of sales growth. Furthermore, in this intensely competitive market environment, we believe that positive brand association and brand loyalty are increasingly important. Additionally, in order to seize the vast market opportunities in emerging economies, we believe that the ability to enter new markets quickly and effectively will be an important determining factor in global success. Finally, with the increasing competition for consumer attention and loyalty, the overall shopping experience and quality of customer service are becoming increasingly important and key differentiators.

We believe that the competitive dynamics highlighted above and the capital and innovation required to develop and establish a long-standing brand name create significant barriers to entry.

HISTORY AND DEVELOPMENT

Founded in 1941, Coach was acquired by Sara Lee Corporation (“Sara Lee”) in 1985. In June 2000, Coach was incorporated in the State of Maryland. In October 2000, Coach was listed on the NYSE and sold approximately 68 million shares of Common Stock, split adjusted, representing 19.5% of the outstanding shares. In April 2001, Sara Lee completed a distribution of its remaining ownership in Coach via an exchange offer, which allowed Sara Lee stockholders to tender Sara Lee common stock for Coach Common Stock.

In June 2001, Coach Japan was formed to expand our presence in the Japanese market and to exercise greater control over our brand in that country. Coach Japan was initially formed as a joint venture with Sumitomo Corporation. On July 1, 2005, we purchased Sumitomo’s 50% interest in Coach Japan, resulting in Coach Japan becoming a 100% owned subsidiary of Coach, Inc.

In fiscal 2009, the Company acquired the Coach retail businesses in Hong Kong, Macau and mainland China (“Coach China”) from its former distributor, the ImagineX group. These acquisitions provide the Company with greater control over the brand in China, enabling Coach to raise brand awareness and aggressively grow market share with the Chinese consumer.

In fiscal 2011, the Company entered into an agreement to assume direct control of its domestic retail businesses in Malaysia and Singapore which were operated by Valiram Group, with a phased transition of such businesses, beginning with Singapore in July 2011.

Additionally in fiscal 2011, the Company acquired a non-controlling interest in a joint venture with Hackett Limited to expand the Coach International business in Europe. Through the joint venture, the Company opened retail locations in Spain, Portugal and Great Britain beginning in fiscal 2011, and currently anticipates further European expansion in fiscal 2012.

In fiscal 2012, the Company entered into an agreement to assume direct control of its domestic retail business in Taiwan, which was operated by Valiram Group, with the transition expected in early January 2012.

SUBSTANTIAL STOCKHOLDERS

Based on filings made by our stockholders pursuant to U.S. federal securities laws and regulations, as of December 31, 2010, our largest stockholder was T. Rowe Price Associates, Inc., which held an approximately 5.6% beneficial ownership in our Common Stock as of that date. Based on these same filings with the SEC, we are not aware of any other beneficial owner of more than five percent of our Common Stock as of the date of this listing document.

BUSINESS

OVERVIEW

Coach has grown from a family-run workshop in a Manhattan loft to a leading American marketer of fine accessories and gifts for women and men. Coach is one of the most recognized fine accessories brands in the U.S. and in targeted international markets. We offer premium lifestyle accessories to a loyal and growing customer base and provide consumers with fresh, relevant and innovative products that are extremely well made, at an attractive price. Coach’s modern, fashionable handbags and accessories use a broad range of high quality leathers, fabrics and materials. In response to our customer’s demands for both fashion and function, Coach offers updated styles and multiple product categories which address an increasing share of our customer’s accessory wardrobe. Coach has created a sophisticated, modern and inviting environment to showcase our product assortment and reinforce a consistent brand position wherever the consumer may shop. We utilize a flexible, cost-effective global sourcing model, in which independent manufacturers supply our products, allowing us to bring our broad range of products to market rapidly and efficiently.

Coach operates in two reportable segments: Direct-to-Consumer and Indirect. The reportable segments represent channels of distribution that offer similar products, service and marketing strategies. The Direct-to-Consumer segment includes sales to consumers through Company-operated stores in North America, Japan, China, Hong Kong, Macau, Singapore, and the Internet. The Indirect segment includes sales to wholesale customers and distributors in over 20 countries, including the United States, and royalties earned on licensed products. Our multi-channel distribution model is diversified and includes substantial international and factory businesses, which complement our full-price U.S. business.

STRENGTHS

Coach offers a number of key differentiating elements that set it apart from the competition, including:

•	A distinctive brand – Coach offers distinctive, easily recognizable, accessible luxury products that are relevant, extremely well made and provide excellent value.

•
A market leadership position with growing share – Coach is America’s leading premium handbag and accessories brand and each year, as our market share increases, our leadership position strengthens. In Japan, Coach is the leading imported luxury handbag and accessories brand by units sold.

•
A loyal and involved consumer – Coach consumers have a specific emotional connection with the brand. Part of the Company’s everyday mission is to cultivate consumer relationships by strengthening this emotional connection.

•
A multi-channel international distribution model – This allows Coach to maintain a critical balance as results do not depend solely on the performance of a single channel or geographic area. The Direct-to-Consumer channel provides us with immediate, controlled access to consumers through Coach-operated stores in North America, Japan, mainland China, Hong Kong, Macau, Singapore, and the Internet. The Indirect channel provides us with access to consumers via wholesale department store and specialty store locations in over 20 countries.

•
Innovation and a consumer-centric focus – Coach listens to its consumer through rigorous consumer research and strong consumer orientation. Coach works to anticipate the consumer’s changing needs by keeping the product assortment fresh and relevant.

BUSINESS

We believe that these differentiating elements have enabled the Company to offer a unique proposition to the marketplace. We hold the number one position within the U.S. premium handbag and accessories market and the number two position within the Japanese imported luxury handbag and accessories market.

STRATEGIES

In order to sustain growth within our global framework, we continue to focus on two key growth strategies: increased global distribution, with an emphasis on North America and China, and improved store sales productivity. To that end, we are focused on five key initiatives:

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Build market share in North America’s growing accessories market in part by expanding our North American retail store base by opening stores in new markets and adding stores in under-penetrated existing markets – We believe that North America can support about 500 retail stores in total, including up to 30 in Canada. We expect to open about 15 net new retail stores and 25 factory outlets in fiscal 2012. The pace of our future retail store openings will depend upon the economic environment and will reflect opportunities in the marketplace. In addition, as part of our culture of innovation and continuous improvement, we have implemented a number of initiatives to accelerate the level of distinctive newness, elevate our product offering and enhance the in-store experience. These initiatives will enable us to maximize productivity and continue to leverage our leadership position in the market.

•
Raise brand awareness and build market share in markets in which Coach is under-penetrated, most notably in Asia, where China is our largest geographic growth opportunity, given the size of the market, its rate of growth, and our increasing brand awareness – We currently plan to open about 30 new locations in China during fiscal 2012, with the majority in mainland China. Outside of Asia, we are developing the brand opportunity as we expand into Europe and South America.

•
Focus on the Men’s opportunity for the brand, notably in North America and Asia, while drawing on our long heritage in the category – We have implemented a number of initiatives to elevate our Men’s product offering through image-enhancing and accessible locations. We are leveraging the Men’s opportunity by opening new locations, notably in factory, and as a productivity driver with a broadened assortment, dual-gender stores and shop-in-shop store executions.

•
Continue to expand market share with the Japanese consumer, driving growth in Japan primarily by opening new retail locations – We believe that Japan can support about 180 retail locations in total. We currently plan to open approximately 15 net new locations, most notably Men’s, during fiscal 2012.

•
Raise brand awareness and maximize e-commerce sales through our digital strategy, coach.com, our global e-commerce sites, marketing sites and social networking – The Company utilizes and continues to explore implementing new technologies such as our global web presence, with 17 informational websites in 18 countries with e-commerce enabled in the United States, Canada and Japan, social networking and blogs as cost-effective consumer communication opportunities to increase on-line and store sales.

We believe the growth strategies outlined above will allow us to deliver long-term superior returns on our investments and drive increased cash flows from operating activities. Although the current macroeconomic environment has improved, consumers, notably in North America and Japan, remain cautious. The Company believes long-term growth can still be achieved through a combination

BUSINESS

of expanded distribution with an emphasis on Asia, along with a focus on innovation to support productivity and disciplined expense control. Our multi-channel distribution model is diversified and includes substantial international and factory businesses, which complement our full-price U.S. business. With an essentially debt-free balance sheet and significant cash position, we believe we are well positioned to manage our business to take advantage of profitable growth opportunities while returning cash to shareholders through common stock repurchases and dividends.

PRODUCTS

Coach’s product offerings include women’s and men’s bags, accessories, business cases, footwear, wearables, jewelry, sunwear, travel bags, watches and fragrance. The following table shows the percent of net sales that each product category represented:

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
Handbags	63%	63%	62%
Accessories	27	28	29
All other products	10	9	9

Total	100%	100%	100%

Handbags – Handbag collections feature classically inspired designs as well as fashion designs. Typically, there are three to four collections per quarter and four to seven styles per collection. These collections are designed to meet the fashion and functional requirements of our broad and diverse consumer base. In fiscal 2010, we introduced Poppy, offering a variety of fresh silhouettes with a youthful appeal, vibrant colors and accessible price points, targeting both new and existing customers. We also introduced additional lifestyle collections, of which the Kristin collection was the most notable. In fiscal 2012, we launched a new Chelsea collection and evolved Poppy with updated styles, patterns and prints. The Chelsea collection features a modern faceted turnlock inspired by our heritage and offered in timeless silhouettes. Poppy has an updated look with new leather, logo fabrics and new pushlock closures. In fiscal 2012, Madison will be updated with new fall fabrications, colors and patterns.

Accessories – Accessories include women’s and men’s small leather goods, novelty accessories and women’s and men’s belts. Women’s small leather goods, which coordinate with our handbags, include money pieces, wristlets, and cosmetic cases. Men’s small leather goods consist primarily of wallets and card cases. Novelty accessories include time management and electronic accessories. Key rings and charms are also included in this category.

Business Cases – This assortment is primarily men’s and includes computer bags, messenger-style bags and totes.

Footwear – Jimlar Corporation (“Jimlar”) has been Coach’s footwear licensee since 1999. Footwear is distributed through select Coach retail stores, coach.com and about 1,000 U.S. department stores. Footwear sales are comprised primarily of women’s styles, which coordinate with Coach’s handbag collections.

BUSINESS

Wearables – This category is comprised of jackets, sweaters, gloves, hats and scarves, including both cold weather and fashion. The assortment is primarily women’s and contains a fashion assortment in all components of this category.

Jewelry – This category is comprised of bangle bracelets, necklaces, rings and earrings offered in both sterling silver and non-precious metals.

Sunwear – Marchon Eyewear, Inc. (“Marchon”) has been Coach’s eyewear licensee since 2003 under a licensing agreement that expires in 2011. During October 2010, the Company signed a licensing agreement with Luxottica Trading and Finance Ltd. (“Luxottica”) and will begin transitioning the eyewear business during the second half of fiscal 2012. This collection is a collaborative effort that combines the Coach aesthetic for fashion accessories with the latest fashion directions in sunglasses. Coach sunglasses are sold in Coach retail stores and coach.com, department stores, select sunglass retailers and optical retailers in major markets.

Travel Bags – The travel collections are comprised of luggage and related accessories, such as travel kits and valet trays.

Watches – Movado Group, Inc. (“Movado”) has been Coach’s watch licensee since 1998 and has developed a distinctive collection of watches inspired primarily by the women’s collections with select men’s styles.

Fragrance – Starting in the spring of 2010, Estée Lauder Companies Inc. (“Estée Lauder”), through its subsidiary, Aramis Inc., became Coach’s fragrance licensee. Fragrance is distributed through Coach retail stores, coach.com and about 3,000 U.S. department stores. Coach offers four women’s fragrance collections and one men’s fragrance. The women’s fragrance collections include eau de perfume spray, eau de toilette spray, purse spray, body lotion and body splashes.

DESIGN AND MERCHANDISING

Coach’s New York-based design team, led by its Executive Creative Director, is responsible for conceptualizing and directing the design of all Coach products. Designers have access to Coach’s extensive archives of product designs created over the past 70 years, which are a valuable resource for new product concepts. Coach designers are also supported by a strong merchandising team that analyzes sales, market trends and consumer preferences to identify business opportunities that help guide each season’s design process. Merchandisers also analyze products and edit, add and delete to achieve profitable sales across all channels. The product category teams, each comprised of design, merchandising/product development and sourcing specialists, help Coach execute design concepts that are consistent with the brand’s strategic direction.

Coach’s design and merchandising teams work in close collaboration with all of our licensing partners to ensure that the licensed products (watches, footwear, eyewear and fragrance) are conceptualized and designed to address the intended market opportunity and convey the distinctive perspective and lifestyle associated with the Coach brand.

During fiscal 2008, the Company announced a new business initiative to drive brand creativity. This initiative has evolved into the Reed Krakoff brand, representing New American luxury, which is supported by a team of experienced designers and merchandisers and encompasses all women’s

BUSINESS

categories, with a focus on ready-to-wear, handbags, accessories, footwear and jewelry. We introduced the Reed Krakoff brand with store openings in North America and Japan, and Europe through specialty retailers in early fiscal 2011.

SEGMENTS

Coach operates in two reportable segments: Direct-to-Consumer and Indirect. The reportable segments represent channels of distribution that offer similar products, service and marketing strategies.

Direct-to-Consumer Segment

The Direct-to-Consumer segment consists of channels that provide us with immediate, controlled access to consumers: Coach-operated stores in North America, Japan, Hong Kong, Macau and mainland China, Singapore, and the Internet. This segment represented approximately 87% of Coach’s total net sales in fiscal 2011, with North American stores and the Internet, Coach Japan and Coach China contributing approximately 64%, 18% and 5% of total net sales, respectively.

North American Retail Stores – Coach stores are located in regional shopping centers and metropolitan areas throughout the U.S. and Canada. The retail stores carry an assortment of products depending on their size and location. Our flagship stores, which offer the broadest assortment of Coach products, are located in high-visibility locations such as New York, Chicago, San Francisco and Toronto.

Our stores are sophisticated, sleek, modern and inviting. They showcase the world of Coach and enhance the shopping experience while reinforcing the image of the Coach brand. The modern store design creates a distinctive environment to display our products. Store associates are trained to maintain high standards of visual presentation, merchandising and customer service. The result is a complete statement of the Coach modern American style at the retail level.

The following table shows the number of Coach retail stores and their total and average square footage:
	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
Retail stores	345	342	330
Net increase vs. prior year	3	12	33
Percentage increase vs. prior year	0.9%	3.6%	11.1%

Retail square footage	936,277	929,580	893,037
Net increase vs. prior year	6,697	36,543	97,811
Percentage increase vs. prior year	0.7%	4.1%	12.3%

Average square footage	2,714	2,718	2,706

North American Factory Stores – Coach’s factory stores serve as an efficient means to sell manufactured-for-factory-store product, including factory exclusives, as well as discontinued and irregular inventory outside the retail channel. These stores operate under the Coach Factory name and are geographically positioned primarily in established outlet centers that are generally more than 40 miles from major markets.

BUSINESS

Coach’s factory store design, visual presentations and customer service levels support and reinforce the brand’s image. Through these factory stores, Coach targets value-oriented customers who would not otherwise buy the Coach brand. Prices are generally discounted from 10% to 50% below full retail prices.

The following table shows the number of Coach factory stores and their total and average square footage:
	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
Factory stores	143	121	111
Net increase vs. prior year	22	10	9
Percentage increase vs. prior year	18.2%	9.0%	8.8%

Factory square footage	649,094	548,797	477,724
Net increase vs. prior year	100,297	71,073	64,335
Percentage increase vs. prior year	18.3%	14.9%	15.6%

Average square footage	4,539	4,536	4,304

Internet – Coach views its website as a key communications vehicle for the brand to promote traffic in Coach retail stores and department store locations and build brand awareness. During fiscal 2009, we relaunched the coach.com website, to enhance the e-commerce shopping experience while reinforcing the image of the Coach brand. With approximately 68 million unique visits to the website in fiscal 2011, our online store, which currently makes sales only to consumers in the United States, Japan and Canada, provides a showcase environment where consumers can browse through a selected offering of the latest styles and colors.

Coach Japan – Coach Japan operates department store shop-in-shop locations and freestanding flagship, retail and factory stores as well as an e-commerce website. Flagship stores, which offer the broadest assortment of Coach products, are located in select shopping districts throughout Japan.

The following table shows the number of Coach Japan locations and their total and average square footage:

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
Coach Japan locations	169	161	155
Net increase vs. prior year	8	6	6
Percentage increase vs. prior year	5.0%	3.9%	4.0%

Coach Japan square footage	303,925	293,441	280,428
Net increase vs. prior year	10,484	13,013	20,435
Percentage increase vs. prior year	3.6%	4.6%	7.9%

Average square footage	1,798	1,823	1,809

BUSINESS

Coach China – Coach China operates department store shop-in-shop locations as well as freestanding flagship, retail and factory stores. Flagship stores, which offer the broadest assortment of Coach products, are located in select shopping districts throughout China and Hong Kong.

The following table shows the number of Coach China locations and their total and average square footage:

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
Coach China locations	66	41	28
Net increase vs. prior year	25	13	4
Percentage increase vs. prior year	61.0%	46.4%	16.7%

Coach China square footage	127,550	78,887	52,671
Net increase vs. prior year	48,663	26,216	8,167
Percentage increase vs. prior year	61.7%	49.8%	18.4%

Average square footage	1,933	1,924	1,881

Reed Krakoff – The Reed Krakoff brand represents New American luxury primarily for handbags, accessories and ready-to-wear. We introduced the Reed Krakoff brand with store openings in North America and Japan, and Europe through specialty retailers in early fiscal 2011. Reed Krakoff operates department store shop-in-shop locations, freestanding flagship stores as well as an e-commerce website at reedkrakoff.com. Flagship stores, which offer the broadest assortment of Reed Krakoff products, are located in select shopping districts in the U.S. and Japan.

Indirect Segment

Coach began as a U.S. wholesaler to department stores and this segment remains important to our overall consumer reach. Today, we work closely with our partners, both domestic and international, to ensure a clear and consistent product presentation. The Indirect segment represented approximately 13% of total net sales in fiscal 2011, with U.S. Wholesale and Coach International representing approximately 7% and 5% of total net sales, respectively. The Indirect segment also includes royalties earned on licensed product. We do not take product returns from our wholesale customers and have no specific agreements in place with respect to discounts on our products. We do not believe that we have a material concentration of business with any particular customer as the majority of our business involves direct sales to retail customers.

U.S. Wholesale – This channel offers access to Coach products to consumers who prefer shopping at department stores. The sales staff at the U.S. department stores are not employed by the Company. The Company does not consign its Coach-branded products at department stores. Coach products are also available on macys.com, dillards.com and nordstrom.com. While overall U.S. department store sales have not increased over the last few years, the handbag and accessories category has remained strong, in large part due to the strength of the Coach brand. The Company continues to manage inventories in this channel given the highly promotional environment at point-of-sale.

BUSINESS

Coach recognizes the continued importance of U.S. department stores as a distribution channel for premier accessories. We continue to fine-tune our strategy to increase productivity and drive volume in existing locations by enhancing presentation, primarily through the creation of more shop-in-shops with proprietary Coach fixtures. Coach custom tailors its assortments through wholesale product planning and allocation processes to better match the attributes of our department store consumers in each local market.

Coach’s products are sold in approximately 970 wholesale locations in the U.S. and Canada. Our most significant U.S. wholesale customers are Macy’s (including Bloomingdale’s), Dillard’s, Nordstrom, Lord & Taylor, Carson’s and Saks Fifth Avenue.

The Company recognizes revenue at the point of sale, which occurs for the wholesale channels upon shipment of merchandise, when title passes to the customer.

Coach International – This channel represents sales to international wholesale distributors and authorized retailers. Travel retail (referring to locations specifically aimed at travelers such as “duty free” airport shops and “duty free” only shops within certain metropolitan areas) represents the largest portion of our customers’ sales in this channel. However, we continue to drive growth by expanding our distribution to reach local consumers in emerging markets. Coach has developed relationships with a select group of distributors who sell Coach products through department stores and freestanding retail locations in over 20 countries. The sales staff at international department stores may be employed by the Company, our distribution partners, or the department stores where the products are sold, according to local market practice. Coach’s current network of international distributors serves the following markets: South Korea, Taiwan, Mexico, US & Territories, Singapore, Australia, Malaysia, Saudi Arabia, France, Japan, Thailand, UAE, Hong Kong, Spain, China, Indonesia, Bahamas, Bahrain, India, Macau, New Zealand, Portugal, United Kingdom and Vietnam. Each of our international distribution partners has an agreement with us specifying that each sales location must be pre-approved by the Company, that catalog and/or mail order sales by the distributor are prohibited, and that sales are limited to a specific geographic territory.

For locations not in freestanding stores, Coach has created shop-in-shops and other image enhancing environments to increase brand appeal and stimulate growth. Coach continues to improve productivity in this channel by opening larger image-enhancing locations, expanding existing stores and closing smaller, less productive stores. Coach’s most significant international wholesale customers are the DFS Group, Shinsegae International, Tasa Meng Corp, Lotte Group and Shilla Group.

In mid-July 2010, Coach entered into an agreement with a key distributor to take control of our domestic retail businesses in Singapore and Malaysia. Coach will begin directly operating these markets in fiscal 2012 and fiscal 2013, respectively.

Through an agreement with Printemps, the French department store group, Coach plans to open at least 14 locations in Printemps stores throughout France by the end of fiscal 2013. The first of these locations is a 1,700 square foot shop in Printemps’ flagship boulevard Haussmann store in Paris that opened in June 2010.

Subsequent to July 2, 2011, Coach entered into distribution agreements for Brazil and Vietnam, with first openings in these countries anticipated in fiscal 2012.

BUSINESS

The following table shows the number of international wholesale locations at which Coach products are sold:

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
International freestanding stores	61	53	44
International department store locations	109	93	81
Other international locations	41	36	34

Total international wholesale locations	211	182	159

Licensing – In our licensing relationships, Coach takes an active role in the design process and controls the marketing and distribution of products under the Coach brand. The current licensing relationships as of July 2, 2011 are as follows:
				License
	Licensing	Introduction		Expiration
Category	Partner	Date	Territory	Date

Watches	Movado	Spring ‘98	Worldwide	2015
Footwear	Jimlar	Spring ‘99	U.S.	2014
Eyewear	Marchon	Fall ‘03	Worldwide	2011
Eyewear	Luxottica	Spring ‘12	Worldwide	2016
Fragrance	Estee Lauder	Spring ‘10	Worldwide	2015

Products made under license are, in most cases, sold through all of the channels discussed above and, with Coach’s approval, these licensees have the right to distribute Coach brand products selectively through several other channels: shoes in department store shoe salons, watches in selected jewelry stores and eyewear in selected optical retailers. These venues provide additional, yet controlled, exposure of the Coach brand. Coach’s licensing partners pay royalties to Coach on their net sales of Coach branded products. However, such royalties are not material to the Coach business as they currently comprise less than 1% of Coach’s total net sales. The licensing agreements generally give Coach the right to terminate the license if specified sales targets are not achieved.

MARKETING

Coach’s marketing strategy is to deliver a consistent message each time the consumer comes in contact with the Coach brand through our communications and visual merchandising. The Coach image is created internally and executed by the creative marketing, visual merchandising and public relations teams. Coach also has a sophisticated consumer and market research capability, which helps us assess consumer attitudes and trends and gauge the likelihood of a product’s success in the marketplace prior to its introduction.

In conjunction with promoting a consistent global image, Coach uses its extensive customer database and consumer knowledge to target specific products and communications to specific consumers to efficiently stimulate sales across all distribution channels.

BUSINESS

Coach engages in several consumer communication initiatives, including direct marketing activities and national, regional and local advertising. In fiscal 2011, consumer contacts increased 52% to over 625 million primarily driven by increased email communications. The Company continues to leverage marketing expenses by refining our marketing programs to increase productivity and optimize distribution. Total expenses related to consumer communications in fiscal 2011 were $75.0 million, representing less than 2% of net sales.

Coach’s wide range of direct marketing activities includes email contacts, catalogs and brochures targeted to promote sales to consumers in their preferred shopping venue. In addition to building brand awareness, the coach.com and reedkrakoff.com websites and the Coach catalog serve as effective brand communications vehicles by providing a showcase environment where consumers can browse through a strategic offering of the latest styles and colors, which drive store traffic.

As part of Coach’s direct marketing strategy, the Company uses its database consisting of approximately 19 million active households in North America and 4.2 million active households in Japan. Email contacts and catalogs are Coach’s principal means of communication and are sent to selected households to stimulate consumer purchases and build brand awareness. During fiscal 2011, the Company sent approximately 480 million emails to strategically selected customers as we continue to evolve our internet outreach to maximize productivity while streamlining distribution. In fiscal 2011, the Company distributed approximately a million catalogs in Coach stores in Japan, mainland China, Hong Kong and Macau. The growing number of visitors to the coach.com websites in the U.S., Canada and Japan provides an opportunity to increase the size of these databases.

In fiscal 2011, Coach had informational websites in Australia, Bahrain, China, France, Malaysia, Mexico, Portugal, Singapore, South Korea, Spain, Taiwan, Thailand, UAE and United Kingdom. In addition, the Company utilizes and continues to explore new technologies such as blogs and social networking websites, including Twitter and Facebook, as a cost effective consumer communication opportunity to increase on-line and store sales and build brand awareness.

The Company also runs national, regional and local advertising campaigns in support of its major selling seasons.

MANUFACTURING

While all of our products are manufactured by independent manufacturers, we nevertheless maintain control of the supply chain process from design through manufacture. We are able to do this by qualifying raw material suppliers and by maintaining sourcing and product development offices in Hong Kong, China, South Korea, India, Italy and Vietnam that work closely with our independent manufacturers. This broad-based, global manufacturing strategy is designed to optimize the mix of cost, lead times and construction capabilities. Over the last several years, we have increased the presence of our senior management at our manufacturers’ facilities to enhance control over decision making and ensure the speed with which we bring new product to market is maximized.

These independent manufacturers support a broad mix of product types, materials and a seasonal influx of new, fashion oriented styles, which allows us to meet shifts in marketplace demand and changes in consumer preferences. During fiscal 2011, approximately 84% of Coach’s total net sales were generated from products introduced within the fiscal year. As the collections are seasonal and planned to be sold in stores for short durations, our production quantities are limited which lowers our exposure to excess and obsolete inventory.

BUSINESS

All product sources, including independent manufacturers and licensing partners, must achieve and maintain Coach’s high quality standards, which are an integral part of the Coach identity. One of Coach’s keys to success lies in the rigorous selection of raw materials. Coach has longstanding relationships with purveyors of fine leathers and hardware. Although Coach products are manufactured by independent manufacturers, we maintain control of the raw materials that are used in all of our products. Compliance with quality control standards is monitored through on-site quality inspections at all independent manufacturing facilities.

Coach carefully balances its commitments to a limited number of “better brand” partners with demonstrated integrity, quality and reliable delivery. Our manufacturers are located in many countries, including China, United States, Italy, Hong Kong, India, Thailand, Vietnam, Macau, Philippines, Turkey, Colombia, Malaysia, Mexico, Peru, South Africa and Taiwan. Coach continues to evaluate new manufacturing sources and geographies to deliver the finest quality products at the lowest cost and help limit the impact of manufacturing in inflationary markets. No one vendor currently provides more than approximately 15% of Coach’s total units of products. None of the Directors holds any interest in any of our top five vendors. Before partnering with a vendor, Coach evaluates each facility by conducting a quality and business practice standards audit. Periodic evaluations of existing, previously approved facilities are conducted on a random basis. We believe that all of our manufacturing partners are in material compliance with Coach’s integrity standards.

DISTRIBUTION

The vast majority of manufactured products are first shipped to our distribution centers before they are delivered to the retail stores and wholesale customers.

Coach operates an 850,000 square foot distribution and consumer service facility in Jacksonville, Florida. This automated facility uses a bar code scanning warehouse management system. Coach’s distribution center employees use handheld radio frequency scanners to read product bar codes, which allow them to more accurately process and pack orders, track shipments, manage inventory and generally provide excellent service to our customers. Coach’s products are primarily shipped to Coach retail stores and wholesale customers via express delivery providers and common carriers, and direct to consumers via express delivery providers.

To support our growth in China and the region, during the second half of fiscal 2010 we established an Asia distribution center in Shanghai, owned and operated by a third-party, allowing us to better manage the logistics in this region while reducing costs. The Company also operates a distribution center, through a third-party, in Japan.

MANAGEMENT INFORMATION SYSTEMS

The foundation of Coach’s information systems is its Enterprise Resource Planning (“ERP”) system. This fully integrated system supports all aspects of finance and accounting, procurement, inventory control, sales and store replenishment. The system functions as a central repository for all of Coach’s transactional information, resulting in increased efficiencies, improved inventory control and a better understanding of consumer demand. This system was upgraded in fiscal 2008 and continues to be fully scalable to accommodate growth.

BUSINESS

Complementing its ERP system are several other system solutions, each of which Coach believes is well suited for its needs. The data warehouse system summarizes the transaction information and provides a single platform for all management reporting. The supply chain management system supports sales and inventory planning and reporting functions. Product fulfillment is facilitated by Coach’s highly automated warehouse management system and electronic data interchange system, while the unique requirements of Coach’s internet and catalog businesses are supported by Coach’s order management system. Finally, the point-of-sale system supports all in-store transactions, distributes management reporting to each store, and collects sales and payroll information on a daily basis. This daily collection of store sales and inventory information results in early identification of business trends and provides a detailed baseline for store inventory replenishment. Updates and upgrades of these systems are made on a periodic basis in order to ensure that we constantly improve our functionality. All complementary systems are integrated with the central ERP system.

TRADEMARKS AND PATENTS

Coach owns all of the material trademark rights used in connection with the production, marketing and distribution of all of its products, both in the U.S. and in other countries in which the products are principally sold. Coach also owns and maintains worldwide registrations for trademarks in all relevant classes of products in each of the countries in which Coach products are sold. Major trademarks include Coach, Coach and lozenge design, Coach and tag design, Signature C design, Coach Op Art design and The Heritage Logo (Coach Leatherware Est. 1941). Coach is not dependent on any one particular trademark or design patent although Coach believes that the Coach name is important for its business. In addition, several of Coach’s products are covered by design patents or patent applications. Coach aggressively polices its trademarks and trade dress, and pursues infringers both domestically and internationally. It also pursues counterfeiters domestically and internationally through leads generated internally, as well as through its network of investigators, the Coach hotline and business partners around the world. Coach believes that its aggressive anti-counterfeiting program and enforcement actions against intellectual property infringers have helped to minimize the risk of material harm caused by intellectual property infringements.

Coach expects that its material trademarks will remain in existence for as long as Coach continues to use and renew them. Coach has no material patents.

SEASONALITY

Because Coach products are frequently given as gifts, Coach has historically realized, and expects to continue to realize, higher sales and operating income in the second quarter of its fiscal year, which includes the holiday months of November and December. In addition, fluctuations in sales and operating income in any fiscal quarter are affected by the timing of seasonal wholesale shipments and other events affecting retail sales. Over the last several years, we have achieved higher levels of growth in the non-holiday quarters, which has reduced these seasonal fluctuations.

GOVERNMENT REGULATION

Most of Coach’s imported products are subject to existing or potential duties, tariffs or quotas that may limit the quantity of products that Coach may import into the U.S. and other countries or may impact the cost of such products. Coach has not been restricted by quotas in the operation of its business and customs duties have not comprised a material portion of the total cost of its products. In addition, Coach is subject to foreign governmental regulation and trade restrictions, including retaliation against certain prohibited foreign practices, with respect to its product sourcing and international sales operations.

BUSINESS

We believe that we have obtained all material licenses, permits and certificates necessary to conduct our operations from the relevant governmental bodies in the jurisdictions where we operate, and that we have complied with in all material respects all applicable laws and regulations in all jurisdictions where we operate since our establishment. We also believe that we are in compliance with applicable transfer pricing requirements in all jurisdictions in which there are significant intercompany transactions.

As a marketer of consumer products, our business and operations are subject to laws and regulations on general consumer protection and product safety. Compliance with the applicable laws and regulations is monitored by governmental and regulatory authorities and the principal objective of these laws and regulations is to ensure that the products placed on the market are safe and duly labeled and imported. Other than in respect of the import and export of certain of our leather goods which may be subject to regulations on trade in wildlife and endangered species (as described below), the industries in which we operate are not subject to industry-specific laws and regulations. The Washington Convention on International Trade in Endangered Species of Wild Fauna and Flora, more commonly known as CITES, aims to regulate the trade of specimens of endangered animals and plants by monitoring their exportation, re-exportation, importation, transit, transshipment or possession in member countries (which include the United States, Italy, Japan, China and Korea). CITES requires that certain products be accompanied by permits upon importation or exportation.

Because all of our products are manufactured by independent third parties, we are subject to less onerous regulations than other companies which manufacture their products directly. We are subject to labor and workplace rules and regulations in the various countries in which we operate retail stores, distribution centers or maintain corporate offices. We have a centralized legal team, which provides oversight and coordination of compliance with the rules, regulations and laws to which we are subject. In addition to our legal team in the United States, we maintain legal counsel in Japan and China to assist with regulatory compliance, as well as maintaining the necessary licenses and permits to run our business in each region.

CORPORATE SOCIAL RESPONSIBILITY

Coach’s objective is to be a responsible and socially sensitive corporate citizen in the locations in which the corporation conducts business. In order to accomplish these objectives, Coach has established the Global Business Integrity Program. This Program sets forth the ethical and legal responsibilities all Coach employees and those who represent Coach’s name are expected to uphold. The Global Business Integrity Program consists of three published documents to inform our employees and strategic partners, including independent manufacturers, of our expectations. A description of the Program and the three documents are available on our website. The first is a guide to the Global Business Integrity Program that is issued to Coach employees worldwide. The second is the Global Operating Principles which sets forth the minimum standards by which we expect each strategic partner will operate and conduct business. These global principles also convey to Coach employees and all public constituencies Coach’s values, commitments and goals. Lastly, Coach has developed a set of guidelines for firms from whom Coach sources products, including contractors, joint venture partners and suppliers of goods and services. These principles are set forth separately in a statement of Supplier Selection Guidelines.

The Supplier Selection Guidelines, which govern the selection of our independent manufacturers, concern ethical practices, legal requirements, environmental requirements and employment practices. Employment practices specifically addressed in the Guidelines include working hours, child labor, forced labor, discrimination, disciplinary practices, and health and safety.

BUSINESS

These principles and philosophies that govern the operations and businesses of Coach are based not only on laws and regulations, but are also founded on dignity and respect for the individual, a strong commitment to common sense, fairness, diversity, and ethical business practices and policies. In order to monitor the adherence to these principles, Coach created a Global Business Standards Committee, or the GBS Committee, comprised of senior executives. The GBS Committee meets quarterly. Coach also has a GBS Hotline on which employees and consumers alike can report issues with and deviations from Coach’s principles and philosophies.

The Company maintains a full-time compliance manager, resident in Hong Kong, who reports to the Company’s Executive Vice President & General Counsel. The compliance manager has access to internal and external resources to ensure that the Company’s independent manufacturing partners remain in compliance with the Company’s Global Business Integrity Program, including its Supplier Selection Guidelines. The compliance manger also performs unannounced audits of the Company’s independent manufacturers. The Company’s General Counsel conducts annual site visits to the Company’s independent manufacturing partners to both observe the manufacturers’ operations and compliance as well as engage in any necessary compliance training. Any incidents of noncompliance by the Company’s independent manufacturing partners are reported to the Company’s compliance manager and are followed up upon by the Company’s legal department to ensure that appropriate remediation has taken place. Noncompliance with the Company’s Global Business Integrity Program may be reported to the Company’s Global Business Standards Committee either directly or via the Company’s Global Business Standards hotline telephone number. The Company has had no material incidents of noncompliance with either the Global Business Integrity Program or its Supplier Selection Guidelines during the prior year.

COMPETITION

The premium handbag and accessories industry is highly competitive. The Company mainly competes with European luxury brands as well as private label retailers, including some of Coach’s wholesale customers. Over the last several years the category has grown, encouraging the entry of new competitors as well as increasing the competition from existing competitors. The Company believes, however, that as a market leader we benefit from this increased competition as it drives consumer interest in this brand loyal category.

The Company further believes that there are several factors that differentiate us from our competitors, including but not limited to: distinctive newness, innovation and quality of our products, ability to meet consumer’s changing preferences and our superior customer service.

EMPLOYEES

As of July 2, 2011, Coach employed approximately 15,000 people, including both full and part time employees. Of these employees, approximately 5,200 and 6,800 were full time and part time employees, respectively, in the retail field in North America, Japan, mainland China, Hong Kong and Macau. Approximately 65 of Coach’s employees are covered by collective bargaining agreements. Coach believes that its relations with its employees are good, and it has never encountered a strike or work stoppage.

BUSINESS

PROPERTIES

The following table sets forth the location, use and size of Coach’s distribution, corporate and product development facilities as of July 2, 2011. The majority of the properties are leased, with the leases expiring at various times through 2028, subject to renewal options.

Location	Use	Approximate Square Footage
Jacksonville, Florida	Distribution and consumer service	850,000
New York, New York	Corporate, sourcing and product development	433,000	(1)
Carlstadt, New Jersey	Corporate and product development	65,000
Tokyo, Japan	Coach Japan regional management	32,000
Dongguan, China	Sourcing, quality control and product development	27,000
Shanghai, China	Coach China regional management	22,000
Hong Kong	Sourcing and quality control	17,000
Ho Chi Minh City, Vietnam	Sourcing and quality control	11,000
Hong Kong	Coach Hong Kong regional management	9,000
Hong Kong	Sourcing and quality control	6,000
Beijing, China	Coach China regional management	3,000
Seoul, South Korea	Sourcing	3,000
Long An, Vietnam	Sourcing and quality control	1,000
Chennai, India	Sourcing and quality control	600
Luxembourg	Coach regional management	300

(1)	Includes 250,000 square feet in Coach owned buildings. During fiscal 2009, Coach purchased its corporate headquarters building at 516 West 34th Street in New York City for $126.3 million.

As of July 2, 2011, Coach also occupied 345 retail and 143 factory leased stores located in North America, 169 Coach-operated department store shop-in-shops, retail stores and factory stores in Japan and 66 Coach-operated department store shop-in-shops, retail stores and factory stores in mainland China, Hong Kong and Macau. These leases expire at various times through 2024. Coach considers these properties to be in generally good condition and believes that its facilities are adequate for its operations and provide sufficient capacity to meet its anticipated requirements.

LEGAL PROCEEDINGS

Coach is involved in various routine legal proceedings as both plaintiff and defendant incident to the ordinary course of its business, including proceedings to protect Coach’s intellectual property rights, litigation instituted by persons alleged to have been injured upon premises within Coach’s control, litigation with present or former employees and regulatory proceedings.

As part of Coach’s policing program for its intellectual property rights, Coach actively files lawsuits in the U.S. and abroad alleging acts of trademark counterfeiting, trademark infringement, patent infringement, trade dress infringement, trademark dilution and/or state or foreign law claims. At any given point in time, Coach may have a number of such actions pending. These actions often result in seizure of counterfeit merchandise and/or out of court settlements with defendants. From time to time, defendants will raise, either as affirmative defenses or as counterclaims, the invalidity or unenforceability of certain of Coach’s intellectual properties.

BUSINESS

Although Coach’s litigation with present or former employees is routine and incidental to the conduct of Coach’s business, as well as for any business employing significant numbers of employees, such litigation can result in large monetary awards when a civil jury is allowed to determine compensatory and/or punitive damages for actions claiming discrimination on the basis of age, gender, race, religion, disability or other legally protected characteristic or for termination of employment that is wrongful or in violation of implied contracts.

Coach believes that the outcome of all pending legal proceedings in the aggregate will not have a material adverse effect on Coach’s business or consolidated financial statements.

Coach has not entered into any transactions that have been identified by the Internal Revenue Service of the U.S. Department of the Treasury (the “IRS”) as abusive or that have a significant tax avoidance purpose. Accordingly, we have not been required to pay a penalty to the IRS for failing to make disclosures required with respect to certain transactions that have been identified by the IRS as abusive or that have a significant tax avoidance purpose.

FINANCIAL INFORMATION

The following discussion of Coach’s financial condition and results of operations should be read together with Coach’s consolidated and condensed consolidated financial statements and notes to those statements included in Appendices IA, IB and II to this listing document. Fiscal 2012 is a 52-week year. Fiscal 2011 and 2009 were each 52-week years. Fiscal 2010 was a 53-week year. We have prepared our consolidated financial statements in accordance with US GAAP, which differ in certain material respects from generally accepted accounting principles in other jurisdictions, including Hong Kong. For further information on risks that could affect the accuracy of forward-looking statements in the items referred to in this section and our results of operations, please refer to the section in this listing document headed “Risk factors.”

OVERVIEW

Coach is a leading American marketer of fine accessories and gifts for women and men. Our product offerings include women’s and men’s bags, accessories, business cases, footwear, wearables, jewelry, sunwear, travel bags, watches and fragrance. Coach operates in two segments: Direct-to-Consumer and Indirect. The Direct-to-Consumer segment includes sales to consumers through Company-operated stores in North America, Japan, China, Hong Kong, Macau, Singapore, and the Internet. The Indirect segment includes sales to wholesale customers and distributors in over 20 countries, including the United States, and royalties earned on licensed product. As Coach’s business model is based on multi-channel international distribution, our success does not depend solely on the performance of a single channel or geographic area.

For a discussion of our growth strategies, see “Business – Strategies.”

FIRST QUARTER OF FISCAL 2012 HIGHLIGHTS

The key metrics of the first quarter of fiscal 2012 were:

•	Earnings per diluted share increased 15.8% to $0.73.

•	Net sales increased 15.2% to $1.05 billion.

•	Direct-to-consumer sales rose 17.1% to $910 million.

•	Comparable store sales in North America increased 9.2%, primarily due to overall improved conversion in our factory and full-priced stores.

•
In North America, Coach opened nine new factory stores including eight Men’s, bringing the total number of retail and factory stores to 345 and 152, respectively, at the end of the first quarter of fiscal 2012.

•
Coach China results continued to be strong with double-digit growth in comparable stores. Coach China opened five net new locations, bringing the total number of locations at the end of the first quarter of fiscal 2012 to 71.

•	Coach Japan opened two net new locations, bringing the total number of locations at the end of the first quarter of fiscal 2012 to 171.

FINANCIAL INFORMATION

FISCAL 2011 METRICS

The key metrics of fiscal 2011 were:

•	Earnings per diluted share rose 25.5% to $2.92.

•	Net sales increased 15.3% to $4.16 billion. The 53rd week in fiscal 2010 contributed approximately $70 million of additional net sales.

•	Direct-to-consumer sales rose 14.8% to $3.62 billion.

•	Comparable sales in Coach’s North American stores increased 10.6%, primarily due to improved conversion.

•
In North America, Coach opened three net new retail stores and 22 new factory stores, bringing the total number of retail and factory stores to 345 and 143, respectively, at the end of fiscal 2011. We also expanded six factory stores in North America.

•	Coach Japan opened eight net new locations, bringing the total number of locations at the end of fiscal 2011 to 169. In addition, we expanded three locations.

•	Coach China results continued to be strong with double-digit growth in comparable stores and channel profitability. At the end of fiscal 2011, we had a total of 66 locations.

•	Coach’s Board increased the Company’s cash dividend to an expected annual rate of $0.90 per share starting with the dividend paid on July 5, 2011.

•
As a result of the March 2011 earthquake and tsunami in Japan, the Company estimates that sales in Japan were impacted by approximately $20 million and earnings per share by about two and a half cents during the third quarter and by approximately $26 million and about three and a half cents during the fourth quarter. Due to the events in Japan, as of the end of the fiscal year, two stores remained temporarily closed; these two stores reopened during July 2011.

FINANCIAL INFORMATION

RESULTS OF OPERATIONS

First Quarter Fiscal 2012 Compared to First Quarter Fiscal 2011

The following table summarizes results of operations for the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011:

	Quarter Ended
	October 1, 2011		October 2, 2010		Variance
	(dollars in millions, except per share data)
	(unaudited)
		% of		% of
	Amount	net sales	Amount	net sales	Amount	%
Net sales	$1,050.4	100.0%	$911.7	100.0%	$138.7	15.2%
Gross profit	764.7	72.8	676.2	74.2	88.5	13.1
Selling, general and administrative expenses	442.7	42.1	390.5	42.8	52.2	13.4
Operating income	322.0	30.7	285.7	31.3	36.3	12.7
Interest income, net	0.1	0.0	0.2	0.0	(0.1)	nm	*
Other expense	(1.5)	(0.1)	(0.8)	(0.1)	(0.7)	nm	*
Provision for income taxes	105.6	10.1	96.2	10.6	9.4	9.8
Net income	215.0	20.5	188.9	20.7	26.1	13.8
Net income per share:
Basic	$0.74		$0.64		$0.10	16.4%
Diluted	0.73		0.63		0.10	15.8

* Percentage change is not meaningful

Net Sales

Net sales by business segment in the first quarter of fiscal 2012, compared to the first quarter of fiscal 2011, were as follows:

	Quarter Ended
	(unaudited)
	Net Sales			Percentage of Total Net Sales

	October 1,	October 2,	Rate of	October 1,	October 2,
	2011	2010	Change	2011	2010
	(dollars in millions)
Direct-to-Consumer	$910.3	$777.2	17.1%	86.7%	85.3%
Indirect	140.1	134.4	4.2	13.3	14.7
Total net sales	$1,050.4	$911.7	15.2	100.0%	100.0%

Direct-to-Consumer – Net sales increased 17.1% to $910.3 million during the first quarter of fiscal 2012 from $777.2 million during the same period in fiscal 2011, primarily driven by sales increases in our Company-operated stores in North America and China.

FINANCIAL INFORMATION

In North America, net sales increased 14.3% driven by a 9.2% increase in comparable store sales, including online sales, and sales from new and expanded stores. Since the end of the first quarter of fiscal 2011, Coach opened 24 new factory stores, and expanded seven factory stores in North America. In Japan, net sales increased 10.4% driven by an approximately $16.2 million or 9.4% positive impact from foreign currency exchange. Since the end of the first quarter of fiscal 2011, Coach opened eight net new locations and expanded three locations in Japan. Coach China results continued to be strong with double-digit percentage growth in comparable store sales. Since the end of the first quarter of fiscal 2011, Coach opened 22 net new stores in Hong Kong and mainland China.

Indirect – Net sales increased 4.2% to $140.1 million in the first quarter of fiscal 2012 from $134.4 million during the same period of fiscal 2011. The increase was driven primarily by a 6.1% increase in Coach International Wholesale net shipments. Licensing revenue of approximately $4.8 million and $4.2 million in the first quarter of fiscal 2012 and fiscal 2011, respectively, is included in Indirect sales.

Operating Income

Operating income increased 12.7% to $322.0 million in the first quarter of fiscal 2012 as compared to $285.7 million in the first quarter of fiscal 2011. Operating margin decreased to 30.7% as compared to 31.3% in the same period of the prior year.

Gross profit increased 13.1% to $764.7 million in the first quarter of fiscal 2012 from $676.2 million during the same period of fiscal 2011. Gross margin was 72.8% in the first quarter of fiscal 2012 as compared to 74.2% during the same period of fiscal 2011.

Selling, general and administrative (“SG&A”) expenses increased 13.4% to $442.7 million in the first quarter of fiscal 2012 as compared to $390.5 million in the first quarter of fiscal 2011, driven primarily by increased selling expenses and investments in our digital and e-commerce infrastructure. As a percentage of net sales, SG&A expenses decreased to 42.1% during the first quarter of fiscal 2012 as compared to 42.8% during the first quarter of fiscal 2011 as we leveraged our selling expense base on higher sales.

Selling expenses were $303.5 million, or 28.9% of net sales, in the first quarter of fiscal 2012 compared to $269.1 million, or 29.5% of net sales, in the first quarter of fiscal 2011. The dollar increase in selling expenses was due to higher operating expenses in Coach China and North American stores due to higher sales and new store openings. Coach China and North American store expenses as a percentage of sales decreased primarily due to operating efficiencies and sales leverage. The decrease in Coach Japan operating expenses in constant currency of $1.2 million was offset by the impact of foreign currency exchange rates which increased reported expenses by approximately $6.0 million.

Advertising, marketing, and design costs were $57.8 million, or 5.5% of net sales, in the first quarter of fiscal 2012, compared to $51.0 million, or 5.6% of net sales, during the same period of fiscal 2011. The increase was primarily due to marketing expenses related to consumer communications, which includes our digital strategy through coach.com, our global e-commerce sites, marketing sites and social networking. The Company operates informational websites in 18 countries, and utilizes social networking and blogs as cost-effective consumer communication opportunities to increase on-line and store sales and build brand awareness. Also contributing to the increase were new design expenditures and development costs for new merchandising initiatives.

FINANCIAL INFORMATION

Distribution and consumer service expenses were $15.4 million, or 1.4% of net sales, in the first quarter of fiscal 2012, compared to $12.9 million, or 1.5% of net sales, in the first quarter of fiscal 2011. To support our growth in China and the region, during the second half of fiscal 2010 we established an Asia distribution center in Shanghai, owned and operated by a third-party, allowing us to better manage the logistics in this region. During the first quarter of fiscal 2012, the Asia distribution center contributed to the increase in distribution and consumer service expenses; however in the long run, the Company expects the Asia distribution center to reduce costs as a percentage of net sales.

Administrative expenses were $66.0 million, or 6.3% of net sales, in the first quarter of fiscal 2012 compared to $57.5 million, or 6.3% of net sales, during the same period of fiscal 2011. The increase in administrative expenses was primarily due to higher share-based compensation and systems investment.

Provision for Income Taxes

The effective tax rate was 32.94% in the first quarter of fiscal 2012 as compared to 33.75% in the first quarter of fiscal 2011. The decrease in the effective tax rate is primarily attributable to higher profitability in lower tax rate jurisdictions in which income is earned, due to the increased globalization of the Company.

Net Income

Net income was $215.0 million in the first quarter of fiscal 2012 as compared to $188.9 million in the first quarter of fiscal 2011. This increase was primarily due to an improvement in operating income as well as a decrease in the Company’s effective tax rate.

Fiscal 2011 Compared to Fiscal 2010

The following table summarizes results of operations for fiscal 2011 compared to fiscal 2010:

	Fiscal Year Ended
	July 2, 2011		July 3, 2010		Variance
	(dollars in millions, except per share data)
		% of		% of
	Amount	net sales	Amount	net sales	Amount	%
Net sales	$4,158.5	100.0%	$3,607.6	100.0%	$550.9	15.3%
Gross profit	3,023.5	72.7	2,633.7	73.0	389.9	14.8
Selling, general and administrative expenses	1,718.6	41.3	1,483.5	41.1	235.1	15.8
Operating income	1,304.9	31.4	1,150.2	31.9	154.8	13.5
Interest income, net	1.0	0.0	8.0	0.2	(6.9)	(87.0)
Provision for income taxes	420.4	10.1	423.2	11.7	(2.8)	(0.7)
Net income	880.8	21.2	734.9	20.4	145.9	19.8
Net Income per share:
Basic	$2.99		$2.36		$0.63	26.6%
Diluted	2.92		2.33		0.59	25.5

FINANCIAL INFORMATION

Net Sales

The following table presents net sales by operating segment for fiscal 2011 compared to fiscal 2010:

	Fiscal Year Ended
				Percentage of
	Net Sales			Total Net Sales
	July 2,	July 3,	Rate of	July 2,	July 3,
	2011	2010	Change	2011	2010
	(dollars in millions)		(FY11 vs. FY10)
Direct-to-Consumer	$3,621.9	$3,155.8	14.8%	87.1%	87.5%
Indirect	536.6	451.8	18.8	12.9	12.5
Total net sales	$4,158.5	$3,607.6	15.3	100.0%	100.0%

Direct-to-Consumer – Net sales increased 14.8% to $3.62 billion during fiscal 2011 from $3.16 billion during fiscal 2010, driven by sales increases in our Company-operated stores in North America and China. Net sales of fiscal 2010 included an additional week of sales, which represented approximately $62 million.

Comparable store sales measure sales performance at stores that have been open for at least 12 months, and includes sales from coach.com. Coach excludes new locations from the comparable store base for the first year of operation. Similarly, stores that are expanded by 15.0% or more are also excluded from the comparable store base until the first anniversary of their reopening. Stores that are closed for renovations are removed from the comparable store base.

In North America, net sales increased 14.4% driven by sales from new and expanded stores and by a 10.6% increase in comparable store sales. During fiscal 2011, Coach opened three net new retail stores and 22 new factory stores, and expanded six factory stores in North America. In Japan, net sales increased 5.1% driven by an approximately $69.8 million, or 9.8%, positive impact from foreign currency exchange. During fiscal 2011, Coach opened eight net new locations and expanded three locations in Japan. Coach China results continued to be strong with double-digit percentage growth in comparable store sales. During fiscal 2011, Coach opened 25 net new stores in Hong Kong and mainland China.

Indirect – Net sales increased 18.8% to $536.6 million from $451.8 million in fiscal 2010. The increase was driven primarily by an 18.4% increase in Coach International Wholesale and U.S. Wholesale net revenue. The net sales increase was partially offset by an additional week of sales in fiscal 2010, which represented approximately $8 million. Licensing revenue of approximately $24.7 million and $19.2 million in fiscal 2011 and fiscal 2010, respectively, is included in Indirect sales.

FINANCIAL INFORMATION

Operating Income

Operating income increased 13.5% to $1.30 billion in fiscal 2011 as compared to $1.15 billion in fiscal 2010. Excluding items affecting comparability of $25.7 million in fiscal 2011, operating income increased 15.7% to $1.33 billion. Operating margin decreased to 31.4% as compared to 31.9% in the prior year, as gross margin decreased while SG&A expenses slightly increased as a percentage of sales. Excluding items affecting comparability, operating margin was 32.0% in fiscal 2011.

Gross profit increased 14.8% to $3.02 billion in fiscal 2011 from $2.63 billion in fiscal 2010. Gross margin was 72.7% in fiscal 2011 as compared to 73.0% during fiscal 2010. Coach’s gross profit is dependent upon a variety of factors, including changes in the relative sales mix among distribution channels, changes in the mix of products sold, foreign currency exchange rates and fluctuations in material costs. These factors, among, others may cause gross profit to fluctuate from year to year.

SG&A expenses are comprised of four categories: (1) selling; (2) advertising, marketing and design; (3) distribution and consumer service; and (4) administrative. Selling expenses include store employee compensation, store occupancy costs, store supply costs, wholesale account administration compensation and all Coach Japan and Coach China operating expenses. These expenses are affected by the number of Coach-operated stores in North America, Japan, Hong Kong, Macau and mainland China open during any fiscal period and the related proportion of retail and wholesale sales. Advertising, marketing and design expenses include employee compensation, media space and production, advertising agency fees, new product design costs, public relations, market research expenses and mail order costs. Distribution and consumer service expenses include warehousing, order fulfillment, shipping and handling, customer service and bag repair costs. Administrative expenses include compensation costs for the executive, finance, human resources, legal and information systems departments, corporate headquarters occupancy costs, consulting and software expenses. SG&A expenses increase as the number of Coach-operated stores increase, although an increase in the number of stores generally results in the fixed portion of SG&A expenses being spread over a larger sales base.

During fiscal 2011, SG&A expenses increased 15.8% to $1.72 billion, compared to $1.48 billion during fiscal 2010. Excluding items affecting comparability of $25.7 million in fiscal 2011, SG&A expenses were $1.69 billion. As a percentage of net sales, SG&A expenses were 41.3% and 41.1% during fiscal 2011 and fiscal 2010, respectively. Excluding items affecting comparability during fiscal 2011, SG&A expenses as a percentage of net sales were 40.7% as we leveraged our selling expense base on higher sales.

Selling expenses were $1.18 billion, or 28.5% of net sales compared to $1.05 billion, or 29.1% of net sales, during fiscal 2010. The dollar increase in selling expenses was due to higher operating expenses in Coach China and North American stores due to higher sales and new store openings. Additionally, selling expenses of Reed Krakoff stores contributed to the dollar increase since the brand was not launched until the beginning of fiscal 2011. Coach China and North American store expenses as a percentage of sales decreased primarily due to operating efficiencies and sales leverage. The decrease in Coach Japan operating expenses in constant currency of $10.2 million was offset by the impact of foreign currency exchange rates which increased reported expenses by approximately $33.5 million.

FINANCIAL INFORMATION

Advertising, marketing, and design costs were $224.4 million, or 5.4% of net sales, compared to $179.4 million, or 5.0% of net sales, during fiscal 2010. The increase was primarily due to new design expenditures and development costs for new merchandising initiatives. Also contributing to the increase were marketing expenses related to consumer communications, which includes our digital strategy through coach.com, our global e-commerce sites, marketing sites and social networking. The Company utilizes and continues to explore implementing new technologies such as our global web presence, with informational websites in 17 countries, social networking and blogs as cost-effective consumer communication opportunities to increase on-line and store sales and build brand awareness.

Distribution and consumer service expenses were $58.2 million, or 1.4% of net sales, compared to $48.0 million, or 1.3% of net sales, during fiscal 2010. To support our growth in China and the region, during the second half of fiscal 2010 we established an Asia distribution center in Shanghai, owned and operated by a third-party, allowing us to better manage the logistics in this region. During fiscal 2011, the Asia distribution center contributed to the increase in distribution and consumer service expenses; however in the long run, the Company expects the Asia distribution center to reduce costs as a percentage of net sales.

Administrative expenses were $252.4 million, or 6.1% of net sales, compared to $204.0 million, or 5.7% of net sales, during fiscal 2010. Excluding items affecting comparability of $25.7 million in fiscal 2011, expenses were $226.7 million, representing 5.5% of net sales. The increase in administrative expenses was primarily due to higher share-based and performance-based compensation.

Interest Income, Net

Net interest income was $1.0 million in fiscal 2011 compared to $8.0 million in fiscal 2010. The decrease is attributable to lower returns on our investments due to lower investment balances during the year.

Provision for Income Taxes

The effective tax rate was 32.3% in fiscal 2011 compared to 36.5% in fiscal 2010. Excluding the benefit from the items affecting comparability, the effective tax rate was 33.6% in fiscal 2011. The decrease in the effective tax rate is primarily attributable to a favorable settlement of a multi-year tax return examination and higher profitability in lower tax rate jurisdictions in which income is earned, due to the increased globalization of the Company, and a lower effective state tax rate.

Net Income

Net income was $880.8 million in fiscal 2011 compared to $734.9 million in fiscal 2010. The increase was due to the higher operating income and a reduction of the effective tax rate.

FINANCIAL INFORMATION

Fiscal 2010 Compared to Fiscal 2009

The following table summarizes results of operations for fiscal 2010 compared to fiscal 2009:

	Fiscal Year Ended
	July 3, 2010		June 27, 2009		Variance
	(dollars in millions, except per share data)
		% of		% of
	Amount	net sales	Amount	net sales	Amount	%
Net sales	$3,607.6	100.0%	$3,230.5	100.0%	$377.2	11.7%
Gross profit	2,633.7	73.0	2,322.6	71.9	311.1	13.4
Selling, general and administrative expenses	1,483.5	41.1	1,350.7	41.8	132.8	9.8
Operating income	1,150.2	31.9	971.9	30.1	178.3	18.3
Interest income, net	8.0	0.2	10.8	0.3	(2.8)	(26.1)
Provision for income taxes	423.2	11.7	359.3	11.1	63.9	17.8
Net income	734.9	20.4	623.4	19.3	111.6	17.9
Net Income per share:
Basic	$2.36		$1.93		$0.43	22.6%
Diluted	$2.33		$1.91		$0.41	21.5%

Net Sales

The following table presents net sales by operating segment for fiscal 2010 compared to fiscal 2009:

	Fiscal Year Ended
				Percentage of
	Net Sales			Total Net Sales
	July 3,	June 27,	Rate of	July 3,	June 27,
	2010	2009	Change	2010	2009
	(dollars in millions)		(FY10 vs. FY09)
Direct-to-Consumer	$3,155.8	$2,726.9	15.7%	87.5%	84.4%
Indirect	451.8	503.6	(10.3)	12.5	15.6
Total net sales	$3,607.6	$3,230.5	11.7%	100.0%	100.0%

Direct-to-Consumer – Net sales increased 15.7% to $3.16 billion during fiscal 2010 from $2.73 billion during fiscal 2009, driven by sales increases in our Company-operated stores in North America and China. The net sales increase was also driven by an additional week of sales, which represented approximately $62 million.

Comparable store sales measure sales performance at stores that have been open for at least 12 months, and includes sales from coach.com. Coach excludes new locations from the comparable store base for the first year of operation. Similarly, stores that are expanded by 15.0% or more are also excluded from the comparable store base until the first anniversary of their reopening. Stores that are closed for renovations are removed from the comparable store base.

FINANCIAL INFORMATION

In North America, net sales increased 16.1% driven by sales from new and expanded stores and by a 3.5% increase in comparable store sales. During fiscal 2010, Coach opened 12 net new retail stores and 10 net new factory stores, and expanded five factory stores in North America. In Japan, net sales increased 7.8% driven by an approximately $51.9 million or 7.8% positive impact from foreign currency exchange. During fiscal 2010, Coach opened six net new locations and expanded two locations in Japan. The remaining change in net sales is attributable to Coach China, primarily as a result of the full year impact of the acquisitions of our retail businesses in mainland China, Hong Kong and Macau, new stores opened during fiscal 2010 and comparable store sales.

Indirect – Net sales decreased 10.3% driven primarily by a 18.2% decrease in U.S. wholesale as the Company continued to control shipments into U.S. department stores in order to manage customer inventory levels due to a weak sales environment. The net sales decrease was partially offset by an additional week of sales, which represented approximately $8 million. We continue to experience better performance with international locations catering to indigenous consumers, where the brand is gaining recognition, whereas the Company’s travel business has experienced weakness, as it is heavily dependent on the Japanese traveler. Licensing revenue of approximately $19.2 million and $19.5 million in fiscal 2010 and fiscal 2009, respectively, is included in Indirect sales.

Operating Income

Operating income increased 18.3% to $1.15 billion in fiscal 2010 as compared to $971.9 million in fiscal 2009. Excluding items affecting comparability of $28.4 million in fiscal 2009, operating income increased 15.0% from $1.00 billion. Operating margin increased to 31.9% as compared to 30.1% in the prior year, as gross margin increased while SG&A expenses declined as a percentage of sales. Excluding items affecting comparability, operating margin was 31.0% in fiscal 2009.

Gross profit increased 13.4% to $2.63 billion in fiscal 2010 from $2.32 billion in fiscal 2009. Gross margin was 73.0% in fiscal 2010 as compared to 71.9% during fiscal 2009. The change in gross margin was driven primarily by lower manufacturing costs and product mix. Coach’s gross profit is dependent upon a variety of factors, including changes in the relative sales mix among distribution channels, changes in the mix of products sold, foreign currency exchange rates and fluctuations in material costs. These factors among others may cause gross profit to fluctuate from year to year.

SG&A expenses are comprised of four categories: (1) selling; (2) advertising, marketing and design; (3) distribution and consumer service; and (4) administrative. Selling expenses include store employee compensation, store occupancy costs, store supply costs, wholesale account administration compensation and all Coach Japan and Coach China operating expenses. These expenses are affected by the number of Coach-operated stores in North America, Japan, Hong Kong, Macau and mainland China open during any fiscal period and the related proportion of retail and wholesale sales. Advertising, marketing and design expenses include employee compensation, media space and production, advertising agency fees, new product design costs, public relations, market research expenses and mail order costs. Distribution and consumer service expenses include warehousing, order fulfillment, shipping and handling, customer service and bag repair costs. Administrative expenses include compensation costs for the executive, finance, human resources, legal and information systems departments, corporate headquarters occupancy costs, and consulting and software expenses. SG&A expenses increase as the number of Coach-operated stores increase, although an increase in the number of stores generally results in the fixed portion of SG&A expenses being spread over a larger sales base.

FINANCIAL INFORMATION

During fiscal 2010, SG&A expenses increased 9.8% to $1.48 billion, compared to $1.35 billion in fiscal 2009. Excluding items affecting comparability of $28.4 million in fiscal 2009, SG&A expenses were $1.32 billion. As a percentage of net sales, SG&A expenses were 41.1% and 41.8% during fiscal 2010 and fiscal 2009, respectively. Excluding items affecting comparability during fiscal 2009, selling general and administrative expenses as a percentage of net sales were 40.9%. Overall SG&A expenses increased primarily from higher administrative expenses driven by performance-based compensation and a prior year reversal of a straight-line rent accrual, resulting from the purchase of our corporate headquarters building that did not recur in fiscal 2010.

Selling expenses were $1.05 billion, or 29.1% of net sales, in fiscal 2010 compared to $981.5 million, or 30.4% of net sales, in fiscal 2009. Excluding items affecting comparability during fiscal 2009 of $5.0 million related to the planned closure of four underperforming stores during the stores lease terms, selling expenses were $976.5 million, representing 30.2% of net sales. The dollar increase in selling expenses was primarily due to an increase in operating expenses of North American stores and Coach China. The increase in North American store expenses was primarily attributable to expenses from new and expanded stores opened during fiscal 2010 and the incremental expense associated with having a full year of expenses related to stores opened in the prior year. Coach China and North American store expenses as a percentage of sales decreased primarily attributable to operating efficiencies achieved since the end of the fiscal 2009. The increase in Coach Japan operating expenses was driven primarily by the impact of foreign currency exchange rates which increased reported expenses by approximately $22.0 million.

Advertising, marketing, and design costs were $179.4 million, or 5.0% of net sales, in fiscal 2010, compared to $163.6 million, or 5.1% of net sales, during fiscal 2009. The increase was primarily due to new design expenditures for the Reed Krakoff brand, with expected introductions in fiscal year 2011, partly offset by controlled sample making expenses.

Distribution and consumer service expenses were $48.0 million, or 1.3% of net sales, in fiscal 2010, compared to $52.2 million, or 1.6%, in fiscal 2009. The decrease in expenses was primarily the result of fiscal 2009 cost savings initiatives and process improvements.

Administrative expenses were $204.0 million, or 5.7% of net sales, in fiscal 2010 compared to $153.4 million, or 4.7% of net sales, during fiscal 2009. Excluding items affecting comparability of $23.4 million in fiscal 2009, expenses were $130.0 million, representing 4.0% of net sales. The increase in administrative expenses was primarily due to higher performance-based and share-based compensation. Also during fiscal 2009, the Company reversed straight-line rent accruals resulting from the purchase of our corporate headquarters building during the lease period.

Interest Income, Net

Net interest income was $8.0 million in fiscal 2010 compared to $10.8 million in fiscal 2009. The decrease is attributable to lower returns on our investments due to lower interest rates.

Provision for Income Taxes

The effective tax rate was 36.5% in fiscal 2010 compared to 36.6% in fiscal 2009. In the fourth quarter of fiscal 2009, the Company recorded a benefit of $18.8 million primarily related to favorable settlements of tax return examinations and certain other tax accounting adjustments. Excluding these benefits, the effective tax rate was 38.5% in fiscal 2009.

FINANCIAL INFORMATION

Net Income

Net income was $734.9 million in fiscal 2010 compared to $623.4 million in fiscal 2009. Excluding items affecting comparability of $1.2 million in fiscal 2009, net income was $622.1 million in fiscal 2009. The increase was primarily due to operating income improvement partially offset by a higher provision for income taxes.

FISCAL 2011 AND FISCAL 2009 ITEMS AFFECTING COMPARABILITY OF OUR FINANCIAL RESULTS

Non-GAAP Measures

The Company’s reported results are presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The reported SG&A expenses, operating income and provision for income taxes in fiscal 2011 reflect certain items which affect the comparability of our results. Similarly, the reported SG&A expenses, operating income, provision for income taxes, income from continuing operations, net income and earnings per diluted share from continuing operations in fiscal 2009 reflect certain items which affect the comparability of our results. These metrics are also reported on a non-GAAP basis for these fiscal years to exclude the impact of these items.

These non-GAAP performance measures were used by management to conduct and evaluate its business during its regular review of operating results for the periods affected. Management and the Company’s Board utilized these non-GAAP measures to make decisions about the uses of Company resources, analyze performance between periods, develop internal projections and measure management performance. The Company’s primary internal financial reporting excluded these items affecting comparability. In addition, the compensation committee of the Company’s Board used these non-GAAP measures when setting and assessing achievement of incentive compensation goals.

We believe these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. In addition, we believe excluding the items affecting comparability assists investors in developing expectations of future performance. These items affecting comparability do not represent the Company’s direct, ongoing business operations. By providing the non-GAAP measures, as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations. The non-GAAP financial measures are limited in their usefulness and should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. Further, these non-GAAP measures may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

FINANCIAL INFORMATION

The year-over-year comparisons of our financial results are affected by the following items included in our reported results:

	Fiscal Year Ended
	July 2,	June 27,
	2011	2009
	(dollars in millions,
	except per share data)
Operating income
Cost savings measures	$–	$(13.4)
Charitable foundation contribution	(25.7)	(15.0)
Total Operating income impact	$(25.7)	$(28.4)

Provision for income taxes
Cost savings measures	$–	$(5.1)
Charitable foundation contribution	(10.2)	(5.7)
Tax adjustments	(15.5)	(18.8)
Total Provision for income taxes impact	$(25.7)	$(29.6)

Net income
Cost savings measures	$–	$(8.3)
Charitable foundation contribution	(15.5)	(9.3)
Tax adjustments	15.5	18.8
Total Net income impact	$0.0	$1.2

Diluted earnings per share
Cost savings measures	$–	$(0.03)
Charitable foundation contribution	(0.05)	(0.03)
Tax adjustments	0.05	0.06
Total Diluted earnings per share impact	$0.00	$0.00

Fiscal 2011 Items

Charitable Contributions and Tax Adjustments

During the third quarter of fiscal 2011, the Company decreased the provision for income taxes by $15.5 million, primarily as a result of a favorable settlement of a multi-year tax return examination. The Company used the net income favorability to contribute $20.9 million to the Coach Foundation and 400 million yen or $4.8 million to the Japanese Red Cross Society. The Company believed that in order to reflect the direct results of the normal, ongoing business operations, both the tax adjustments and the resulting Coach Foundation funding and Japanese Red Cross Society contribution needed to be adjusted. This exclusion is consistent with the way management views its results and is the basis on which incentive compensation will be calculated for fiscal 2011.

FINANCIAL INFORMATION

Fiscal 2009 Items

Cost Savings Measures

During the third quarter of fiscal 2009, the Company recorded a charge of $13.4 million, related to cost savings initiatives. These initiatives included the elimination of approximately 150 positions from the Company’s corporate offices in New York, New Jersey and Jacksonville, the closure of four underperforming retail stores and the closure of Coach Europe Services, the Company’s sample-making facility in Italy. Prior to these cost savings measures in fiscal 2009, the Company had no recent past history of similar elimination of positions, closure of facilities, or closure of underperforming stores during the stores’ lease terms.

Charitable Contribution and Tax Adjustments

During the fourth quarter of fiscal 2009, the Company decreased the provision for income taxes by $18.8 million primarily as a result of a favorable settlement of a multi-year tax return examination and other tax accounting adjustments. The underlying events and circumstances for the tax settlement and adjustments were not related to the fiscal 2008 settlement. The Company used the net income favorability to contribute $15.0 million to the Coach Foundation. The Company believed that in order to reflect the direct results of the normal, ongoing business operations, both the tax adjustments and the resulting foundation funding needed to be adjusted. This exclusion is consistent with the way management views its results and is the basis on which incentive compensation was calculated and paid for fiscal 2009.

Currency Fluctuation Effects

Percentage increases and decreases in sales and U.S. dollar increases in operating expenses in the first quarter of fiscal 2012 and in fiscal 2011 and fiscal 2010 for Coach Japan have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and comparing these figures to the same periods in the prior fiscal year.

We believe that presenting Coach Japan sales increases and decreases and operating expense increases, including and excluding currency fluctuation effects, will help investors and analysts to understand the effect on these valuable performance measures of significant year-over-year currency fluctuations.

FINANCIAL CONDITION

Cash Flow

Net cash provided by operating activities was $225.0 million in the first quarter of fiscal 2012 compared to $177.5 million in the first quarter of fiscal 2011. The increase of $47.5 million was primarily the result of $26.1 million higher net income in the current period, as well as changes in deferred income taxes year-over-year. Deferred income taxes were a source of cash of $34.3 million in fiscal 2012 compared to $9.9 million in fiscal 2011, due to the timing of certain deferred tax items. In total, cash outflows from working capital accounts were in line year-over-year, at approximately $70 million. During the first quarter the Company invests in inventory for the holiday selling season and typically generates higher levels of trade receivables.

FINANCIAL INFORMATION

Net cash provided by operating activities was $1.03 billion in fiscal 2011 compared to $990.9 million in fiscal 2010. The increase of $42.4 million was primarily due to the $145.9 million increase in net income as well as changes in deferred income taxes year-over-year, partially offset by working capital changes between the two periods, the most significant of which occurred in other assets and trade accounts receivable. Deferred income taxes were a source of cash of $39.7 million in fiscal 2011 compared to a use of cash of $17.1 million in fiscal 2010, due to the timing of deferred tax items. Other assets were a use of cash of $42.2 million in fiscal 2011 compared to a cash source of $35.6 million in fiscal 2010, primarily due to the timing of certain cash receipts. Trade accounts receivable were a use of cash of $31.8 million in fiscal 2011, compared to a cash source of $4.3 million in fiscal 2010, due to the timing of shipments to, and payments from, customers.

Net cash provided by operating activities was $990.9 million in fiscal 2010 compared to $809.2 million in fiscal 2009. The increase of $181.7 million was primarily due to the $111.6 million increase in net income as well as working capital changes between the two periods, the most significant of which occurred in accrued liabilities, accounts payable and inventories. Accrued liabilities provided cash of $68.1 million in fiscal 2010 compared to a cash use of $32.1 million in fiscal 2009, primarily due to higher bonus accruals in the current year, as well as the non-recurrence of a rent accrual reversal that occurred in fiscal 2009 in connection with the purchase of our corporate headquarters building. Accounts payable provided cash of $1.0 million in fiscal 2010, compared to a cash use of $37.0 million in fiscal 2009, due to timing of payments. Changes in inventory balances year over year resulted in a cash use of $33.9 million for fiscal 2010 compared to a cash source of $4.1 million in fiscal 2009, primarily due to higher inventory levels at the current year end to support store expansion domestically and internationally.

Net cash used in investing activities was $38.5 million in the first quarter of fiscal 2012 compared to $14.5 million in the first quarter of fiscal 2011, an increase of $24.0 million, due to increased capital investment. The company acquired its domestic retail business in Singapore from the former distributor for an aggregate purchase price of $7.6 million. Additionally, purchases of property and equipment were $30.9 million in the current fiscal period, which was $7.8 million higher than the prior year period, reflecting planned increased capital investment. Proceeds from maturities and sales of investments, net of purchases of investments, resulted in investing cash inflows of $9.3 million in the prior fiscal period. The Company had no comparable investment activity in the current fiscal year period.

Net cash used in investing activities was $59.6 million in fiscal 2011 compared to $182.2 million in fiscal 2010. Purchases of investments and proceeds from their maturities and sales resulted in a net cash inflow in fiscal 2011 of $97.7 million, compared to a net cash outflow of $99.9 million in fiscal 2010. Additionally, purchases of property and equipment were $66.6 million higher in the current fiscal year, driven by the timing of certain projects and the Company’s international expansion.

Net cash used in investing activities was $182.2 million in fiscal 2010 compared to $264.7 million in fiscal 2009. Purchases of investments and proceeds from their maturities and sales resulted in a net cash outflow in fiscal 2010 of $99.9 million. The company did not have similar investment activity in fiscal 2009. During fiscal 2009 the company used cash of $103.3 million in connection with the purchase of its corporate headquarters building, with no similar transaction occurring in fiscal 2010. Additionally, purchases of property and equipment were $55.9 million lower in the current fiscal year, driven by the timing of certain projects.

FINANCIAL INFORMATION

Net cash used in financing activities was $42.5 million in the first quarter of fiscal 2012 compared to $140.3 million in the first quarter of fiscal 2011. The decrease of $97.8 million in net cash used in the current fiscal period was primarily attributable to $78.5 million less cash expended for repurchases of common stock and $27.4 million incremental proceeds from exercises of share-based awards, partially offset by $20.5 million of higher dividend payments, due to the higher dividend payment rate in the current fiscal period.

Net cash used in financing activities was $875.1 million in fiscal 2011 as compared to $1.02 billion in fiscal 2010. The decrease of $144.8 million was primarily attributable to $138.6 million of higher cash proceeds from share-based compensation awards during the current fiscal year. The Company spent approximately $1.10 billion on repurchases of common stock in both fiscal 2011 and fiscal 2010.

Net cash used in financing activities was $1.02 billion in fiscal 2010 as compared to $440.1 million in fiscal 2009. The increase of $579.8 million was primarily attributable to $696.2 million of incremental common stock repurchases and $94.3 million of payments of Company dividends, partially offset by $197.6 million higher cash proceeds from share-based compensation awards during the current fiscal year.

Revolving Credit Facilities

On July 26, 2007, the Company renewed its $100 million revolving credit facility with certain lenders and Bank of America, N.A. as the primary lender and administrative agent (the “Bank of America facility”), extending the facility expiration to July 26, 2012. At Coach’s request and lenders’ consent, the Bank of America facility can be expanded to $200 million. The facility can also be extended for two additional one year periods, at Coach’s request and the lenders’ consent.

Coach’s Bank of America facility is available for seasonal working capital requirements or general corporate purposes and may be prepaid without penalty or premium. During the first three months of fiscal 2012, fiscal 2011 and fiscal 2010 there were no borrowings under the Bank of America facility. As of October 1, 2011, July 2, 2011 and July 3, 2010, there were no outstanding borrowings under the Bank of America facility. The Company’s borrowing capacity as of October 1, 2011 was $92.4 million, due to outstanding letters of credit.

Coach pays a commitment fee of 6 to 12.5 basis points on any unused amounts and interest of LIBOR plus 20 to 55 basis points on any outstanding borrowings. Both the commitment fee and the LIBOR margin are based on the Company’s fixed charge coverage ratio. At October 1, 2011, the commitment fee was 7 basis points and the LIBOR margin was 30 basis points.

The Bank of America facility contains various covenants and customary events of default. Coach has been in compliance with all covenants since its inception.

To provide funding for working capital and general corporate purposes, Coach Japan has available credit facilities with several Japanese financial institutions. These facilities allow a maximum borrowing of 4.1 billion Japanese yen, or approximately $53.2 million, at October 1, 2011. Interest is based on the Tokyo Interbank rate plus a margin of 30 basis points. There were no borrowings during the first three months of fiscal 2012 or fiscal 2011. During fiscal 2011 and fiscal 2010, the peak borrowings under the Japanese credit facilities were $27.1 million and $0 million, respectively. As of October 1, 2011, July 2, 2011 and July 3, 2010, there were no borrowings under the Japanese credit facilities.

FINANCIAL INFORMATION

To provide funding for working capital and general corporate purposes, Coach Shanghai Limited has a credit facility that allows a maximum borrowing of 63 million Chinese renminbi, or approximately $10 million, at October 1, 2011. Interest is based on the People’s Bank of China rate. There were no borrowings during the first three months of fiscal 2012 or fiscal 2011. During fiscal 2011 and fiscal 2010, the peak borrowings under this credit facility were $0 and $7.5 million, respectively. As of October 1, 2011, July 2, 2011 and July 3, 2010, there were $0, $0 and $0, respectively, outstanding borrowings under this facility.

Common Stock Repurchase Program

During fiscal 2011, the Company completed its $1.0 billion common stock repurchase program, which was put into place in April 2010. In January 2011, the Company’s Board of Directors approved a new common stock repurchase program to acquire up to $1.5 billion of Coach’s outstanding common stock through June 2013. Purchases of Coach common stock are made subject to market conditions and at prevailing market prices, through open market purchases. Repurchased shares become authorized but unissued shares and may be issued in the future for general corporate and other uses. The Company may terminate or limit the stock repurchase program at any time.

During the first three months of fiscal 2012 and fiscal 2011, the Company repurchased and retired 1.1 million and 3.6 million shares respectively, or $59.0 million and $137.5 million of common stock, respectively, at an average cost of $55.30 and $38.35 per share, respectively. During fiscal 2011 and fiscal 2010, the Company repurchased and retired 20.4 million and 30.7 million shares, respectively, or $1.10 billion and $1.15 billion of common stock, respectively, at an average cost of $53.81 and $37.48 per share, respectively. As of October 1, 2011, Coach had $902.6 million remaining in the stock repurchase program.

Liquidity and Capital Resources

In fiscal 2011, total capital expenditures were $147.7 million related primarily to new stores and corporate infrastructure in North America, China, and Japan which accounted for approximately $42.5 million, $34.7 million, and $8.8 million, respectively, of total capital expenditures. Approximately $7.9 million related to investments in stores for Reed Krakoff which launched during fiscal 2011. Spending on department store renovations and distributor locations accounted for approximately $10.9 million of the total capital expenditures. The remaining capital expenditures related to corporate systems and infrastructure. These investments were financed from on hand cash and operating cash flows.

The Company expects total capital expenditures for the fiscal year ending June 30, 2012 to be approximately $200 million. Capital expenditures will be primarily for new stores in North America, Japan, Hong Kong and mainland China. We will also continue to invest in corporate infrastructure and department store and distributor locations. These investments will be financed primarily from cash on hand and operating cash flows.

Coach experiences significant seasonal variations in its working capital requirements. During the first fiscal quarter Coach builds inventory for the holiday selling season, opens new retail stores and generates higher levels of trade receivables. In the second fiscal quarter, working capital requirements are reduced substantially as Coach generates greater consumer sales and collects wholesale accounts receivable. During the first three months of fiscal 2012, Coach purchased approximately $383 million of inventory, which was funded by operating cash flow.

FINANCIAL INFORMATION

Management believes that cash flow from continuing operations and on hand cash will provide adequate funds for the foreseeable working capital needs, planned capital expenditures, dividend payments and the common stock repurchase program, including for at least the next 12 months from the date of this listing document. Any future acquisitions, joint ventures or other similar transactions may require additional capital. There can be no assurance that any such capital will be available to Coach on acceptable terms or at all. Coach’s ability to fund its working capital needs, planned capital expenditures, dividend payments and scheduled debt payments, as well as to comply with all of the financial covenants under its debt agreements, depends on its future operating performance and cash flow, which in turn are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond Coach’s control.

Commitments

At July 2, 2011, the Company had credit available of $275.0 million, of which $171.9 million of letters of credit were outstanding. These letters of credit, which expire at various dates through 2014, primarily collateralize the Company’s obligation to third parties for the purchase of inventory.

Contractual Obligations

As of July 2, 2011, Coach’s long-term contractual obligations are as follows:

	Payments Due by Period
		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(amounts in millions)
Capital expenditure commitments(1)	$1.1	$1.1	$–	$–	$–
Inventory purchase obligations(2)	195.4	195.4	–	–	–
Long-term debt, including the current portion(3)	24.2	0.8	22.9	0.5	–
Operating leases	1,019.3	152.9	288.4	227.3	350.7
Total	$1,240.0	$350.2	$311.3	$227.8	$350.7

(1)	Represents the Company’s legally binding agreements related to capital expenditures.
(2)	Represents the Company’s legally binding agreements to purchase finished goods.
(3)	Amounts presented include interest payment obligations.

The table above excludes the following: amounts included in current liabilities, other than the current portion of long-term debt, in the Consolidated Balance Sheet at July 2, 2011 as these items will be paid within one year; long-term liabilities not requiring cash payments, such as deferred lease incentives; and cash contributions for the Company’s pension plans. The Company intends to contribute approximately $0.4 million to its pension plans during the next year. The above table also excludes reserves recorded in accordance with the Financial Accounting Standards Board’s (“FASB”) guidance for accounting for uncertainty in income taxes which has been codified within Accounting Standards Codification (“ASC”) 740, as we are unable to reasonably estimate the timing of future cash flows related to these reserves.

FINANCIAL INFORMATION

Coach does not have any off-balance-sheet financing or unconsolidated special purpose entities. Coach’s risk management policies prohibit the use of derivatives for trading or speculative purposes. The valuation of financial instruments that are marked-to-market are based upon independent third-party sources.

Long-Term Debt

Coach is party to an Industrial Revenue Bond related to its Jacksonville, Florida distribution and consumer service facility. This loan has a remaining balance of $1.9 million and bears interest at 4.5%. Principal and interest payments are made semiannually, with the final payment due in 2014.

During fiscal 2009, Coach assumed a mortgage in connection with the purchase of its corporate headquarters building in New York City. This mortgage bears interest at 4.68%. Interest payments are made monthly and principal payments began in July 2009, with the final payment of $21.6 million due in June 2013. As of July 2, 2011, the remaining balance on the mortgage was $22.3 million.

Seasonality

Because Coach products are frequently given as gifts, Coach has historically realized, and expects to continue to realize, higher sales and operating income in the second quarter of its fiscal year, which includes the holiday months of November and December. In addition, fluctuations in sales and operating income in any fiscal quarter are affected by the timing of seasonal wholesale shipments and other events affecting retail sales. Over the past several years, we have achieved higher levels of growth in the non-holiday quarters, which has reduced these seasonal fluctuations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Predicting future events is inherently an imprecise activity and, as such, requires the use of judgment. Actual results may vary from estimates in amounts that may be material to the financial statements. The development and selection of the Company’s critical accounting policies and estimates are periodically reviewed with the Audit Committee of the Board.

The accounting policies discussed below are considered critical because changes to certain judgments and assumptions inherent in these policies could affect the financial statements. For more information on Coach’s accounting policies, please refer to the notes to the consolidated financial statements included in Appendices IA and IB to this listing document and the notes to the condensed consolidated financial statements included in Appendix II to this listing document. As of October 1, 2011, there have been no material changes to any of the critical accounting policies contained therein.

Income Taxes

The Company’s effective tax rate is based on pre-tax income, statutory tax rates, tax laws and regulations, and tax planning strategies available in the various jurisdictions in which Coach operates. Deferred tax assets are reported at net realizable value, as determined by management. Significant management judgment is required in determining the effective tax rate, in evaluating our tax positions and in determining the net realizable value of deferred tax assets. In accordance with ASC 740-10, the Company recognizes the impact of tax positions in the financial statements if those positions will more likely than not be sustained on audit, based on the technical merits of the position. Tax authorities periodically audit the Company’s income tax returns. Management believes that our tax filing positions

FINANCIAL INFORMATION

are reasonable and legally supportable. However, in specific cases, various tax authorities may take a contrary position. A change in our tax positions or audit settlements could have a significant impact on our results of operations. For further information about income taxes, see the Income Taxes note in the consolidated financial statements included in Appendices IA and IB to this listing document.

Inventories

The Company’s inventories are reported at the lower of cost or market. Inventory costs include material, conversion costs, freight and duties and are determined by the first-in, first-out method. The Company reserves for slow-moving and aged inventory based on historical experience, current product demand and expected future demand. A decrease in product demand due to changing customer tastes, buying patterns or increased competition could impact Coach’s evaluation of its slow-moving and aged inventory and additional reserves might be required. At July 2, 2011, a 10% change in the reserve for slow-moving and aged inventory would have resulted in an insignificant change in inventory and cost of goods sold.

Goodwill and Other Intangible Assets

The Company evaluates goodwill and other indefinite life intangible assets annually for impairment. In order to complete our impairment analysis, we must perform a valuation analysis which includes determining the fair value of the Company’s reporting units based on discounted cash flows. This analysis contains uncertainties as it requires management to make assumptions and estimate the profitability of future growth strategies. The Company determined that there was no impairment in fiscal 2011, fiscal 2010 or fiscal 2009.

Long-Lived Assets

Long-lived assets, such as property and equipment, are evaluated for impairment annually and whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The evaluation is based on a review of forecasted operating cash flows and the profitability of the related business. An impairment loss is recognized if the forecasted cash flows are less than the carrying amount of the asset. The Company recorded an impairment loss in fiscal 2009 of $1.5 million related to the closure of three underperforming stores. The Company did not record any impairment losses in fiscal 2011 or fiscal 2010. However, as the determination of future cash flows is based on expected future performance, impairment could result in the future if expectations are not met.

Revenue Recognition

Sales are recognized at the point of sale, which occurs when merchandise is sold in an over-the-counter consumer transaction or, for the wholesale channels, upon shipment of merchandise, when title passes to the customer. Revenue associated with gift cards is recognized upon redemption. The Company estimates the amount of gift cards that will not be redeemed and records such amounts as revenue over the period of the performance obligation. Allowances for estimated uncollectible accounts, discounts and returns are provided when sales are recorded based upon historical experience and current trends. Royalty revenues are earned through license agreements with manufacturers of other consumer products that incorporate the Coach brand. Revenue earned under these contracts is recognized based upon reported sales from the licensee. At July 2, 2011, a 10% change in the allowances for estimated uncollectible accounts, discounts and returns would have resulted in an insignificant change in accounts receivable and net sales.

FINANCIAL INFORMATION

Share-Based Compensation

The Company recognizes the cost of employee services received in exchange for awards of equity instruments, such as stock options, based on the grant-date fair value of those awards. The grant-date fair value of stock option awards is determined using the Black-Scholes option pricing model and involves several assumptions, including the expected term of the option, expected volatility and dividend yield. The expected term of options represents the period of time that the options granted are expected to be outstanding and is based on historical experience. Expected volatility is based on historical volatility of the Company’s stock as well as the implied volatility from publicly traded options on Coach’s stock. Dividend yield is based on the current expected annual dividend per share and the Company’s stock price. Changes in the assumptions used to determine the Black-Scholes value could result in significant changes in the Black-Scholes value. However, a 10% change in the Black-Scholes value would result in an insignificant change in fiscal 2011 share-based compensation expense.

Recent Accounting Developments

Accounting Standards Codification 820-10, “Fair Value Measurements and Disclosures,” (“ASC 820-10”) was amended in January 2010 to require additional disclosures related to recurring and nonrecurring fair value measurements. The guidance requires disclosure of transfers of assets and liabilities between Levels 1 and 2 of the fair value hierarchy, including the reasons and the timing of the transfers, and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of the assets and liabilities measured under Level 3 of the fair value hierarchy. The guidance was effective for the Company beginning on December 27, 2009, except for certain disclosures about purchases, sales, issuances, and settlements related to Level 3 fair value measurements, which were effective for the Company beginning on January 2, 2011. The disclosure guidance adopted on December 27, 2009 and January 2, 2011 did not have a material impact on our consolidated financial statements.

In May 2011, ASC 820-10 was further amended to clarify certain disclosure requirements and improve consistency with international reporting standards. This amendment is to be applied prospectively and is effective for the Company beginning January 1, 2012. The Company does not expect its adoption to have a material effect on its consolidated financial statements.

Accounting Standards Codification Topic 220, “Comprehensive Income,” was amended in June 2011 to require entities to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendment does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income under current GAAP. This guidance is effective for the Company’s fiscal year and interim periods beginning July 1, 2012. The Company is currently evaluating this guidance, but does not expect its adoption to have a material effect on its consolidated financial statements.

In September 2011, Accounting Standards Codification 350-20 “Intangibles – Goodwill and Other – Goodwill” was amended to allow entities to assess qualitative factors to determine if it is more-likely-than-not that goodwill might be impaired, and whether it is necessary to perform the two-step goodwill impairment test required under current accounting standards. This guidance is effective for the Company’s fiscal year beginning July 1, 2012. The Company does not expect its adoption to have a material effect on its consolidated financial statements.

FINANCIAL INFORMATION

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The market risk inherent in our financial instruments represents the potential loss in fair value, earnings or cash flows arising from adverse changes in interest rates or foreign currency exchange rates. Coach manages these exposures through operating and financing activities and, when appropriate, through the use of derivative financial instruments with respect to Coach Japan and Coach Canada. The use of derivative financial instruments is in accordance with Coach’s risk management policies. Coach does not enter into derivative transactions for speculative or trading purposes.

The following quantitative disclosures are based on quoted market prices obtained through independent pricing sources for the same or similar types of financial instruments, taking into consideration the underlying terms and maturities and theoretical pricing models. These quantitative disclosures do not represent the maximum possible loss or any expected loss that may occur, since actual results may differ from those estimates.

Foreign Currency Exchange

Foreign currency exposures arise from transactions, including firm commitments and anticipated contracts, denominated in a currency other than the entity’s functional currency, and from foreign-denominated revenues and expenses translated into U.S. dollars.

Substantially all of Coach’s fiscal 2012 non-licensed product needs are purchased from independent manufacturers in countries other than the United States. These countries include China, United States, Italy, Hong Kong, India, Thailand, Vietnam, Macau, Philippines, Turkey, Colombia, Malaysia, Mexico, Peru, South Africa and Taiwan. Additionally, sales are made through international channels to third party distributors. Substantially all purchases and sales involving international parties, excluding consumer sales at Coach Japan, Coach Canada, Coach China and Coach Singapore, are denominated in U.S. dollars and, therefore, are not subject to foreign currency exchange risk.

In Japan and Canada, Coach is exposed to market risk from foreign currency exchange rate fluctuations resulting from Coach Japan and Coach Canada’s U.S. dollar denominated inventory purchases. Coach Japan and Coach Canada enter into certain foreign currency derivative contracts, primarily zero-cost collar options, to manage these risks. As of October 1, 2011, July 2, 2011 and July 3, 2010, open foreign currency forward contracts designated as hedges with a notional amount of $169.0 million, $171.0 million and $248.6 million, respectively, were outstanding.

Coach is also exposed to market risk from foreign currency exchange rate fluctuations with respect to Coach Japan as a result of its $109.1 million U.S. dollar-denominated fixed rate intercompany loan from Coach. To manage this risk, on June 30, 2011, Coach Japan entered into a cross-currency swap transaction, the terms of which include an exchange of a yen fixed interest rate for a U.S. dollar fixed interest rate. The loan matures on December 29, 2011, at which point the swap requires an exchange of Japanese yen and U.S. dollar based notional values.

The fair value of open foreign currency derivatives included in current assets at October 1, 2011, July 2, 2011 and July 3, 2010 was $2.9 million, $2.0 million and $2.1 million, respectively. The fair value of open foreign currency derivatives included in current liabilities at October 1, 2011, July 2, 2011 and July 3, 2010 was $11.4 million, $1.7 million and $7.5 million, respectively. The fair value of these contracts is sensitive to changes in Japanese yen and Canadian dollar exchange rates.

FINANCIAL INFORMATION

Coach believes that exposure to adverse changes in exchange rates associated with revenues and expenses of foreign operations, which are denominated in Japanese yen, Chinese renminbi, Hong Kong dollar, Macanese pataca, Canadian dollars, Singapore dollar and the euro, are not material to the Company’s consolidated financial statements.

Interest Rate

Coach is exposed to interest rate risk in relation to its investments, revolving credit facilities and long-term debt.

The Company’s investment portfolio is maintained in accordance with the Company’s investment policy, which identifies allowable investments, specifies credit quality standards and limits the credit exposure of any single issuer. The primary objective of our investment activities is the preservation of principal while maximizing interest income and minimizing risk. We do not hold any investments for trading purposes. The Company’s investment portfolio consists of U.S. government and agency securities as well as corporate debt securities. As the Company does not have the intent to sell and will not be required to sell these securities until maturity, investments are classified as held-to-maturity and stated at amortized cost, except for auction rate securities, which are classified as available-for-sale. At October 1, 2011, July 2, 2011 and July 3, 2010, the Company’s investments, classified as held-to-maturity, consisted of commercial paper and treasury bills valued at $2.3 million, $2.3 million and $99.9 million, on those dates respectively. As the adjusted book value of the commercial paper and treasury bills equals its fair value, there were no unrealized gains or losses associated with these investments. At October 1, 2011, July 2, 2011 and July 3, 2010, the Company’s investments, classified as available-for-sale, consisted of a $6.0 million auction rate security. At October 1, 2011, as the auction rate security’s adjusted book value equaled its fair value, there were no unrealized gains or losses associated with this investment.

As of October 1, 2011, the Company had no outstanding borrowings on its Bank of America facility, its revolving credit facilities maintained by Coach Shanghai, nor its Coach Japan facility. The fair value of any future borrowing may be impacted by fluctuations in interest rates.

As of October 1, 2011, Coach’s outstanding long-term debt, including the current portion, was $24.1 million. A hypothetical 10% change in the interest rate applied to the fair value of debt would not have a material impact on earnings or cash flows of Coach.

FUTURE PLANS AND REASONS FOR THE INTRODUCTION

FUTURE PLANS

See “Financial Information – Overview” for a description of Coach’s key strategies for growth.

REASONS FOR THE INTRODUCTION

The purpose of seeking the Introduction is to:

•	offer a security of Coach that is accessible to Asian investors, expanding our investor base;

•	offer investors the prospect of trading in our securities in the Asian as well as the North American timezones, consolidating our position as a major global company;

•	demonstrate Coach’s commitment to, and focus on, Asia; and

•	raise Coach’s profile with Asian customers and investors.

RATIONALES FOR LISTING DEPOSITARY RECEIPTS

The key rationales for us to seek listing of the Depositary Receipts instead of shares of Common Stock are:

•
we believe that the conversion between the Depositary Receipts and shares of Common Stock traded on a foreign exchange is in general administratively faster and less costly than moving shares of Common Stock from the overseas share register to the share register in Hong Kong and vice versa; and

•
we could delegate the daily administrative role with respect to the Depositary Receipts to the HDR Registrar who will keep the register of holders of the Depositary Receipts in Hong Kong and carry out other administrative functions as required under Chapter 19B of the SEHK Listing Rules.

DIRECTORS AND MEETINGS AND COMMITTEES OF THE BOARD

DIRECTORS

Our business and affairs are managed under the direction of our Board of Directors. Our Directors are elected each year at the annual meeting by the stockholders. We do not have staggered elections of our Board members. We currently have seven Directors. Each Director’s term lasts until the 2012 Annual Meeting of Stockholders and until he or she is succeeded by another Director who has been elected and qualifies. Stockholders have the right to nominate persons for election to the Board of Directors pursuant to bylaw provisions more particularly described in Appendix III of this listing document under “Summary of the Charter and Bylaws, Certain Provisions of Maryland Corporate Law and Certain U.S. Securities and Tax Laws.”

The following table sets forth information regarding each of Coach’s directors as of October 1, 2011:

Name:	Age	Position with Coach*

Lew Frankfort	65	Chairman, Chief Executive Officer and Director
Susan Kropf	62	Director
Gary Loveman	51	Director
Ivan Menezes	52	Director
Irene Miller	59	Director
Michael Murphy	74	Director
Jide Zeitlin	47	Director

*	All Directors, with the exception of the Chairman, are independent as defined under the NYSE regulations and the SEHK Listing Rules.

Lew Frankfort, 65, has been involved with the Coach business for more than 30 years. He has served as Chairman and Chief Executive Officer of Coach since November 1995. He has served as a member of Coach’s Board of Directors since June 1, 2000, the date of incorporation. Mr. Frankfort served as Senior Vice President of Sara Lee Corporation from January 1994 to October 2000. Mr. Frankfort was appointed President and Chief Executive Officer of the Sara Lee Champion, Intimates & Accessories group in January 1994, and held this position through November 1995. From September 1991 through January 1994, Mr. Frankfort held the positions of Executive Vice President, Sara Lee Personal Products and Chief Executive Officer of Sara Lee Accessories. Mr. Frankfort was appointed President of Coach in July 1985, after Sara Lee acquired Coach, and held this position through September 1991. Mr. Frankfort joined Coach in 1979 as Vice President of New Business Development. Prior to joining Coach, Mr. Frankfort held various New York City government management positions and served as Commissioner, New York City Agency for Child Development. He also serves on the Board of Directors of Teach for America, a public-private partnership aimed at eliminating educational inequity in America, and Advanced Assessment Systems LLC (LinkIt!), a provider of online testing, data management and intervention solutions serving the K-12 educational market, and he is a member of the Board of Overseers at Columbia Business School. Mr. Frankfort holds a Bachelor of Arts degree from Hunter College and an M.B.A. degree in Marketing from Columbia University. Coach’s Board believes that Mr. Frankfort is qualified to serve as Chairman of the Board based on all of the experience described above, his more than 30 years of exemplary leadership to Coach, his depth and breadth of knowledge of every facet of our business and his proven track record of delivering sustainable long-term growth.

DIRECTORS AND MEETINGS AND COMMITTEES OF THE BOARD

Susan Kropf, 62, has served as a member of Coach’s Board of Directors since June 2006. From 2001 to January 2007, Ms. Kropf served as President and Chief Operating Officer of Avon Products, a global beauty company, where she had day-to-day oversight of Avon’s worldwide operations. Before that, she was Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations, with responsibility for the company’s North American operating business unit as well as global marketing, R&D, supply chain operations and information technology. Ms. Kropf also serves on the Boards of MeadWestvaco Corp., Sherwin Williams Co., Kroger Co. and the Wallace Foundation. Ms. Kropf holds a Bachelor of Arts degree from St. John’s University and an M.B.A. degree in Finance from New York University. Coach’s Board believes that Ms. Kropf is qualified to serve as a Director based on all of the experience described above, her experience as an executive officer of a major publicly traded global consumer products company, her strong financial background, and her extensive experience in manufacturing, marketing, supply chain operations, customer service and product development.

Gary Loveman, 51, has served as a member of Coach’s Board of Directors since January 2002. Mr. Loveman has served as Chairman of Caesars Entertainment Corporation (f/k/a Harrah’s Entertainment, Inc.), a casino entertainment company, since January 2005 and as its Chief Executive Officer and President since January 2003; he had served as President of Harrah’s since April 2001 and as Chief Operating Officer of Harrah’s since May 1998. He was a member of the three-executive Office of the President of Harrah’s from May 1999 to April 2001 and was Executive Vice President from May 1998 to May 1999. From 1989 to 1998, Mr. Loveman was Associate Professor of Business Administration, Harvard University Graduate School of Business Administration, where his responsibilities included teaching M.B.A. and executive education students, research and publishing in the field of service management, and consulting and advising large service companies. Mr. Loveman serves as a Director of Caesars and FedEx Corporation, and is a member of the Board of Trustees at Children’s Hospital Boston. He holds a Bachelor of Arts degree in Economics from Wesleyan University and a Ph.D. in Economics from the Massachusetts Institute of Technology. Coach’s Board believes that Mr. Loveman is qualified to serve as a Director based on all of the experience described above, his experience as chairman and chief executive officer of a major global company, his strong financial background, and his proven track record of growth and innovation.

Ivan Menezes, 52, has served as a member of Coach’s Board of Directors since February 2005. Mr. Menezes serves in the following positions for Diageo, a premium drinks company: Chairman, Diageo Latin America & Caribbean since July 2011, Chairman, Diageo Asia Pacific since October 2008, and President and Chief Executive Officer of Diageo North America since January 2004. He previously served as President and Chief Operating Officer of Diageo North America from July 2002 and as President of Diageo, Venture Markets since July 2000. Before joining Diageo in 1997, he held senior marketing positions with Whirlpool Europe, a manufacturer and marketer of major home appliances, in Milan and was a principal with Booz Allen Hamilton, Inc., a strategy and technology consulting firm, both in Chicago and in London. Mr. Menezes holds a Bachelor of Arts degree in Economics from St. Stephen’s College, Delhi, a post graduate diploma from the Indian Institute of Management, Ahmedabad and an M.B.A. degree from Northwestern University’s Kellogg School of Management. Coach’s Board believes that Mr. Menezes is qualified to serve as a Director based on all of the experience described above, his experience as a senior executive and regional Chairman of a major global consumer products company, his strong financial background, and his proven track record of driving international growth and expansion.

DIRECTORS AND MEETINGS AND COMMITTEES OF THE BOARD

Irene Miller, 59, has served as a member of Coach’s Board of Directors since May 2001. Since July 1997, Ms. Miller has been Chief Executive Officer of Akim, Inc., an investment management and consulting firm, and until June 1997 was Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc., a bookseller. She joined Barnes & Noble in 1991, became Chief Financial Officer in 1993 and Vice Chairman in 1995. From 1986 to 1990, Ms. Miller was an investment banker at Morgan Stanley & Co. Incorporated. Ms. Miller also serves as a Director of Barnes & Noble, Inc., Inditex, S.A. and TD Bank Financial Group. Ms. Miller holds a Bachelor of Science degree from the University of Toronto and a Master of Science degree from Cornell University. Coach’s Board believes that Ms. Miller is qualified to serve as a Director based on all of the experience described above, her years of experience as a senior executive and director of several major public and international companies and as an investment banker in the retail industry, her strong financial background, including as the past or present audit committee chair of four boards of directors, and her extensive experience in international corporate governance.

Michael Murphy, 74, has served as a member of Coach’s Board of Directors since September 2000. From 1994 to 1997, Mr. Murphy served as Vice Chairman and Chief Administrative Officer of Sara Lee Corporation, a global manufacturer and marketer of consumer goods. Mr. Murphy also served as a Director of Sara Lee from 1979 through October 1997. Mr. Murphy joined Sara Lee in 1979 as Executive Vice President and Chief Financial and Administrative Officer and, from 1993 until 1994, also served as Vice Chairman. Mr. Murphy is also a Director of Civic Federation, Big Shoulders Fund and The Joffrey Ballet. During the past five years, he also served on the Boards of Payless ShoeSource, Inc. and GATX Corporation and as a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy holds a Bachelor of Science degree in Business Administration from Boston College and an M.B.A. degree in Finance from the Harvard Business School. Coach’s Board believes that Mr. Murphy is qualified to serve as a Director based on all of the experience described above, his years of experience as a senior executive and director of several major public and international companies (including the former parent company of Coach), and his strong financial background, including serving as a Chief Financial and Chief Administrative Officer and as a past Chair of the audit committee of six other boards of directors.

Jide Zeitlin, 47, has served as a member of Coach’s Board of Directors since June 2006. Since 2005 Mr. Zeitlin has primarily been a private investor with investments in telecommunications infrastructure and life sciences. He formerly served as a partner at The Goldman Sachs Group, Inc., a global investment banking, securities and investment management firm, where his career included a number of senior management positions in the investment banking division; he focused on the consumer, industrial and healthcare industries. He also served in the firm’s executive office. Mr. Zeitlin joined Goldman Sachs full-time in 1987, became a partner in 1996 and retired from the firm in December 2005. Mr. Zeitlin currently serves as Chairman of the Board of Trustees at Amherst College, serves as a Director of Affiliated Managers Group, Inc. and is a member of the Boards of Milton Academy, the Harvard Business School Board of Dean’s Advisors, Teach for America, Doris Duke Charitable Foundation, Montefiore Medical Center, Playwrights Horizons and Common Ground Community. Mr. Zeitlin holds an A.B. degree in Economics and English from Amherst College and an M.B.A. degree from Harvard University. Coach’s Board believes that Mr. Zeitlin is qualified to serve as a Director based on all of the experience described above, his experience as a senior investment banker and executive in multiple industries (including consumer products), his strong financial background and his extensive experience in international business and developing markets.

Except as disclosed above, there is no other information in respect of our Directors to be disclosed pursuant to Rule 13.51(2)(a) to (v) of the SEHK Listing Rules.

DIRECTORS AND MEETINGS AND COMMITTEES OF THE BOARD

DIRECTOR QUALIFICATIONS

The Company does not set specific criteria for Directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including the independence requirements of the NYSE and the SEC. Nominees for Director will be selected on the basis of outstanding achievement in their personal careers, board experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to Board duties. While the selection of qualified Directors is a complex and subjective process that requires consideration of many intangible factors, the Governance and Nominations Committee of the Board believes that each Director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and its business, and (c) the relative standing of the Company and its business in relation to its competitors. The Board believes that each of its current Directors meet all of these qualifications, as well as the individual qualifications presented above in each of their biographies.

SECRETARY OF THE COMPANY

The Secretary of the Company is Todd Kahn. See “Executive Officers” for the biographical information on Mr. Kahn. In addition, his responsibilities and experience as the Company’s Secretary include, among others, (a) coordinating board and committee meetings (such as preparing and distributing meeting agendas and meeting minutes); (b) coordinating annual stockholder meetings (such as preparing and distributing proxy statements and agendas for the meetings); (c) maintaining corporate records; (d) maintaining stockholder records; (e) liaising between the Company’s Directors and management; and (f) liaising with securities markets on which the Company’s securities are listed.

We have also appointed an assistant company secretary, Ms. Ho Wing Tsz Wendy, who is ordinarily resident in Hong Kong and has the necessary qualifications as required under Rule 8.17 of the SEHK Listing Rules to discharge the functions required of a company secretary under the SEHK Listing Rules. Ms. Ho is a senior manager of the corporate services division of Tricor Services Limited and she has over 18 years’ experience in company secretarial area during her employment with Ernst & Young and Tengis Limited and more recently with Tricor Services Limited. She is a Chartered Secretary and an associate member of both The Institute of Chartered Secretaries and Administrators and The Hong Kong Institute of Chartered Secretaries (“HKICS”). She is also a holder of a Practitioner’s Endorsement certificate from HKICS.

BOARD COMMITTEES

The Board of Directors held six meetings during fiscal year 2011. In addition to meetings of the full Board, Directors also attended meetings of Board committees. Each of the Directors attended at least 75% of the meetings held by the Board and Board committees on which he or she served during the fiscal year. The Board of Directors has an Audit Committee, a Human Resources Committee (the “HR Committee”) and a Governance and Nominations Committee (the “GN Committee”). All of our

DIRECTORS AND MEETINGS AND COMMITTEES OF THE BOARD

outside Directors are invited to attend all committee meetings. The following table shows the current membership of our Board of Directors and these committees.

Board Membership and Committee Roster

Governance and
Names of Directors	Audit	Human Resources	Nominations

Lew Frankfort
Susan Kropf	X	X	X
Gary Loveman	X	X	X
Ivan Menezes	X	Chair	X
Irene Miller*	X	X	Chair
Michael Murphy	Chair	X	X
Jide Zeitlin	X	X	X

* Ms. Miller also serves as Coach’s Lead Outside Director

All regular quarterly meetings of our Board of Directors and Board committees include an executive session of our independent Directors without members of management present; our Lead Outside Director presides over executive sessions of the Board of Directors. Our outside Directors and Board committees have authority to retain outside advisors as they deem necessary.

Coach encourages each member of the Board of Directors to attend each annual meeting of the Company’s stockholders, but has not adopted a formal policy with respect to such attendance. All of Coach’s Directors attended the annual meeting of stockholders held in 2010.

The Board of Directors and each committee of the Board of Directors conduct an annual self-evaluation, which includes an evaluation by each Director of the performance of Coach’s Chief Executive Officer and the other Directors. The results of these evaluations are discussed with the Board and committee members once completed.

The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined that each of the non-management Directors who is standing for reelection at the Annual Meeting has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent as defined in the NYSE listing standards. Lew Frankfort is a member of management and as a result, he is not considered an independent Director.

Audit Committee. Coach’s Audit Committee is comprised solely of independent Directors and met eight times during fiscal year 2011. The Audit Committee reviews Coach’s auditing, accounting, financial reporting and internal control functions and has sole responsibility for the selection of independent accountants and for pre-approving audit and non-audit services rendered by the independent accountants In addition, the committee reviews Coach’s accounting principles and financial reporting, as well as the independence of Coach’s independent accountants. In discharging its duties, the Audit Committee:

•	is directly responsible for the appointment, compensation determination and oversight of Coach’s independent accountants;

•	is directly responsible for pre-approving the audit and non-audit services rendered by the independent accountants;

DIRECTORS AND MEETINGS AND COMMITTEES OF THE BOARD

•	provides oversight of, and has authority for selection and evaluation of, Coach’s internal auditors;

•	meets independently with Coach’s internal auditors, its independent accountants and senior management;

•	reviews the general scope of Coach’s accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems and the results of the annual audit; and

•
reviews with Coach’s Chief Executive Officer and Chief Financial Officer the matters required to be personally certified by such officers in Coach’s public filings and the procedures followed to prepare for such certifications.

Coach’s Board of Directors determined that all members of the Audit Committee were “independent” as defined in the NYSE listing standards and that all were “financially literate” under the rules of the exchange. The Board has determined that Michael Murphy, the Chair of the Audit Committee, is an “audit committee financial expert” under U.S. federal securities laws. The Audit Committee operates pursuant to a charter approved by the Board of Directors in September 2000 and last revised in February 2010. A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this charter by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, United States, Attention: General Counsel. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

Human Resources Committee. Coach’s HR Committee, comprised of Directors who are not members of management, met four times during fiscal year 2011. Coach’s Board of Directors determined that all members of the HR Committee were “independent” as defined in the NYSE listing standards. The HR Committee operates pursuant to a charter approved by the Board of Directors in November 2007 (prior to which date the HR Committee’s functions were performed by a combined Human Resources and Governance Committee) and last revised in February 2010. A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, United States, Attention: General Counsel.

The HR Committee:

•
determines, approves and reports to the Board of Directors on all elements of compensation for Coach’s executive officers and other key executives, including targeted total cash compensation and long-term equity-based incentives, and oversees the administration of various employee benefit plans;

•	performs, or assists the Board in performing, the duties of the Board relating to the annual performance evaluations of the Company’s executive officers and succession planning for key executives; and

•
retained the services of Semler Brossy Consulting Group LLC (“Semler Brossy”) during 2011; a description of the services provided to the HR Committee during fiscal 2011 appears below under “Executive Officers – Compensation Discussion and Analysis – Compensation Decision Making Process – Roles and Responsibilities.”

DIRECTORS AND MEETINGS AND COMMITTEES OF THE BOARD

Governance and Nominations Committee. Coach’s GN Committee, comprised of Directors who are not members of management, met four times during fiscal year 2011. Coach’s Board of Directors determined that all members of the GN Committee were “independent” as defined in the NYSE listing standards. The GN Committee operates pursuant to a charter approved by the Board of Directors in November 2007 (prior to which date the GN Committee’s functions were performed by a combined Human Resources and Governance Committee). A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, United States, Attention: General Counsel.

The GN Committee performs a leadership role in shaping the corporate governance of the Company, and reports to the Board of Directors on matters relating to corporate governance and the identification and nomination of new directors; these duties include succession planning for Company executive positions and conducting annual performance evaluations of the Board and its several committees.

The Corporate Governance Principles, as approved by the Board of Directors and posted on our website, set forth qualifications and criteria for our Directors. The GN Committee’s charter provides that in evaluating Director candidates, the GN Committee shall take into account all factors it considers appropriate, which may include business skills and experiences, prominence and reputation in their profession, concern for the best interests of the Company, strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. The GN Committee’s process includes identification of director candidates and evaluation of the candidates based on the Corporate Governance Principles and the following minimum qualifications:

•	the highest personal and professional ethics, integrity and values;

•	commitment to representing the long-term interests of the stockholders;

•	an inquisitive and objective perspective, practical wisdom and mature judgment;

•	freedom from significant conflicts of interest;

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director; and

•	a commitment to serve on the Board for an extended period of time.

The GN Committee’s selection process also provides for engagement of third party search firms, interviews with various members of the Committee, the Board and management, and an evaluation of each individual in the context of the Board as a whole, applying the criteria that it deems appropriate. The final selection of nominees is made by the Board of Directors.

The GN Committee will consider all candidates recommended by stockholders in accordance with the timing and other procedures established in Coach’s bylaws for stockholder nominations. The GN Committee evaluates all candidates in the same manner, regardless of the source of such recommendation, and, subject to provisions in our bylaws concerning proper notice by stockholders of proposed nominees, will consider all candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included

DIRECTORS AND MEETINGS AND COMMITTEES OF THE BOARD

in Coach’s proxy statement. Recommendations should be submitted in writing to the Secretary and General Counsel of Coach at 516 West 34th Street, New York, New York 10001, United States. The policy and procedures for considering candidates recommended by stockholders were formally adopted by our Board in May 2004.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Coach’s HR Committee is comprised entirely of the following independent Directors: Ivan Menezes, Chair, Susan Kropf, Gary Loveman, Irene Miller, Michael Murphy and Jide Zeitlin. The HR Committee makes all compensation decisions regarding the Company’s executive officers. None of Coach’s executive officers serve on the compensation committee or board of directors of any other company of which any member of the HR Committee or the Board of Directors is an executive officer.

CODE OF ETHICS

Coach has adopted a code of ethics, the Coach Global Business Integrity Program (the “Program”). The purpose of the Program is to convey the basic principles of business conduct expected of all Coach officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Controller and other senior financial personnel performing similar functions. We require officers and employees at or above the level of Manager to attend training on the Program and other matters of business ethics. In support of the Program, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including an anonymous toll-free telephone hotline. The Program meets the definition of “code of ethics” under the rules and regulations of the SEC and is posted on our website at www.coach.com through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of the Program guide. You may obtain a copy of the Program by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, United States, Attention: General Counsel.
OTHER CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles. Coach’s Corporate Governance Principles (the “Guidelines”) provide the framework for the governance of Coach. These Guidelines reflect the governance rules for NYSE-listed companies and those contained in the Sarbanes-Oxley Act of 2002. The Board reviews these principles and other aspects of governance periodically. The Guidelines, together with other corporate governance documents of Coach, are posted on our website at www.coach.com through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of the Guidelines. You may obtain a copy of the Guidelines by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, United States, Attention: General Counsel.

Combined Chairman and CEO; Strong Independent Board. Under Coach’s bylaws and the Guidelines, the positions of Chairman of the Board and Chief Executive Officer may be held by one person or separately. Since the inception of the Company in June 2000, Lew Frankfort has held the positions of both Chairman and Chief Executive Officer. The Board believes that the Company can most effectively execute its strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team. The Board believes that Mr. Frankfort, acting in the capacities of Chairman and CEO, serves as a bridge between the Board and management and provides critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges.

DIRECTORS AND MEETINGS AND COMMITTEES OF THE BOARD

The Company has also adopted various policies to provide for a strong and independent Board. The Board and the GN Committee have assembled a Board comprised of capable and experienced directors who are currently or have been leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills. The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined that each of the non-management Directors who are standing for reelection at the Annual Meeting have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent as defined in the NYSE listing standards. All Directors, with the exception of the Chairman, are independent as defined under NYSE regulations, and all Committees of the Board are made up entirely of independent Directors. The Board and these Committees are empowered to retain their own counsel or advisors as they deem necessary.

Board Evaluations. The Board of Directors and each committee of the Board of Directors conduct an annual self-evaluation, which includes an evaluation by each Director of the performance of Coach’s Chief Executive Officer and the other Directors. The results of these evaluations are discussed with the Board and committee members once completed.

Lead Outside Director. In addition, the Chair of the GN Committee, currently Irene Miller, also serves as Coach’s Lead Outside Director. The Lead Outside Director’s duties and responsibilities include: (i) presiding at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (ii) orchestrating dialogue among the independent directors to enhance productivity of conversations with management; (iii) serving as liaison between the Chairman and CEO and the independent directors; (iv) acting as a liaison between stockholders and the Board where appropriate; and (v) working with the Chairman and CEO in developing the Board’s agenda, including the review of select information sent to the Board, and proposed meeting schedules to assure that there is sufficient time for discussion of all agenda items. Based on these duties and responsibilities, the Board believes that the Lead Outside Director provides an active independent leadership role in the Company’s affairs and an effective balance to the combined role of CEO and Chairman.

Board Diversity. The Company does not have a single policy regarding the diversity of the Board. Instead, the GN Committee considers the Board’s overall composition when considering Director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the GN Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Board’s Role in the Oversight of Risk. Under Coach’s Bylaws and Guidelines, it is the duty of the Board to oversee the management of Coach’s business, including assessing major risks facing the Company and reviewing options for mitigating these risks. The Board, in its oversight role, periodically reviews the Company’s risk management policies and programs to ensure risk management is consistent with the Company’s corporate strategy and effective in fostering a culture of risk-aware and risk-adjusted decision-making throughout the organization. The Company conducts a vigorous risk management program that is designed to bring to the Board’s attention the Company’s most material risks for evaluation, including strategic, operational, financial and legal risks. The Board and

DIRECTORS AND MEETINGS AND COMMITTEES OF THE BOARD

its committees work with senior management, as well as Coach’s independent and internal auditors and other relevant third parties, to ensure that enterprise-wide risk management is incorporated into corporate strategy and business operations. The Board has delegated to its committees responsibility to evaluate elements of the Company’s risk management program based on the committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its committees consider whether the Company’s risk programs adequately identify material risks facing the Company in a timely fashion; implement appropriate responsive risk management strategies; and adequately transmit necessary information with respect to material risks within the organization.

COMPLIANCE ADVISER

Coach has appointed Anglo Chinese Corporate Finance, Limited as its compliance adviser in compliance with Rule 3A.19 of the SEHK Listing Rules. Anglo Chinese Corporate Finance, Limited will assist and provide Coach with guidance and advice as to compliance with the requirements under the SEHK Listing Rules and applicable Hong Kong laws. The term of its appointment will commence on the Listing Date and end on the date on which Coach complies with Rule 13.46 of the SEHK Listing Rules in respect of its financial results for the first full fiscal year after the Listing Date.

DIRECTOR COMPENSATION

Directors who are Coach employees receive no additional compensation for their services as Directors. Compensation for Coach’s outside Directors (i.e., Directors who are not Coach employees) is recommended by the HR Committee and approved by the Board of Directors. Compensation for each Outside Director consists of an annual cash retainer, which varies based on each Outside Director’s role on the Board, and annual grants of stock options and RSUs made on the date of Coach’s annual meeting of stockholders. As with long-term incentives granted to our executives, the number of stock options and RSUs granted each year is designed to deliver relatively consistent value on a year to year basis, so the number is therefore adjusted each year based primarily on changes in Coach’s stock price. Options granted to outside Directors vest on the earlier of the next Annual Meeting of Stockholders or the one year anniversary of the date of grant. Upon joining the Coach Board, each new outside Director receives a grant of options and RSUs with approximately the same value as the annual grant made at the time of the stockholders meeting.

In addition, Coach’s outside Directors may elect to defer part or all of their annual cash retainer or RSU vesting under Coach’s 2000 Non-Qualified Deferred Compensation Plan for Outside Directors. Deferred amounts may be invested in a stock equivalent account or in an interest-bearing account (for cash retainer only).

Coach’s outside directors receive the following cash compensation:

Base annual retainer:	$60,000
Audit Committee Chair annual retainer:	$30,000
HR Committee Chair annual retainer:	$30,000
GN Committee Chair annual retainer:	$20,000
Lead Outside Director annual retainer:	$30,000

DIRECTORS AND MEETINGS AND COMMITTEES OF THE BOARD

The annual equity grant to our outside Directors is fixed at a FASB ASC 718 expense of approximately $150,000, with 50% of the value of the award made in the form of stock options and 50% made in the form of RSUs. These awards vest in full on the earlier of Coach’s next annual meeting of stockholders or one year from the date of grant, subject to the Director’s continued service until that time. Each new outside Director will receive, upon joining the Board, a grant of options and RSUs with approximately the same value as these annual grants.

Stock ownership policy

During fiscal year 2009, Coach instituted a stock ownership policy for outside Directors. Under the policy, each Director is expected to accumulate the lower of 7,200 Coach shares or Coach shares valued at three times the base annual retainer. Management expects the required level of ownership to be reached within three years of the program’s inception, or, if later, the date an Outside Director was appointed to the Board. Ownership includes shares owned, shares held in Coach’s outside Director deferred compensation plan, and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options. As of the last measurement date in March 2011, all of our six outside directors had achieved the desired level of ownership.

Compensation earned in fiscal 2011 for each outside Director is detailed below:

2011 Director Compensation

	Fees
	Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards	Awards	Compensation	Total
	($)	($)(3)	($)(3)	($)	($)
Susan Kropf	60,000	75,000	75,000	–	210,000
Gary Loveman	60,000	75,000	75,000	–	210,000
Ivan Menezes(1)	90,000	75,000	75,000	–	240,000
Irene Miller(2)	110,000	75,000	75,000	–	260,000
Michael Murphy(1)	90,000	75,000	75,000	–	240,000
Jide Zeitlin	60,000	75,000	75,000	–	210,000

(1)	“Fees Earned or Paid in Cash” includes $60,000 annual cash retainer and $30,000 committee chair retainer.

(2)	”Fees Earned or Paid in Cash” includes $60,000 annual cash retainer, $20,000 committee chair retainer and $30,000 lead outside director annual retainer.

(3)
Reflects the aggregate grant date fair value of all stock options and RSU awards computed in accordance with FASB ASC 718, assuming no risk of forfeitures. The weighted average assumptions used in calculating the grant-date fair value of these awards are described under the Summary Compensation Table. As of July 2, 2011, the outstanding stock options held by each outside director were: Susan Kropf, 59,320; Gary Loveman, 57,320; Ivan Menezes, 57,320; Irene Miller, 127,320; Michael Murphy, 47,320; Jide Zeitlin, 59,320. The number of restricted stock units held by each outside director was 1,493. This number of shares includes dividend equivalents reinvested into the original grant on a quarterly basis.

DIRECTORS AND MEETINGS AND COMMITTEES OF THE BOARD

2011 Director Option Exercises and Stock Vested

	Option Awards			Stock Awards
	Number of			Number of
	Shares Acquired		Value Realized	Shares Acquired		Value Realized
Name	on Exercise(1)		on Exercise(2)	on Vesting		on Vesting(3)
	(#	)	($)	(#	)	($)
Susan Kropf	0		0	2,282		114,214
Gary Loveman	30,000		788,544	2,282		114,214
Ivan Menezes	15,000		302,852	2,282		114,214
Irene Miller	30,868		1,073,601	2,282		114,214
Michael Murphy	49,972		1,621,107	2,282		114,214
Jide Zeitlin	0		0	2,282		114,214

(1)
14,119 shares were sold to cover the exercise cost for Mr. Loveman’s stock option exercises; 9,269 shares were sold to cover the exercise cost for Mr. Menezes’s stock option exercises; 10,488 shares were sold to cover the exercise cost for Ms. Miller’s stock option exercises; 18,396 shares were sold to cover the exercise cost for Mr. Murphy’s stock option exercises.

(2)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach’s common stock at time of exercise.

(3)	Amounts reflect the market value of Coach’s common stock on the day the RSUs vested.

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

The following table sets forth information regarding each of Coach’s executive officers as of October 1, 2011:

Name:	Age:	Position(1):

Lew Frankfort(2)	65	Chairman, Chief Executive Officer and Director
Jerry Stritzke	51	President, Chief Operating Officer
Reed Krakoff	47	President, Executive Creative Director
Michael Tucci	50	President, North America Retail
Jane Nielsen(3)	47	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Todd Kahn	47	Executive Vice President, General Counsel and Secretary
Sarah Dunn	51	Executive Vice President, Human Resources
Michael F. Devine, III(3)	53	Former Executive Vice President, Chief Financial Officer and Chief Accounting Officer

(1)	Coach’s Executive Officers serve indefinite terms and may be appointed and removed by Coach’s Board of Directors at any time.
(2)	Information regarding Mr. Frankfort is listed under “Directors and Meetings and Committees of the Board” above.
(3)	Mr. Devine retired from the Company in August 2011. He was succeeded by Ms. Nielsen.

Jerry Stritzke, 51, joined Coach as an Executive Officer in March 2008 and was named President and Chief Operating Officer in July 2008. From 1999 through August 2007, Mr. Stritzke held several senior executive positions within the Limited Brands, Inc. organization, a retail conglomerate. During that time, he held the positions of Chief Operating Officer and Co-Leader of Victoria’s Secret, which included Victoria Secret Stores, Victoria’s Secret Direct, Victoria’s Secret Beauty and Pink. He also served as Chief Executive Officer of MAST Industries, contract manufacturers, importers and distributors of apparel. He joined Limited Brands in 1999 as Senior Vice President, Operations. From 1993 until 1999, Mr. Stritzke was a consultant with the retail consulting firm of Webb and Shirley. In 1992, he practiced law at Stritzke Law Office, and until then, he was a partner at Best, Sharp, Sheridan & Stritzke after joining them as an associate in 1985. Mr. Stritzke received a Bachelor of Science degree from Oklahoma State University and a Juris Doctor from the University of Oklahoma.

Reed Krakoff, 47, was appointed President, Executive Creative Director in September 1999 after joining Coach as Senior Vice President and Executive Creative Director in December 1996. In 2010, Coach launched Reed Krakoff, with stores opened in New York, Tokyo and Las Vegas; the brand is also sold in leading specialty stores including Neiman Marcus, Saks Fifth Avenue and by online retailer Net-a-porter. Prior to joining Coach, Mr. Krakoff served as Senior Vice President, Marketing, Design & Communications from January 1993 until December 1996, and as Head Designer, Sportswear from April 1992 until January 1993 at Tommy Hilfiger USA, Inc. From July 1988 through April 1992, Mr. Krakoff served as a Senior Designer in Design and Merchandising for Polo/Ralph Lauren. Mr. Krakoff holds an A.A.S. degree in Fashion Design from Parsons School of Design and a Bachelor of Arts degree in Economics and Art History from Tufts University.

Michael Tucci, 50, joined Coach as President, North American Retail, in January 2003. Mr. Tucci joined Coach from Gap, Inc., a specialty retailer, where he held the position of Executive Vice President, Gap, Inc. Direct from May 2002 until January 2003. He held the position of Executive Vice President of Gap Body from May 2000 until May 2002. From April 1999 to May 2000, Mr.

EXECUTIVE OFFICERS

Tucci served as Executive Vice President, Customer Store Experience, Gap Brand. Between May 1996 and April 1999, Mr. Tucci served as Executive Vice President for GAP Kids and Baby Gap. He joined Gap in December 1994 as Vice President of Merchandising for Old Navy. Prior to joining Gap, he served as President of Aeropostale, a specialty store division of Macy’s, which culminated his twelve-year career with the company which included senior buying and merchandising roles. He joined Macy’s Executive Training Program from Trinity College, where he earned a Bachelor of Arts degree in English.

Jane Nielsen, 47, became an Executive Officer of the Company and assumed the position of Coach’s Executive Vice President and Chief Financial Officer in September 2011. Ms. Nielsen joined Coach from PepsiCo, Inc., where since 2009 she was Senior Vice President and Chief Financial Officer of PepsiCo Beverages Americas and the Global Nutrition Group, with combined revenues of $17 billion. In her role, Ms. Nielsen was responsible for all financial management including financial reporting, performance management, capital allocation and strategic planning. From 1996 to 2009, Ms. Nielsen held successively senior roles in finance with PepsiCo, as well as with Pepsi Bottling Group, including in the areas of Mergers & Integration, Investor Relations and Strategic Planning. From 1990 until joining PepsiCo in 1996, Ms. Nielsen was with Marakon Associates, a global strategy consulting firm, and began her career in 1986 at Credit Suisse First Boston as an analyst. Ms. Nielsen has a BA in Economics from Smith College and an M.B.A. from Harvard Business School.

Todd Kahn, 47, was appointed Executive Vice President in August 2011, after joining Coach as Senior Vice President, General Counsel and Secretary in January 2008. Prior to joining Coach, from July to September 2007, Mr. Kahn served as President and Chief Operating Officer of Calypso Christian Celle, a luxury lifestyle brand. From January 2004 until July 2007, Mr. Kahn served as Executive Vice President and Chief Operating Officer of Sean John, a private lifestyle apparel company. From August 2001 until December 2003, he was President and Chief Operating Officer of Accessory Network, a private accessory company. Before joining Accessory Network, Mr. Kahn served as President and Chief Operating Officer of InternetCash Corporation, an Internet payment technology company. He served as Executive Vice President and Chief Operating Officer of Salant Corporation, a public apparel company, after joining the company as Vice President and General Counsel in 1993. From 1988 until 1993, Mr. Kahn was a corporate attorney at Fried, Frank, Harris, Shriver and Jacobson in New York. Mr. Kahn received a Bachelor of Science degree from Touro College and a Juris Doctor from Boston University Law School.

Sarah Dunn, 51, was appointed Executive Vice President in August 2011, after joining Coach as Senior Vice President, Human Resources in July 2008. Prior to joining Coach, Ms. Dunn held executive positions at Thomson Financial and at Reuters, international multimedia news agencies. She joined Thomson Financial in 2003 as Chief Content Officer and was appointed Executive Vice President, Human Resources and Organizational Development in April 2005. She was a member of the Thomson Financial Executive Committee and also served on the Human Resources Council of the Thomson Corporation. Ms. Dunn is also a Board member of Youth, I.N.C. Ms. Dunn holds a Bachelor of Science degree in Human Sciences from University College, London, U.K., and a Masters degree in Information Science from City University, London.

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Mike Devine, 53, was appointed Senior Vice President and Chief Financial Officer of Coach in December 2001 and Executive Vice President in August 2007 and retired in August 2011. Prior to joining Coach, Mr. Devine served as Chief Financial Officer and Vice President-Finance of Mothers Work, Inc., a specialty retailer of maternity clothing, from February 2000 until November 2001. From 1997 to 2000, Mr. Devine was Chief Financial Officer of Strategic Distribution, Inc., a Nasdaq-listed industrial store operator. Previously, Mr. Devine was Chief Financial Officer at Industrial System Associates, Inc. from 1995 to 1997, and for the prior six years he was the Director of Finance and Distribution for McMaster-Carr Supply Co. He also serves as a member of the Board of Directors of Decker Outdoors, Inc., NutriSystem, Inc. and Express, Inc., where he is also the Chair of the Audit Committee. During the past five years, Mr. Devine served as a member of the Audit Committee of Educate, Inc., a privately held company since 2007. Mr. Devine holds a Bachelor of Science degree in Finance and Marketing from Boston College and an M.B.A. degree in Finance from the Wharton School of the University of Pennsylvania.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis is intended to provide you with an explanation of our current compensation program, focused on the compensation paid to our Chairman and Chief Executive Officer, our former Chief Financial Officer, Mr. Mike Devine, who retired in August 2011, and our three other most highly compensated executive officers. Throughout this document, these executives are collectively referred to as the “Named Executive Officers.”

The first part of the discussion summarizes key developments and decisions that are important to understand any Named Executive Officer’s fiscal year 2011 compensation. The remaining sections provide details on our compensation philosophy and the program’s objectives, an analysis of the elements of compensation used to pay our Named Executive Officers, and historical information regarding the development of our program and its relationship to how our Named Executive Officers and other key executives are currently compensated.

Key 2011 Results, Developments and Decisions

In order to sustain growth within our global framework, we continue to focus on two key growth strategies: increased global distribution, with an emphasis on North America and China, and improved store sales productivity. Our growth strategies have allowed us to deliver long-term superior returns on our investments and drive increased cash flows from operating activities. However, the current macroeconomic environment, has created a challenging retail market in which consumers, notably in North America and Japan, are still cautious. We believe long-term growth can continue through a combination of expanded distribution, a focus on innovation to support productivity and disciplined expense control. Our multi-channel distribution model is diversified and includes substantial international and factory businesses, which reduces our reliance upon our full-price U.S. business. With an essentially debt-free balance sheet and significant cash position, we believe we are well positioned to manage our business to take advantage of profitable growth opportunities while returning cash to shareholders through common stock repurchases and dividends. Financial highlights as reported for fiscal year 2011 included:

•	Earnings per diluted share rose 25.5% to $2.92.

•	Net sales increased 15.3% to $4.16 billion.

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•	Operating income rose 13.5% to $1.30 billion. Direct-to-consumer sales rose 14.8% to $3.62 billion.

•	Comparable sales in Coach’s North American stores increased 10.6%, primarily due to improved conversion.

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In North America, Coach opened three net new retail stores and 22 new factory stores, bringing the total number of retail and factory stores to 345 and 143, respectively, at the end of fiscal 2011. We also expanded six factory stores in North America.

•	Coach Japan opened eight net new locations, bringing the total number of locations at the end of fiscal 2011 to 169. In addition, we expanded three locations.

•	Coach China results continued to be strong, with double-digit growth in comparable stores and channel profitability. At the end of fiscal 2011, we had a total of 66 locations.

•	The Board increased our cash dividend to an expected annual rate of $0.90 per share, starting with the dividend paid on July 5, 2011.

The remainder of this section describes the impact of our financial performance on compensation for our Named Executive Officers in fiscal year 2011.

Over the last two years, the HR Committee of the Board of Directors has worked with Semler Brossy to ensure Named Executive Officer compensation is designed and managed consistently with the HR Committee’s goals of motivating and rewarding sustained long-term performance and focus on our strategic objectives, attracting and retaining high-performing executives in critical roles with competitive, equitable compensation, and ensuring our programs reflect good governance practices. Our team of Named Executive Officers have been highly successful at Coach and previously, driving our sustained performance individually and as a team. We believe they are each highly marketable in our industry as a result of their and our success, and the HR Committee believes continuity in leadership is required for the successful execution of our strategic objectives described above. As a result, the HR Committee strives to ensure each executive’s overall compensation package includes an appropriate balance of performance and retention incentives, with vesting dates staggered to support continuity of leadership. Within this context, key actions approved and implemented by the HR Committee in fiscal year 2011 and early fiscal year 2012 include:

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For Mr. Frankfort, our Chairman & CEO: for fiscal year 2011, the HR Committee increased his base salary from $1,214,100 to $1,500,000 and increased his maximum Annual Incentive opportunity from 200% to 250%. The HR Committee authorized these changes to appropriately reflect Mr. Frankfort’s contribution to Coach’s sustained high performance, including through recent economic uncertainty, as well as to retain him through his successful execution of our key strategic objectives.

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For Mr. Stritzke, our President & Chief Operating Officer: for fiscal 2011, the HR Committee increased his maximum Annual Incentive opportunity from 125% to 150% and granted him a four year performance and retention award. Mr. Stritzke joined Coach late in fiscal year 2008, at the start of a volatile economic period, and leads significant infrastructure projects to support our international growth strategy, drives innovation to support productivity, and disciplined expense control. The HR Committee authorized these changes to reflect his increased scope of responsibility, to drive focus on international growth and to encourage him to remain with the Company through the successful implementation of these strategies.

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For Mr. Tucci, the President of our North American Retail division: for fiscal 2012, the HR Committee increased his maximum Annual Incentive opportunity from 125% to 150% and granted him a five year performance and retention award. The HR committee authorized these changes to ensure Mr. Tucci’s ongoing leadership and strategic oversight of our largest geography, which they view as critical to the successful execution of our drive for sales productivity gains. Also, Mr. Tucci spearheaded our recent successful expansion into the men’s accessories business, and also exercises direction over our fast growing internet division, growing the scope and complexity of his responsibilities.

In addition:

•	The HR Committee replaced Mr. Krakoff’s company-paid driver perquisite with cash compensation in the form of the standard executive transportation allowance and a salary increase.

•	Named Executive Officers, other than Messrs. Frankfort and Krakoff, received salary increases ranging from 0 – 3.5% based on their performance and the Company’s salary increase budget.

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We paid annual incentives at the maximum level, since our Operating Income, diluted EPS, sales and cash flow results exceeded the maximum objective performance criteria established by the HR Committee at the start of fiscal year 2011.

•	We made regular annual long-term incentive award grants consistent with our protocols and each Named Executive Officer’s performance.

Details of the above changes are provided in the section “Determination of Fiscal Year 2011 Compensation” below.

Also, the following compensation best practices took effect in fiscal year 2011:

•	All long-term incentive equity grant agreements provide for accelerated vesting upon a change-in-control only if the holder is terminated in conjunction with that change-in-control (a double-trigger).

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Our Named Executive Officers and other key executives are subject to a policy regarding adjustment and recovery of incentive awards in the event of certain financial restatements or fraudulent activities (a “clawback”).

The remainder of this discussion and analysis is divided into the following sections:

•	Compensation Program Objectives

•	Compensation Program Elements

•	Compensation Decision Making Process

•	Determination of fiscal year 2011 Compensation

Compensation Program Objectives

Coach’s primary objective is to drive sustained increases in stockholder value through ongoing sales and earnings growth. Our compensation programs are a natural outgrowth of this objective: we strive to deliver a market-competitive level of fixed compensation, with the opportunity for above market

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reward when Coach and the individual exceed our performance objectives. More specifically, Coach’s compensation program for its Named Executive Officers is designed to:

•	reward performance, with variable pay constituting a significant portion of total compensation;

•	support the attainment of Coach’s long and short-term strategic and financial objectives;

•	align Named Executive Officers’ interests with our stockholders’ and encourage ownership of Coach stock by our Named Executive Officers;

•	reward Named Executive Officers for continuous improvement in key financial metrics that drive stockholder value;

•	be competitive with Coach’s peer companies; and

•	enable us to attract and retain talent necessary to grow business.

This Compensation Discussion and Analysis focuses in detail on the programs that cover our Named Executive Officers, all of whom work and are paid in the United States. Our programs in other countries vary in some respects related to differences in local competitive practices and regulatory requirements, but the guiding principles continue to apply.

Compensation Program Elements

Compensation for our Named Executive Officers includes both fixed components (base salary, benefits and executive perquisites) and variable components (annual bonus or incentive, annual stock option and restricted stock unit grants, and a profit sharing contribution to our retirement plan), with the heaviest weight placed on the variable components. “Variable” means that the amount eventually earned or paid varies based on one or more elements of Company financial performance, such as our earnings per share, operating income, or stock price. Each component is linked to one or more of the strategic objectives listed above. The fixed components of compensation are designed to be competitive, typically at the middle of the market. The variable components are either tied specifically to the achievement of our financial objectives, and/or to the value of our stock, and are designed so that above average performance is rewarded with above average rewards. We do not attempt to peg any single element of compensation to specific peer company percentiles or ratios.

The following chart depicts the relationship between the primary elements of compensation in fiscal year 2011 for each Named Executive Officer. For our CEO, approximately 85% of his compensation was variable, represented by short- and long-term incentives, the ultimate value of which vary based on our financial performance and stock price. The chart illustrates actual direct compensation for fiscal year 2011 as shown in the Summary Compensation Table, which includes the maximum payout (133% of target) under our Performance-Based Annual Incentive Plan (the “Annual Incentive Plan”) for all Named Executive Officers and the special performance and retention awards granted in fiscal year 2011 to Messrs. Frankfort and Stritzke. For Mr. Frankfort this award is comprised of PRSUs, and for Mr. Stritzke, the award is comprised of PRSUs, stock options and restricted stock units (“RSUs”) (in addition to annual stock options and RSUs). The table does not include the PRSU award granted to Mr. Frankfort in fiscal year 2010.

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The elements of compensation paid to our Named Executive Officers are described more fully below.

Fixed Compensation: Base Salary

Coach employees, including our Named Executive Officers, are paid a base salary based on the responsibilities of their positions, the skills and experience required for the job, their individual performance, business performance, labor market conditions and by reference to peer company salary levels. For all employees of Coach, including our Named Executive Officers, salaries are reviewed annually and salary increases typically take effect in September of each year, unless business circumstances require otherwise.

Fixed Compensation: Benefits and Executive Perquisites

Our health and welfare benefit program for our Named Executive Officers includes a broad-based health insurance plan and executive long-term disability and life insurance programs, designed to attract and retain executives. The executive disability and life insurance programs are provided to our Named Executive Officers and other key executives titled Vice President or higher for whom benefit limits within our broad-based plans would result in non-competitive coverage. This same group, including some of our Named Executive Officers, also receives a cash transportation allowance. Also, all employees, including our Named Executive Officers, are eligible to participate in the Coach Matching Gift Program, under which the Coach Foundation matches eligible employee donations to qualified charitable organizations. None of these allowances or perquisites is included in base compensation on which annual Incentives and retirement plan contributions are calculated.  Employees pay all required taxes on the value of these benefits.

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Through the end of fiscal year 2011, the Company employed a driver to provide both business and personal transportation services to Mr. Krakoff, and Mr. Krakoff paid all taxes due on the income he recognized related to his personal use of the driver. Effective July 1, 2011, the HR Committee authorized the elimination of this position, and the Company no longer employs a driver for Mr. Krakoff. In exchange, the HR Committee authorized a one-time salary increase of $94,000 and the standard monthly cash transportation allowance for Mr. Krakoff.

Our retirement plan consists of a qualified 401(k) and profit sharing plan (the “Savings and Profit Sharing Plan”) and a non-qualified defined contribution plan (the “Supplemental Retirement Plan”) for all highly-compensated employees, including our Named Executive Officers, who are affected by the various IRS limits on contributions to qualified retirement plans. Contributions, earnings and account balances in the Supplemental Retirement Plan are detailed in the Non-Qualified Deferred Compensation table. We also offer a qualified employee stock purchase plan to all US-based employees who work more than 20 hours per week, including our Named Executive Officers.

Employees, including our Named Executive Officers, may elect to participate in the Savings and Profit Sharing Plan after completing one month of service. For employees defined as “highly compensated” under the Code, Coach matches 50% of employee contributions up to 6% of compensation contributed. Matching contributions vest at a rate of 20% per year, starting on the first anniversary of the “highly compensated” employee’s start date of service. Coach may also elect to make discretionary profit-sharing contributions to all employees who satisfy plan participation requirements. These contributions vest in full on the third anniversary of the employee’s date of hire with Coach.

For employees, including our Named Executive Officers, whose matching contributions and/or discretionary profit sharing contributions in the Savings and Profit Sharing Plan are limited by the Code, Coach also maintains a non-tax-qualified plan, the Supplemental Retirement Plan. Coach contributes to the Supplemental Retirement Plan any matching or profit sharing contributions described above that would be in excess of the limits allowed by the Code for the Savings and Profit Sharing Plan. In the case of matching contributions, if an employee has contributed the maximum amount allowable under the Code into the Savings and Profit Sharing Plan, Coach will contribute into the Supplemental Retirement Plan the difference between the amount matched under the Savings and Profit Sharing Plan and 3% of such employee’s total compensation for the applicable year.

Because our employees lost their eligibility to participate in the Sara Lee Corporation pension plan after our 2001 spin-off from Sara Lee Corporation, employees with at least 10 years of service at Coach as of July 1, 2001, including Mr. Frankfort but no other Named Executive Officers, received double their contribution percentage if they had reached age 35 by that date or triple their percentage if they had reached age 40 by that date. Effective as of the start of fiscal year 2009, the maximum eligible earnings that can be used to determine matching and profit sharing contributions to the Supplemental Retirement Plan was set at $2 million, except that executives whose fiscal year 2008 benefits under this program exceeded the new limit are grandfathered at their fiscal year 2008 eligible earnings levels. This limit capped the benefits earned by Messrs. Frankfort, Krakoff and Stritzke in fiscal year 2011.

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Variable Compensation: Annual Incentives

Our Annual Incentive Plan is designed to encourage all our employees, including our Named Executive Officers, to exceed our annual financial objectives. The Annual Incentive Plan provides Coach’s Named Executive Officers with annual incentive compensation that is tied to achieving pre-established objective performance goals. The HR Committee, each member of which is an “outside director” within the meaning of Section 162(m) of the Code, administers the Annual Incentive Plan. Under the Annual Incentive Plan, each participant is eligible to receive a predetermined maximum annual award (“incentive”) if the maximum objective performance levels have been satisfied. For achievement of target financial performance, 75% of the maximum incentive is paid; if performance does not exceed the pre-established threshold, no incentive is paid; and if performance meets or exceeds the pre-established maximum level, 100% of the maximum incentive is paid. No individual may receive an annual incentive payment exceeding $12.0 million under the Annual Incentive Plan for any fiscal year.

The performance measures used to determine awards under the Annual Incentive Plan are the ones we believe drive increases in stockholder value. For fiscal year 2011, these were operating income, diluted earnings per share, operating cash flow, and net sales. Each year we set our financial measures, targets and bonus payout schedules with reference to achieving pre-set levels of desired financial performance, and with consideration given to our annual and long-term financial plan as well as to macroeconomic conditions. Actual payments are made in cash to all participants within two and one-half months after the end of our fiscal year, based on the degree to which the objectives have been achieved, as certified and approved by the HR Committee. Details of our fiscal year 2011 goals and results are provided below in the section titled “Determination of Fiscal Year 2011 Compensation: Annual Incentives.”

Variable Compensation Clawback Policy: Adjustment or Recovery of Awards

The HR Committee has approved a policy concerning the recovery of incentive compensation. This policy applies to any performance-based annual or long-term incentives awarded to our Named Executive Officers as well as other key executives, beginning in fiscal year 2011.

Under the policy, in the event of a material restatement of Coach’s financial results, the HR Committee will review the circumstances that caused the restatement and consider accountability to determine whether a covered employee was negligent or engaged in misconduct. If so, and if the amount paid of an annual incentive award or the shares vesting of a performance-based long-term incentive award would have been less had the financial statements been correct, the HR Committee will recover compensation from the covered employee as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010 and the related rules of the SEC.

In addition, all of our long-term incentive award agreements include a repayment provision in the event an award holder is terminated for cause (as defined in those agreements) or violates various non-compete or non-solicitation provisions in those agreements.

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Variable Compensation: Long-Term Incentives

Long-term incentives represent a significant proportion of compensation at Coach, and are designed to reward participants the way stockholders are rewarded: through growth in the value of Coach’s common stock. At the end of fiscal year 2011, over 1,300 Coach employees were eligible to receive an annual long-term incentive award in the form of stock options and/or RSUs. Since 2006, Coach has offered an “equity choice” program, under which eligible employees may elect to receive their annual long-term incentive in the form of stock options, RSUs or a combination of the two. Under this program, the ratio of stock options to RSUs is set so that the accounting expense of the award is approximately equal. This choice is not available to our executive officers, including our Named Executive Officers, who receive a combination of stock options and RSUs, with the amount of each determined based on their role in the organization and with the heavier weight on stock options, since they are directly tied to increases in stockholder value. In all cases, the purpose of the grants is to align executives with the interests of our stockholders, reward employees for enhancing stockholder value, encourage retention and provide a means to increase ownership of Coach common stock. We also grant RSUs and PRSUs on a selective basis as part of new hire agreements, to encourage retention or to reward extraordinary individual results. We have found our program to be especially effective at motivating both sustained high performance and retention.

All awards prior to November 3, 2010 were made under the terms and conditions of the 2000 and 2004 Stock Incentive Plans of the Company. All awards since then, and future awards will be made under the terms and conditions of the 2010 Stock Incentive Plan of the Company. Awards are made on pre-determined dates, with the bulk of the awards made on the date of the HR Committee’s regularly scheduled August meeting, at the same time that salary increases and bonus payments are approved. New hire, promotion and other special grants to Coach employees are made on the first business day of the fiscal month following the relevant event.

An agreement documenting each grant includes specific provisions relating to the executive’s termination. Our stock option grants, RSU, and PRSU grants contain a financial penalty (which extends for a period beyond the exercise of options or the vesting of RSUs) for executives who violate our non-competition and/or non-solicitation rules or who violate other business standards established by Coach. Special rules accelerating vesting apply to terminations due to death or permanent disability, a business closing or a change in control, and vesting may continue in the case of a qualified retirement (unless otherwise specified in the applicable grant agreement) or following an involuntary termination of employment under some circumstances. Effective August 2010, our grant agreements no longer accelerate vesting upon a change in control unless the holder is terminated in conjunction with the change in control.

Variable Compensation: Stock Options

Stock option grants typically carry a term of ten years, and most awards vest in one-third increments over three years, with the exception of special performance and retention awards, as described below for our Named Executive Officers in “Employment Agreements” and “Determination of Fiscal Year 2011 Compensation.” The grant (or exercise) price of options granted during fiscal year 2011 prior to the approval of the 2010 Stock Incentive Plan on November 3, 2010 was the average of the high and low price on the date of grant. Under the 2010 Stock Incentive Plan, under which all awards have been granted since November 3, 2010 the grant (or exercise) price of stock options is the closing price on the date of grant.

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Historically, to assist and encourage ownership, we used restoration stock options (more commonly known as “reloads”) as a feature within our stock option program. Restoration stock options encourage executives to own shares of Coach’s stock for purposes of exercising their stock options. Restoration stock options were granted when executives used shares they had held for at least six months as payment of the purchase price upon exercise of their stock options. Restoration stock options are subject to the same terms and conditions as the original options they replace, except that the restoration options’ grant price is equal to the market value of Coach’s common stock on the date and time the restoration stock option is issued. Although the program was successful in driving executives to increase their ownership of Coach common stock, as a best practice and cost saving measure it was eliminated on stock option grants made beginning in July 2003 (other than for restoration stock options resulting from grants originally made prior to July 2003).

Variable Compensation: Restricted Stock Units (RSUs) and Performance Restricted Stock Units (PRSUs)

Since their primary purpose is to encourage executive retention, RSUs granted annually to our Named Executive Officers vest in full three years after the grant date. RSUs granted more broadly have a variety of vesting and termination provisions, depending on the underlying purpose of the grant. RSUs granted under the “equity choice” program described above vest in one-third increments over three years, consistent with the stock options granted to employees under this program.

The HR Committee on occasion grants PRSUs to certain executives of Coach, including our Named Executive Officers. Such awards have performance criteria consistent with the applicable long-term incentive plan so that they will qualify as performance-based compensation under Section 162(m) of the Code. See “Impact of Accounting and Tax Treatment” below. Vesting and performance criteria associated with an award depend on the underlying objective for the award. As we embarked on our international growth strategy starting in fiscal year 2010, the HR Committee granted a PRSU award to Mr. Frankfort, with the objective of driving focus on the international growth strategy as well as retention beyond the term of his employment contract. To further support our international strategy the need for supporting infrastructure and innovation became apparent, and the HR Committee granted a PRSU award to Mr. Stritzke, who is accountable for building a cost-effective infrastructure to support this critical next phase of our growth. These executives and initiatives are critical to our long-term performance and the next phase of our growth. Details regarding the awards are found in the section titled “Determination of Fiscal Year 2011 Compensation.”

Stock Ownership and Insider Trading Policies

We believe that our Named Executive Officers should have a meaningful stake in Coach. Under our Stock Ownership Policy, revised in 2009, each executive is expected to accumulate the lower of a fixed number of Coach shares (ranging from 20,000 to 250,000) and Coach shares valued at one to five times his or her annual salary, with ownership targets increasing with the level of responsibility. The expected ownership is the lower of 250,000 shares and five times base salary for our CEO, the lower of 100,000 shares and three times base salary for Messrs. Stritzke, Krakoff and Tucci, and the lower of 50,000 shares and two times base salary for Mr. Devine. We expect the required level of ownership to be reached within five years of the program’s inception, or, if later, the date five years after a Named Executive Officer was appointed to his position. Ownership includes shares owned, shares held in Coach’s Savings & Profit Sharing Plan and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options. We evaluate compliance with this program annually. As of the last measurement date, the CEO and three of the other four Named Executive Officers had achieved the desired level of ownership. Mr. Stritzke, who joined Coach in fiscal year 2008, has not yet achieved the desired level of ownership and has not yet reached his five year anniversary.

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Coach employees are prohibited from trading in Coach shares during certain prescribed blackout periods, typically beginning two weeks prior to the end of each fiscal quarter and ending two days after the public release of our quarterly earnings announcement. Coach employees are also prohibited from engaging in short sales, buying or selling derivative securities and other similar hedging activities related to Coach stock.

Executive Employment Contracts

Through early fiscal year 2009, the Board and the HR Committee had entered into agreements with most of our Named Executive Officers, the terms of which are described in more detail under “Employment Agreements” below. Each agreement details severance payments to be made in the event of various termination situations and includes protections for Coach in the form of non-competition and non-solicitation provisions, stock compensation claw-backs and the requirement that the Named Executive Officer sign a release to receive the severance. An estimate of the payments that would have been due in the event of termination at the end of fiscal year 2011 is displayed in the section titled “Potential Payments on Termination or Change in Control.”

Impact of Accounting and Tax Treatment

Section 162(m) of the Code limits the tax deductibility of certain compensation paid to Named Executive Officers. This provision disallows the deductibility of certain compensation to our Named Executive Officers in excess of $1 million per year unless it is considered performance-based compensation under the Code. We generally endeavor to pay compensation to our Named Executive Officers that is tax deductible to Coach under Section 162(m) of the Code; however, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of Coach and its stockholders. We believe that all stock options, performance-based RSUs and annual bonuses under our Annual Incentive Plan granted to our Named Executive Officers qualify as performance-based compensation under Section 162(m) of the Code, but that service-based RSUs and guaranteed bonuses granted to them do not.

Other provisions of the Internal Revenue Code can also affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The HR Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The HR Committee takes into account the potential implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.

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Compensation Decision Making Process

Roles and Responsibilities

The HR Committee has overall responsibility for executive compensation at Coach, including the approval and oversight of compensation and benefit program administration for Coach’s Named Executive Officers, as well as all other senior executives within Coach’s Operating Group. Coach’s “Operating Group” consists of the 14 senior executives who are responsible for significant business units or functions. The HR Committee reviews and approves Coach’s annual and long-term incentive compensation programs, including performance goals, as well as significant changes in the design of employee benefits programs. In fiscal year 2011, the HR Committee continued to retain the independent firm of Semler Brossy to provide advice and recommendations on the amount or form of executive compensation to the HR Committee. In the conduct of its work, Semler Brossy considers Coach’s short and long term strategy, the history and background of our Named Executive Officers, and other factors it deems relevant. Semler Brossy reports to and takes direction from the HR Committee; management provides information and input to Semler Brossy at the HR Committee’s direction. Semler Brossy did not provide additional services to Coach and its affiliates, and the fees related to Semler Brossy’s services did not exceed $120,000 during fiscal year 2011.

During fiscal year 2011, Semler Brossy advised the HR Committee on various compensation subjects, including the compensation changes described in the sections “Key 2011 Results, Developments and Decisions” and “Determination of Fiscal Year 2011 Compensation”.

The Chief Executive Officer and Executive Vice President of Human Resources work with the HR Committee’s Chair to set meeting agendas, and the Executive Vice President of Human Resources prepares information for each HR Committee meeting. Those executives, as well as the Chief Operating Officer, General Counsel & Secretary, and Senior Vice President of Compensation & Benefits, typically attend HR Committee meetings to present information on Coach and the competitive environment for talent, discuss compensation and benefits policies and provide technical advice. The Chief Executive Officer is responsible for reviewing the performance of the Operating Group members, including the Named Executive Officers, and recommending changes in their compensation to the HR Committee for its approval. The HR Committee determines and approves changes in the Chief Executive Officer’s compensation based on its own review of his performance. Management annually provides the HR Committee with exhibits detailing all elements of compensation over the past several years, as well as detailed termination payment charts for its use in evaluating the appropriateness of executive compensation. Actual pay earned by our Named Executive Officers in prior years from annual incentives and long-term incentive compensation is reviewed but is not specifically taken into account by the HR Committee in making the current year’s compensation decisions, because it reflects pay for past performance.

Recommendations to change a Named Executive Officer’s base salary and/or maximum annual bonus opportunity are based on various factors, including the judgment of our Chief Executive Officer and the HR Committee. We consider the responsibilities of their positions and any changes to those responsibilities, the skills and experience required for the job, their individual performance, business performance, labor market conditions and peer company salary levels. Salary increases and annual bonus opportunity changes are considered annually and are based on both financial and non-financial results achieved by Coach and the Named Executive Officer during the preceding fiscal year. All changes are subject to HR Committee approval.

EXECUTIVE OFFICERS

The number of stock options and RSUs granted to a Named Executive Officer each year is designed to deliver relatively consistent value on a year to year basis, so the number is therefore adjusted each year based primarily on changes in Coach’s stock price. Adjustments may also be made based on changes in the executive’s performance, changes in the competitive marketplace, the financial accounting expense of the grant to Coach or other factors. The Chief Executive Officer and the HR Committee also review the same factors described in the previous paragraph in determining the value to be delivered in the form of stock options or RSUs. The eventual value earned from long-term incentives depends on the stock price at the time the award is exercised in the case of stock options, or vests in the case or RSUs. The eventual value earned from PRSUs depends on the degree to which the relevant performance criteria are achieved and on the stock price at the time the award vests.

Peer Group and Compensation Benchmarking

Compensation at a defined peer group of companies is one element considered by the HR Committee and management in setting executive compensation levels, although we do not attempt to link any single element of compensation to specific peer company percentiles or ratios. We consider the compensation programs at the following companies, which represent specialty fashion and high performing retailers with whom we compete for executive talent.

Abercrombie & Fitch	Guess	Starbucks
American Eagle Outfitters	Kohl’s	Talbots
Ann Taylor Stores	Limited Brands	Tiffany & Company
Chicos FAS	Liz Claiborne	Urban Outfitters
Estee Lauder	Polo Ralph Lauren	Williams-Sonoma
Gap

Determination of Fiscal Year 2011 Compensation

Base Salaries

Annual salary rates in effect during fiscal year 2011 for our Named Executive Officers are listed below. Salary increases take effect on September 1 of each year, unless otherwise noted. The HR Committee and Semler Brossy conducted a comprehensive review of Named Executive Officer compensation and the results of that work led to the larger than normal salary increase for Mr. Frankfort. The HR Committee authorized these changes to appropriately reflect Mr. Frankfort’s contribution to Coach’s sustained high performance since our initial public offering, including through recent economic uncertainty, as well as to retain him through his successful execution of our key strategic objectives. This increase in pay is not only in recognition of his leadership within Coach, but also within the industry. The HR Committee views his knowledge and experience as critical as Coach enters it next phase of growth. Messrs. Devine and Tucci received an approximately 3.5% salary increase in accordance with their performance and the Company’s salary increase budget. Mr. Krakoff’s salary is explained in the table below. Mr. Stritzke’s salary remained unchanged from the prior year because the HR Committee was comfortable with his current positioning from both an internal pay equity and competitive level and mix perspective.

EXECUTIVE OFFICERS

	Prior Annual		Current Annual
Named Executive Officer	Salary Rate	Increase	Salary Rate

Lew Frankfort(1)	$1,214,100	$285,900	$1,500,000
Michael F. Devine, III	580,000	20,000	600,000
Reed Krakoff(2)	2,500,000	125,000	2,625,000
Jerry Stritzke	900,000	0	900,000
Michael Tucci	850,000	30,000	880,000

(1)	The HR Committee intends to maintain this salary rate for Mr. Frankfort through the end of fiscal year 2013.
(2)
Mr. Krakoff’s salary is determined according to the terms of his Employment Agreement approved by the HR Committee on March 11, 2008. Based on that agreement he received a 5% increase as of July 1, 2010. Mr. Krakoff will receive an 8.6% increase to $2,850,650 at the start of fiscal year 2012. 5% of this increase is according to the terms of his Agreement. The additional 3.6% of the increase is to replace the current Company-paid driver perquisite for Mr. Krakoff with cash compensation. Details of this change are provided in the section “Fixed Compensation – Benefits and Executive Perquisites”.

Annual Incentives

Consistent with the description of our compensation programs above, each of our Named Executive Officers was eligible for an award for fiscal year 2011 under Coach’s Performance-Based Annual Incentive Plan. Each Named Executive Officer who retains his position will again be eligible to receive such an award for fiscal year 2012.

At the beginning of fiscal year 2011, the HR Committee set specific goals in four measures of company-wide performance for Annual Incentive Plan purposes:

•	operating income;

•	diluted earnings per share;

•	operating cash flow; and

•	net sales.

We believe high performance in these measures drive sustained increases in stockholder value. Each measure accounts for a fixed portion of each Named Executive Officer’s maximum achievable award. Each performance goal is set with reference to Coach’s performance in the prior fiscal year, adjusted for expected changes in the current year. The goals for fiscal year 2011 were set considering our long-range plan, the macro-economic situation, and the HR Committee’s assessment of the degree of difficulty in achieving the desired results. Achieving the “target” award level shown below for each performance measure entitled the Named Executive Officer to receive 75% of the maximum award for that measure; achieving the “maximum” award level shown below entitled the Named Executive Officer to receive 100% of the maximum award for that measure. If performance does not exceed the “threshold” award

EXECUTIVE OFFICERS

level shown below, there is no award for that measure. For fiscal year 2011, the performance measures, associated weights, and results against which awards were paid were as follows:

	Needed to	Needed to	Needed to
	Achieve	Achieve	Achieve
Measure of Coach,	Threshold	Target	Maximum
Inc. Performance	Award	Award	Award	Weight	Result

Operating Income (millions)(1)	$961.6	$1,205.4	$1,228.4	40%	$1,330.7
Diluted Earnings Per Share(1)	$2.09	$2.62	$2.67	25%	$2.878
Operating Cash Flow (millions)	$604.0	$757.2	$771.7	25%	$885.5
Net Sales (millions)	$3,151.0	$3,950.0	$4,025.4	10%	$4,158.5

(1)
Results reflect actual amounts reported in accordance with GAAP, adjusted for the impact of all stock buyback activity on interest income and share count and other extraordinary or unusual charges or gains that are quantified and identified separately on the face of the income statement. For fiscal year 2011, these included adjustments related to share repurchases, a favorable income tax settlement and a one-time charitable contribution not anticipated at the time the performance goals were set by the HR Committee.

The next table shows the percentage of base salary that each Named Executive Officer was scheduled to receive for fiscal year 2011 under the plan if Coach had achieved the “maximum award” level shown above for each of these performance measures, as well as the actual percentage of base salary received based on the above results. The maximum plan award levels are based on the role and responsibility of each position, peer company levels and with reference to any Employment Agreements, and are approved each year by the HR Committee. In addition to the increase in salary for Mr. Frankfort, the HR Committee increased his maximum annual incentive opportunity from 200 to 250% for the reasons described above in the section “Determination of Fiscal Year 2011 Compensation – Base Salaries”. The HR Committee also increased Mr. Stritzke’s maximum annual incentive opportunity from 125 to 150%, to recognize an increase in his scope and responsibility including leading key initiatives in international growth and operational scalability. As presented above, our fiscal year 2011 financial results, as certified by the HR Committee, resulted in the maximum payout for financial performance. The resulting payouts are displayed in the Summary Compensation Table in the column “Non-equity Incentive Plan Compensation”.

	Maximum Plan Award	Actual Plan Award
Named Executive Officer	(as % of Base Salary)	(as % of Base Salary)

Lew Frankfort	250	250
Michael F. Devine, III	100	100
Reed Krakoff(1)	200	200
Jerry Stritzke	150	150
Michael Tucci	125	125

(1)
Under his employment agreement, Mr. Krakoff was also entitled to receive an additional performance-based bonus of up to $3,735,000 based on the achievement of these same financial targets; based on our actual performance, Mr. Krakoff received 100% of this amount. He also received an additional fixed annual retention bonus under his employment agreement of $2,190,000. See “Employment Agreements” below for a description of these additional bonuses.

EXECUTIVE OFFICERS

Fiscal Year 2011 Long-Term Incentives

On August 4, 2010, the HR Committee authorized the following stock option and RSU awards to our Named Executive Officers, with consideration given to each Named Executive Officer’s performance, to the values granted in prior years and to the price of Coach stock on the date of grant. The stock options vest one-third per year over three years and the RSUs vest in full on the third anniversary of the grant date. The grant date values in fiscal year 2011 were similar to those made in the prior year.

	Stock Options with
	an Exercise Price
Named Executive Officer	of $38.41 per Share	RSUs

Lew Frankfort	391,597	20,828
Michael F. Devine, III	60,301	7,810
Reed Krakoff	560,600	15,621
Jerry Stritzke	119,886	15,621
Michael Tucci	119,886	15,621

In addition, starting in fiscal year 2010, the HR Committee has authorized several special performance and retention awards for Messrs. Frankfort, Stritzke and Tucci. The awards are structured specifically to reward focus on a significant strategy to drive profitable international growth and to provide continuity of strong leadership as the global economy continues to recover. The HR Committee believes international expansion in Asia and Europe and continued efficient growth in North America are the two key drivers of Coach’s future. The HR Committee believes these three Named Executive Officers are driving the execution of these two strategies. We had previously relied on employment contracts and extensions to secure and retain top executive talent, but the HR Committee believes this more performance-based approach, tied to supporting our key strategic objectives, better supports our strategy and therefore will better serve our stockholders. We believe successful execution of our strategies and continuity of leadership by a highly successful and marketable executive team are critical drivers of long-term stockholder value.

EXECUTIVE OFFICERS

Special Performance-Based RSUs and Retention Awards

	Lew Frankfort, CEO	Jerry Stritzke, COO	Mike Tucci, President North America Retail
Authorization Date	August 6, 2009	August 5, 2010	August 4, 2011 (fiscal year 2012)
Approximate Total Target Award Value	$10,000,000	$7,000,000	$7,000,000
Type of Award	Performance-based RSUs	Performance-based RSUs: $2,800,000 Stock Options: $2,100,000 RSUs: $2,100,000	Performance-based RSUs: $4,200,000 RSUs: $2,800,000
Performance-based RSUs
PRSU award having a total fair market value as of the respective grant dates of $10,000,000, assuming financial performance against specified performance goals (determined by the HR Committee) at “target” levels. The actual award value and shares earned may range from 0-133% of target, depending on the level of achievement of these performance measures and goals over the stated periods.

30% of the award will be earned based on Coach’s financial objectives for international sales (excluding Japan) in fiscal year 2013.

70% of award will be earned based on the degree to which Coach’s fiscal year 2010, 2011, 2012 and 2013 financial performance goals are achieved. These are granted in equal installments valued at $1,750,000 each, within 90 days of the start of fiscal years 2010, 2011, 2012 and 2013.

The grant dates for these PRSUs will be the dates the HR Committee determines the performance criteria for each fiscal year.

PRSU award having a total fair market value as of the respective grant dates of $2,800,000 assuming financial performance against specified performance goals (determined by the HR Committee) at “target” levels. The actual award value and shares earned may range from 0-133% of target, depending on the level of achievement of these performance measures and goals over the stated periods.

50% of the award will be earned based on Coach’s financial objectives for international sales in fiscal year 2014.

50% of award will be earned based on the degree to which Coach’s fiscal year 2011, 2012 and 2013 financial performance goals are achieved. These are granted in equal installments valued at $466,667 each, within 90 days of the start of fiscal years 2011, 2012, and 2013.

The grant dates for these PRSUs will be the dates the HR Committee determines the performance criteria for each fiscal year.

PRSU award having a total fair market value as of the respective grant dates of $4,200,000 assuming financial performance against specified performance goals (determined by the HR Committee) at “target” levels. The actual award value and shares earned may range from 0-133% of target, depending on the level of achievement of these performance measures and goals over the stated periods.

50% of the award will be earned based on aggregate achievement of Coach’s North American Retail Sales objectives in fiscal years 2012 and 2013.

50% of the award will be earned based on aggregate achievement of Coach’s North American Retail Sales objectives in fiscal years 2014 and 2015.

These are granted in equal installments valued at $2,100,000 each within 90 days of the start of fiscal years 2012, and 2014.

The grant dates for these PRSUs will be the dates the HR Committee determines the performance criteria for each fiscal year.

EXECUTIVE OFFICERS

	Lew Frankfort, CEO	Jerry Stritzke, COO	Mike Tucci, President North America Retail
Award Details
Grant Date: August 6, 2009

A target award of 102,424 PRSUs, with an approximate fair market value on the date of grant of $3,000,000. This award will vest in full on June 29, 2013.

A target award of 59,747 PRSUs, with a fair market value on the date of grant of $1,750,000. This award will vest in full on June 29, 2013.

Grant Date: August 5, 2010

Target award of 45,161 PRSUs, with an approximate fair market value on the date of grant of $1,750,000. This award will vest in full on June 29, 2013.

Grant Date: August 5, 2010

A target award of 36,129
PRSUs, with an approximate fair market value on the date of grant of $1,400,000. This award will vest on June 28, 2014.

A target award of 12,043 PRSUs, with a fair market value on the date of grant of $466,667. This award will vest in full on June 29, 2013.

An award of 54,193 RSUs,
with an approximate fair market value of $2,100,000. This award will vest 50% on 6/29/2013 and 50% on 6/28/2014.

An award of 167,006 stock options, with an approximate fair market value of $2,100,000. This award will vest 50% on 6/29/2013 and 50% on 6/28/2014.

Grant Date: August 4, 2011 (fiscal year 2012)

A target award of 36,150 PRSUs, with an approximate fair market value on the date of grant of $2,100,000. This award will partially vest on June 28, 2014 and partially on June 27, 2015.

An award of 48,201 RSUs, with an approximate fair market value on the date of grant of $2,800,000. This award will vest 15% on June 28, 2014 and 15% on June 27, 2015, and the remaining 70% on July 2, 2016.

Dividend Equivalents
Each PRSU and RSU grant will earn dividend equivalent PRSUs or RSUs, which will be subject to the same vesting and performance criteria as the underlying award. The final number of dividend equivalent shares earned will be determined, and the award will vest in full based upon the degree to which the pre-determined financial objectives for each of the grants have been met, as determined by the HR Committee, and if the executive is actively employed on each vesting date, with limited exceptions described below.

Fiscal year 2011
As described above in the section “Determination of Fiscal 2011 Compensation: Annual Incentives,” the Coach, Inc. fiscal year 2011 financial results, as certified by the HR Committee, resulted in the maximum payout for financial performance. These same criteria applied to the grants of PRSUs described above for Messrs. Frankfort and Stritzke associated with fiscal year 2011 performance. However, the final number of shares earned pursuant to these awards will not be determined and the awards will not be earned and paid until the vesting dates, when the remaining criteria described below have been evaluated and final payout determined by the HR Committee.
N/A

EXECUTIVE OFFICERS

	Lew Frankfort, CEO	Jerry Stritzke, COO	Mike Tucci, President North America Retail
PRSU Vesting Criteria
The final number of shares earned will be determined, and the award will vest in full based upon the degree to which the pre-determined financial objectives for each of the grants have been met, as determined by the HR Committee, and if Mr. Frankfort is actively employed as of the last day of fiscal 2013, with exceptions described below. He will be prohibited from selling 50% of the after-tax shares until the end of fiscal 2015.

If any fiscal year grant under this award is scheduled to be earned at a level above the pre-determined target level (including any dividend equivalent PRSUs), then the following additional criteria must be met; otherwise only the target number of shares will be earned.

Coach’s financial performance in each of FY10, FY11, FY12 and FY13 must exceed the HR Committee-determined threshold level, and Coach’s financial performance in at least two of those same fiscal years must be above the HR Committee-determined target level.

The final number of shares earned will be determined, and the award will vest in full based upon the degree to which the pre-determined financial objectives for each of the grants have been met, as determined by the HR Committee, and if Mr. Stritzke is actively employed as of the last day of fiscal 2013 and 2014, with the following exceptions:

If any fiscal year PRSU under this award is scheduled to be earned at a level above the pre-determined target level (including any dividend equivalent PRSUs), then the following additional criteria must be met; otherwise only the target number of shares will be earned.

Coach’s financial performance in each of FY11, FY12 and FY13 must exceed the HR Committee-determined threshold level.

The final number of shares earned will be determined, and the award will vest in full based upon the degree to which the pre-determined financial objectives for each of the grants have been met, as determined by the HR Committee, and if Mr. Tucci is actively employed as of the last day of fiscal 2014, 2015 and 2016.

RSU and Stock Option Vesting Criteria	Not applicable	The awards will vest according to schedule if Messrs. Stritzke and Tucci are actively employed as of vesting date.

EXECUTIVE OFFICERS

Lew Frankfort, CEO	Jerry Stritzke, COO	Mike Tucci, President North America Retail
In the event of termination prior to vesting
Should Messrs. Frankfort, Stritzke or Tucci’s employment be terminated prior to the end of the vesting period(s), the award would be forfeited except in the following circumstances:

•      On death or disability, a portion of the award will vest on the appropriate vesting date, based on completed performance periods. Subject to the HR Committee’s discretion, vesting may be accelerated to the date of termination due to death or disability, and accelerated vesting may additionally be provided for the pro rata portion of the award that relates to partially-completed performance periods;

•      On termination without Cause or for Good Reason (as defined in the award agreement), the award will continue to vest in accordance with its terms and conditions, subject to Coach’s actual performance results;

•      On termination without Cause or for Good Reason in conjunction with a Change in Control (as defined in the award agreement), vesting would accelerate.

2011 Retirement Plan Contributions

During fiscal year 2011, contributions were made to our Savings & Profit Sharing Plan and Supplemental Retirement Plan for each Named Executive Officer consistent with those plans’ rules, which apply to all employees eligible for those plans. The contribution to the Profit Sharing Plan for fiscal year 2011 was set by the HR Committee at 3% of eligible compensation, considering Coach’s financial performance during the year. All amounts are displayed in a footnote to the Summary Compensation Table.

EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name & Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
	($)	($)	($)	($)	($)	($)	($)	($)
Lew Frankfort,	2011	1,452,350	0	2,549,992	4,306,001	3,630,875	0	452,256	12,391,474
Chairman and Chief	2010	1,214,100	0	5,549,998	4,374,696	2,428,000	0	178,381	13,745,375
Executive Officer	2009	1,206,317	0	799,405	4,323,282	0	0	426,515	6,755,519

Michael F. Devine, III,	2011	596,667	0	299,982	663,070	596,667	0	124,204	2,280,590
Former Executive	2010	580,000	0	300,015	673,641	580,000	0	92,384	2,226,039
Vice President and	2009	575,833	0	1,300,016	667,021	0	0	130,038	2,671,908
Chief Financial Officer

Reed Krakoff,	2011	2,624,040	2,190,000	600,003	6,164,358	8,983,080	0	627,499	21,188,980
President, Executive	2010	2,500,000	4,095,000	600,000	6,262,694	6,867,500	0	545,642	20,870,836
Creative Director	2009	2,500,000	4,595,000	600,209	6,176,118	0	0	679,204	14,550,531

Jerry Stritzke,	2011	900,000	0	4,566,646	3,398,325	1,350,000	0	188,292	10,403,263
President and Chief	2010	900,000	0	1,900,004	1,339,295	1,125,000	0	148,354	5,412,653
Operating Officer	2009	891,667	0	401,013	658,786	445,833	0	382,471	2,779,770

Michael Tucci,	2011	875,000	0	600,003	1,318,266	1,093,750	0	172,302	4,059,321
President, North America	2010	850,000	0	600,000	1,339,295	1,062,500	0	105,488	3,957,283
Retail Division	2009	833,000	0	4,350,205	3,977,031	0	0	164,047	9,324,283

(1)	Salary amounts reflect the actual base salary payments made to the Named Executive Officers in fiscal years 2011, 2010 and 2009.

(2)
Bonus amounts reflect non-performance based guaranteed cash payments to Mr. Krakoff for fiscal years 2011, 2010 and 2009.  Mr. Krakoff’s bonus is pursuant to the terms of his employment agreement, which is described below in the section titled “Employment Agreements.”

(3)
Reflects the aggregate grant date fair value of all stock options and restricted stock unit awards with respect to fiscal years 2011, 2010 and 2009 in accordance with FASB ASC 718. For Mr. Frankfort and Mr. Stritzke, the stock award column includes an annual RSU and a PRSU with a grant date fair value assuming “target” achievement level. At the maximum achievement level, the total grant date fair value of the fiscal year 2010 awards would be $7,117,494 for Mr. Frankfort.  At the maximum achievement level, the total grant date fair value of the fiscal year 2011 awards would be $3,127,489 for Mr. Frankfort and $5,182,646 for Mr. Stritzke. The weighted-average assumptions used in calculating the grant date fair value of option awards are shown below:

	FISCAL YEAR ENDED
	FY11	FY10	FY09
Expected Term (years)	3.26	3.0	3.0
Expected Volatility	44.94%	49.36%	44.7%
Risk-free Interest Rate	0.97%	1.73%	2.7%
Dividend Yield	1.54%	1.01%	0.0%

EXECUTIVE OFFICERS

(4)
Amounts in this column reflect compensation earned under the Performance-Based Annual Incentive Plan for fiscal years 2011, 2010 and 2009. The Plan and the amounts for fiscal year 2011 are described in detail in the sections titled “Compensation Program Elements - Variable Compensation: Annual Incentives” and “Determination of Fiscal Year 2011 Compensation - Annual Incentives.”  The Plan and the amounts for fiscal years 2010 and 2009 are described in the similar sections in the 2010 and 2009 Proxy statements.

(5)
Coach does not have a tax-qualified defined benefit pension plan for its non-union employees.  The Named Executive Officers are eligible for company contributions to the non-qualified Supplemental Retirement Plan; these contributions earn a market rate of interest so the interest earned is not included in this table.  Please refer to the “Non-Qualified Deferred Compensation Table” for details.

(6)
“All Other Compensation” includes transportation benefits, reimbursement for Mr. Stritzke’s relocation expenses, Company Contributions to our Savings & Profit Sharing Plan and Supplemental Retirement Plan, Company matching contributions under the Company’s charitable gift match program, and life insurance and disability insurance premiums, the values of which are set forth in the table below for fiscal years 2011, 2010 and 2009.

				Company
			Company	Contributions
			Contributions	to
			to Qualified	Non-Qualified
			Defined	Defined	Life
		Transportation	Contribution	Contribution	Insurance
Name & Principal Position	Year	Benefit(a)	Plans	Plans	Premiums	Other(b)
		($)	($)	($)	($)	($)
Lew Frankfort,	2011	0	29,400	375,940	30,851	16,065
Chairman and Chief	2010	0	29,400	116,292	26,624	6,065
Executive Officer	2009	0	27,600	310,354	82,196	6,365

Michael F. Devine, III,	2011	44,518	14,700	55,900	4,440	4,646
Former Executive Vice	2010	43,610	14,700	20,100	3,828	10,146
President and Chief	2009	43,383	13,800	43,687	22,522	6,646
Financial Officer

Reed Krakoff,	2011	104,447	14,700	492,400	12,084	3,868
President, Executive	2010	105,226	14,700	411,000	10,848	3,868
Creative Director	2009	111,980	13,800	493,300	56,256	3,868

Jerry Stritzke,	2011	48,000	14,700	105,300	5,454	14,838
President and Chief	2010	48,000	14,700	66,050	4,766	14,838
Operating Officer	2009	48,000	11,400	2,100	2,347	318,624

Michael Tucci,	2011	48,000	14,700	101,550	6,129	1,923
President, North	2010	48,000	14,700	36,300	4,565	1,923
America Retail Division	2009	48,000	13,800	70,581	29,743	1,923

(a)
For Mr. Devine, Mr. Stritzke and Mr. Tucci, reflects a cash transportation allowance, the taxes on which are paid by the Named Executive Officer.  For Mr. Krakoff, reflects his personal usage of a company provided driver for fiscal years 2011 and 2010 and the use of company-leased car and driver for fiscal year 2009, pursuant to the terms of his Employment Agreement.  Mr. Krakoff pays the taxes on this benefit.

(b)
Reflects disability insurance premiums for all Named Executive Officers, Company matching contributions under the Company’s charitable gift match program for Messrs. Frankfort, Stritzke and Devine, as well as reimbursement of relocation expenses paid to Mr. Stritzke in fiscal year 2009 pursuant to the terms of the Coach, Inc. Relocation Plan for Vice Presidents and above.   In fiscal year 2011 the Company matched $10,000 each for Messrs. Frankfort and Stritzke under the Company’s Matching Gift Program.

EXECUTIVE OFFICERS

GRANTS OF PLAN-BASED AWARDS

Fiscal 2011

Name & Principal Position	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(3) ($/Share)	Closing Market Price on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Award(4) ($)
			Threshold	Target	Maximum	Threshold		Target		Maximum
			($)	($)	($)	(#	)	(#	)	(#	)
Lew Frankfort,	Annual incentive		0	2,723,156	3,630,875
Chairman and Chief	Annual stock option grant	8/4/2010											391,597	38.41	39.30	4,306,001
Executive Officer	Annual RSU grant	8/4/2010										20,828			39.30	800,003
	Special Performance RSU grant	8/5/2010				0		45,161		60,064					38.73	1,749,989

Michael F. Devine, III,	Annual incentive		0	447,500	596,667
Former Executive Vice	Annual stock option grant	8/4/2010											60,301	38.41	39.30	663,070
President and Chief	Annual RSU grant	8/4/2010										7,810			39.30	299,982
Financial Officer

Reed Krakoff,	Annual incentive		0	3,936,060	5,248,080
President, Executive	Employment Agreement incentive		0	2,801,250	3,735,000
Creative Director	Annual stock option grant	8/4/2010											560,600	38.41	39.30	6,164,358
	Annual RSU grant	8/4/2010										15,621			39.30	600,003

Jerry Stritzke,	Annual incentive		0	1,012,500	1,350,000
President and Chief	Annual stock option grant	8/4/2010											119,886	38.41	39.30	1,318,266
Operating Officer	Annual RSU grant	8/4/2010										15,621			39.30	600,003
	Special stock option grant	8/5/2010											167,006	38.75	38.73	2,080,058
	Special RSU grant	8/5/2010										54,193			38.73	2,099,979
	Special Performance RSU grant	8/5/2010				0		12,043		16,017					38.73	466,666
	Special Performance RSU grant	8/5/2010				0		36,129		48,052					38.73	1,399,999

Michael Tucci,	Annual incentive		0	820,313	1,093,750
President, North America	Annual stock option grant	8/4/2010											119,866	38.41	39.30	1,318,266
Retail Division	Annual RSU grant	8/4/2010										15,621			39.30	600,003

EXECUTIVE OFFICERS

(1)	This column represents possible fiscal 2011 payouts under the Performance-Based Annual Incentive Plan. Amounts actually earned are displayed in the Summary Compensation Table.

(2)
This column represents possible payouts under performance based RSU grants made to Mr. Frankfort and Mr. Stritzke in fiscal year 2011. The awards are described in the sections “Compensation Program Elements – Variable Compensation: Long Term Incentives” and “Determination of Fiscal Year 2011 Compensation – Fiscal Year 2011 Long-Term Incentives” of the “Compensation Discussion and Analysis.” Actual amounts earned will be determined at each award’s respective future vesting date.

(3)	The exercise price for stock option grants is the average of the high and low stock price on the date of grant.

(4)
The amounts reported represent the full grant date fair value of all stock and option awards granted to Named Executive Officers in fiscal year 2011 calculated in accordance with FASB ASC 718. For RSU awards, grant date fair value is calculated using the average of the high and low closing price of Coach common stock on the grant date, for stock options, grant date fair value is calculated using the Black-Scholes value as of the grant date, for PRSU awards grant date fair value is calculated using the average of the high and low price of Coach common stock on the grant date and assumes achievement of “target” financial performance. The weighted average assumptions used in calculating the FASB ASC 718 grant date fair value of these awards are described in a footnote to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

	Option Awards							Stock Awards
														Equity
												Equity		Incentive
												Incentive		Plan Awards:
												Plan Awards:		Market or
											Market	Number		Payout Value
	Number of		Number of					Number			Value of	of Unearned		of Unearned
	Securities		Securities					of Shares			Shares or	Shares, Units,		Shares, Units,
	Underlying		Underlying					or Units			Units of	or Other		or Other
	Unexercised		Unexercised			Option	Option	of Stock		Restricted	Stock that	Rights that		Rights that
	Options		Options		Option	Exercise	Expiration	that Have		Stock Unit	Have Not	Have Not		Have Not
	(#)		(#)		Grant Date	Price	Date	Not Vested		Grant Date	Vested (b)	Vested (a)		Vested (b)
Name & Principal Position	Exercisable		Unexercisable			($/share)		(#)			($)	(#)		($)
Lew Frankfort,	269,507	(1)	0		12/08/2005	35.14	08/07/2012
Chairman and Chief	214,303	(1)	0		12/09/2005	34.85	08/07/2012
Executive Officer	190,698	(1)	0		12/12/2005	34.94	08/07/2012
	420,000	(2)	0		08/10/2005	34.84	08/10/2015
	266,360	(3)	266,357	(3)	08/22/2005	32.37	08/22/2015
	490,000	(2)	0		08/09/2006	29.85	08/09/2016
	330,000	(2)	0		08/09/2007	45.13	08/09/2017
	0		174,999	(2)	08/05/2008	26.21	08/05/2018
	152,456	(2)	304,911	(2)	08/05/2009	29.37	08/05/2019
	0		391,597	(2)	08/04/2010	38.41	08/04/2020
								31,188	(c)	08/05/2008	2,058,096
								27,766	(c)	08/05/2009	1,832,938
										08/06/2009		81,029	(d)	5,347,098
										08/06/2009		138,909	(d)	9,166,617
								21,018	(c)	08/04/2010
										08/05/2010		60,612	(d)	3,999,792

EXECUTIVE OFFICERS

	Option Awards							Stock Awards
														Equity
												Equity		Incentive
												Incentive		Plan Awards:
												Plan Awards:		Market or
											Market	Number		Payout Value
	Number of		Number of					Number			Value of	of Unearned		of Unearned
	Securities		Securities					of Shares			Shares or	Shares, Units,		Shares, Units,
	Underlying		Underlying					or Units			Units of	or Other		or Other
	Unexercised		Unexercised			Option	Option	of Stock		Restricted	Stock that	Rights that		Rights that
	Options		Options		Option	Exercise	Expiration	that Have		Stock Unit	Have Not	Have Not		Have Not
	(#)		(#)		Grant Date	Price	Date	Not Vested		Grant Date	Vested (b)	Vested (a)		Vested (b)
Name & Principal Position	Exercisable		Unexercisable			($/share)		(#)			($)	(#)		($)
Michael F. Devine, III,	0		26,999	(2)	08/05/2008	26.21	08/05/2018
Former Executive Vice President	0		46,951	(2)	08/05/2009	29.37	08/05/2019
and Chief Financial Officer	0		60,301	(2)	08/04/2010	38.41	08/04/2020
								11,657	(c)	08/05/2008	769,245
								39,062	(d)	08/05/2008	2,577,701
								10,416	(c)	08/05/2009	687,352
								7,881	(c)	08/04/2010	520,067

Reed Krakoff,	0		843,289	(3)	08/22/2005	32.37	08/22/2015
President, Executive	0		249,999	(2)	08/09/2008	26.21	08/09/2018
Creative Director	0		436,502	(2)	08/05/2009	29.37	08/05/2019
	0		560,600	(2)	08/04/2010	38.41	08/04/2020
								23,417	(c)	08/05/2008	1,545,288
								20,832	(c)	08/05/2009	1,374,704
								15,763	(c)	08/04/2010	1,040,200

Jerry Stritzke,	41,666	(2)	0		03/31/2008	29.75	03/31/2018
President and Chief	0		26,666	(2)	08/05/2008	26.21	08/05/2018
Operating Officer	0		93,347	(2)	08/05/2009	29.37	08/05/2019
	0		119,886	(2)	08/04/2010	38.41	08/04/2020
	0		167,006	(4)	08/05/2010	38.75	08/05/2020
								15,645	(c)	08/05/2008	1,032,414
								13,887	(c)	08/05/2009	916,403
								52,080	(e)	08/05/2009	3,436,759
								15,763	(c)	08/04/2010	1,040,200
								54,687	(f)	08/05/2010	3,608,795
										08/05/2010		16,163	(d)	1,066,629
										08/05/2010		48,489	(g)	3,199,798

Michael Tucci,	0		53,666	(2)	8/5/2008	26.21	08/05/2018
President, North America	47,692	(5)	190,767	(5)	8/5/2008	26.21	08/05/2018
Retail Division	0		93,347	(2)	8/5/2009	29.37	08/05/2019
	0		119,886	(2)	8/4/2010	38.41	08/04/2020
								23,417	(c)	08/05/2008	1,545,288
								117,043	(h)	08/05/2008	7,723,668
								20,832	(c)	08/05/2009	1,374,704
								15,763	(c)	08/04/2010	1,040,200

EXECUTIVE OFFICERS

(1)	Restoration Stock Option: Vested 100% 6 months after date of grant.

(2)	Annual Grant: Vests 33.3% each year beginning 1 year from date of grant.

(3)	Special Grant: Vested 25% on 8/22/2009, 25% on 8/22/2010 and vests 50% on 8/22/2011.

(4)	Special Grant: Vests 50% on 6/29/2013 and 50% on 6/28/2014.

(5)	Special Grant: Vested 20% on 7/2/2011 and vests 20% on 6/30/2012 and 60% on 6/29/2013.

(a)
Represents the maximum number of shares that may be earned. Vesting of this award is contingent on achievement of financial performance (please see “Compensation Program Elements – Variable Compensation: Long Term Incentives” and “Determination of Fiscal Year 2011 Compensation – Fiscal year 2011 Long-Term Incentives” sections of the “Compensation Discussion and Analysis” for details).

(b)	The market value of stock awards is based on the closing price per share of Coach’s stock on July 1st, 2011 ($65.99).

(c)	Annual Grant: Vests 100% three years from date of grant.

(d)	Special Grant Vests 100% on 6/29/2013.

(e)	Special Grant: Vests 100% on 8/5/2012.

(f)	Special Grant: Vests 50% on 6/29/2013 and 50% on 6/28/2014.

(g)	Special Grant Vests 100% on 6/28/2014.

(h)	Special Grant: Vested 20% on 7/2/2011 and vests 20% on 6/30/2012 and 60% on 6/29/2013.

EXECUTIVE OFFICERS

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
Name & Principal	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Position	on Exercise	on Exercise (2)	on Vesting	on Vesting (4)
	(#)(1)	($)	(#)(3)	($)

Lew Frankfort,	1,618,091	26,934,339	17,936	698,787
Chairman and
Chief Executive Officer

Michael F. Devine, III,	346,510	4,693,390	6,786	264,034
Former Executive Vice
President and
Chief Financial Officer

Reed Krakoff,	1,362,898	21,370,496	13,478	525,103
President, Executive
Creative Director

Jerry Stritzke,	73,341	1,600,369	34,379	1,790,184
President and
Chief Operating Officer

Michael Tucci,	787,937	12,219,573	36,136	2,168,827
President, North
America Retail Division

(1)
1,225,156 shares were sold to cover the cost and taxes for Mr. Frankfort’s stock option exercises; 298,296 shares were sold to cover the cost and taxes for Mr. Devine’s stock option exercises; 1,148,879 shares were sold to cover the cost and taxes for Mr. Krakoff’s stock option exercises; 56,192 shares were sold to cover the cost and taxes for Mr. Stritzke’s stock option exercises; 662,079 shares were sold to cover the cost and taxes for Mr. Tucci’s stock option exercises.

(2)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach’s common stock at time of exercise.

(3)
9,008 shares were withheld to cover the taxes related to Mr. Frankfort’s RSU vesting; 3,138 shares were withheld to cover the taxes related to Mr. Devine’s RSU vestings; 6,769 shares were withheld to cover the taxes related to Mr. Krakoff’s RSU vesting; 13,994 shares were withheld to cover the taxes related to Mr. Stritzke’s RSU vestings; 16,703 shares were withheld to cover the taxes related to Mr. Tucci’s RSU vestings.

(4)	Amounts reflect the market value of Coach’s common stock on the day the RSUs vested.

EXECUTIVE OFFICERS

2011 NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
Name &	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Principal Position	in Last FY (1)	in Last FY (2)	Last FY (3)	Distributions	Last FYE (4)
	($)	($)	($)	($)	($)

Lew Frankfort,	–	375,940	91,392	–	3,289,714
Chairman and
Chief Executive Officer

Michael F. Devine, III,	–	55,900	9,122	–	347,076
Former Executive
Vice President and
Chief Financial Officer

Reed Krakoff,	–	492,400	98,994	–	3,679,815
President, Executive
Creative Director

Jerry Stritzke,	–	105,300	1,920	–	175,418
President and Chief
Operating Officer

Michael Tucci,	–	101,550	13,963	–	548,071
President, North America
Retail Division

(1)	Amounts shown in this table arise solely from employer contributions into Coach’s Supplemental Retirement Plan, which does not accept employee contributions.

(2)	All contributions shown are also reported as compensation for fiscal 2011 in the Summary Compensation Table.

(3)
The Supplemental Retirement Plan is an unfunded, non-tax-qualified plan. Coach makes contributions to the accounts of participants (including our Named Executive Officers) to the extent that the Code limits their contributions to their qualified Savings and Profit Sharing Plan accounts to less than: (a) 3% of the employee’s total cash compensation for 401(k) “matching contributions” plus (b) the percentage of each employee’s total cash compensation the HR Committee elects to contribute to the profit sharing plan for each fiscal year (which was 3% for fiscal 2011); Mr. Frankfort receives an additional 200% of such profit sharing contributions into the Supplemental Retirement Plan each year because of his age and years of service with Coach. Interest is credited to participants’ account balances twice yearly, at a rate set annually equal to the New York prime rate in effect each January 1. The rate in effect as of January 1, 2011 was 3.25%. No amounts reported in this column are reported in the 2011 Summary Compensation Table because the plan does not provide for above-market returns.

(4)
Includes Aggregate Earnings and Registrant Contributions earned in the last fiscal year. Vested account balances are paid out six months after a participant’s termination. Included in the amounts reported in the aggregate balance column above are amounts reported for Mr. Frankfort, Mr. Devine, Mr. Krakoff, Mr. Stritzke, and Mr. Tucci in the Summary Compensation Table as “All Other Compensation.” For Mr. Frankfort, the deferred amounts were $310,354 for fiscal 2009, $116,292 for fiscal 2010, and $375,940 for fiscal 2011. For Mr. Devine, the deferred amounts were $43,687 for fiscal 2009, $20,100 for fiscal 2010, and $55,900 for fiscal 2011. For Mr. Krakoff, the deferred amounts were $493,300 for fiscal 2009, $411,000 for fiscal 2010, and $492,400 for fiscal 2011. For Mr. Stritzke, the deferred amounts were $2,100 for fiscal 2009, $66,050 for fiscal 2010, and $105,300 for fiscal 2011. For Mr. Tucci, the deferred amounts were $70,581 for fiscal 2009, $36,300 for fiscal 2010, and $101,550 for fiscal 2011.

EXECUTIVE OFFICERS

EMPLOYMENT AGREEMENTS

Our Board and the HR Committee have entered into employment agreements with four of our Named Executive Officers. On June 1, 2003, Coach entered into five-year employment agreements with each of Lew Frankfort and Reed Krakoff; on August 22, 2005, Coach extended these agreements for an additional three-year period, and on March 11, 2008, Coach extended Mr. Krakoff’s agreement for a further three-year period. On November 8, 2005, Coach entered into five-year employment agreements with each of Michael Tucci and Michael F. Devine, III; on August 5, 2008, we entered into an extension of Mr. Tucci’s agreement for an additional three-year period. These agreements were designed to retain Coach’s top management through at least the dates defined in each agreement, while tying management’s compensation to Company performance. The agreements and the extensions were approved by the HR Committee of Coach’s Board of Directors (or its predecessor committee). During calendar year 2008, all of the Named Executive Officers’ employment agreements were also amended to comply with Section 409A of the Code; except as otherwise described below, these amendments did not make any changes to the principal compensation terms of the agreements. In August 2011, Mr. Devine voluntarily resigned his position as Coach’s Executive Vice President and Chief Financial Officer.  Upon his resignation, the HR Committee extended the time frame in which Mr. Devine can exercise his vested stock options from 90 days to 12 months.  This extension recognizes the transition support he is providing to his successor and extends the non-competition timeframe associated with the stock options.  Mr. Devine’s unvested stock options and RSUs were forfeited upon his termination as called for in each grant agreement.

The following tables summarize the compensation payable to each of Lew Frankfort, Reed Krakoff, Michael Tucci and Michael F. Devine, III under his employment agreement. Except as described below, all compensation and vesting of equity securities is subject to such Named Executive Officer’s continued employment with Coach as of the dates shown. All stock options expire on the tenth anniversary of the grant date. On August 6, 2009, Mr. Frankfort received a long-term performance-based RSU grant, which was not made pursuant to his employment agreement. On August 4, 2011, Mr. Tucci received additional RSU and performance RSU grants, which were not made pursuant to his employment agreement.

The performance-based bonus amounts shown in the tables below are the maximum amounts that each such Named Executive Officer could receive pursuant to his employment agreement based on Coach’s attaining pre-set financial or other operating criteria determined by Coach’s Board of Directors in its discretion in accordance with Section 162(m) of the Code. Subject to certain exceptions, if such Named Executive Officer is terminated by Coach without “Cause” or resigns his employment for “Good Reason” (as defined below), he would remain eligible to continue to receive these bonuses after the termination date.

EXECUTIVE OFFICERS

LEW FRANKFORT

Vesting and Expiration
Schedule for Options
Item of Compensation:	Amount:	and RSUs:

Initial Base Salary per Agreement:	$1,000,000, beginning September 2005

Base Salary at end of fiscal year 2011:	$1,500,000

Initial Maximum Bonus Opportunity per Agreement:	200% of annual base salary actually paid during fiscal year

Maximum FY11 Bonus per Coach’s Performance-Based Annual Incentive Plan:	250% of annual base salary actually paid during fiscal year

2003 Agreement Stock Option Grant:	Options to purchase 888,888 shares at an exercise price of $12.49 per share	30% vested July 1, 2007; 70% vested July 1, 2008; Options expire July 1, 2013

2005 Extension Stock Option Grant:	Options to purchase 532,717 shares at an exercise price of $32.37 per share	25% vested August 22, 2009; 25% vested August 22, 2010; 50% vested August 22, 2011; Options expire August 22, 2015

EXECUTIVE OFFICERS

REED KRAKOFF

Vesting and Expiration
Schedule for Options
Item of Compensation:	Amount:	and RSUs:

Initial Base Salary per Agreement:	$2,500,000, beginning June 29, 2008

Annual Salary Increase per Agreement:	5.0% each July 1 (Mr. Krakoff waived the increase due on July 1, 2009)

Base Salary at end of fiscal year 2011:	$2,625,000

Initial Maximum Bonus Opportunity per Agreement:	200% of annual base salary actually paid during fiscal year

Maximum FY11 Bonus per Coach’s Performance-Based Annual Incentive Plan:	200% of annual base salary actually paid during fiscal year

Fixed Contract Bonuses:	$1,500,000 paid July 1, 2007;
$1,500,000 paid July 1, 2008;
$1,095,000 paid July 1, 2009;
$1,095,000 paid July 1, 2010;
$2,190,000 paid July 1, 2011;
$1,101,475 payable June 30, 2012;
$1,101,475 payable June 29, 2013;
$3,202,950 payable June 28, 2014

2008 Extension Signing Bonus:*	$3,500,000 paid June 28, 2008;
$3,500,000 paid June 26, 2009;
$3,000,000 paid July 3, 2010

Performance-Based Contract Bonuses	$2,500,000 paid for fiscal year 2008;
(actual amounts paid or maximum	$0 paid for fiscal year 2009;
amounts payable in future)	$1,867,500 paid for fiscal year 2010;
$3,735,000 paid for fiscal year 2011;
$2,188,000 for fiscal year 2012;
$2,188,000 for fiscal year 2013;
$4,376,000 for fiscal year 2014

2003 Agreement Stock Option Grant:	Options to purchase 800,000 shares	25% vested July 1, 2006;
	at an exercise price of $12.49 per share	25% vested July 1, 2007;
50% vested July 1, 2008;
Options expire July 1, 2013

2005 Extension Stock Option Grant:	Options to purchase 1,686,581 shares	25% vested August 22, 2009;
	at an exercise price of $32.37 per share	25% vested August 22, 2010;
50% vested August 22, 2011;
Options expire August 22, 2015

*
If, prior to July 2, 2011, Mr. Krakoff is terminated by Coach for “Cause” (as defined below) or resigns his employment with Coach other than for “Good Reason” (as defined below), he would be required to repay the full amount of all extension-signing bonuses previously paid to him. If, during the period beginning on July 3, 2011 and ending on June 28, 2014, he is terminated for Cause or resigns his employment other than for Good Reason, he would be required to repay a portion of these bonuses equal to the product of (x) $10 million and (y) the ratio of (i) the number of days that have expired between July 3, 2011 and the date of his termination of employment and (ii) 1,092.

EXECUTIVE OFFICERS

MICHAEL TUCCI

Vesting and Expiration
Schedule for Options
Item of Compensation:	Amount:	and RSUs:

Initial Base Salary per Agreement:	$850,000, beginning September 2008

Base Salary at end of fiscal year 2011:	$880,000

Initial Maximum Bonus	125% of annual base salary
Opportunity per Agreement:	actually paid during fiscal year

Maximum FY11 Bonus per Coach’s	125% of annual base salary actually
Performance-Based Annual	paid during fiscal year
Incentive Plan:

2005 Agreement Stock Option Grant:	Options to purchase 252,658 shares	20% vested June 30, 2008;
	at an exercise price of $34.12 per share	20% vested June 30, 2009;
60% vested June 30, 2010
Options expire
November 8, 2015

2008 Extension Stock Option Grant:	Options to purchase 238,459 shares at	20% will vest July 2, 2011;
	an exercise price of $26.21 per share	20% will vest June 30, 2012;
60% will vest June 29, 2013
Options expire August 5, 2018

2008 Extension RSU Grant:	143,075 RSUs	20% vested July 2, 2011;
20% will vest June 30, 2012;
60% will vest June 29, 2013

EXECUTIVE OFFICERS

MICHAEL F. DEVINE, III

Vesting and Expiration
Schedule for Options
Item of Compensation:	Amount:	and RSUs:

Initial Base Salary per Agreement:	$500,000, beginning September 2005

Base Salary at end of fiscal year 2011:	$600,000

Initial Maximum Bonus	75% of annual base salary
Opportunity per Agreement:	actually paid during fiscal year

Maximum FY11 Bonus per Coach’s	100% of annual base salary actually
Performance-Based Annual	paid during fiscal year
Incentive Plan:

2005 Agreement Stock Option Grant:	Options to purchase 136,435 shares at an	20% vested June 30, 2008;
	exercise price of $34.12 per share	20% vested June 30, 2009;
60% vested June 30, 2010
Options expire
August 26, 2012

If the employment agreement of any of Lew Frankfort, Reed Krakoff, Michael Tucci or Michael F. Devine, III is terminated by Coach without Cause, or by such Named Executive Officer for Good Reason, then such Named Executive Officer will be entitled to receive severance payments equal to 12 months’ (for Messrs. Krakoff, Tucci and Devine) or 24 months’ (for Mr. Frankfort) annual base salary plus 75% of maximum annual bonus, as well as a pro-rated annual bonus for the year of termination, subject to certain exceptions described in the employment agreements, payable in equal monthly installments between six and 12 months (for Messrs. Krakoff, Tucci and Devine) or six and 24 months (for Mr. Frankfort) from such Named Executive Officer’s termination date. In addition, if such Named Executive Officer’s employment is terminated without Cause or for Good Reason, all unvested stock options and restricted stock units would continue to become vested on the dates described above and the stock options will remain exercisable for the remainder of the 10-year term. If the termination occurs within six months before or 12 months after a change of control of 20% or more of the combined voting power of Coach, Inc., then the options and restricted stock units granted in connection with the employment agreement will become fully vested immediately prior to such termination and will remain vested for the remainder of their 10-year term. Finally, if such Named Executive Officer’s employment is terminated without Cause or for Good Reason, Coach will continue to provide such Named Executive Officer with specified health and welfare benefits for 12 months (for Messrs. Krakoff, Tucci and Devine) or 24 months (for Mr. Frankfort) after such Named Executive Officer’s termination.

Coach has “Cause” to terminate any of the aforementioned Named Executive Officers’ under his employment agreement upon: (i) his failure to attempt in good faith to substantially perform his duties (other than any such failure resulting from his physical or mental incapacity) which is not remedied within 30 days after receipt of written notice from Coach specifying such failure; (ii) his failure to

EXECUTIVE OFFICERS

attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board, which is not remedied within 30 days after receipt of written notice from Coach specifying such failure; (iii) his commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony (or any other crime involving fraud, embezzlement, material misconduct or misappropriation having a material adverse impact on Coach); (iv) his unlawful use (including being under the influence) or possession of illegal drugs on Coach’s premises or while performing his duties and responsibilities; or (v) his willful commission at any time of any act of fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duty against Coach (or any predecessor thereto or successor thereof), having a material adverse impact on Coach.

Any of the aforementioned Named Executive Officers has “Good Reason” to resign his employment upon the occurrence of any of the following: (i) failure of Coach to continue him in the position stated in his agreement (or any other position not less senior to such position); (ii) a material diminution in the nature or scope of his responsibilities, duties or authority; (iii) relocation of Coach’s executive offices more than 50 miles outside of New York, New York or his relocation away from the executive offices; (iv) failure of Coach to timely make any material payment or provide any material benefit under the agreement or Coach’s material reduction of any compensation, equity or benefits that he is eligible to receive under the agreement; or (v) Coach’s material breach of the agreement; provided, however, that he may not resign his employment for Good Reason unless: (x) he provides Coach with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 60th day following the occurrence of the event constituting Good Reason) and (y) Coach does not remedy the alleged violation(s) within such 30-day period; and, provided, further, that he may resign his employment for Good Reason if in connection with any Change in Control (as defined in the agreement) the surviving entity does not assume the agreement (or, with his written consent, substitute a substantially identical agreement) with respect to him in writing delivered to him prior to, or as soon as reasonably practicable following, the occurrence of such Change in Control.

The agreements contain covenants that prohibit the aforementioned Named Executive Officers from competing with the business of Coach, soliciting Coach’s employees, vendors or wholesale customers, disclosing Coach’s confidential information or violating Coach’s intellectual property rights during their employment with us and for a period of 12 months (for Messrs. Krakoff, Tucci and Devine) or 24 months (for Mr. Frankfort) afterward. If any of these Named Executive Officers violates these covenants, he will forfeit any remaining unexercised stock options, unvested restricted stock units, cash payments and health and welfare benefits under his agreement. In addition, he may be required to forfeit any gains on stock options or restricted stock units granted in connection with his employment agreement that he realized during a period of 12 months (for Messrs. Krakoff, Tucci and Devine) or 24 months (for Mr. Frankfort) prior to violating these covenants; in addition, Mr. Krakoff may be required to repay any retention bonuses that he received during such 12-month period.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation that would be owed to each of our Named Executive Officers in the event of termination of such Named Executive Officer’s employment. The amounts shown assume that the termination was effective as of July 2, 2011, and thus include amounts earned through such time as well as estimates of the amounts which would be paid out to such Named Executive Officers due to their termination. The actual amounts to be paid out can only be determined at the time of a Named Executive Officer’s actual separation from Coach.

EXECUTIVE OFFICERS

Payments Made Upon Termination

Regardless of the reason for a Named Executive Officer’s termination of employment, he may be entitled to receive amounts earned during his term of employment. Such amounts include:

•	unused vacation pay (this would amount to a maximum of 20 days of base salary and is not displayed in each Named Executive Officer’s chart);

•	any vested balance in our qualified and non-qualified retirement plans;

•	the ability to convert his individual life insurance and/or individual long-term disability insurance at his own expense; and

•	the ability to exercise vested stock options for a limited period of time.

In the event a Named Executive Officer dies or is terminated due to disability, such Named Executive Officer or his beneficiary would receive benefits under our life insurance or long-term disability plan, as appropriate.

Treatment of Long-Term Incentives Upon Termination or Change in Control

In general, the regular stock option and RSU grants made to our Named Executive Officers are treated as follows in the event of termination or a change-in-control:

Reason for Termination	Treatment of Stock Options	Treatment of Unvested RSUs

Voluntary (e.g., resignation without	Unvested options forfeit;	Forfeit
“Good Reason,” as defined above
under “Employment Agreements”)	vested options remain exercisable
for 90 days

Retirement	Vesting and exercisability of	A pro-rata portion may vest
	unvested options continue for	at the discretion of the HR
	the remainder of the outstanding	Committee
ten-year term;

exercisability of vested options
continues for the remainder of
the ten-year term

Severance Event (e.g., resignation	Vesting of unvested options continues	According to the terms of the
with “Good Reason” or	for the duration of the severance	employment agreements in
termination without “Cause,”	period;	place with Messrs. Frankfort,
as defined above under		Krakoff, Tucci & Devine,
“Employment Agreements”)	exercisability of vested options	vesting of unvested RSUs
	continues for 90 days following	continues for the duration
	the end of the severance period	of the severance period.
For Mr. Stritzke, a pro-rata
portion may vest at the
discretion of the HR
Committee

EXECUTIVE OFFICERS

Reason for Termination	Treatment of Stock Options	Treatment of Unvested RSUs

Death or Long-Term Disability	Vesting of unvested options is accelerated;	A pro-rata portion may vest
at the discretion of the HR
	the estate (or the executive) may exercise	Committee
the options for a period of five years

Termination upon a	Vesting of unvested options is	Vesting of unvested
Change-in-Control	accelerated	RSUs is accelerated

Cause (as defined above under	Vested and unexercised and unvested	Forfeit; gains realized in six
“Employment Agreements	options forfeit;	months prior to termination
or as defined below for		must be repaid
Mr. Stritzke”)	gains realized in six months prior
to termination must be repaid

Change-in-Control	Vesting of unvested options	Vesting of unvested RSUs
without termination	granted on or before	granted on or before
	July 3, 2010 is accelerated.	July 3, 2010 is accelerated.

	For awards granted after July 3, 2010	For awards granted after
	each outstanding option shall continue	July 3, 2010 each
	vesting as scheduled assuming	outstanding RSU shall
	continued employment, or an	continue vesting as
	equivalent award shall be substituted	scheduled assuming
	by the successor corporation.	continued employment,
or an equivalent award
shall be substituted by
the successor corporation.

As described above under “Employment Agreements,” the long-term incentives granted to our Named Executive Officers as part of those agreements have modified treatment in some situations, consistent with the objective of the contracts to support the retention of the executive through the duration of the contract. Although each Named Executive Officer’s contract includes a provision allowing for tax gross up in the event separation benefits trigger an excise tax under Section 280G of the Code, the benefits shown would not be expected to trigger the excise tax and so there is no value to the benefit in this estimate.

Mr. Stritzke is not subject to an employment agreement. Under his offer letter if Mr. Stritzke is terminated by Coach without cause he will receive 12 months of base salary and health & welfare benefits continuation under the Coach, Inc. Severance Pay Plan. In this case, “cause” is defined by Coach and includes (but is not limited to) termination for any willful or grossly negligent breach of his duties as an employee of Coach and termination for fraud, embezzlement or any other similar dishonest conduct or for violation of Coach’s rules of conduct. Please refer to “Treatment of Long-Term Incentives Upon Termination or Change in Control” above for a discussion of the impact of a termination on regular annual stock options and RSUs.

EXECUTIVE OFFICERS

The figures in the following tables reflect the specific terms and conditions for each executive, and were calculated using the following assumptions:

•
Long-term incentive categories reflect the intrinsic value of unvested stock options, RSUs and PRSUs whose vesting is accelerated or continued due to the termination, assuming a closing price of our common stock on July 1, 2011 of $65.99, the last trading day before the assumed termination date.

•	The HR Committee does not exercise its discretion to allow pro-rata vesting of RSUs or PRSUs as described above.

•	Based on his age and service, Mr. Frankfort is eligible to retire and receive the special benefits associated with retirement related to stock option vesting described above.

•	The values shown for continuation of benefits and perquisite reflect our cost of each program as of July 1, 2011. These costs may change annually.

•
The “Total” row represents a sum of all estimated payments in the column excluding “Disability Benefits,” which are reflected as a monthly payment made by the insurance company that provides the benefit.

Lew Frankfort

		Resignation
		by the	Termination	Resignation		Termination
		Executive	by the	by the	Termination	due to	Termination
	Termination	without	Board	Executive	due to	Executive’s	due to
Incremental Benefits	by Board	Good	without	with Good	Change-	Death or	Executive’s
Due to Termination Event	with Cause	Reason(1)	Cause	Reason	in-Control	Disability	Retirement
	($)	($)	($)	($)	($)	($)	($)

TOTAL	3,635,970	32,563,516	75,180,443	75,180,443	75,659,702	45,576,305	36,194,391

Salary Continuation	0	0	3,000,000	3,000,000	3,000,000	0	0

Benefit and Perquisite Continuation	0	0	95,165	95,165	95,165	0	0

Short Term Incentive	0	0	9,255,875	9,255,875	8,348,156	2,723,156	3,630,875

Annual Long Term Incentives
Unvested Stock Options	0	28,927,546	28,927,546	28,927,546	28,927,546	28,927,546	28,927,546
Unvested Restricted Stock Units	0	0	3,891,034	3,891,034	5,278,012	0	0

Contract Long Term Incentives
Unvested Stock Options	0	0	8,954,922	8,954,922	8,954,922	0	0
Unvested Performance Restricted Stock Units	0	0	17,419,931	17,419,931	17,419,931	7,027,737	0

Retirement Plan Distribution	3,370,665	3,370,665	3,370,665	3,370,665	3,370,665	3,370,665	3,370,665

Life Insurance Benefits(2)	265,305	265,305	265,305	265,305	265,305	3,502,200	265,305

Disability Benefits(3)	0	0	0	0	0	25,000	0

EXECUTIVE OFFICERS

(1)
Resignation without good reason is similar to a voluntary resignation, and means a termination of employment by the executive without “Good Reason” as defined in the executive’s employment agreement. The executive’s unvested annual stock options continue vesting in this termination situation because he is eligible to retire, as defined by the terms of our annual stock option agreements, and as described above. His unvested contract stock options, however, are forfeited if the termination occurs prior to the end of the relevant contract, as would be the case in this example.

(2)
In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 7/2/2011. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.

(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 7/2/2011.

Michael F. Devine, III

		Resignation
		by the	Termination	Resignation		Termination
		Executive	by the	by the	Termination	due to	Termination
	Termination	without	Board	Executive	due to	Executive’s	due to
Incremental Benefits	by Board	Good	without	with Good	Change-	Death or	Executive’s
Due to Termination Event	with Cause	Reason(1)	Cause	Reason	in-Control	Disability	Retirement
	($)	($)	($)	($)	($)	($)	($)

TOTAL	744,638	744,638	5,713,853	5,713,853	11,318,177	7,424,434	0

Salary Continuation	0	0	600,000	600,000	600,000	0

Benefit and Perquisite Continuation	0	0	65,205	65,205	65,205	0

Short Term Incentive	0	0	1,046,667	1,046,667	897,500	447,500

Annual Long Term Incentives
Unvested Stock Options	0	0	2,488,097	2,488,097	4,456,467	4,456,467
Unvested Restricted Stock Units	0	0	769,245	769,245	1,976,664	0

Special Long Term Incentives
Unvested Restricted Stock Units	0	0	0	0	2,577,701	0

Retirement Plan Distribution	695,466	695,466	695,466	695,466	695,466	695,466

Life Insurance Benefits(2)	49,172	49,172	49,172	49,172	49,172	1,800,000

Disability Benefits(3)	0	0	0	0	0	25,000

(1)
In August 2011, Mr. Devine resigned from his position as Chief Financial Officer and Executive Vice President. The expected total value of compensation he will receive upon his termination is $742,125, which represents the cash surrender value of his life insurance and the value of his Retirement Plan Distribution as of the date of his termination.

(2)
In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 7/2/2011. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.

(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 7/2/2011.

EXECUTIVE OFFICERS

Reed Krakoff

		Resignation
		by the	Termination	Resignation		Termination
		Executive	by the	by the	Termination	due to	Termination
	Termination	without	Board	Executive	due to	Executive’s	due to
Incremental Benefits	by Board	Good	without	with Good	Change-	Death or	Executive’s
Due to Termination Event	with Cause	Reason(1)	Cause	Reason	in-Control	Disability	Retirement
	($)	($)	($)	($)	($)	($)	($)

TOTAL	4,767,008	4,767,008	81,656,752	81,656,752	101,059,544	56,826,373	0

Salary Continuation	0	0	2,625,000	2,625,000	2,625,000	0

Benefit and Perquisite Continuation	0	0	121,496	121,496	121,496	0

Short Term Incentive	0	0	9,185,580	9,185,580	7,873,560	3,936,060

Contract Short Term Incentive (2)	0	0	11,969,900	11,969,900	11,969,900	0

Annual Long Term Incentives
Unvested Stock Options	0	0	23,091,104	23,091,104	41,391,011	41,391,011
Unvested Restricted Stock Units	0	0	1,545,288	1,545,288	3,960,192	0

Contract Long Term Incentives
Unvested Stock Options	0	0	28,351,376	28,351,376	28,351,376	0

Retirement Plan Distribution	4,464,302	4,464,302	4,464,302	4,464,302	4,464,302	4,464,302

Life Insurance Benefits(3)	302,706	302,706	302,706	302,706	302,706	7,035,000

Disability Benefits(4)	0	0	0	0	0	25,000

(1)	Mr. Krakoff was not eligible to retire as of 7/2/2011.

(2)
Calculated based on target financial performance on the remaining performance-based retention bonuses (target = 75% of maximum); also assumes a Change in Control does not result in a material change to the bonus program.

(3)
In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 7/2/2011. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.

(4)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 7/2/2011.

EXECUTIVE OFFICERS

Jerry Stritzke

		Resignation
		by the	Termination	Resignation		Termination
		Executive	by the	by the	Termination	due to	Termination
	Termination	without	Board	Executive	due to	Executive’s	due to
Incremental Benefits	by Board	Good	without	with Good	Change-	Death or	Executive’s
Due to Termination Event	with Cause	Reason(1)	Cause	Reason	in-Control	Disability	Retirement
	($)	($)	($)	($)	($)	($)	($)

TOTAL	251,491	251,491	17,333,797	12,550,704	27,673,014	12,955,978	0

Salary Continuation	0	0	900,000	0	900,000	0

Benefit and Perquisite Continuation	0	0	10,938	0	10,938	0

Short Term Incentive	0	0	0	0	0	1,350,000

Annual Long Term Incentives
Unvested Stock Options	0	0	3,872,155	0	7,785,597	7,785,597
Unvested Restricted Stock Units	0	0	0	0	2,989,017	0

Special Long Term Incentives
Unvested Stock Options	0	0	4,549,243	4,549,243	4,549,243	0
Unvested Restricted Stock Units	0	0	3,608,795	3,608,795	7,045,554	0
Unvested Performance Restricted Stock Units	0	0	4,141,174	4,141,174	4,141,174	801,976

Retirement Plan Distribution	247,682	247,682	247,682	247,682	247,682	293,405

Life Insurance Benefits(2)	3,809	3,809	3,809	3,809	3,809	2,700,000

Disability Benefits(3)	0	0	0	0	0	25,000

(1)	Mr. Stritzke was not eligible to retire as of 7/2/2011.

(2)
In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 7/2/2011. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.

(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 7/2/2011.

EXECUTIVE OFFICERS

Michael Tucci

		Resignation
		by the	Termination	Resignation		Termination
		Executive	by the	by the	Termination	due to	Termination
	Termination	without	Board	Executive	due to	Executive’s	due to
Incremental Benefits	by Board	Good	without	with Good	Change-	Death or	Executive’s
Due to Termination Event	with Cause	Reason(1)	Cause	Reason	in-Control	Disability	Retirement
	($)	($)	($)	($)	($)	($)	($)

TOTAL	880,319	880,319	25,549,855	25,549,855	31,604,763	13,182,984	0

Salary Continuation	0	0	880,000	880,000	880,000	0

Benefit and Perquisite Continuation	0	0	66,904	66,904	66,904	0

Short Term Incentive	0	0	1,918,750	1,918,750	1,645,313	820,313

Annual Long Term Incentives
Unvested Stock Options	0	0	4,946,215	4,946,215	8,859,657	8,859,657
Unvested Restricted Stock Units	0	0	1,545,288	1,545,288	3,960,192	0

Contract Long Term Incentives
Unvested Stock Options	0	0	7,588,711	7,588,711	7,588,711	0
Unvested Restricted Stock Units	0	0	7,723,668	7,723,668	7,723,668	0

Retirement Plan Distribution	845,515	845,515	845,515	845,515	845,515	845,515

Life Insurance Benefits(2)	34,804	34,804	34,804	34,804	34,804	2,640,000

Disability Benefits(3)	0	0	0	0	0	17,500

(1)	Mr. Tucci was not eligible to retire as of 7/2/2011.

(2)
In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 7/2/2011. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.

(3)
In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 7/2/2011. Because Mr. Tucci waived participation in one component of the policy, his monthly benefit is lower than the other named executive officers’.

EXECUTIVE OFFICERS

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of July 2, 2011 with respect to the shares of Coach common stock that may be issued under our equity compensation plans:

	Number of Securities				Number of
	to be issued		Weighted-average		securities remaining
	upon exercise of		exercise price of		available for future
	outstanding options,		outstanding options,		issuance under equity
Plan Category	warrants and rights		warrants and rights		compensation plans

Equity compensation plans approved by security holders	21,145,969	(1)	$32.47	(2)	30,301,084	(3)

Equity compensation plans not approved by security holders(4)	41,157		$29.69		16,626

Total	21,187,126				30,317,710

(1)	Includes 4,313,806 RSUs/PRSUs which do not have an exercise price.

(2)	Includes weighted average exercise price for stock options only.

(3)	Includes securities remaining available for future issuance for each of the following plans:

•	2010 Stock Incentive Plan: 29,671,166

•	2001 Employee Stock Purchase Plan: 629,918

(4)
Includes 2000 Non-Qualified Deferred Compensation Plan for Outside Directors, under which Coach’s outside directors may defer their director’s fees and/or restricted stock units. Amounts deferred under these plans may, at the participants’ election, be either represented by deferred stock units, which represent the right to receive shares of Coach common stock, on a one-for-one basis, on the distribution date elected by the participant, or placed in an interest-bearing account to be paid on such distribution date. Deferred stock units are valued as if each deferral were invested in Coach common stock as of the deferral date. Deferred stock units do not have voting rights, but are credited with dividend equivalents.

COMPENSATION RISK ASSESSMENT

Management periodically reviews our compensation policies and practices and evaluates the degree to which they may motivate any employee, including our Named Executive Officers, to take on inappropriate or excessive risk. We believe that our various compensation programs are aligned to our strategy and objectives, and that they encourage prudent risk-taking to drive performance.

Factors evaluated include the overall mix of pay between base salary, short term incentives and long-term equity compensation, the performance metrics used in each program, the range of performance required to earn a payout under each program, and incentive plan components such as maximum payouts, vesting, stock ownership requirements and clawbacks. Some of the key factors supporting management’s conclusion that our programs do not drive inappropriate or excessive risk include capped payouts on all of our incentive plans, use of multiple, counter-balancing financial performance criteria in our short-term incentive plan, executive and outside director stock ownership and anti-hedging policies, sufficient weight on each component of pay, multiple year vesting on long-term equity compensation, and an incentive compensation clawback policy.

EXECUTIVE OFFICERS

When the HR Committee and management are developing new or modified compensation programs, risk taking is discussed and affects the design of the program accordingly. As an example, our CEO must retain 50% of the after-tax vested PRSU shares earned on his special retention award until two years following their final vest date.

As a result of our evaluation, we determined that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Coach.

RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH RELATED PERSONS

Branding Agreement with Reed Krakoff. On August 5, 2010, Coach entered into a Branding Agreement with Reed Krakoff, the Company’s President and Executive Creative Director. Under this agreement, Mr. Krakoff has agreed to the Company’s use of his name, image and likeness to develop and market products under the “Reed Krakoff” brand. The Company will have sole ownership of the Reed Krakoff name and all logos, trademarks and other intellectual property used in connection with the Reed Krakoff brand. Mr. Krakoff has agreed to forebear from using his name in any other manner in connection with products in any of the trademark classifications listed in the agreement. In exchange for Mr. Krakoff’s grant of these rights, the Company will pay Mr. Krakoff a usage payment based on the measured operating income of the Reed Krakoff brand above certain annual thresholds; Mr. Krakoff did not receive any payments under this agreement during fiscal year 2011. In the event that Mr. Krakoff’s employment with the Company terminates, the level of this usage payment would be reduced significantly. Commencing in 2015, if Mr. Krakoff is no longer employed by the Company, he would have an option to purchase the rights to the Reed Krakoff brand if net sales for the brand were below stated minimum levels. The purchase price for these rights would depend on the brand’s then-current net sales or operating losses, as well as the amount of time that had elapsed since the end of Mr. Krakoff’s employment with Coach.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Coach has instituted policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the United States Securities Exchange Act of 1934 (the “Exchange Act”). Our Global Business Integrity Program, which is available on our website (www.coach.com) under “Company Information,” requires our Directors and employees to avoid “any situation that creates or appears to create a conflict of interest between personal interests and the interests of Coach.” This prohibition on conflicts of interest under the Code includes any related person transaction unless properly approved.

Under Coach’s Corporate Governance Principles, which are also available on our website (www.coach.com), potential conflicts of interest (including related party transactions) must be reviewed and approved by the following individuals: (1) in the case of a transaction involving a Director of Coach, by the Lead Outside Director and the Chief Executive Officer, and if a significant conflict of interest exists and cannot be resolved, the Director will be asked to resign; (2) in the case of a transaction involving the Chief Executive Officer, President, a divisional President or an Executive/Senior Vice President, by the full Board of Directors; and (3) in the case of a transaction involving any other officer of Coach, by the Chief Executive Officer.

SHARE CAPITAL

On October 28, 2011, the Company had 291,826,211 shares of Common Stock outstanding.

MARKET AND DIVIDEND INFORMATION

Coach’s Common Stock is listed on the New York Stock Exchange and is traded under the symbol “COH.” The following table sets forth, for the fiscal periods indicated, the high and low prices and dividends declared per share and average daily trading volume of Coach’s Common Stock as reported on the New York Stock Exchange Composite Index.

First Quarter Fiscal 2012
Average
			Dividends	Daily Trading
	High	Low	Declared	Volume(1)

Quarter ended:
October 1, 2011	$69.20	$45.70	$0.225	4,227,277
Closing price at September 30, 2011	$ 51.83

	Fiscal 2011
				Average
			Dividends	Daily Trading
	High	Low	Declared	Volume(1)

Quarter ended:
October 2, 2010	$43.86	$33.75	$0.150	3,574,878
January 1, 2011	58.55	42.27	0.150	3,327,136
April 2, 2011	58.28	49.24	0.150	3,413,119
July 2, 2011	66.14	50.34	$0.225	3,202,339
Closing price at July 1, 2011	$ 65.99			4,265,145

	Fiscal 2010
				Average
			Dividends	Daily Trading
	High	Low	Declared	Volume(1)

Quarter ended:
September 26, 2009	$33.80	$22.94	$0.075	4,579,134
December 26, 2009	37.35	31.04	0.075	4,334,138
March 27, 2010	40.60	32.96	0.075	4,359,949
July 3, 2010	44.37	35.36	$0.150	4,444,396
Closing price at July 2, 2010	$ 35.77			3,098,143

(1)	Average daily trading volume represents daily average number of Coach shares traded over the period.

As of August 5, 2011, there were 3,461 holders of record of Coach’s Common Stock.

SHARE CAPITAL

In April 2009, Coach declared a cash dividend for the first time. In fiscal 2010, a dividend of $0.075 per share was paid on June 29, 2009, September 28, 2009, December 28, 2009 and March 29, 2010. In April 2010, Coach’s Board voted to increase the Company’s cash dividend to an expected annual rate of $0.60 per share starting with the dividend paid on July 6, 2010. In fiscal 2011, a dividend of $0.l5 per share was paid on July 6, 2010, October 4, 2010, January 3, 2011 and April 4, 2011. During the fourth quarter of fiscal 2011, the Company increased the cash dividend to an expected annual rate of $0.90 per share, with the first quarterly cash dividend of $0.225 per common share paid on July 5, 2011 to stockholders of record as of the close of business on June 6, 2011. On August 17, 2011, the Company declared a quarterly cash dividend of $0.225 per common share, paid on October 3, 2011 to stockholders of record as of the close of business on September 6, 2011. On November 17, 2011, the Company declared a quarterly cash dividend of $0.225 per common share, payable on January 3, 2012 to stockholders of record as of the close of business on December 5, 2011. The holders of Depositary Receipts will be entitled to such dividend at the rate of $0.225 for each ten Depositary Receipts held, provided that they acquire the Depositary Receipts on December 1, 2011, as the ex-dividend date for the Depositary Receipts is December 2, 2011. Holders of Depositary Receipts purchased on or after December 2, 2011 will not be entitled to such dividend. The HDR Depositary will effect payment of such dividend to holders of Depositary Receipts entitled thereto as soon as practicable, which is currently expected to be after January 3, 2012 but no later than January 17, 2012. Any future determination to pay cash dividends will be at the discretion of Coach’s Board and will be dependent upon Coach’s financial condition, operating results, capital requirements and such other factors as the Board deems relevant.

STOCK REPURCHASE PROGRAM

The Company’s share repurchases during the first quarter of fiscal 2012 were as follows:

				Approximate
			Total Number of	Dollar Value of
			Shares Purchased	Shares that
			as Part of Publicly	May Yet be
			Announced	Purchased Under
	Total Number of	Average Price	Plans or	the Plans or
Period	Shares Purchased	Paid per Share	Programs(1)	Programs(1)
		(in thousands, except per share data)

Period 1 (7/3/11 – 8/6/11)	–	$–	–	$961,627
Period 2 (8/7/11 – 9/3/11)	556	52.69	556	932,318
Period 3 (9/4/11 – 10/1/11)	511	58.14	511	902,627

Total	1,067		1,067

(1)	The Company repurchases its common shares under repurchase programs that were approved by the Board of Directors as follows:

Date Share Repurchase	Total Dollar	Expiration
Programs were Publicly Announced	Amount Approved	Date of Plan

January 25, 2011	$ 1.5 billion	June 2013

SHARE CAPITAL

The Company’s share repurchases during the fourth quarter of fiscal 2011 were as follows:

				Approximate
			Total Number of	Dollar Value of
			Shares Purchased	Shares that
			as Part of Publicly	May Yet be
			Announced	Purchased Under
	Total Number of	Average Price	Plans or	the Plans or
Period	Shares Purchased	Paid per Share	Programs(1)	Programs(1)
		(in thousands, except per share data)

Period 10 (4/3/11 – 5/7/11)	1,231	$59.50	1,231	$1,268,963
Period 11 (5/8/11 – 6/4/11)	3,212	60.25	3,212	1,075,432
Period 12 (6/5/11 – 7/2/11)	1,891	60.18	1,891	961,627

Total	6,334		6,334

(1)	The Company repurchases its common shares under repurchase programs that were approved by the Board of Directors as follows:

Date Share Repurchase	Total Dollar	Expiration
Programs were Publicly Announced	Amount Approved	Date of Plan

January 25, 2011	$1.5 billion	June 2013

The Company’s share repurchases during the third quarter of fiscal 2011 were as follows:

				Approximate
			Total Number of	Dollar Value of
			Shares Purchased	Shares that
			as Part of Publicly	May Yet be
			Announced	Purchased Under
	Total Number of	Average Price	Plans or	the Plans or
Period	Shares Purchased	Paid per Share	Programs(1)	Programs(1)
		(in thousands, except per share data)

Period 7 (1/2/11 – 2/5/11)	449	$53.74	449	$1,510,487
Period 8 (2/6/11 – 3/5/11)	1,263	55.87	1,263	1,439,899
Period 9 (3/6/11 – 4/2/11)	1,818	53.76	1,818	1,342,183

Total	3,530		3,530

(1)	The Company repurchases its common shares under repurchase programs that were approved by the Board of Directors as follows:

Date Share Repurchase	Total Dollar	Expiration
Programs were Publicly Announced	Amount Approved	Date of Plan

April 20, 2010	$1.0 billion	June 2012
January 25, 2011	$1.5 billion	June 2013

SHARE CAPITAL

The Company’s share repurchases during the second quarter of fiscal 2011 were as follows:

				Approximate
			Total Number of	Dollar Value of
			Shares Purchased	Shares that
			as Part of Publicly	May Yet be
			Announced	Purchased Under
	Total Number of	Average Price	Plans or	the Plans or
Period	Shares Purchased	Paid per Share	Programs(1)	Programs(1)
		(in thousands, except per share data)

Period 4 (10/3/10 - 11/6/10)	382	$49.90	382	$403,049
Period 5 (11/7/10 - 12/4/10)	2,165	54.01	2,165	286,150
Period 6 (12/5/10 - 1/1/11)	4,408	57.06	4,408	34,628

Total	6,955		6,955

(1)	The Company repurchases its common shares under repurchase programs that were approved by the Board of Directors as follows:

Date Share Repurchase	Total Dollar	Expiration
Programs were Publicly Announced	Amount Approved	Date of Plan

April 20, 2010	$1.0 billion	June 2012
January 25, 2011	$1.5 billion	June 2013

CONTROLS AND PROCEDURES

DISCLOSURE CONTROLS AND PROCEDURES

Based on the evaluation of the Company’s disclosure controls and procedures, as that term is defined in Rule 13a-15(e) under the Exchange Act, each of Lew Frankfort, the Chairman and Chief Executive Officer of the Company, and Jane Nielsen, Executive Vice President and Chief Financial Officer of the Company, have concluded that the Company’s disclosure controls and procedures were effective as of October 1, 2011, and each of Lew Frankfort and Michael F. Devine, III, the then Chief Financial Officer of the Company, concluded that the Company’s disclosure controls and procedures were effective as of July 2, 2011 and July 3, 2010.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal controls over financial reporting.  The Company’s internal control system was designed to provide reasonable assurance to the Company’s management and Board regarding the preparation and fair presentation of published financial statements.  Management evaluated the effectiveness of the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in Internal Control — Integrated Framework.  Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting as of July 2, 2011 and July 3, 2010 and concluded that it was effective.

The Company’s independent auditors have issued audit reports on the Company’s internal control over financial reporting. The audit reports appear below in Appendices IA and IB of this listing document.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

There were no changes in internal control over financial reporting that occurred during the fourth fiscal quarters of fiscal 2011 and fiscal 2010, and the first fiscal quarters of fiscal 2012 and fiscal 2011, that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011(1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Coach, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Coach, Inc. and subsidiaries (the “Company”) as of July 2, 2011 and July 3, 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended July 2, 2011. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at July 2, 2011 and July 3, 2010, and the results of their operations and their cash flows for each of the three years in the period ended July 2, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 16 to the consolidated financial statements, effective July 4, 2010, the Company changed its method of accounting for presentation of interest and penalties for uncertain tax positions from classifying such amounts as a component of interest expense included within Interest income, net to classifying such amounts as a component of the provision for income taxes.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of July 2, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 19, 2011 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/Deloitte & Touche LLP
New York, New York
August 19, 2011

(1)	The information contained in Appendix IA has been reproduced from the Company’s annual report on Form 10-K for the fiscal year ended July 2, 2011 filed with the SEC on August 19, 2011.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Coach, Inc.
New York, New York

We have audited the internal control over financial reporting of Coach, Inc. and subsidiaries (the “Company”) as of July 2, 2011 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of July 2, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended July 2, 2011 of the Company and our report dated August 19, 2011 expressed an unqualified opinion on those consolidated financial statements and consolidated financial statement schedule and includes an explanatory paragraph regarding the Company’s change in method of accounting for presentation of interest and penalties for uncertain tax positions from classifying such amounts as a component of interest expense included within Interest income, net to classifying such amounts as a component of the provision for income taxes.

/s/Deloitte & Touche LLP
New York, New York
August 19, 2011

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	July 2,	July 3,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$699,782	$596,470
Short-term investments	2,256	99,928
Trade accounts receivable, less allowances of $9,544 and $6,965, respectively	142,898	109,068
Inventories	421,831	363,285
Deferred income taxes	93,902	77,355
Prepaid expenses	38,203	30,375
Other current assets	53,516	26,160
Total current assets	1,452,388	1,302,641
Property and equipment, net	582,348	548,474
Goodwill	331,004	305,861
Intangible assets	9,788	9,788
Deferred income taxes	103,657	156,465
Other assets	155,931	143,886
Total assets	$2,635,116	$2,467,115
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$118,612	$105,569
Accrued liabilities	473,610	422,725
Current portion of long-term debt	795	742
Total current liabilities	593,017	529,036
Long-term debt	23,360	24,159
Other liabilities	406,170	408,627
Total liabilities	1,022,547	961,822
See note on commitments and contingencies
Stockholders’ Equity:
Preferred stock: (authorized 25,000,000 shares; $0.01 par value) none issued	–	–
Common stock: (authorized 1,000,000,000 shares; $0.01 par value) issued and outstanding – 288,514,529 and 296,867,247, respectively	2,886	2,969
Additional paid-in-capital	2,000,426	1,502,982
Accumulated deficit	(445,654)	(30,053)
Accumulated other comprehensive income	54,911	29,395
Total stockholders’ equity	1,612,569	1,505,293
Total liabilities and stockholders’ equity	$2,635,116	$2,467,115

See accompanying Notes to Consolidated Financial Statements.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
Net sales	$4,158,507	$3,607,636	$3,230,468
Cost of sales	1,134,966	973,945	907,858
Gross profit	3,023,541	2,633,691	2,322,610
Selling, general and administrative expenses	1,718,617	1,483,520	1,350,697
Operating income	1,304,924	1,150,171	971,913
Interest income, net	1,031	7,961	10,779
Other expense	(4,736)	–	–
Income before provision for income taxes	1,301,219	1,158,132	982,692
Provision for income taxes	420,419	423,192	359,323
Net income	$880,800	$734,940	$623,369

Net income per share
Basic	$2.99	$2.36	$1.93
Diluted	$2.92	$2.33	$1.91

Shares used in computing net income per share
Basic	294,877	311,413	323,714
Diluted	301,558	315,848	325,620

See accompanying Notes to Consolidated Financial Statements.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(amounts in thousands)

					Retained	Accumulated
	Shares of			Additional	Earnings/	Other	Total
	Common	Preferred	Common	Paid-in-	(Accumulated	Comprehensive	Stockholders’
	Stock	Stock	Stock	Capital	Deficit)	Income	Equity
Balances at June 28, 2008	336,729	$–	$3,367	$1,115,041	$353,122	$18,845	$1,490,375
Net income	–	–	–	–	623,369	–	623,369
Unrealized losses on cash flow hedging derivatives, net of tax	–	–	–	–	–	(7,278)	(7,278)
Translation adjustments	–	–	–	–	–	(5,298)	(5,298)
Change in pension liability, net of tax	–	–	–	–	–	(1,368)	(1,368)
Comprehensive income							609,425
Cumulative effect of adoption of ASC 320-10-35-17 (see note on Fair Value Measurements)	–	–	–	–	1,072	(1,072)	–
Shares issued for stock options and employee benefit plans	1,436	–	15	7,348	–	–	7,363
Share-based compensation	–	–	–	67,542	–	–	67,542
Tax deficit from share-based compensation	–	–	–	(871)	–	–	(871)
Repurchase and retirement of common stock	(20,159)	–	(202)	–	(453,584)	–	(453,786)
Adjustment to adopt ASC 715 measurement date provision, net of tax	–	–	–	–	(183)	22	(161)
Dividends declared	–	–	–	–	(23,845)	–	(23,845)
Balances at June 27, 2009	318,006	–	3,180	1,189,060	499,951	3,851	1,696,042
Net income	–	–	–	–	734,940	–	734,940
Unrealized losses on cash flow hedging derivatives, net of tax	–	–	–	–	–	(1,757)	(1,757)
Translation adjustments	–	–	–	–	–	27,464	27,464
Change in pension liability, net of tax	–	–	–	–	–	(163)	(163)
Comprehensive income							760,484
Shares issued for stock options and employee benefit plans	9,547	–	96	204,886	–	–	204,982
Share-based compensation	–	–	–	81,420	–	–	81,420
Excess tax benefit from share-based compensation	–	–	–	27,616	–	–	27,616
Repurchase and retirement of common stock	(30,686)	–	(307)	–	(1,149,691)	–	(1,149,998)
Dividends declared	–	–	–	–	(115,253)	–	(115,253)
Balances at July 3, 2010	296,867	–	2,969	1,502,982	(30,053)	29,395	1,505,293

Net income	–	–	–	–	880,800	–	880,800
Unrealized gains on cash flow hedging derivatives, net of tax	–	–	–	–	–	627	627
Translation adjustments	–	–	–	–	–	24,351	24,351
Change in pension liability, net of tax	–	–	–	–	–	538	538
Comprehensive income							906,316
Shares issued for stock options and employee benefit plans	12,052	–	121	343,450	–	–	343,571
Share-based compensation	–	–	–	95,830	–	–	95,830
Excess tax benefit from share-based compensation	–	–	–	58,164	–	–	58,164
Repurchase and retirement of common stock	(20,404)	–	(204)	–	(1,097,796)	–	(1,098,000)
Dividends declared	–	–	–	–	(198,605)	–	(198,605)
Balances at July 2, 2011	288,515	$–	$2,886	$2,000,426	$(445,654)	$54,911	$1,612,569

See accompanying Notes to Consolidated Financial Statements.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$880,800	$734,940	$623,369
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	125,106	126,744	123,014
Provision for bad debt	2,014	(698)	909
Share-based compensation	95,830	81,420	67,542
Excess tax (benefit) deficit from share-based compensation	(58,164)	(27,616)	871
Deferred income taxes	39,724	(17,129)	13,660
Other noncash credits and (charges), net	9,790	(10,449)	10,151
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable	(31,831)	4,344	3,309
(Increase) decrease in inventories	(64,720)	(33,878)	4,070
(Increase) decrease in other assets	(42,174)	35,640	31,155
Increase in other liabilities	13,421	28,477	211
Increase (decrease) in accounts payable	9,742	1,019	(37,017)
Increase (decrease) in accrued liabilities	53,733	68,063	(32,092)
Net cash provided by operating activities	1,033,271	990,877	809,152
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of interest in equity method investment	(9,559)	–	–
Acquisition of distributor	–	(1,200)	(24,400)
Purchases of property and equipment	(147,744)	(81,116)	(137,029)
Purchase of corporate headquarters building	–	–	(103,300)
Purchases of investments	(224,007)	(229,860)	–
Proceeds from sales and maturities of investments	321,679	129,932	–
Net cash used in investing activities	(59,631)	(182,244)	(264,729)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(178,115)	(94,324)	–
Repurchase of common stock	(1,098,000)	(1,149,998)	(453,786)
Repayment of long-term debt	(746)	(679)	(285)
(Repayments) borrowings on revolving credit facility, net	–	(7,496)	7,496
Proceeds from share-based awards, net	343,571	204,982	7,363
Excess tax benefit (deficit) from share-based compensation	58,164	27,616	(871)
Net cash used in financing activities	(875,126)	(1,019,899)	(440,083)
Effect of exchange rate changes on cash and cash equivalents	4,798	7,374	(2,883)
Increase (decrease) increase in cash and cash equivalents	103,312	(203,892)	101,457
Cash and cash equivalents at beginning of year	596,470	800,362	698,905
Cash and cash equivalents at end of year	$699,782	$596,470	$800,362
Supplemental information:
Cash paid for income taxes	$364,493	$364,156	$336,091
Cash paid for interest	$1,233	$1,499	$2,014
Noncash investing activity – property and equipment obligations	$23,173	$16,526	$20,520
Noncash financing activity – mortgage debt assumed	$–	$–	$23,000

See accompanying Notes to Consolidated Financial Statements.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

1.	NATURE OF OPERATIONS

Coach, Inc. (the “Company”) designs and markets high-quality, modern American classic accessories. The Company’s primary product offerings, manufactured by third-party suppliers, include women’s and men’s bags, accessories, business cases, footwear, wearables, jewelry, sunwear, travel bags, watches and fragrance. Coach’s products are sold through the Direct-to-Consumer segment, which includes Company-operated stores in North America, Japan, Hong Kong, Macau and mainland China, the Internet and the Coach catalog, and through the Indirect segment, which includes sales to wholesale customers and distributors in over 20 countries, including the United States, and royalties earned on licensed products.

2.	SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year

The Company’s fiscal year ends on the Saturday closest to June 30. Unless otherwise stated, references to years in the financial statements relate to fiscal years. The fiscal years ended July 2, 2011 (“fiscal 2011”) and June 27, 2009 (“fiscal 2009”) were each 52-week periods. The fiscal year ended July 3, 2010 (“fiscal 2010”) was a 53-week period. The fiscal year ending June 30, 2012 (“fiscal 2012”) will be a 52-week period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. The level of uncertainty in estimates and assumptions increases with the length of time until the underlying transactions are completed. Actual results could differ from estimates in amounts that may be material to the financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all 100% owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash balances and highly liquid investments with a maturity of three months or less at the date of purchase.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

2.	SIGNIFICANT ACCOUNTING POLICIES – continued

Investments

Investments consist of U.S. government and agency debt securities as well as municipal government and corporate debt securities. Long-term investments are classified as available-for-sale and recorded at fair value, with unrealized gains and losses recorded in other comprehensive income. Dividend and interest income are recognized when earned.

Short-term investments consist of commercial paper; the adjusted book value of the commercial paper equals its fair value. As the Company does not have the intent to sell and will not be required to sell these securities until maturity, investments are classified as held-to-maturity and stated at amortized cost.

In fiscal 2011, the Company participated in the organization of a joint venture. The Company has contributed a total of $9,559 in cash to the joint venture through July 2, 2011. This investment, which consists of a 50% equity interest, is accounted for using the equity method of accounting.

Concentration of Credit Risk

Financial instruments that potentially expose Coach to concentration of credit risk consist primarily of cash and cash equivalents, investments and accounts receivable. The Company places its cash investments with high-credit quality financial institutions and currently invests primarily in U.S. government and agency debt securities, municipal government and corporate debt securities, and money market funds placed with major banks and financial institutions. Accounts receivable is generally diversified due to the number of entities comprising Coach’s customer base and their dispersion across many geographical regions. The Company believes no significant concentration of credit risk exists with respect to these cash investments and accounts receivable.

Inventories

Inventories consist primarily of finished goods and are valued at the lower of cost (determined by the first-in, first-out method) or market. Inventory costs include material, conversion costs, freight and duties.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Buildings are depreciated over 40 years. Machinery and equipment are depreciated over lives of five to seven years and furniture and fixtures are depreciated over lives of three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease terms. Maintenance and repair costs are charged to earnings as incurred while expenditures for major renewals and improvements are capitalized. Upon the disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

2.	SIGNIFICANT ACCOUNTING POLICIES – continued

Operating Leases

The Company’s leases for office space, retail stores and the distribution facility are accounted for as operating leases. The majority of the Company’s lease agreements provide for tenant improvement allowances, rent escalation clauses and/or contingent rent provisions. Tenant improvement allowances are recorded as a deferred lease credit on the balance sheet and amortized over the lease term, which is consistent with the amortization period for the constructed assets. Rent expense is recorded when the Company takes possession of a store to begin its buildout, which generally occurs before the stated commencement of the lease term and is approximately 60 to 90 days prior to the opening of the store.

Goodwill and Other Intangible Assets

Goodwill and indefinite life intangible assets are evaluated for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company performed an impairment evaluation in fiscal 2011, fiscal 2010 and fiscal 2009 and concluded that there was no impairment of its goodwill or indefinite life intangible assets.

Valuation of Long-Lived Assets

Long-lived assets, such as property and equipment, are evaluated for impairment annually and whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The evaluation is based on a review of forecasted operating cash flows and the profitability of the related business. An impairment loss is recognized if the forecasted cash flows are less than the carrying amount of the asset. The Company performed an impairment evaluation in fiscal 2011, fiscal 2010 and fiscal 2009 and concluded that there was no impairment of its long-lived assets for stores expected to remain open. The Company recorded an impairment charge of $1,500 in fiscal 2009 related to the closure of three underperforming stores.

Stock Repurchase and Retirement

Coach accounts for stock repurchases and retirements by allocating the repurchase price to common stock, additional paid-in-capital and retained earnings. The repurchase price allocation is based upon the equity contribution associated with historical issuances, beginning with the earliest issuance. Under Maryland law, Coach’s state of incorporation, treasury shares are not allowed. As a result, all repurchased shares are retired when acquired. During the second quarter of fiscal 2008, the Company’s total cumulative stock repurchases exceeded the total shares issued in connection with the Company’s October 2000 initial public offering, and stock repurchases in excess of this amount are assumed to be made from the Company’s April 2001 Sara Lee exchange offer. Shares issued in connection with this exchange offer were accounted for as a contribution to common stock and retained earnings. Therefore, stock repurchases and retirements associated with the exchange offer are accounted for by allocation of the repurchase price to common stock and retained earnings. During the fourth quarter of fiscal 2010, cumulative stock repurchases allocated to retained earnings have resulted in an accumulated deficit balance. Since its initial public offering, the Company has not experienced a net loss in any fiscal year, and the net accumulated deficit balance in stockholders’ equity is attributable to the cumulative stock repurchase activity. The total cumulative amount of common stock repurchase price allocated to retained earnings as of July 2, 2011 was approximately $5,100,000.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

2.	SIGNIFICANT ACCOUNTING POLICIES – continued

Revenue Recognition

Sales are recognized at the point of sale, which occurs when merchandise is sold in an over-the-counter consumer transaction or, for the wholesale channels, upon shipment of merchandise, when title passes to the customer. Revenue associated with gift cards is recognized upon redemption. The Company estimates the amount of gift cards that will not be redeemed and records such amounts as revenue over the period of the performance obligation. Allowances for estimated uncollectible accounts, discounts and returns are provided when sales are recorded. Royalty revenues are earned through license agreements with manufacturers of other consumer products that incorporate the Coach brand. Revenue earned under these contracts is recognized based upon reported sales from the licensee. Taxes collected from customers and remitted to governmental authorities are recorded on a net basis and therefore are excluded from revenue.

Cost of Sales

Cost of sales consists of cost of merchandise, inbound freight and duty expenses, and other inventory-related costs such as shrinkage, damages, replacements and production overhead.

Selling, General and Administrative Expenses

Selling, general and administrative expenses are comprised of four categories: (1) selling; (2) advertising, marketing and design; (3) distribution and consumer service; and (4) administrative. Selling expenses include store employee compensation, store occupancy costs, store supply costs, wholesale account administration compensation and all Coach Japan and Coach China operating expenses. Advertising, marketing and design expenses include employee compensation, media space and production, advertising agency fees, new product design costs, public relations, market research expenses and mail order costs. Distribution and consumer service expenses include warehousing, order fulfillment, shipping and handling, customer service and bag repair costs. Administrative expenses include compensation costs for the executive, finance, human resources, legal and information systems departments, corporate headquarters occupancy costs, and consulting and software expenses.

Preopening Costs

Costs associated with the opening of new stores are expensed in the period incurred.

Advertising

Advertising costs include expenses related to direct marketing activities, such as catalogs, as well as media and production costs. In fiscal 2011, fiscal 2010 and fiscal 2009, advertising expenses totaled $74,988, $61,241 and $50,078, respectively, and are included in selling, general and administrative expenses. Advertising costs are expensed when the advertising first appears.

Share-Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The grant-date fair value of the award is recognized as compensation expense over the vesting period.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

2.	SIGNIFICANT ACCOUNTING POLICIES – continued

Shipping and Handling

Shipping and handling costs incurred were $31,522, $22,661 and $26,142 in fiscal 2011, fiscal 2010 and fiscal 2009, respectively, and are included in selling, general and administrative expenses.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, “Income Taxes.” Under ASC 740, a deferred tax liability or asset is recognized for the estimated future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases. In evaluating the unrecognized tax benefits associated with the Company’s various tax filing positions, management records these positions using a more-likely-than-not recognition threshold for income tax positions taken or expected to be taken in accordance with ASC 740. The Company classifies interest and penalties, if present, on uncertain tax positions in the Provision for income taxes. See the note on Change in Accounting Principle.

Fair Value of Financial Instruments

As of July 2, 2011 and July 3, 2010, the carrying values of cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximated their values due to the short-term maturities of these accounts. The Company has evaluated its Industrial Revenue Bond and mortgage and believes, based on the interest rates, related terms and maturities, that the fair values of such instruments approximate their carrying amounts. See note on Fair Value Measurements for the fair values of the Company’s investments as of July 2, 2011 and July 3, 2010.

Coach Japan and Coach Canada enter into foreign currency contracts that hedge certain U.S. dollar-denominated inventory purchases. Additionally, Coach Japan entered into a cross-currency swap transaction to hedge its fixed rate U.S. dollar denominated intercompany loan. These contracts qualify for hedge accounting and have been designated as cash flow hedges. The fair value of these contracts is recorded in other comprehensive income and recognized in earnings in the period in which the hedged item is also recognized in earnings. The fair value of the foreign currency derivative is based on its market value. Considerable judgment is required of management in developing estimates of fair value. The use of different market assumptions or methodologies could affect the estimated fair value.

Foreign Currency

The functional currency of the Company’s foreign operations is generally the applicable local currency. Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the weighted-average exchange rates for the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders’ equity.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

2.	SIGNIFICANT ACCOUNTING POLICIES – continued

Net Income Per Share

Basic net income per share is calculated by dividing net income by the weighted-average number of shares outstanding during the period. Diluted net income per share is calculated similarly but includes potential dilution from the exercise of stock options and vesting of stock awards.

Subsequent Event Evaluation

The Company evaluated subsequent events through the date these financial statements were issued, and concluded there were no events to recognize or disclose.

Recent Accounting Pronouncements

Accounting Standards Codification 820-10 “Fair Value Measurements and Disclosures,” (“ASC 820-10”) was amended in January 2010 to require additional disclosures related to recurring and nonrecurring fair value measurements. The guidance requires disclosure of transfers of assets and liabilities between Levels 1 and 2 of the fair value hierarchy, including the reasons and the timing of the transfers, and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of the assets and liabilities measured under Level 3 of the fair value hierarchy. The guidance was effective for the Company beginning on December 27, 2009, except for certain disclosures about purchases, sales, issuances, and settlements related to Level 3 fair value measurements, which were effective for the Company beginning on January 2, 2011. The disclosure guidance adopted on December 27, 2009 and January 2, 2011 did not have a material impact on our consolidated financial statements.

In May 2011, ASC 820-10 was further amended to clarify certain disclosure requirements and improve consistency with international reporting standards. This amendment is to be applied prospectively and is effective for the Company beginning January 1, 2012. The Company does not expect its adoption to have a material effect on its consolidated financial statements.

Accounting Standards Codification Topic 220, “Comprehensive Income,” was amended in June 2011 to require entities to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendment does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income under current GAAP. This guidance is effective for the Company’s fiscal year and interim periods beginning July 1, 2012. The Company is currently evaluating this guidance, but does not expect its adoption to have a material effect on its consolidated financial statements.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

3.	SHARE-BASED COMPENSATION

The Company maintains several share-based compensation plans which are more fully described below. The following table shows the total compensation cost charged against income for these plans and the related tax benefits recognized in the income statement:

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
Share-based compensation expense	$95,830	$81,420	$67,542
Income tax benefit related to share-based compensation expense	33,377	28,446	23,920

Coach Stock-Based Plans

Coach maintains the 2010 Stock Incentive Plan to award stock options and shares to certain members of Coach management and the outside members of its Board of Directors (“Board”). Coach maintains the 2000 Stock Incentive Plan, the 2000 Non-Employee Director Stock Plan and the 2004 Stock Incentive Plan for awards granted prior to the establishment of the 2010 Stock Incentive Plan. These plans were approved by Coach’s stockholders. The exercise price of each stock option equals 100% of the market price of Coach’s stock on the date of grant and generally has a maximum term of 10 years. Stock options and share awards that are granted as part of the annual compensation process generally vest ratably over three years. Other stock option and share awards, granted primarily for retention purposes, are subject to forfeiture until completion of the vesting period, which ranges from one to five years. The Company issues new shares upon the exercise of stock options, vesting of share units and employee stock purchase.

For options granted under Coach’s stock option plans prior to July 1, 2003, an active employee can receive a replacement stock option equal to the number of shares surrendered upon a stock-for-stock exercise. The exercise price of the replacement option equals 100% of the market value at the date of exercise of the original option and will remain exercisable for the remaining term of the original option. Replacement stock options generally vest six months from the grant date. No replacement stock options were granted in fiscal 2011, fiscal 2010 or fiscal 2009.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

3.	SHARE-BASED COMPENSATION – continued

Stock Options

A summary of option activity under the Coach stock option plans as of July 2, 2011 and changes during the year then ended is as follows:

			Weighted–
			Average
		Weighted–	Remaining
	Number of	Average	Contractual	Aggregate
	Options	Exercise	Term	Intrinsic
	Outstanding	Price	(in years)	Value
Outstanding at July 3, 2010	24,905	$30.87

Granted	3,598	39.57
Exercised	(11,167)	32.00
Forfeited or expired	(504)	39.04
Outstanding at July 2, 2011	16,832	31.73	6.1	$576,621

Vested or expected to vest at July 2, 2011	16,774	31.70	6.1	575,205
Exercisable at July 2, 2011	8,324	29.91	4.3	300,328

The fair value of each Coach option grant is estimated on the date of grant using the Black-Scholes option pricing model and the following weighted-average assumptions:

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
Expected term (years)	3.3	3.0	3.0
Expected volatility	44.9%	49.4%	44.7%
Risk-free interest rate	1.0%	1.7%	2.7%
Dividend yield	1.5%	1.0%	0.0%

The expected term of options represents the period of time that the options granted are expected to be outstanding and is based on historical experience. Expected volatility is based on historical volatility of the Company’s stock as well as the implied volatility from publicly traded options on Coach’s stock. The risk free interest rate is based on the zero-coupon U.S. Treasury issue as of the date of the grant. Grants subsequent to the Company’s April 2009 Board approval to initiate a quarterly dividend included a dividend yield assumption based on Coach’s annual expected dividend divided by the grant-date share price.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

3.	SHARE-BASED COMPENSATION – continued

The weighted-average grant-date fair value of options granted during fiscal 2011, fiscal 2010 and fiscal 2009 was $11.41, $9.68 and $8.36, respectively. The total intrinsic value of options exercised during fiscal 2011, fiscal 2010 and fiscal 2009 was $226,511, $127,879 and $11,495, respectively. The total cash received from option exercises was $357,344, $208,919 and $9,382 in fiscal 2011, fiscal 2010 and fiscal 2009, respectively, and the actual tax benefit realized for the tax deductions from these option exercises was $84,993, $47,795 and $4,427, respectively.

At July 2, 2011, $43,294 of total unrecognized compensation cost related to non-vested stock option awards is expected to be recognized over a weighted-average period of 1.0 year.

Share Units

The grant-date fair value of each Coach share unit is equal to the fair value of Coach stock at the grant date. The weighted-average grant-date fair value of shares granted during fiscal 2011, fiscal 2010 and fiscal 2009 was $40.31, $30.55 and $24.62, respectively. The following table summarizes information about non-vested shares as of and for the year ended July 2, 2011:

		Weighted–
	Number of	Average
	Non-Vested	Grant-Date
	Shares	Fair Value
Nonvested at July 3, 2010	3,780	$29.40

Granted	2,080	40.31
Vested	(1,331)	31.21
Forfeited	(208)	32.96
Nonvested at July 2, 2011	4,321	33.81

The total fair value of shares vested during fiscal 2011, fiscal 2010 and fiscal 2009 was $58,359, $23,955 and $15,859, respectively. At July 2, 2011, $79,837 of total unrecognized compensation cost related to non-vested share awards is expected to be recognized over a weighted-average period of 1.1 years.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

3.	SHARE-BASED COMPENSATION – continued

Employee Stock Purchase Plan

Under the Employee Stock Purchase Plan, full-time Coach employees are permitted to purchase a limited number of Coach common shares at 85% of market value. Under this plan, Coach sold 120, 176 and 268 new shares to employees in fiscal 2011, fiscal 2010 and fiscal 2009, respectively. Compensation expense is calculated for the fair value of employees’ purchase rights using the Black-Scholes model and the following weighted-average assumptions:

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
Expected term (years)	0.5	0.5	0.5
Expected volatility	31.7%	57.6%	64.7%
Risk-free interest rate	0.2%	0.2%	1.1%
Dividend yield	1.3%	1.0%	–%

The weighted-average fair value of the purchase rights granted during fiscal 2011, fiscal 2010 and fiscal 2009 was $11.51, $9.15 and $8.42, respectively.

Deferred Compensation

Under the Coach, Inc. Deferred Compensation Plan for Non-Employee Directors, Coach’s outside directors may defer their director’s fees. Amounts deferred under these plans may, at the participants’ election, be either represented by deferred stock units, which represent the right to receive shares of Coach common stock on the distribution date elected by the participant, or placed in an interest-bearing account to be paid on such distribution date. The amounts accrued under these plans at July 2, 2011 and July 3, 2010 were $2,688 and $2,980, respectively, and are included within total liabilities in the consolidated balance sheets.

4.	LEASES

Coach leases certain office, distribution and retail facilities. The lease agreements, which expire at various dates through 2028, are subject, in some cases, to renewal options and provide for the payment of taxes, insurance and maintenance. Certain leases contain escalation clauses resulting from the pass-through of increases in operating costs, property taxes and the effect on costs from changes in consumer price indices. Certain rentals are also contingent upon factors such as sales.

Rent-free periods and scheduled rent increases are recorded as components of rent expense on a straight-line basis over the related terms of such leases. Contingent rentals are recognized when the achievement of the target (i.e., sales levels), which triggers the related payment, is considered probable. Rent expense for the Company’s operating leases consisted of the following:

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

4.	LEASES – continued

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
Minimum rentals	$129,110	$121,563	$107,272
Contingent rentals	77,795	59,806	43,995
Total rent expense	$206,905	$181,369	$151,267

Future minimum rental payments under noncancelable operating leases are as follows:

Fiscal Year	Amount
2012	$152,871
2013	148,348
2014	140,032
2015	133,556
2016	93,785
Subsequent to 2016	350,671
Total minimum future rental payments	$1,019,263

Certain operating leases provide for renewal for periods of five to ten years at their fair rental value at the time of renewal. In the normal course of business, operating leases are generally renewed or replaced by new leases.

5.	FAIR VALUE MEASUREMENTS

In accordance with ASC 820-10, “Fair Value Measurements and Disclosures,” the Company categorized its assets and liabilities based on the priority of the inputs to the valuation technique into a three-level fair value hierarchy as set forth below. The three levels of the hierarchy are defined as follows:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities. Coach currently does not have any Level 1 financial assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1. Level 2 inputs include quoted prices for identical assets or liabilities in non-active markets, quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observable for substantially the full term of the asset or liability.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

5.	FAIR VALUE MEASUREMENTS – continued

Level 3 — Unobservable inputs reflecting management’s own assumptions about the input used in pricing the asset or liability.

The following table shows the fair value measurements of the Company’s assets and liabilities at July 2, 2011 and July 3, 2010:

	Level 2		Level 3
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Assets:
Long-term investment – auction rate security (a)	$–	$–	$6,000	$6,000
Derivative assets – zero-cost collar options (b)	2,020	2,052	–	–
Total	$2,020	$2,052	$6,000	$6,000

Liabilities:
Derivative liabilities – zero-cost collar options (b)	$1,062	$5,120	$–	$–
Derivative liabilities – cross-currency swap (c)	–	–	651	2,418
Total	$1,062	$5,120	$651	$2,418

(a)
The fair value of the security is determined using a model that takes into consideration the financial conditions of the issuer and the bond insurer, current market conditions and the value of the collateral bonds.

(b)
The Company enters into zero-cost collar options to manage its exposure to foreign currency exchange rate fluctuations resulting from Coach Japan’s and Coach Canada’s U.S. dollar-denominated inventory purchases. The fair value of these cash flow hedges is primarily based on the forward curves of the specific indices upon which settlement is based and includes an adjustment for the counterparty’s or Company’s credit risk.

(c)
The Company is a party to a cross-currency swap transaction in order to manage its exposure to foreign currency exchange rate fluctuations resulting from Coach Japan’s U.S. dollar-denominated fixed rate intercompany loan. The fair value of this cash flow hedge is primarily based on the forward curves of the specific indices upon which settlement is based and includes an adjustment for the Company’s credit risk.

See note on Derivative Instruments and Hedging Activities for more information on the Company’s derivative contracts.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

5.	FAIR VALUE MEASUREMENTS – continued

As of July 2, 2011 and July 3, 2010, the Company’s investments included an auction rate security (“ARS”) classified as a long-term investment, as the auction for this security has been unsuccessful. The underlying investments of the ARS are scheduled to mature in 2035. We have determined that the significant majority of the inputs used to value this security fall within Level 3 of the fair value hierarchy as the inputs are based on unobservable estimates. At both July 2, 2011 and July 3, 2010, the fair value of the Company’s ARS was $6,000.

As of July 2, 2011 and July 3, 2010, the fair value of the Company’s cross-currency swap derivatives were included within accrued liabilities. The Company uses a management model which includes a combination of observable inputs, such as tenure of the agreement and notional amount and unobservable inputs, such as the Company’s credit rating. The table below presents the changes in the fair value of the cross-currency swap during fiscal 2011 and fiscal 2010:

Cross-Currency
Swaps
Balance at July 3, 2010	$2,418
Settlement of cross-currency swap on June 30, 2011	(2,418)
Unrealized loss on cross-currency swap maturing on December 29, 2011, recorded in accumulated other comprehensive income	651
Balance at July 2, 2011	$651

Balance at June 27, 2009	$36,118
Settlement of cross-currency swap on July 2, 2010	(36,118)
Unrealized loss on cross-currency swap maturing on June 30, 2011, recorded in accumulated other comprehensive income	2,418
Balance at July 3, 2010	$2,418

The above settlement amounts for the cross-currency swaps on June 30, 2011 and July 2, 2010 are net of previously unrecognized losses recognized through accumulated other comprehensive income of $10,807 and $14,851 in fiscal 2011 and 2010, respectively, prior to the respective settlement dates.

During fiscal 2011 and fiscal 2010, the Company purchased $224,007 and $229,860, respectively, of short-term investments consisting of U.S. treasury bills and commercial paper. These investments, net of proceeds from sales and maturities, totaled $2,256 and $99,928 as of July 2, 2011 and July 3, 2010, respectively, and are classified as held-to-maturity based on our positive intent and ability to hold the securities to maturity. They are stated at amortized cost, which approximates fair market value due to their short maturities.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

6.	DEBT

Revolving Credit Facilities

The Company maintains a $100,000 revolving credit facility with certain lenders and Bank of America, N.A. as the primary lender and administrative agent (the “Bank of America facility”). The facility expires on July 26, 2012. At Coach’s request and lenders’ consent, the Bank of America facility can be expanded to $200,000 and can also be extended for two additional one-year periods. Under the Bank of America facility, Coach pays a commitment fee of 6 to 12.5 basis points on any unused amounts and interest of LIBOR plus 20 to 55 basis points on any outstanding borrowings. At July 2, 2011, the commitment fee was 7 basis points and the LIBOR margin was 30 basis points.

The Bank of America facility is available for seasonal working capital requirements or general corporate purposes and may be prepaid without penalty or premium. During fiscal 2011 and fiscal 2010 there were no borrowings under the Bank of America facility. Accordingly, as of July 2, 2011 and July 3, 2010, there were no outstanding borrowings under the Bank of America facility. The Company’s borrowing capacity as of July 2, 2011 was $89,993, due to outstanding letters of credit.

The Bank of America facility contains various covenants and customary events of default. Coach has been in compliance with all covenants since its inception.

To provide funding for working capital and general corporate purposes, Coach Japan has available credit facilities with several Japanese financial institutions. These facilities allow a maximum borrowing of 4.1 billion yen, or approximately $50,696, at July 2, 2011. Interest is based on the Tokyo Interbank rate plus a margin of 30 basis points. During fiscal 2011, the peak borrowings under the Japanese credit facilities were $27,119. There were no borrowings in fiscal 2010. As of July 2, 2011 and July 3, 2010, there were no outstanding borrowings under the Japanese credit facilities.

To provide funding for working capital and general corporate purposes, Coach Shanghai Limited has a credit facility that allows a maximum borrowing of 63 million Chinese renminbi, or approximately $9,745 at July 2, 2011. Interest is based on the People’s Bank of China rate. During fiscal 2011 and fiscal 2010, the peak borrowings under this credit facility were $0 and $7,496. At July 2, 2011 and July 3, 2010, there were no outstanding borrowings under this facility.

Long-Term Debt

Coach is party to an Industrial Revenue Bond related to its Jacksonville, Florida facility. This loan bears interest at 4.5%. Principal and interest payments are made semi-annually, with the final payment due in August 2014. As of July 2, 2011 and July 3, 2010, the remaining balance on the loan was $1,860 and $2,245, respectively. During fiscal 2009, Coach assumed a mortgage in connection with the purchase of its corporate headquarters building in New York City. This mortgage bears interest at 4.68%. Interest payments are made monthly and principal payments began in July 2009, with the final payment of $21,555 due in June 2013. As of July 2, 2011, the remaining balance on the mortgage was $22,295. Future principal payments under these obligations are as follows:

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

6.	DEBT – continued

Fiscal Year	Amount
2012	$795
2013	22,375
2014	500
2015	485
2016	–
Subsequent to 2016	–
Total	$24,155

7.	COMMITMENTS AND CONTINGENCIES

At July 2, 2011 and July 3, 2010, the Company had credit available of $275,000, of which letters of credit totaling $171,916 and $147,380, respectively, were outstanding. The letters of credit, which expire at various dates through 2014, primarily collateralize the Company’s obligation to third parties for the purchase of inventory.

Coach is a party to employment agreements with certain key executives which provide for compensation and other benefits. The agreements also provide for severance payments under certain circumstances. The Company’s employment agreements and the respective end of initial term dates are as follows:

Executive	Title	End of Initial Term (1)
Lew Frankfort	Chairman and Chief Executive Officer	August 2011
Reed Krakoff	President and Executive Creative Director	June 2014
Michael Tucci	President, North America Retail Division	June 2013

(1)	Once the initial term expires, these agreements automatically renew for successive one year terms unless either the employee or Board provides notice

In addition to the employment agreements described above, other contractual cash obligations as of July 2, 2011 and July 3, 2010 included $195,382 and $166,596, respectively, related to inventory purchase obligations and $1,087 and $1,611, respectively, related to capital expenditure purchase obligations.

In the ordinary course of business, Coach is a party to several pending legal proceedings and claims. Although the outcome of such items cannot be determined with certainty, Coach’s general counsel and management are of the opinion that the final outcome will not have a material effect on Coach’s cash flow, results of operations or financial position.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

8.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Substantially all purchases and sales involving international parties are denominated in U.S. dollars, which limits the Company’s exposure to foreign currency exchange rate fluctuations. However, the Company is exposed to market risk from foreign currency exchange risk related to Coach Japan’s and Coach Canada’s U.S. dollar-denominated inventory purchases and Coach Japan’s $109,110 U.S. dollar-denominated fixed rate intercompany loan. Coach uses derivative financial instruments to manage these risks. These derivative transactions are in accordance with the Company’s risk management policies. Coach does not enter into derivative transactions for speculative or trading purposes.

Coach Japan and Coach Canada enter into certain foreign currency derivative contracts, primarily zero-cost collar options, to manage the exchange rate risk related to their inventory purchases. As of July 2, 2011 and July 3, 2010, $171,030 and $248,555 of foreign currency forward contracts were outstanding, respectively.

On July 1, 2005, to manage the exchange rate risk related to a $231,000 intercompany loan, Coach Japan entered into a cross currency swap transaction. The terms of the cross currency swap transaction included an exchange of a yen fixed interest rate for a U.S. dollar fixed interest rate and an exchange of yen and U.S. dollar-based notional values at maturity on July 2, 2010.

On July 2, 2010, Coach Japan repaid the loan, settled the cross currency swap, and entered into a new $139,400 intercompany loan agreement. Concurrently, Coach Japan entered into a cross currency swap transaction, the terms of which included an exchange of a yen fixed interest rate for a U.S. dollar fixed interest rate, requiring an exchange of yen and U.S. dollar based notional values at maturity on June 30, 2011.

On June 30, 2011, Coach Japan repaid the loan, settled the cross currency swap, and entered into a new $109,110 intercompany loan agreement with a maturity date of December 29, 2011. Similar to the previous loans, to manage the exchange rate risk, Coach Japan entered into a new cross currency swap transaction, the terms of which include an exchange of a yen fixed interest rate for a U.S. dollar fixed interest rate and an exchange of yen and U.S. dollar based notional values at maturity on December 29, 2011.

The Company’s derivative instruments are designated as cash flow hedges. The effective portion of gains or losses on the derivative instruments are reported as a component of other comprehensive income and reclassified into earnings in the same periods during which the hedged transaction affects earnings. The ineffective portion of gains or losses on the derivative instruments are recognized in current earnings and are included within net cash provided by operating activities.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

8.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES – continued

The following tables provide information related to the Company’s derivatives:

		Fair Value
Derivatives Designated	Balance Sheet	At July 2,	At July 3,
as Hedging Instruments	Classification	2011	2010
Foreign exchange contracts	Other Current Assets	$2,020	$2,052
Total derivative assets		$2,020	$2,052
Foreign exchange contracts	Accrued Liabilities	$1,713	$7,538
Total derivative liabilities		$1,713	$7,538

	Amount of Loss Recognized
	in OCI on Derivatives
	(Effective Portion)
	Year Ended
	July 2,	July 3,
Derivatives in Cash Flow Hedging Relationships	2011	2010
Foreign exchange contracts	$(9,394)	$(3,363)
Total	$(9,394)	$(3,363)

For fiscal 2011 and fiscal 2010, the amounts above are net of tax of $5,960 and $2,858, respectively.

	Amount of Loss Reclassified
	from Accumulated OCI into
	Income (Effective Portion)
	Year Ended
Location of Loss Reclassified from Accumulated	July 2,	July 3,
OCI into Income (Effective Portion)	2011	2010
Cost of Sales	$(15,886)	$(5,453)
Total	$(15,886)	$(5,453)

During fiscal 2011 and fiscal 2010, there were no material gains or losses recognized in income due to hedge ineffectiveness.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

8.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES – continued

The Company expects that $2,356 of net derivative losses included in accumulated other comprehensive income at July 2, 2011 will be reclassified into earnings within the next 12 months. This amount will vary due to fluctuations in the Japanese yen and Canadian dollar exchange rates.

Hedging activity affected accumulated other comprehensive income, net of tax, as follows:

	Year Ended
	July 2,	July 3,
	2011	2010
Balance at beginning of period	$(2,092)	$(335)
Net losses transferred to earnings	10,021	1,606
Change in fair value, net of tax	(9,394)	(3,363)
Balance at end of period	$(1,465)	$(2,092)

9.	GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the years ended July 2, 2011 and July 3, 2010 are as follows:

	Direct-to-
	Consumer	Indirect	Total
Balance at June 27, 2009	$281,871	$1,516	$283,387
Foreign exchange impact	22,474	–	22,474
Balance at July 3, 2010	304,345	1,516	305,861
Foreign exchange impact	25,143	–	25,143
Balance at July 2, 2011	$329,488	$1,516	$331,004

At July 2, 2011 and July 3, 2010, intangible assets not subject to amortization were $9,788 and consisted of trademarks.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

10.	INCOME TAXES

The provisions for income taxes computed by applying the U.S. statutory rate to income before taxes as reconciled to the actual provisions were:

	Fiscal Year Ended
	July 2, 2011		July 3, 2010		June 27, 2009
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Income before provision for income taxes:
United States	$983,698	75.6%	$995,459	86.0%	$876,430	89.2%
Foreign	317,521	24.4	162,673	14.0	106,262	10.8
Total income before provision for income taxes:	$1,301,219	100.0%	$1,158,132	100.0%	$982,692	100.0%
Tax expense at U.S. statutory rate	$455,426	35.0%	$405,346	35.0%	$343,942	35.0%
State taxes, net of federal benefit	42,464	3.3	39,131	3.4	37,775	3.8
Foreign tax rate differential	(87,607)	(6.8)	(39,631)	(3.5)	(9,202)	(0.9)
Tax benefit, primarily due to settlements of tax return examinations	(15,517)	(1.2)	–	–	(9,289)	(0.9)
Other, net	25,653	2.0	18,346	1.6	(3,903)	(0.4)
Taxes at effective worldwide rates	$420,419	32.3%	$423,192	36.5%	$359,323	36.6%

Current and deferred tax provisions (benefits) were:

	Fiscal Year Ended
	July 2, 2011		July 3, 2010		June 27, 2009
	Current	Deferred	Current	Deferred	Current	Deferred
Federal	$345,006	$11,848	$384,716	$(40,613)	$300,700	$(5,646)
Foreign	(3,064)	26,589	(9,956)	28,449	(4,544)	14,788
State	38,753	1,287	65,562	(4,965)	49,507	4,518
Total current and deferred tax provisions (benefits)	$380,695	$39,724	$440,322	$(17,129)	$345,663	$13,660

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

10.	INCOME TAXES – continued

The components of deferred tax assets and liabilities at the respective year-ends were as follows:

	Fiscal 2011	Fiscal 2010
Share-based compensation	$59,672	$74,455
Reserves not deductible until paid	67,072	81,396
Pensions and other employee benefits	67,264	45,935
Property and equipment	12,439	17,121
Net operating loss	42,215	40,890
Other	2,887	3,194
Gross deferred tax assets	$251,549	$262,991
Prepaid expenses	$6,781	$7,426
Goodwill	45,528	20,521
Other	1,681	1,224
Gross deferred tax liabilities	$53,990	$29,171
Net deferred tax assets	$197,559	$233,820

Consolidated Balance Sheets Classification
Deferred income taxes - current asset	$93,902	$77,355
Deferred income taxes - noncurrent asset	103,657	156,465
Deferred income taxes - noncurrent liability	–	–
Net amount recognized	$197,559	$233,820

Significant judgment is required in determining the worldwide provision for income taxes, and there are many transactions for which the ultimate tax outcome is uncertain. It is the Company’s policy to establish provisions for taxes that may become payable in future years as a result of an examination by tax authorities. The Company establishes the provisions based upon management’s assessment of exposure associated with uncertain tax positions. The provisions are analyzed periodically and adjustments are made as events occur that warrant adjustments to those provisions. All of these determinations are subject to the requirements of ASC 740.

A reconciliation of the beginning and ending gross amount of unrecognized tax benefits is as follows:

	Fiscal 2011	Fiscal 2010	Fiscal 2009
Balance at beginning of fiscal year	$165,676	$137,807	$131,185
Gross increase due to tax positions related to prior periods	5,225	3,903	13,690
Gross decrease due to tax positions related to prior periods	(1,218)	(971)	(9,841)
Gross increase due to tax positions related to current period	29,342	27,034	42,367
Decrease due to lapse of statutes of limitations	(6,519)	(1,692)	(833)
Decrease due to settlements with taxing authorities	(30,446)	(405)	(38,761)
Balance at end of fiscal year	$162,060	$165,676	$137,807

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

10.	INCOME TAXES – continued

Of the $162,060 ending gross unrecognized tax benefit balance, $79,370 relates to items which, if recognized, would impact the effective tax rate. As of July 2, 2011 and July 3, 2010, gross interest and penalties payable was $35,258 and $35,331, which are included in other liabilities. During fiscal 2011, fiscal 2010 and fiscal 2009, the Company recognized interest and penalty (income) expense of $(3,195), $6,204 and $5,611, respectively, in the Consolidated Statements of Income.

The Company files income tax returns in the U.S. federal jurisdiction as well as various state and foreign jurisdictions. Fiscal years 2008 to present are open to examination in the federal jurisdiction, fiscal 2004 to present in significant state jurisdictions, and from fiscal 2004 to present in foreign jurisdictions. During the fiscal 2011 and fiscal 2009, the Company decreased the provision for income taxes primarily as a result of a favorable settlement of a multi-year tax return examination.

Based on the number of tax years currently under audit by the relevant tax authorities, the Company anticipates that one or more of these audits may be finalized in the foreseeable future. However, based on the status of these examinations, and the protocol of finalizing audits by the relevant tax authorities, we cannot reasonably estimate the impact of any amount of such changes in the next 12 months, if any, to previously recorded uncertain tax positions.

At July 2, 2011, the Company had net operating loss carryforwards in foreign tax jurisdictions of $100,393, which will expire beginning in fiscal years 2013 through fiscal year 2017.

The total amount of undistributed earnings of foreign subsidiaries as of July 2, 2011 was $941,859. It is the Company’s intention to permanently reinvest undistributed earnings of its foreign subsidiaries and thereby indefinitely postpone their remittance. Accordingly, no provision has been made for foreign withholding taxes or United States income taxes which may become payable if undistributed earnings of foreign subsidiaries are paid as dividends.

11.	DEFINED CONTRIBUTION PLAN

Coach maintains the Coach, Inc. Savings and Profit Sharing Plan, which is a defined contribution plan. Employees who meet certain eligibility requirements and are not part of a collective bargaining agreement may participate in this program. The annual expense incurred by Coach for this defined contribution plan was $16,029, $13,285 and $12,511 in fiscal 2011, fiscal 2010 and fiscal 2009, respectively.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

12.	SEGMENT INFORMATION

The Company operates its business in two reportable segments: Direct-to-Consumer and Indirect. The Company’s reportable segments represent channels of distribution that offer similar merchandise, service and marketing strategies. Sales of Coach products through Company-operated stores in North America, Japan, Hong Kong, Macau and mainland China, the Internet and the Coach catalog constitute the Direct-to-Consumer segment. The Indirect segment includes sales to wholesale customers and distributors in over 20 countries, including the United States, and royalties earned on licensed products. In deciding how to allocate resources and assess performance, Coach’s executive officers regularly evaluate the sales and operating income of these segments. Operating income is the gross margin of the segment less direct expenses of the segment. Unallocated corporate expenses include production variances, general marketing, administration and information systems, as well as distribution and consumer service expenses.

In connection with the acquisitions of the retail businesses in Hong Kong, Macau and mainland China, the Company evaluated the composition of its reportable segments and concluded that sales in these regions should be included in the Direct-to-Consumer segment.

	Direct-to-		Corporate
	Consumer	Indirect	Unallocated	Total
Fiscal 2011
Net sales	$3,621,886	$536,621	$–	$4,158,507
Operating income (loss)	1,423,191	296,032	(414,299)	1,304,924
Income (loss) before provision for income taxes	1,423,191	296,032	(418,004)	1,301,219
Depreciation and amortization expense	82,333	11,273	31,500	125,106
Total assets	1,454,106	109,514	1,071,496	2,635,116
Additions to long-lived assets	106,556	8,671	39,424	154,651
Fiscal 2010
Net sales	$3,155,860	$451,776	$–	$3,607,636
Operating income (loss)	1,245,400	256,637	(351,866)	1,150,171
Income (loss) before provision for income taxes (1)	1,245,400	256,637	(343,905)	1,158,132
Depreciation and amortization expense	85,110	10,138	31,496	126,744
Total assets	1,294,445	120,739	1,051,931	2,467,115
Additions to long-lived assets	45,003	9,088	26,307	80,398
Fiscal 2009
Net sales	$2,726,891	$503,577	$–	$3,230,468
Operating income (loss)	996,285	290,981	(315,353)	971,913
Income (loss) before provision for income taxes (1)	996,285	290,981	(304,574)	982,692
Depreciation and amortization expense	82,539	10,394	30,081	123,014
Total assets	1,311,341	86,235	1,166,760	2,564,336
Additions to long-lived assets	82,852	7,242	158,665	248,759

(1)
During fiscal 2011, the Company changed its method of accounting for the classification of interest and penalties related to uncertain tax positions to include such amounts as a component of the Provision for income taxes. They had previously been classified within Interest income, net. Previously reported amounts for fiscal years 2010 and 2009 have been restated to reflect this change. See the Change in Accounting Principle note presented in the Notes to the Consolidated Financial Statements.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

12.	SEGMENT INFORMATION – continued

The following is a summary of the common costs not allocated in the determination of segment performance:

	Fiscal Year Ended
	July 2,	July 3,	June 27,
	2011	2010	2009
Production variances	$64,043	$61,481	$38,229
Advertising, marketing and design	(175,643)	(164,082)	(150,714)
Administration and information systems	(247,585)	(204,029)	(153,387)
Distribution and customer service	(55,114)	(45,236)	(49,481)
Total corporate unallocated	$(414,299)	$(351,866)	$(315,353)

Geographic Area Information

As of July 2, 2011, Coach operated 322 retail stores and 138 factory stores in the United States, 23 retail stores and five factory stores in Canada, 169 department store shop-in-shops, retail stores and factory stores in Japan and 66 department store shop-in-shops, retail stores and factory stores in Hong Kong, Macau and mainland China. Coach also operates distribution, product development and quality control locations in the United States, Hong Kong, China, South Korea, Vietnam and India. Geographic revenue information is based on the location of our customer. Geographic long-lived asset information is based on the physical location of the assets at the end of each period and includes property and equipment, net and other assets.

			Other
	United States	Japan	International (1)	Total
Fiscal 2011
Net sales	$2,895,029	$757,744	$505,734	$4,158,507
Long-lived assets	574,285	76,804	76,473	727,562
Fiscal 2010
Net sales	$2,534,372	$720,860	$352,404	$3,607,636
Long-lived assets	567,380	76,514	42,466	686,360
Fiscal 2009
Net sales	$2,318,602	$670,103	$241,763	$3,230,468
Long-lived assets	595,981	82,112	31,567	709,660

(1)	Other International sales reflect shipments to third-party distributors, primarily in East Asia, and sales from Coach-operated stores in Hong Kong, Macau, mainland China and Canada.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

13.	EARNINGS PER SHARE

The following is a reconciliation of the weighted-average shares outstanding and calculation of basic and diluted earnings per share:

	Fiscal Year Ended
	July 2,	2010	2009
	2011	July 3,	June 27,

Net income	$880,800	$734,940	$623,369

Total weighted-average basic shares	294,877	311,413	323,714
Dilutive securities:
Employee benefit and share award plans	1,792	1,318	293
Stock option programs	4,889	3,117	1,613
Total weighted-average diluted shares	301,558	315,848	325,620

Net income per share:
Basic	$2.99	$2.36	$1.93
Diluted	$2.92	$2.33	$1.91

At July 2, 2011, options to purchase 55 shares of common stock were outstanding but not included in the computation of diluted earnings per share, as these options’ exercise prices, ranging from $59.97 to $60.28, were greater than the average market price of the common shares.

At July 3, 2010, options to purchase 3,710 shares of common stock were outstanding but not included in the computation of diluted earnings per share, as these options’ exercise prices, ranging from $41.93 to $51.56, were greater than the average market price of the common shares.

At June 27, 2009, options to purchase 24,004 shares of common stock were outstanding but not included in the computation of diluted earnings per share, as these options’ exercise prices, ranging from $24.33 to $51.56, were greater than the average market price of the common shares.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

14.	PURCHASE OF CORPORATE HEADQUARTERS BUILDING

On November 26, 2008, Coach purchased its corporate headquarters building at 516 West 34th Street in New York City for $126,300. As part of the purchase agreement, Coach paid $103,300 of cash and assumed $23,000 of the outstanding mortgage held by the sellers. The mortgage bears interest at 4.68% per annum and interest payments are made monthly. Principal payments began in July 2009 with the final payment of $21,555 due in June 2013.

15.	STOCK REPURCHASE PROGRAM

Purchases of Coach’s common stock are made from time to time, subject to market conditions and at prevailing market prices, through open market purchases. Repurchased shares of common stock become authorized but unissued shares and may be issued in the future for general corporate and other purposes. The Company may terminate or limit the stock repurchase program at any time.

During fiscal 2011, fiscal 2010 and fiscal 2009, the Company repurchased and retired 20,404, 30,686 and 20,159 shares of common stock at an average cost of $53.81, $37.48 and $22.51 per share, respectively. As of July 2, 2011, Coach had $961,627 remaining in the stock repurchase program.

16.	CHANGE IN ACCOUNTING PRINCIPLE

Coach adopted the FASB’s guidance for accounting for uncertainty in income taxes, codified within ASC 740 “Income Taxes,” on July 1, 2007, the first day of fiscal 2008. At adoption, Coach elected to classify interest and penalties related to uncertain tax positions as a component of interest expense included within Interest income, net. On July 4, 2010, the Company changed its method of accounting to include such amounts as a component of the provision for income taxes. The Company believes this change is preferable because: it will improve Coach’s comparability with its industry peers; it is more consistent with the way in which the Company manages the settlement of uncertain tax positions as one overall amount inclusive of interest and penalties; and it will provide more meaningful information to investors by including only interest expense related to revolving credit facilities and long-term debt financing activities within Interest income, net.

The change in accounting method for presentation of interest and penalties for uncertain tax positions was completed in accordance with ASC 250, “Accounting Changes and Error Corrections.” Accordingly, the change in accounting principle has been applied retrospectively by adjusting the financial statement amounts for the prior periods presented. The change to current or historical periods presented herein due to the change in accounting principle was limited to income statement classification, with no effect on net income.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

16.	CHANGE IN ACCOUNTING PRINCIPLE – continued

The following tables detail the retrospective application impact on previously reported amounts:

		Effect of
	As	Accounting
For the Year Ended	Previously	Principle
July 3, 2010	Reported	Change	Adjusted

Interest income, net	$1,757	$6,204	$7,961
Provision for income taxes	416,988	6,204	423,192

For the Year Ended
June 27, 2009

Interest income, net	$5,168	$5,611	$10,779
Provision for income taxes	353,712	5,611	359,323

The following table shows the impact of the accounting principle change on reported balances for the year ended July 2, 2011:

	As	Effect of	As Reported
	Computed	Accounting	Under
For the Year Ended	Under Prior	Principle	Current
July 2, 2011	Method	Change	Method

Interest income, net	$4,226	(3,195)	$1,031
Provision for income taxes	423,614	(3,195)	420,419

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

17.	SUPPLEMENTAL BALANCE SHEET INFORMATION

The components of certain balance sheet accounts are as follows:

	July 2, 2011	July 3, 2010

Property and equipment
Land and building	$168,550	$154,873
Machinery and equipment	32,298	27,659
Furniture and fixtures	394,588	336,240
Leasehold improvements	552,855	499,117
Construction in progress	17,568	15,705
Less: accumulated depreciation	(583,511)	(485,120)
Total property and equipment, net	$582,348	$548,474
Accrued liabilities
Payroll and employee benefits	$177,412	$149,688
Accrued rent	34,833	35,637
Dividends payable	65,260	44,776
Operating expenses	196,105	192,624
Total accrued liabilities	$473,610	$422,725
Other liabilities
Deferred lease incentives	$116,032	$111,126
Non-current tax liabilities	162,060	165,676
Tax-related deferred credit (See Note on Income Taxes)	46,534	65,205
Other	81,544	66,620
Total other liabilities	$406,170	$408,627

Accumulated other comprehensive income
Cumulative translation adjustments	$59,412	$35,061
Cumulative effect of adoption of ASC 320-10-35-17, net of taxes of $628 and $628	(1,072)	(1,072)
Unrealized losses on cash flow hedging derivatives, net of taxes of $899 and $1,920	(1,465)	(2,092)
ASC 715 adjustment and minimum pension liability, net of taxes of $1,309 and $1,642	(1,964)	(2,502)
Accumulated other comprehensive income	$54,911	$29,395

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

18.	ACQUISITIONS

On September 1, 2008, Coach acquired 100% of its domestic retail businesses in Hong Kong and Macau and on April 1, 2009, acquired 100% of its domestic retail business in mainland China from the former distributor, the ImagineX group. The results of the acquired businesses have been included in the consolidated financial statements since September 1, 2008 and April 1, 2009, respectively, within the Direct-to-Consumer segment. These acquisitions provide the Company with greater control over the brand in Hong Kong, Macau and mainland China, enabling Coach to raise brand awareness and aggressively grow market share with the Chinese consumer.

The aggregate purchase price of the Hong Kong, Macau and mainland China businesses was $25,600, of which $24,400 was paid during fiscal 2009 and $1,200 was paid during fiscal 2010. The following table summarizes the fair values of the assets acquired at the dates of acquisition:

	Fair Value of	Fair Value of
	Hong Kong	Mainland
Assets Acquired	and Macau(1)	China(2)	Total

Current assets	$5,099	$4,868	$9,967
Fixed assets	3,555	3,525	7,080
Other assets	2,299	–	2,299
Goodwill	3,554	2,700	6,254
Total assets acquired	$14,507	$11,093	$25,600

(1) Fair value as of the acquisition date of September 1, 2008

(2) Fair value as of the acquisition date of April 1, 2009

Prior to these acquisitions, the ImagineX group operated eight retail and department store locations in Hong Kong, two retail locations in Macau, and 15 retail locations in mainland China. The strength of the going concern and the established locations supported a premium above the fair value of the individual assets acquired. Unaudited pro forma information related to these acquisitions is not included as the impact of these transactions is not material to the consolidated results of the Company.

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

For the Fiscal Years Ended July 2, 2011, July 3, 2010 and June 27, 2009
(amounts in thousands)

		Provision
	Balance at	Charged to	Write-offs/	Balance at
	Beginning	Costs and	Allowances	End of
	of Year	Expenses	Taken	Year

Fiscal 2011
Allowance for bad debts	$1,943	$1,494	$(7)	$3,430
Allowance for returns	5,022	11,070	(9,979)	6,113
Total	$6,965	$12,564	$(9,986)	$9,543

Fiscal 2010
Allowance for bad debts	$2,840	$(897)	$–	$1,943
Allowance for returns	3,507	8,579	(7,064)	5,022
Total	$6,347	$7,682	$(7,064)	$6,965

Fiscal 2009
Allowance for bad debts	$2,500	$376	$(36)	$2,840
Allowance for returns	5,217	11,707	(13,417)	3,507
Total	$7,717	$12,083	$(13,453)	$6,347

APPENDIX IA	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 2, 2011

QUARTERLY FINANCIAL DATA

(dollars and shares in thousands, except per share data)
(unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Fiscal 2011 (1)
Net sales	$911,669	$1,264,457	$950,706	$1,031,675
Gross profit	676,171	915,176	691,655	740,539
Net income	188,876	303,428	186,015	202,481
Net income per common share:
Basic	0.64	1.02	0.63	0.70
Diluted	0.63	1.00	0.62	0.68
Fiscal 2010 (1)
Net sales	$761,437	$1,065,005	$830,669	$950,525
Gross profit	550,178	770,939	615,575	696,999
Net income	140,827	240,950	157,636	195,527
Net income per common share:
Basic	0.44	0.76	0.51	0.65
Diluted	0.44	0.75	0.50	0.64
Fiscal 2009 (1) (2)
Net sales	$752,529	$960,256	$739,939	$777,744
Gross profit	558,193	692,036	525,063	547,318
Net income	145,811	216,906	114,859	145,793
Net income per common share:
Basic	0.44	0.67	0.36	0.46
Diluted	0.44	0.67	0.36	0.45

(1)
The sum of the quarterly earnings per share may not equal the full-year amount, as the computations of the weighted-average number of common basic and diluted shares outstanding for each quarter and the full year are performed independently.

(2)
The reported results for the third quarter of fiscal 2009 include a net charge of $8,286, or $0.03 per share which affects the comparability of our reported results. Excluding this net charge, net income and diluted earnings per share were $123,145 and $0.38 per share, respectively. The $8,286 net charge represents cost savings initiatives. The reported results for the fourth quarter of fiscal 2009 include a net benefit of $9,527, or $0.03 per share. Excluding this net benefit, net income and diluted earnings per share were $136,266 and $0.43 per share, respectively. The $9,527 net benefit represents a favorable settlement of a multi-year tax return examination and increased interest income reduced by a charitable contribution to the Coach Foundation. See Fiscal 2011, Fiscal 2009 and Fiscal 2008 Items Affecting Comparability of Our Financial Results within Item 6.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010(1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Coach, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Coach, Inc. and subsidiaries (the “Company”) as of July 3, 2010 and June 27, 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended July 3, 2010. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at July 3, 2010 and June 27, 2009, and the results of their operations and their cash flows for each of the three years in the period ended July 3, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 20 to the consolidated financial statements, effective July 4, 2010, the Company changed its method of accounting for presentation of interest and penalties for uncertain tax positions from classifying such amounts as a component of interest expense included within Interest income, net to classifying such amounts as a component of the provision for income taxes.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of July 3, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 25, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP
New York, New York
August 25, 2010
(August 19, 2011 as to the presentation of interest and penalties for uncertain tax positions discussed in Note 20)

(1)	The information contained in Appendix IB has been reproduced from the Company’s annual report on Form 10-K for the fiscal year ended July 3, 2010 filed with the SEC on August 25, 2010.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Coach, Inc.
New York, New York

We have audited the internal control over financial reporting of Coach, Inc. and subsidiaries (the “Company”) as of July 3, 2010 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of July 3, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended July 3, 2010 of the Company and our report dated August 25, 2010 expressed an unqualified opinion on those consolidated financial statements and consolidated financial statement schedule and includes an explanatory paragraph regarding the Company’s change in method of accounting for presentation of interest and penalties for uncertain tax positions from classifying such amounts as a component of interest expense included within Interest income, net to classifying such amounts as a component of the provision for income taxes.

/s/ Deloitte & Touche LLP
New York, New York
August 25, 2010

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	July 3,	June 27,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$596,470	$800,362
Short-term investments	99,928	–
Trade accounts receivable, less allowances of $6,965 and $6,347, respectively	109,068	108,707
Inventories	363,285	326,148
Deferred income taxes	77,355	49,476
Prepaid expenses	30,375	48,342
Other current assets	26,160	63,374
Total current assets	1,302,641	1,396,409
Long-term investments	6,000	6,000
Property and equipment, net	548,474	592,982
Goodwill	305,861	283,387
Intangible assets	9,788	9,788
Deferred income taxes	156,465	159,092
Other assets	137,886	116,678
Total assets	$2,467,115	$2,564,336
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$105,569	$103,029
Accrued liabilities	422,725	348,619
Revolving credit facilities	–	7,496
Current portion of long-term debt	742	508
Total current liabilities	529,036	459,652
Long-term debt	24,159	25,072
Other liabilities	408,627	383,570
Total liabilities	961,822	868,294
See note on commitments and contingencies
Stockholders’ Equity:
Preferred stock: (authorized 25,000,000 shares; $0.01 par value) none issued	–	–
Common stock: (authorized 1,000,000,000 shares; $0.01 par value) issued and outstanding – 296,867,247 and 318,006,466, respectively	2,969	3,180
Additional paid-in-capital	1,502,982	1,189,060
(Accumulated deficit) retained earnings	(30,053)	499,951
Accumulated other comprehensive income	29,395	3,851
Total stockholders’ equity	1,505,293	1,696,042
Total liabilities and stockholders’ equity	$2,467,115	$2,564,336

See accompanying Notes to Consolidated Financial Statements.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)

	Fiscal Year Ended
	July 3,	June 27,	June 28,
	2010	2009	2008

Net sales	$3,607,636	$3,230,468	$3,180,757
Cost of sales	973,945	907,858	773,654
Gross profit	2,633,691	2,322,610	2,407,103
Selling, general and administrative expenses	1,483,520	1,350,697	1,259,974
Operating income	1,150,171	971,913	1,147,129
Interest income, net	7,961	10,779	44,639
Income before provision for income taxes and discontinued operations	1,158,132	982,692	1,191,768
Provision for income taxes	423,192	359,323	408,729
Income from continuing operations	734,940	623,369	783,039
Income from discontinued operations, net of income taxes (See note on discontinued operations)	–	–	16
Net income	$734,940	$623,369	$783,055
Net income per share
Basic
Continuing operations	$2.36	$1.93	$2.20
Discontinued operations	–	–	0.00
Net income	$2.36	$1.93	$2.20
Diluted
Continuing operations	$2.33	$1.91	$2.17
Discontinued operations	–	–	0.00
Net income	$2.33	$1.91	$2.17
Shares used in computing net income per share
Basic	311,413	323,714	355,731
Diluted	315,848	325,620	360,332

See accompanying Notes to Consolidated Financial Statements.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(amounts in thousands)

					Retained	Accumulated
					Earnings/	Other Com-	Total
	Shares of			Additional	(Acc-	prehensive	Stock-
	Common	Preferred	Common	Paid-in-	umulated	(Loss)/	holders’
	Stock	Stock	Stock	Capital	Deficit)	Income	Equity
Balances at June 30, 2007	372,521	$–	$3,725	$978,664	$917,930	$(11,820)	$1,888,499
Net income	–	–	–	–	783,055	–	783,055
Unrealized gains on cash flow hedging derivatives, net of tax	–	–	–	–	–	5,782	5,782
Translation adjustments	–	–	–	–	–	24,373	24,373
Change in pension liability, net of tax	–	–	–	–	–	510	510
Comprehensive income							813,720
Shares issued for stock options and employee benefit plans	3,896	–	39	83,281	–	–	83,320
Share-based compensation	–	–	–	66,979	–	–	66,979
Adjustment to adopt guidance on uncertain tax positions	–	–	–	–	(48,797)	–	(48,797)
Excess tax benefit from share-based compensation	–	–	–	23,253	–	–	23,253
Repurchase and retirement of common stock	(39,688)	–	(397)	(37,136)	(1,299,066)	–	(1,336,599)
Balances at June 28, 2008	336,729	–	3,367	1,115,041	353,122	18,845	1,490,375
Net income	–	–	–	–	623,369	–	623,369
Unrealized losses on cash flow hedging derivatives, net of tax	–	–	–	–	–	(7,278)	(7,278)
Translation adjustments	–	–	–	–	–	(5,298)	(5,298)
Change in pension liability, net of tax	–	–	–	–	–	(1,368)	(1,368)
Comprehensive income							609,425
Cumulative effect of adoption of ASC 320-10-35-17 (see note on Fair Value Measurements)	–	–	–	–	1,072	(1,072)	–
Shares issued for stock options and employee benefit plans	1,436	–	15	7,348	–	–	7,363
Share-based compensation	–	–	–	67,542	–	–	67,542
Tax deficit from share-based compensation	–	–	–	(871)	–	–	(871)
Repurchase and retirement of common stock	(20,159)	–	(202)	–	(453,584)	–	(453,786)
Adjustment to adopt ASC 715 measurement date provision, net of tax	–	–	–	–	(183)	22	(161)
Dividends declared	–	–	–	–	(23,845)	–	(23,845)
Balances at June 27, 2009	318,006	–	3,180	1,189,060	499,951	3,851	1,696,042
Net income	–	–	–	–	734,940	–	734,940
Unrealized losses on cash flow hedging derivatives, net of tax	–	–	–	–	–	(1,757)	(1,757)
Translation adjustments	–	–	–	–	–	27,464	27,464
Change in pension liability, net of tax	–	–	–	–	–	(163)	(163)
Comprehensive income							760,484
Shares issued for stock options and employee benefit plans	9,547	–	96	204,886	–		204,982
Share-based compensation	–	–	–	81,420	–		81,420
Excess tax benefit from share- based compensation	–	–	–	27,616	–		27,616
Repurchase and retirement of common stock	(30,686)	–	(307)	–	(1,149,691)		(1,149,998)
Dividends declared	–	–			(115,253)		(115,253)
Balances at July 3, 2010	296,867	$–	$2,969	$1,502,982	$(30,053)	$29,395	$1,505,293

See accompanying Notes to Consolidated Financial Statements.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Fiscal Year Ended
	July 3,	June 27,	June 28,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$734,940	$623,369	$783,055
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	126,744	123,014	100,704
Provision for bad debt	(698)	909	286
Share-based compensation	81,420	67,542	66,979
Excess tax (benefit) deficit from share-based compensation	(27,616)	871	(23,253)
Deferred income taxes	(17,129)	13,660	(16,907)
Other noncash (charges) and credits, net	(10,449)	10,151	6,845
Changes in operating assets and liabilities:
Decrease in trade accounts receivable	4,344	3,309	8,213
(Increase) decrease in inventories	(33,878)	4,070	(32,080)
Decrease (increase) in other assets	35,640	31,155	(94,535)
Increase in other liabilities	28,477	211	28,529
Increase (decrease) in accounts payable	1,019	(37,017)	20,423
Increase (decrease) in accrued liabilities	68,063	(32,092)	75,102
Net cash provided by operating activities	990,877	809,152	923,361
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of distributor	(1,200)	(24,400)	–
Purchases of property and equipment	(81,116)	(137,029)	(174,720)
Purchase of corporate headquarters building	–	(103,300)	–
Purchases of investments	(229,860)	–	(162,300)
Proceeds from sales and maturities of investments	129,932	–	782,460
Net cash (used in) provided by investing activities	(182,244)	(264,729)	445,440
CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(94,324)	–	–
Repurchase of common stock	(1,149,998)	(453,786)	(1,336,599)
Repayment of long-term debt	(679)	(285)	(235)
(Repayments) borrowings on revolving credit facility, net	(7,496)	7,496	–
Proceeds from share-based awards, net	204,982	7,363	83,320
Excess tax benefit (deficit) from share-based compensation	27,616	(871)	23,253
Net cash used in financing activities	(1,019,899)	(440,083)	(1,230,261)
Effect of exchange rate changes on cash and cash equivalents	7,374	(2,883)	3,409
(Decrease) increase in cash and cash equivalents	(203,892)	101,457	141,949
Cash and cash equivalents at beginning of year	800,362	698,905	556,956
Cash and cash equivalents at end of year	$596,470	$800,362	$698,905
Supplemental information:
Cash paid for income taxes	$364,156	$336,091	$463,687
Cash paid for interest	$1,499	$2,014	$1,171
Noncash investing activity – property and equipment obligations	$16,526	$20,520	$44,260
Noncash financing activity – mortgage debt assumed	$–	$23,000	$–

See accompanying Notes to Consolidated Financial Statements.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

1.	NATURE OF OPERATIONS

Coach, Inc. (the “Company”) designs and markets high-quality, modern American classic accessories. The Company’s primary product offerings, manufactured by third-party suppliers, include handbags, women’s and men’s accessories, footwear, business cases, jewelry, wearables, sunwear, travel bags, fragrance and watches. Coach’s products are sold through the Direct-to-Consumer segment, which includes Company-operated stores in North America, Japan, Hong Kong, Macau and mainland China, the Internet and the Coach catalog, and through the Indirect segment, which includes sales to wholesale customers and distributors in over 20 countries, including the United States, and royalties earned on licensed products.

2.	SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year

The Company’s fiscal year ends on the Saturday closest to June 30. Unless otherwise stated, references to years in the financial statements relate to fiscal years. The fiscal year ended July 3, 2010 (“fiscal 2010”) was a 53-week period. The fiscal years ended June 27, 2009 (“fiscal 2009”) and June 28, 2008 (“fiscal 2008”) were each 52-week periods. The fiscal year ending July 2, 2011 (“fiscal 2011”) will be a 52-week period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. The level of uncertainty in estimates and assumptions increases with the length of time until the underlying transactions are completed. Actual results could differ from estimates in amounts that may be material to the financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all 100% owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash balances and highly liquid investments with a maturity of three months or less at the date of purchase.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

2.	SIGNIFICANT ACCOUNTING POLICIES – continued

Investments

Investments consist of U.S. government and agency debt securities as well as municipal government and corporate debt securities. Long-term investments are classified as available-for-sale and recorded at fair value, with unrealized gains and losses recorded in other comprehensive income. Dividend and interest income are recognized when earned.

Short-term investments consist of commercial paper and treasury bills, the adjusted book value of the commercial paper and treasury bills equals its fair value. As the Company does not have the intent to sell and will not be required to sell these securities until maturity, investments are classified as held-to-maturity and stated at amortized cost.

Concentration of Credit Risk

Financial instruments that potentially expose Coach to concentration of credit risk consist primarily of cash and cash equivalents, investments and accounts receivable. The Company places its cash investments with high-credit quality financial institutions and currently invests primarily in U.S. government and agency debt securities, municipal government and corporate debt securities, and money market funds placed with major banks and financial institutions. Accounts receivable is generally diversified due to the number of entities comprising Coach’s customer base and their dispersion across many geographical regions. The Company believes no significant concentration of credit risk exists with respect to these cash investments and accounts receivable.

Inventories

Inventories consist primarily of finished goods and are valued at the lower of cost (determined by the first-in, first-out method) or market. Inventory costs include material, conversion costs, freight and duties.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Buildings are depreciated over 40 years. Machinery and equipment are depreciated over lives of five to seven years and furniture and fixtures are depreciated over lives of three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease terms. Maintenance and repair costs are charged to earnings as incurred while expenditures for major renewals and improvements are capitalized. Upon the disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts.

Operating Leases

The Company’s leases for office space, retail stores and the distribution facility are accounted for as operating leases. The majority of the Company’s lease agreements provide for tenant improvement allowances, rent escalation clauses and/or contingent rent provisions. Tenant improvement allowances are recorded as a deferred lease credit on the balance sheet and amortized over the lease term, which is consistent with the amortization period for the constructed assets. Rent expense is recorded when the Company takes possession of a store to begin its buildout, which generally occurs before the stated commencement of the lease term and is approximately 60 to 90 days prior to the opening of the store.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

2.	SIGNIFICANT ACCOUNTING POLICIES – continued

Goodwill and Other Intangible Assets

Goodwill and indefinite life intangible assets are evaluated for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company performed an impairment evaluation in fiscal 2010, fiscal 2009 and fiscal 2008 and concluded that there was no impairment of its goodwill or indefinite life intangible assets.

Valuation of Long-Lived Assets

Long-lived assets, such as property and equipment, are evaluated for impairment annually and whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The evaluation is based on a review of forecasted operating cash flows and the profitability of the related business. An impairment loss is recognized if the forecasted cash flows are less than the carrying amount of the asset. The Company performed an impairment evaluation in fiscal 2010, fiscal 2009 and fiscal 2008 and concluded that there was no impairment of its long-lived assets for stores expected to remain open. The Company recorded an impairment charge of $1,500 in fiscal 2009 related to the closure of three underperforming stores.

Stock Repurchase and Retirement

Coach accounts for stock repurchases and retirements by allocating the repurchase price to common stock, additional paid-in-capital and retained earnings. The repurchase price allocation is based upon the equity contribution associated with historical issuances, beginning with the earliest issuance. Under Maryland law, Coach’s state of incorporation, treasury shares are not allowed. As a result, all repurchased shares are retired when acquired. During the second quarter of fiscal 2008, the Company’s total cumulative stock repurchases exceeded the total shares issued in connection with the Company’s October 2000 initial public offering, and stock repurchases in excess of this amount are assumed to be made from the Company’s April 2001 Sara Lee exchange offer. Shares issued in connection with this exchange offer were accounted for as a contribution to common stock and retained earnings. Therefore, stock repurchases and retirements associated with the exchange offer are accounted for by allocation of the repurchase price to common stock and retained earnings. During the fourth quarter of fiscal 2010, cumulative stock repurchases allocated to retained earnings have resulted in an accumulated deficit balance. Since its initial public offering, the Company has not experienced a net loss in any fiscal year, and the net accumulated deficit balance in stockholders’ equity is attributable to the cumulative stock repurchase activity. The total cumulative amount of common stock repurchase price allocated to retained earnings as of July 3, 2010 was approximately $4,000,000.

Revenue Recognition

Sales are recognized at the point of sale, which occurs when merchandise is sold in an over-the-counter consumer transaction or, for the wholesale channels, upon shipment of merchandise, when title passes to the customer. Revenue associated with gift cards is recognized upon redemption. The Company estimates the amount of gift cards that will not be redeemed and records such amounts as revenue over the period of the performance obligation. Allowances for estimated uncollectible accounts, discounts and returns are provided when sales are recorded. Royalty revenues are earned through license agreements with manufacturers of other consumer products that incorporate the Coach brand. Revenue earned under these contracts is recognized based upon reported sales from the licensee. Taxes collected from customers and remitted to governmental authorities are recorded on a net basis and therefore are excluded from revenue.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

2.	SIGNIFICANT ACCOUNTING POLICIES – continued

Cost of Sales

Cost of sales consists of cost of merchandise, inbound freight and duty expenses, and other inventory-related costs such as shrinkage, damages, replacements and production overhead.

Selling, General and Administrative Expenses

Selling, general and administrative expenses are comprised of four categories: (1) selling; (2) advertising, marketing and design; (3) distribution and consumer service; and (4) administrative. Selling expenses include store employee compensation, store occupancy costs, store supply costs, wholesale account administration compensation and all Coach Japan and Coach China operating expenses. Advertising, marketing and design expenses include employee compensation, media space and production, advertising agency fees, new product design costs, public relations, market research expenses and mail order costs. Distribution and consumer service expenses include warehousing, order fulfillment, shipping and handling, customer service and bag repair costs. Administrative expenses include compensation costs for the executive, finance, human resources, legal and information systems departments, corporate headquarters occupancy costs, and consulting and software expenses.

Preopening Costs

Costs associated with the opening of new stores are expensed in the period incurred.

Advertising

Advertising costs include expenses related to direct marketing activities, such as catalogs, as well as media and production costs. In fiscal 2010, fiscal 2009 and fiscal 2008, advertising expenses totaled $61,241, $50,078 and $57,380, respectively, and are included in selling, general and administrative expenses. Advertising costs are expensed when the advertising first appears.

Share-Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The grant-date fair value of the award is recognized as compensation expense over the vesting period.

Shipping and Handling

Shipping and handling costs incurred were $22,661, $26,142 and $28,433 in fiscal 2010, fiscal 2009 and fiscal 2008, respectively, and are included in selling, general and administrative expenses.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

2.	SIGNIFICANT ACCOUNTING POLICIES – continued

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, “Income Taxes.” Under ASC 740, a deferred tax liability or asset is recognized for the estimated future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases. In evaluating the unrecognized tax benefits associated with the Company’s various tax filing positions, management records these positions using a more-likely-than-not recognition threshold for income tax positions taken or expected to be taken in accordance with ASC 740. The Company classifies interest and penalties, if present, on uncertain tax positions in the provision for income taxes.

Fair Value of Financial Instruments

As of July 3, 2010 and June 27, 2009, the carrying values of cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximated their values due to the short-term maturities of these accounts. The Company has evaluated its Industrial Revenue Bond and mortgage and believes, based on the interest rates, related terms and maturities, that the fair values of such instruments approximate their carrying amounts. See note on Fair Value Measurements for the fair values of the Company’s investments as of July 3, 2010 and June 27, 2009.

Coach Japan and Coach Canada enter into foreign currency contracts that hedge certain U.S. dollar-denominated inventory purchases. Additionally, Coach Japan entered into a cross-currency swap transaction to hedge its fixed rate U.S. dollar denominated intercompany loan. These contracts qualify for hedge accounting and have been designated as cash flow hedges. The fair value of these contracts is recorded in other comprehensive income and recognized in earnings in the period in which the hedged item is also recognized in earnings. The fair value of the foreign currency derivative is based on its market value. Considerable judgment is required of management in developing estimates of fair value. The use of different market assumptions or methodologies could affect the estimated fair value.

Foreign Currency

The functional currency of the Company’s foreign operations is generally the applicable local currency. Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the weighted-average exchange rates for the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity.

Net Income Per Share

Basic net income per share is calculated by dividing net income by the weighted-average number of shares outstanding during the period. Diluted net income per share is calculated similarly but includes potential dilution from the exercise of stock options and vesting of stock awards.

Subsequent Event Evaluation

The Company evaluated subsequent events through the date these financial statements were issued, and concluded there were no events to recognize or disclose.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

2.	SIGNIFICANT ACCOUNTING POLICIES – continued

Recent Accounting Pronouncements

ASC 820-10, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The Company adopted the provisions of the standard related to financial assets and liabilities in the first quarter of fiscal 2009. During the first quarter of fiscal 2010, the Company adopted the provisions of the standard related to non-financial assets and liabilities measured at fair value on a non-recurring basis with no material impact on our consolidated financial statements. For further information about the fair value measurements of our financial assets and liabilities, see note on Fair Value Measurements.

ASC 820-10 was amended in January 2010 to require additional disclosures related to recurring and nonrecurring fair value measurements. The guidance requires disclosure of transfers of assets and liabilities between Levels 1 and 2 of the fair value hierarchy, including the reasons and the timing of the transfers and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of the assets and liabilities measured under Level 3 of the fair value hierarchy. The guidance was effective for the Company beginning on December 27, 2009 and its adoption did not have a material impact on our consolidated financial statements.

ASC 855, “Subsequent Events,” was amended in February 2010. Under the amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and the Company adopted these new requirements for the period ended March 27, 2010, as described in the preceding section, Subsequent Event Evaluation.

3.	ACQUISITIONS

On September 1, 2008, Coach acquired 100% of its domestic retail businesses in Hong Kong and Macau and on April 1, 2009, acquired 100% of its domestic retail business in mainland China from the former distributor, the ImagineX group. The results of the acquired businesses have been included in the consolidated financial statements since September 1, 2008 and April 1, 2009, respectively, within the Direct-to-Consumer segment. These acquisitions will provide the Company with greater control over the brand in Hong Kong, Macau and mainland China, enabling Coach to raise brand awareness and aggressively grow market share with the Chinese consumer.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

3.	ACQUISITIONS – continued

The aggregate purchase price of the Hong Kong, Macau and mainland China businesses was $25,600, of which $24,400 was paid during fiscal 2009 and $1,200 was paid during fiscal 2010. The following table summarizes the fair values of the assets acquired at the dates of acquisition:

	Fair Value of	Fair Value
	Hong Kong	of Mainland
Assets Acquired	and Macau(1)	China(2)	Total
Current assets	$5,099	$4,868	$9,967
Fixed assets	3,555	3,525	7,080
Other assets	2,299	–	2,299
Goodwill	3,554	2,700	6,254
Total assets acquired	$14,507	$11,093	$25,600

(1)Fair value as of the acquisition date of September 1, 2008

(2)Fair value as of the acquisition date of April 1, 2009

Prior to these acquisitions, the ImagineX group operated eight retail and department store locations in Hong Kong, two retail locations in Macau, and 15 retail locations in mainland China. The strength of the going concern and the established locations supported a premium above the fair value of the individual assets acquired. Unaudited pro forma information related to these acquisitions is not included as the impact of these transactions is not material to the consolidated results of the Company.

4.	SHARE-BASED COMPENSATION

The Company maintains several share-based compensation plans which are more fully described below. The following table shows the total compensation cost charged against income for these plans and the related tax benefits recognized in the income statement:

	Fiscal Year Ended
	July 3,	June 27,	June 28,
	2010	2009	2008
Share-based compensation expense	$81,420	$67,542	$66,979
Income tax benefit related to share-based compensation expense	28,446	23,920	24,854

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

4.	SHARE-BASED COMPENSATION – continued

Coach Stock-Based Plans

Coach maintains the 2000 Stock Incentive Plan, the 2000 Non-Employee Director Stock Plan and the 2004 Stock Incentive Plan to award stock options and shares to certain members of Coach management and the outside members of its Board of Directors (“Board”). These plans were approved by Coach’s stockholders. The exercise price of each stock option equals 100% of the market price of Coach’s stock on the date of grant and generally has a maximum term of 10 years. Stock options and share awards that are granted as part of the annual compensation process generally vest ratably over three years. Other stock option and share awards, granted primarily for retention purposes, are subject to forfeiture until completion of the vesting period, which ranges from one to five years. The Company issues new shares upon the exercise of stock options, vesting of share units and employee stock purchase.

For options granted under Coach’s stock option plans prior to July 1, 2003, an active employee can receive a replacement stock option equal to the number of shares surrendered upon a stock-for-stock exercise. The exercise price of the replacement option equals 100% of the market value at the date of exercise of the original option and will remain exercisable for the remaining term of the original option. Replacement stock options generally vest six months from the grant date. No replacement stock options were granted in fiscal 2010 or fiscal 2009 and 16 were granted in fiscal 2008.

Stock Options

A summary of option activity under the Coach stock option plans as of July 3, 2010 and changes during the year then ended is as follows:

			Weighted-
			Average
		Weighted-	Remaining
	Number of	Average	Contractual	Aggregate
	Options	Exercise	Term	Intrinsic
	Outstanding	Price	(in years)	Value
Outstanding at June 27, 2009	31,287	$29.12
Granted	3,818	29.93
Exercised	(8,871)	23.55
Forfeited or expired	(1,329)	35.88
Outstanding at July 3, 2010	24,905	30.87	5.7	$159,470

Vested or expected to vest at July 3, 2010	24,836	30.87	5.6	159,110
Exercisable at July 3, 2010	15,473	31.09	4.3	101,283

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

4.	SHARE-BASED COMPENSATION – continued

Coach Stock-Based Plans – continued

Stock Options – continued

The fair value of each Coach option grant is estimated on the date of grant using the Black-Scholes option pricing model and the following weighted-average assumptions:

	Fiscal Year Ended
	July 3,	June 27,	June 28,
	2010	2009	2008

Expected term (years)	3.0	3.0	2.6
Expected volatility	49.4%	44.7%	32.9%
Risk-free interest rate	1.7%	2.7%	4.2%
Dividend yield	1.0%	0.0%	–%

The expected term of options represents the period of time that the options granted are expected to be outstanding and is based on historical experience. Expected volatility is based on historical volatility of the Company’s stock as well as the implied volatility from publicly traded options on Coach’s stock. The risk free interest rate is based on the zero-coupon U.S. Treasury issue as of the date of the grant. Grants subsequent to the Company’s April 2009 Board approval to initiate a quarterly dividend included a dividend yield assumption based on Coach’s annual expected dividend divided by the grant-date share price. As Coach did not pay dividends during fiscal 2008, there was no dividend yield.

The weighted-average grant-date fair value of options granted during fiscal 2010, fiscal 2009 and fiscal 2008 was $9.68, $8.36 and $10.74, respectively. The total intrinsic value of options exercised during fiscal 2010, fiscal 2009 and fiscal 2008 was $127,879, $11,495 and $65,922, respectively. The total cash received from option exercises was $208,919, $9,382 and $89,356 in fiscal 2010, fiscal 2009 and fiscal 2008, respectively, and the actual tax benefit realized for the tax deductions from these option exercises was $47,795, $4,427 and $25,610, respectively.

At July 3, 2010, $46,544 of total unrecognized compensation cost related to non-vested stock option awards is expected to be recognized over a weighted-average period of 1.0 year.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

4.	SHARE-BASED COMPENSATION – continued

Coach Stock-Based Plans – continued
Share Units

The grant-date fair value of each Coach share unit is equal to the fair value of Coach stock at the grant date. The weighted-average grant-date fair value of shares granted during fiscal 2010, fiscal 2009 and fiscal 2008 was $30.55, $24.62 and $40.47, respectively. The following table summarizes information about non-vested shares as of and for the year ended July 3, 2010:

		Weighted-
	Number of	Average
	Non-Vested	Grant-Date
	Shares	Fair Value
Nonvested at June 27, 2009	2,583	$29.36
Granted	2,184	30.55
Vested	(768)	31.99
Forfeited	(219)	31.03
Nonvested at July 3, 2010	3,780	29.40

The total fair value of shares vested during fiscal 2010, fiscal 2009 and fiscal 2008 was $23,955, $15,859 and $18,225, respectively. At July 3, 2010, $59,735 of total unrecognized compensation cost related to non-vested share awards is expected to be recognized over a weighted-average period of 1.1 years.

Employee Stock Purchase Plan

Under the Employee Stock Purchase Plan, full-time Coach employees are permitted to purchase a limited number of Coach common shares at 85% of market value. Under this plan, Coach sold 176, 268 and 155 new shares to employees in fiscal 2010, fiscal 2009 and fiscal 2008, respectively. Compensation expense is calculated for the fair value of employees’ purchase rights using the Black-Scholes model and the following weighted-average assumptions:

	Fiscal Year Ended
	July 3,	June 27,	June 28,
	2010	2009	2008
Expected term (years)	0.5	0.5	0.5
Expected volatility	57.6%	64.7%	28.4%
Risk-free interest rate	0.2%	1.1%	4.1%
Dividend yield	1.0%	–%	–%

The weighted-average fair value of the purchase rights granted during fiscal 2010, fiscal 2009 and fiscal 2008 was $9.15, $8.42 and $10.26, respectively.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

4.	SHARE-BASED COMPENSATION – continued

Deferred Compensation

Under the Coach, Inc. Deferred Compensation Plan for Non-Employee Directors, Coach’s outside directors may defer their director’s fees. Amounts deferred under these plans may, at the participants’ election, be either represented by deferred stock units, which represent the right to receive shares of Coach common stock on the distribution date elected by the participant, or placed in an interest-bearing account to be paid on such distribution date. The amounts accrued under these plans at July 3, 2010 and June 27, 2009 were $2,980 and $2,480, respectively, and are included within total liabilities in the consolidated balance sheets.

5.	LEASES

Coach leases certain office, distribution and retail facilities. The lease agreements, which expire at various dates through 2028, are subject, in some cases, to renewal options and provide for the payment of taxes, insurance and maintenance. Certain leases contain escalation clauses resulting from the pass-through of increases in operating costs, property taxes and the effect on costs from changes in consumer price indices. Certain rentals are also contingent upon factors such as sales.

Rent-free periods and scheduled rent increases are recorded as components of rent expense on a straight-line basis over the related terms of such leases. Contingent rentals are recognized when the achievement of the target (i.e., sales levels), which triggers the related payment, is considered probable. Rent expense for the Company’s operating leases consisted of the following:

	Fiscal Year Ended
	July 3,	June 27,	June 28,
	2010	2009	2008
Minimum rentals	$121,563	$107,272	$92,675
Contingent rentals	59,806	43,995	40,294
Total rent expense	$181,369	$151,267	$132,969

Future minimum rental payments under noncancelable operating leases are as follows:

Fiscal Year	Amount
2011	$137,884
2012	131,457
2013	119,577
2014	109,703
2015	95,845
Subsequent to 2015	328,274
Total minimum future rental payments	$922,740

Certain operating leases provide for renewal for periods of five to ten years at their fair rental value at the time of renewal. In the normal course of business, operating leases are generally renewed or replaced by new leases.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

6.	FAIR VALUE MEASUREMENTS

The Company adopted the provisions of the ASC 820-10, “Fair Value Measurements and Disclosures,” related to financial assets and liabilities in the first quarter of fiscal 2009. During the first quarter of fiscal 2010, the Company adopted the provisions of the standard related to non-financial assets and liabilities measured at fair value on a non-recurring basis with no material impact on our consolidated financial statements. In accordance with ASC 820-10, the Company categorized its assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth below. The three levels of the hierarchy are defined as follows:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities. Coach currently does not have any Level 1 financial assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1. Level 2 inputs include quoted prices for identical assets or liabilities in non-active markets, quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observable for substantially the full term of the asset or liability.

Level 3 — Unobservable inputs reflecting management’s own assumptions about the input used in pricing the asset or liability.

The following table shows the fair value measurements of the Company’s assets and liabilities at July 3, 2010 and June 27, 2009:

	Level 2		Level 3
	July 3,	June 27,	July 3,	June 27,
	2010	2009	2010	2009

Assets:
Long-term investment – auction rate security (a)	$–	$–	$6,000	$6,000
Derivative assets – zero-cost collar options (b)	2,052	–	–	–
Total	$2,052	$–	$6,000	$6,000

Liabilities:
Derivative liabilities – zero- cost collar options (b)	$5,120	$943	$–	$–
Derivative liabilities – cross- currency swap (c)	–	–	2,418	36,118
Total	$5,120	$943	$2,418	$36,118

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

6.	FAIR VALUE MEASUREMENTS – continued

(a)
The fair value of the security is determined using a model that takes into consideration the financial conditions of the issuer and the bond insurer, current market conditions and the value of the collateral bonds.

(b)
The Company enters into zero-cost collar options to manage its exposure to foreign currency exchange rate fluctuations resulting from Coach Japan’s and Coach Canada’s U.S. dollar-denominated inventory purchases. The fair value of these cash flow hedges is primarily based on the forward curves of the specific indices upon which settlement is based and includes an adjustment for the counterparty’s or Company’s credit risk.

(c)
The Company is a party to a cross-currency swap transaction in order to manage its exposure to foreign currency exchange rate fluctuations resulting from Coach Japan’s U.S. dollar-denominated fixed rate intercompany loan. The fair value of this cash flow hedge is primarily based on the forward curves of the specific indices upon which settlement is based and includes an adjustment for the Company’s credit risk.

See note on Derivative Instruments and Hedging Activities for more information on the Company’s derivative contracts.

As of July 3, 2010 and June 27, 2009, the Company’s investments included an auction rate security (“ARS”) classified as a long-term investment, as the auction for this security has been unsuccessful. This ARS is currently rated A, an investment grade rating afforded by credit rating agencies, and its underlying investments are scheduled to mature in 2035. We have determined that the significant majority of the inputs used to value this security fall within Level 3 of the fair value hierarchy as the inputs are based on unobservable estimates. At both July 3, 2010 and June 27, 2009, the fair value of the Company’s ARS was $6,000. The table below presents the changes in the fair value of the auction rate security during fiscal 2009:

Auction Rate
Security
Balance at June 28, 2008	$8,000
Unrealized other-than-temporary loss, recognized in selling, general and administrative expenses	(2,000)
Balance at June 27,2009	$6,000

As of July 3, 2010 and June 27, 2009, the fair value of the Company’s cross-currency swap derivatives were included within accrued liabilities. The Company uses a management model which includes a combination of observable inputs, such as tenure of the agreement and notional amount and unobservable inputs, such as the Company’s credit rating. The table below presents the changes in the fair value of the cross-currency swap during fiscal 2010 and 2009:

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

6.	FAIR VALUE MEASUREMENTS – continued

Cross-
Currency
Swaps
Balance at June 27, 2009	$36,118
Settlement of cross-currency swap on July 2, 2010	(36,118)
Unrealized loss on cross-currency swap maturing on June 30, 2011, recorded in accumulated other comprehensive income	2,418
Balance at July 3, 2010	$2,418
Balance at June 28, 2008	$5,540
Unrealized loss, recorded in accumulated other comprehensive income	30,578
Balance at June 27, 2009	$36,118

During fiscal 2010, the Company purchased $229,860 of short-term investments consisting of U.S. treasury bills and commercial paper. These investments, net of proceeds from sales and maturities, totaled $99,928 as of July 3,2010 and are classified as held-to-maturity based on our positive intent and ability to hold the securities to maturity. They are stated at amortized cost, which approximates fair market value due to their short maturities.

7.	DEBT

Revolving Credit Facilities

The Company maintains a $100,000 revolving credit facility with certain lenders and Bank of America, N.A. as the primary lender and administrative agent (the “Bank of America facility”). The facility expires on July 26, 2012. At Coach’s request and lenders’ consent, the Bank of America facility can be expanded to $200,000 and can also be extended for two additional one-year periods. Under the Bank of America facility, Coach pays a commitment fee of 6 to 12.5 basis points on any unused amounts and interest of LIBOR plus 20 to 55 basis points on any outstanding borrowings. At July 3, 2010, the commitment fee was 7 basis points and the LIBOR margin was 30 basis points.

The Bank of America facility is available for seasonal working capital requirements or general corporate purposes and may be prepaid without penalty or premium. During fiscal 2010 and fiscal 2009 there were no borrowings under the Bank of America facility. Accordingly, as of July 3, 2010 and June 27, 2009, there were no outstanding borrowings under the Bank of America facility. The Company’s borrowing capacity as of July 3, 2010 was $89,993, due to outstanding letters of credit.

The Bank of America facility contains various covenants and customary events of default. Coach has been in compliance with all covenants since its inception.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

7.	DEBT – continued

Revolving Credit Facilities – continued

To provide funding for working capital and general corporate purposes, Coach Japan has available credit facilities with several Japanese financial institutions. These facilities allow a maximum borrowing of 4.1 billion Yen, or approximately $46,681, at July 3, 2010. Interest is based on the Tokyo Interbank rate plus a margin of 30 basis points.

During fiscal 2010 and fiscal 2009, the peak borrowings under the Japanese credit facilities were $0 and $14,404, respectively. As of July 3, 2010 and June 27, 2009, there were no outstanding borrowings under the Japanese credit facilities.

To provide funding for working capital and general corporate purposes, Coach Shanghai Limited has a credit facility that allows a maximum borrowing of 67 million Renminbi, or approximately $9,896 at July 3, 2010. Interest is based on the People’s Bank of China rate. During fiscal 2010 and fiscal 2009, the peak borrowings under this credit facility were $7,496. At July 3, 2010, there were no outstanding borrowings under this facility.

Long-Term Debt

Coach is party to an Industrial Revenue Bond related to its Jacksonville, Florida facility. This loan bears interest at 4.5%. Principal and interest payments are made semi-annually, with the final payment due in August 2014. As of July 3, 2010 and June 27, 2009, the remaining balance on the loan was $2,245 and $2,580, respectively. During fiscal 2009, Coach assumed a mortgage in connection with the purchase of its corporate headquarters building in New York City. This mortgage bears interest at 4.68%. Interest payments are made monthly and principal payments began in July 2009, with the final payment of $21,555 due in June 2013. As of July 3, 2010, the remaining balance on the mortgage was $22,656. Future principal payments under these obligations are as follows:

Fiscal Year	Amount
2011	$742
2012	791
2013	22,383
2014	500
2015	485
Subsequent to 2015	–
Total	$24,901

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

8.	COMMITMENTS AND CONTINGENCIES

At July 3, 2010 and June 27, 2009, the Company had letters of credit available of $275,000, of which $147,380 and $101,940, respectively, were outstanding. The letters of credit, which expire at various dates through 2012, primarily collateralize the Company’s obligation to third parties for the purchase of inventory.

Coach is a party to employment agreements with certain key executives which provide for compensation and other benefits. The agreements also provide for severance payments under certain circumstances. The Company’s employment agreements and the respective expiration dates are as follows:

Executive	Title	Expiration Date
Lew Frankfort	Chairman and Chief Executive Officer	August 2011
Reed Krakoff	President and Executive Creative Director	June 2014
Michael Tucci	President, North America Retail Division	June 2013

In addition to the employment agreements described above, other contractual cash obligations as of July 3, 2010 and June 27, 2009 included $166,596 and $105,114, respectively, related to inventory purchase obligations and $1,611 and $2,370, respectively, related to capital expenditure purchase obligations.

In the ordinary course of business, Coach is a party to several pending legal proceedings and claims. Although the outcome of such items cannot be determined with certainty, Coach’s general counsel and management are of the opinion that the final outcome will not have a material effect on Coach’s cash flow, results of operations or financial position.

9.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Substantially all purchases and sales involving international parties are denominated in U.S. dollars, which limits the Company’s exposure to foreign currency exchange rate fluctuations. However, the Company is exposed to market risk from foreign currency exchange risk related to Coach Japan’s and Coach Canada’s U.S. dollar-denominated inventory purchases and Coach Japan’s $139,400 U.S. dollar-denominated fixed rate intercompany loan. Coach uses derivative financial instruments to manage these risks. These derivative transactions are in accordance with the Company’s risk management policies. Coach does not enter into derivative transactions for speculative or trading purposes.

Coach Japan and Coach Canada enter into certain foreign currency derivative contracts, primarily zero-cost collar options, to manage the exchange rate risk related to their inventory purchases. As of July 3, 2010 and June 27, 2009, $248,555 and $32,041 of foreign currency forward contracts were outstanding, respectively.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

9.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES – continued

On July 1, 2005, to manage the exchange rate risk related to its $231,000 intercompany loan, Coach Japan entered into a cross currency swap transaction. The terms of the cross currency swap transaction included an exchange of a Yen fixed interest rate for a U.S. dollar fixed interest rate and an exchange of Yen and U.S. dollar-based notional values. On July 2, 2010, the maturity date of the original intercompany loan, Coach Japan repaid the loan and settled the cross currency swap, and entered into a new $139,400 intercompany loan agreement. Concurrently, to manage the exchange rate risk on the new loan, Coach Japan entered into a new cross currency swap transaction, the terms of which include an exchange of a Yen fixed interest rate for a U.S. dollar fixed interest rate. The loan matures on June 30, 2011, at which point the swap requires an exchange of Yen and U.S. dollar based notional values.

The Company’s derivative instruments are designated as cash flow hedges. The effective portion of gains or losses on the derivative instruments are reported as a component of other comprehensive income and reclassified into earnings in the same periods during which the hedged transaction affects earnings. The ineffective portion of gains or losses on the derivative instruments are recognized in current earnings and are included within net cash provided by operating activities.

The following tables provide information related to the Company’s derivatives:

		Fair Value
Derivatives Designated	Balance Sheet	At July 3,	At June 27,
as Hedging Instruments	Classification	2010	2009
Foreign exchange contracts	Other Current Assets	$2,052	$–
Total derivative assets		$2,052	$–
Foreign exchange contracts	Accrued Liabilities	$7,538	$37,061
Total derivative liabilities		$7,538	$37,061

	Amount of Loss Recognized
	in OCI on Derivatives
	(Effective Portion)
	Year Ended
	July 3,	June 27,
Derivatives in Cash Flow Hedging Relationships	2010	2009
Foreign exchange contracts	$(3,363)	$(10,193)
Total	$(3,363)	$(10,193)

For fiscal 2010 and fiscal 2009, the amounts above are net of tax of $2,858 and $7,123, respectively.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

9.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES – continued

	Amount of Loss Reclassified
	from Accumulated OCI into
	Income (Effective Portion)
	Year Ended
Location of Loss Reclassified from Accumulated	July 3,	June 27,
OCI into Income (Effective Portion)	2010	2009
Cost of Sales	$(5,453)	$(5,031)
Total	$(5,453)	$(5,031)

During fiscal 2010 and fiscal 2009, there were no material gains or losses recognized in income due to hedge ineffectiveness.

The Company expects that $2,634 of net derivative losses included in accumulated other comprehensive income at July 3, 2010 will be reclassified into earnings within the next 12 months. This amount will vary due to fluctuations in the Japanese Yen and Canadian Dollar exchange rates.

Hedging activity affected accumulated other comprehensive (loss) income, net of tax, as follows:

	Year Ended
	July 3,	June 27,
	2010	2009
Balance at beginning of period	$(335)	$6,943
Net losses transferred to earnings	1,606	2,915
Change in fair value, net of tax	(3,363)	(10,193)
Balance at end of period	$(2,092)	$(335)

10.	GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the years ended July 3, 2010 and June 27, 2009 are as follows:

	Direct-to-
	Consumer	Indirect	Total
Balance at June 28, 2008	$247,602	$1,516	$249,118
Acquisition of Hong Kong, Macau and mainland China retail businesses	6,254	–	6,254
Foreign exchange impact	28,015	–	28,015
Balance at June 27, 2009	281,871	1,516	283,387
Foreign exchange impact	22,474	–	22,474
Balance at July 3, 2010	$304,345	$1,516	$305,861

At July 3, 2010 and June 27, 2009, intangible assets not subject to amortization were $9,788 and consisted of trademarks.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

11.	INCOME TAXES

The provisions for income taxes computed by applying the U.S. statutory rate to income before taxes as reconciled to the actual provisions were:

	Fiscal Year Ended
	July 3, 2010		June 27, 2009		June 28, 2008
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Income before provision for income taxes and discontinued operations:
United States	$995,459	86.0%	$876,430	89.2%	$1,079,404	90.6%
Foreign	162,673	14.0	106,262	10.8	112,365	9.4
Total income before provision for income taxes and discontinued operations:	$1,158,132	100.0%	$982,692	100.0%	$1,191,769	100.0%
Tax expense at U.S. statutory rate	$405,346	35.0%	$343,942	35.0%	$417,119	35.0%
State taxes, net of federal benefit	39,131	3.4	37,775	3.8	46,623	3.9
Foreign tax rate differential	(39,631)	(3.4)	(9,202)	(0.9)	(7,750)	(0.6)
Tax benefit, primarily due to settlements of tax return examinations	–	0.0	(9,289)	(1.0)	(49,968)	(4.2)
Other, net	18,347	1.6	(3,903)	(0.3)	2,706	0.2
Taxes at effective worldwide rates	$423,193	36.5%	$359,323	36.6%	$408,730	34.3%

Current and deferred tax provisions (benefits) were:

	Fiscal Year Ended
	July 3, 2010		June 27, 2009		June 28, 2008
	Current	Deferred	Current	Deferred	Current	Deferred

Federal	$384,716	$(40,613)	$300,700	$(5,646)	$326,658	$(21,391)
Foreign	(9,956)	28,449	(4,544)	14,788	25,624	5,931
State	65,562	(4,965)	49,507	4,518	73,355	(1,447)
Total current and deferred tax provisions (benefits)	$440,322	$(17,129)	$345,663	$13,660	$425,637	$(16,907)

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

11.	INCOME TAXES – continued

The components of deferred tax assets and liabilities at the respective year-ends were as follows:

	Fiscal 2010	Fiscal 2009

Share-based compensation	$74,455	$74,328
Reserves not deductible until paid	81,396	74,159
Goodwill	–	22,923
Pensions and other employee benefits	45,935	15,623
Property and equipment	17,121	641
Net operating loss	40,890	26,430
Other	3,194	1,438
Gross deferred tax assets	$262,991	$215,542
Prepaid expenses	$7,426	$5,860
Equity adjustments	–	–
Goodwill	20,521	–
Other	1,224	1,114
Gross deferred tax liabilities	$29,171	$6,974
Net deferred tax assets	$233,820	$208,568
Consolidated Balance Sheets Classification
Deferred income taxes – current asset	$77,355	$49,476
Deferred income taxes – noncurrent asset	156,465	159,092
Deferred income taxes – noncurrent liability	–	–
Net amount recognized	$233,820	$208,568

During fiscal 2009, the Company reorganized the ownership of its business in Japan. As a result of the reorganization, the Company recorded a non-current deferred tax asset of $103,170 which represents the tax effect in Japan of the basis difference related to an asset acquired from within the Coach group. The Company also recorded a deferred credit of $103,170 and a deferred expense of $17,715 which represents the tax effects of future tax deductions and the net taxes payable, respectively, on the transaction. The current and long-term portion of the deferred credit is included within accrued liabilities and other liabilities, respectively, and the deferred expense is included within other assets.

The Company adopted the Financial Accounting Standards Board’s (“FASB”) guidance for accounting for uncertainty in income taxes which has been codified within ASC 740 on July 1, 2007, the first day of fiscal 2008. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the Company recorded a non-cash cumulative transition charge of $48,797 as a reduction to the opening retained earnings balance.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

11.	INCOME TAXES – continued

Significant judgment is required in determining the worldwide provision for income taxes, and there are many transactions for which the ultimate tax outcome is uncertain. It is the Company’s policy to establish provisions for taxes that may become payable in future years as a result of an examination by tax authorities. The Company establishes the provisions based upon management’s assessment of exposure associated with uncertain tax positions. The provisions are analyzed periodically and adjustments are made as events occur that warrant adjustments to those provisions. All of these determinations are subject to the requirements of ASC 740.

A reconciliation of the beginning and ending gross amount of unrecognized tax benefits is as follows:

	Fiscal 2010	Fiscal 2009	Fiscal 2008
Balance at beginning of fiscal year	$137,807	$131,185	$120,367
Gross increase due to tax positions related to prior periods	3,903	13,690	8,606
Gross decrease due to tax positions related to prior periods	(1,376)	(48,602)	(44,719)
Gross increase due to tax positions related to current period	27,034	42,367	72,983
Gross decrease due to tax positions related to current period	–	–	(24,369)
Decrease due to lapse of statutes of limitations	(1,692)	(833)	(1,683)
Balance at end of fiscal year	$165,676	$137,807	$131,185

Of the $165,676 ending gross unrecognized tax benefit balance, $77,586 relates to items which, if recognized, would impact the effective tax rate. As of July 3, 2010 and June 27, 2009, gross interest and penalties payable was $35,331 and $25,960, which are included in other liabilities. During fiscal 2010, fiscal 2009 and fiscal 2008, the Company recognized interest and penalty expense of $6,204, $5,611 and $(3,180), respectively, in the Consolidated Statements of Income.

The Company files income tax returns in the U.S. federal jurisdiction as well as various state and foreign jurisdictions. Fiscal years 2007 to present are open to examination in the federal jurisdiction, fiscal 2003 to present in significant state jurisdictions, and from fiscal 2003 to present in foreign jurisdictions.

Based on the number of tax years currently under audit by the relevant tax authorities, the Company anticipates that one or more of these audits may be finalized in the foreseeable future. However, based on the status of these examinations, and the protocol of finalizing audits by the relevant tax authorities, we cannot reasonably estimate the impact of any amount of such changes in the next 12 months, if any, to previously recorded uncertain tax positions.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

11.	INCOME TAXES – continued

At July 3, 2010, the Company had net operating loss carryforwards in foreign tax jurisdictions of $97,241, which will expire beginning in fiscal years 2012 through fiscal year 2017.

The total amount of undistributed earnings of foreign subsidiaries as of July 3, 2010 was $525,136. It is the Company’s intention to permanently reinvest undistributed earnings of its foreign subsidiaries and thereby indefinitely postpone their remittance. Accordingly, no provision has been made for foreign withholding taxes or United States income taxes which may become payable if undistributed earnings of foreign subsidiaries are paid as dividends.

12.	DEFINED CONTRIBUTION PLAN

Coach maintains the Coach, Inc. Savings and Profit Sharing Plan, which is a defined contribution plan. Employees who meet certain eligibility requirements and are not part of a collective bargaining agreement may participate in this program. The annual expense incurred by Coach for this defined contribution plan was $13,285, $12,511 and $11,106 in fiscal 2010, fiscal 2009 and fiscal 2008, respectively.

13.	SEGMENT INFORMATION

The Company operates its business in two reportable segments: Direct-to-Consumer and Indirect. The Company’s reportable segments represent channels of distribution that offer similar merchandise, service and marketing strategies. Sales of Coach products through Company-operated stores in North America, Japan, Hong Kong, Macau and mainland China, the Internet and the Coach catalog constitute the Direct-to-Consumer segment. The Indirect segment includes sales to wholesale customers and distributors in over 20 countries, including the United States, and royalties earned on licensed products. In deciding how to allocate resources and assess performance, Coach’s executive officers regularly evaluate the sales and operating income of these segments. Operating income is the gross margin of the segment less direct expenses of the segment. Unallocated corporate expenses include production variances, general marketing, administration and information systems, as well as distribution and consumer service expenses.

In connection with the acquisitions of the retail businesses in Hong Kong, Macau and mainland China, the Company evaluated the composition of its reportable segments and concluded that sales in these regions should be included in the Direct-to-Consumer segment. Accordingly, all prior year comparable sales and operating income have been reclassified to conform to the current year presentation.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

13.	SEGMENT INFORMATION – continued

	Direct-to-		Corporate
	Consumer	Indirect	Unallocated	Total
Fiscal 2010
Net sales	$3,155,860	$451,776	$–	$3,607,636
Operating income (loss)	1,245,400	256,637	(351,866)	1,150,171
Income (loss) before provision for income taxes and discontinued operations	1,245,400	256,637	(343,905)	1,158,132
Depreciation and amortization expense	85,110	10,138	31,496	126,744
Total assets	1,294,445	120,739	1,051,931	2,467,115
Additions to long-lived assets	45,003	9,088	26,307	80,398
Fiscal 2009
Net sales	$2,726,891	$503,577	$–	$3,230,468
Operating income (loss)	996,285	290,981	(315,353)	971,913
Income (loss) before provision for income taxes and discontinued operations	996,285	290,981	(304,574)	982,692
Depreciation and amortization expense	82,539	10,394	30,081	123,014
Total assets	1,311,341	86,235	1,166,760	2,564,336
Additions to long-lived assets	82,852	7,242	158,665	248,759
Fiscal 2008
Net sales	$2,557,872	$622,885	$–	$3,180,757
Operating income (loss)	1,094,321	399,401	(346,593)	1,147,129
Income (loss) before provision for income taxes and discontinued operations	1,094,321	399,401	(301,954)	1,191,768
Depreciation and amortization expense	67,485	9,704	23,515	100,704
Total assets	1,035,621	119,561	1,092,171	2,247,353
Additions to long-lived assets	120,288	24,252	43,123	187,663

The following is a summary of the common costs not allocated in the determination of segment performance:

	Fiscal Year Ended
	July 3,	June 27,	June 28,
	2010	2009	2008
Production variances	$61,481	$38,229	$26,659
Advertising, marketing and design	(164,082)	(150,714)	(128,938)
Administration and information systems	(204,029)	(153,387)	(199,525)
Distribution and customer service	(45,236)	(49,481)	(44,789)
Total corporate unallocated	$(351,866)	$(315,353)	$(346,593)

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

Geographic Area Information

As of July 3, 2010, Coach operated 322 retail stores and 118 factory stores in the United States, 20 retail stores and three factory stores in Canada, 161 department store shop-in-shops, retail stores and factory stores in Japan and 41 department store shop-in-shops, retail stores and factory stores in Hong Kong, Macau and mainland China. Coach also operates distribution, product development and quality control locations in the United States, Hong Kong, China, South Korea, Vietnam and India. Geographic revenue information is based on the location of our customer. Geographic long-lived asset information is based on the physical location of the assets at the end of each period and includes property and equipment, net and other assets.

			Other
	United States	Japan	International(1)	Total
Fiscal 2010
Net sales	$2,534,372	$720,860	$352,404	$3,607,636
Long-lived assets	567,380	76,514	42,466	686,360
Fiscal 2009
Net sales	$2,318,602	$670,103	$241,763	$3,230,468
Long-lived assets	595,981	82,112	31,567	709,660
Fiscal 2008
Net sales	$2,382,899	$605,523	$192,335	$3,180,757
Long-lived assets	452,616	76,863	10,404	539,883

(1)	Other International sales reflect shipments to third-party distributors, primarily in East Asia, and sales from Coach-operated stores in Hong Kong, Macau, mainland China and Canada.

14.	EARNINGS PER SHARE

The following is a reconciliation of the weighted-average shares outstanding and calculation of basic and diluted earnings per share:

	Fiscal Year Ended
	July 3,	June 27,	June 28,
	2010	2009	2008
Income from continuing operations	$734,940	$623,369	$783,039
Total weighted-average basic shares	311,413	323,714	355,731
Dilutive securities:
Employee benefit and share award plans	1,318	293	608
Stock option programs	3,117	1,613	3,993
Total weighted-average diluted shares	315,848	325,620	360,332
Earnings from continuing operations per share:
Basic	$2.36	$1.93	$2.20
Diluted	$2.33	$1.91	$2.17

At July 3, 2010, options to purchase 3,710 shares of common stock were outstanding but not included in the computation of diluted earnings per share, as these options’ exercise prices, ranging from $41.93 to $51.56, were greater than the average market price of the common shares.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

At June 27, 2009, options to purchase 24,004 shares of common stock were outstanding but not included in the computation of diluted earnings per share, as these options’ exercise prices, ranging from $24.33 to $51.56, were greater than the average market price of the common shares.

At June 28, 2008, options to purchase 11,439 shares of common stock were outstanding but not included in the computation of diluted earnings per share, as these options’ exercise prices, ranging from $33.69 to $51.56, were greater than the average market price of the common shares.

15.	PURCHASE OF CORPORATE HEADQUARTERS BUILDING

On November 26, 2008, Coach purchased its corporate headquarters building at 516 West 34th Street in New York City for $126,300. As part of the purchase agreement, Coach paid $103,300 of cash and assumed $23,000 of the outstanding mortgage held by the sellers. The mortgage bears interest at 4.68% per annum and interest payments are made monthly. Principal payments began in July 2009 with the final payment of $21,555 due in June 2013.

16.	DISCONTINUED OPERATIONS

In March 2007, the Company exited its corporate accounts business in order to better control the location where Coach product is sold and the image of the brand. Through the corporate accounts business, Coach sold products primarily to distributors for gift-giving and incentive programs. The results of the corporate accounts business, previously included in the Indirect segment, have been segregated from continuing operations and reported as discontinued operations in the Consolidated Statements of Income for all periods presented. As the Company uses a centralized approach to cash management, interest income was not allocated to the corporate accounts business. The following table summarizes results of the corporate accounts business:

	Fiscal Year Ended
	July 3,	June 27,	June 28,
	2010	2009	2008
Net sales	$–	$–	$102
Income before provision for income taxes	–	–	31
Income from discontinued operations	–	–	16

At both July 3, 2010 and June 27, 2009 the consolidated balance sheet includes approximately $1,500 of accrued liabilities related to the corporate accounts business. The Consolidated Statement of Cash Flows includes the corporate accounts business for all periods presented.

17.	STOCK REPURCHASE PROGRAM

Purchases of Coach’s common stock are made from time to time, subject to market conditions and at prevailing market prices, through open market purchases. Repurchased shares of common stock become authorized but unissued shares and may be issued in the future for general corporate and other purposes. The Company may terminate or limit the stock repurchase program at any time.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

During fiscal 2010, fiscal 2009 and fiscal 2008, the Company repurchased and retired 30,686; 20,159 and 39,688 shares of common stock at an average cost of $37.48, $22.51 and $33.68 per share, respectively. In April 2010, Coach’s Board authorized a new $1,000,000 share repurchase program. As of July 3, 2010, Coach had $559,627 remaining in the stock repurchase program.

18.	SUPPLEMENTAL BALANCE SHEET INFORMATION

The components of certain balance sheet accounts are as follows:

	July 3, 2010	June 27, 2009
Property and equipment
Land and building	$154,873	$154,873
Machinery and equipment	27,659	27,053
Furniture and fixtures	336,240	311,916
Leasehold improvements	499,117	461,431
Construction in progress	15,705	22,726
Less: accumulated depreciation	(485,120)	(385,017)
Total property and equipment, net	$548,474	$592,982
Accrued liabilities
Payroll and employee benefits	$149,688	$70,697
Accrued rent	35,637	29,324
Dividends payable	44,776	23,845
Derivative liability	7,538	37,061
Operating expenses	185,086	187,692
Total accrued liabilities	$422,725	$348,619
Other liabilities
Deferred lease incentives	$111,126	$112,296
Non-current tax liabilities	165,676	137,807
Tax-related deferred credit (See Note on Income Taxes)	65,205	80,817
Other	66,620	52,650
Total other liabilities	$408,627	$383,570
Accumulated other comprehensive income
Cumulative translation adjustments	$35,061	$7,597
Cumulative effect of adoption of ASC 320-10-35-17, net of taxes of $628 and $628	(1,072)	(1,072)
Unrealized losses on cash flow hedging derivatives, net of taxes of $1,920 and $245	(2,092)	(335)
ASC 715 adjustment and minimum pension liability, net of taxes of $1,642 and $1,559	(2,502)	(2,339)
Accumulated other comprehensive income	$29,395	$3,851

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

19.	SHAREHOLDER RIGHTS PLAN

On May 3, 2001, Coach declared a “poison pill” dividend distribution of rights to buy additional common stock, to the holder of each outstanding share of Coach’s common stock.

Subject to limited exceptions, these rights may be exercised if a person or group intentionally acquires 10% or more of the Company’s common stock or announces a tender offer for 10% or more of the common stock on terms not approved by the Coach Board. In this event, each right would entitle the holder of each share of Coach’s common stock to buy one additional common share of the Company at an exercise price far below the then-current market price. Subject to certain exceptions, Coach’s Board will be entitled to redeem the rights at $0.0001 per right at any time before the close of business on the tenth day following either the public announcement that, or the date on which a majority of Coach’s Board becomes aware that, a person has acquired 10% or more of the outstanding common stock. As of the end of fiscal 2010, there were no shareholders whose common stock holdings exceeded the 10% threshold established by the rights plan.

20.	CHANGE IN ACCOUNTING PRINCIPLE

Coach adopted the FASB’s guidance for accounting for uncertainty in income taxes, codified within ASC 740 “Income Taxes,” on July 1, 2007, the first day of fiscal 2008. At adoption, Coach elected to classify interest and penalties related to uncertain tax positions as a component of interest expense included within Interest income, net. On July 4, 2010, the Company changed its method of accounting to include such amounts as a component of the provision for income taxes. The Company believes this change is preferable because: it will improve Coach’s comparability with its industry peers; it is more consistent with the way in which the Company manages the settlement of uncertain tax positions as one overall amount inclusive of interest and penalties; and it will provide more meaningful information to investors by including only interest expense related to revolving credit facilities and long-term debt financing activities within Interest income, net.

The change in accounting method for presentation of interest and penalties for uncertain tax positions was completed in accordance with ASC 250, “Accounting Changes and Error Corrections.” Accordingly, the change in accounting principle has been applied retrospectively by adjusting the financial statement amounts for the prior periods presented. The change to current or historical periods presented herein due to the change in accounting principle was limited to income statement classification, with no effect on net income.

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)

The following tables detail the retrospective application impact on previously reported amounts:

		Effect of
		Accounting
	As Previously	Principle
	Reported	Change	Adjusted
For the Year Ended
July 3, 2010
Interest income (expense), net	$1,757	$6,204	$7,961
Provision for income taxes	416,988	6,204	423,192
For the Year Ended
June 27, 2009
Interest income (expense), net	$5,168	$5,611	$10,779
Provision for income taxes	353,712	5,611	359,323
For the Year Ended
June 28, 2008
Interest income (expense), net	$47,820	$(3,181)	$44,639
Provision for income taxes	411,910	(3,181)	408,729

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

For the Fiscal Years Ended July 3, 2010, June 27, 2009 and June 28, 2008
(amounts in thousands)

		Provision
	Balance at	Charged to	Write-offs/	Balance at
	Beginning	Costs and	Allowances	End of
	of Year	Expenses	Taken	Year
Fiscal 2010
Allowance for bad debts	$2,840	$(897)	$–	$1,943
Allowance for returns	3,507	8,579	(7,064)	5,022
Total	$6,347	$7,682	$(7,064)	$6,965
Fiscal 2009
Allowance for bad debts	$2,500	$376	$(36)	$2,840
Allowance for returns	5,217	11,707	(13,417)	3,507
Total	$7,717	$12,083	$(13,453)	$6,347
Fiscal 2008
Allowance for bad debts	$2,915	$(350)	$(65)	$2,500
Allowance for returns	3,664	11,054	(9,501)	5,217
Total	$6,579	$10,704	$(9,566)	$7,717

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

QUARTERLY FINANCIAL DATA

(dollars and shares in thousands, except per share data)
(unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Fiscal 2010 (1)
Net sales	$761,437	$1,065,005	$830,669	$950,525
Gross profit	550,178	770,939	615,575	696,999
Income from continuing operations	140,827	240,950	157,636	195,527
Income from discontinued operations	–	–	–	–
Net income	140,827	240,950	157,636	195,527
Net income per common share:
Basic	0.44	0.76	0.51	0.65
Diluted	0.44	0.75	0.50	0.64
Fiscal 2009 (1) (2)
Net sales	$752,529	$960,256	$739,939	$777,744
Gross profit	558,193	692,036	525,063	547,318
Income from continuing operations	145,811	216,906	114,859	145,793
Income from discontinued operations	–	–	–	–
Net income	145,811	216,906	114,859	145,793
Net income per common share:
Basic	0.44	0.67	0.36	0.46
Diluted	0.44	0.67	0.36	0.45
Fiscal 2008 (1) (3)
Net sales	$676,718	$978,017	$744,522	$781,500
Gross profit	518,221	737,272	558,318	593,292
Income from continuing operations	154,786	252,317	162,412	213,524
Income from discontinued operations	20	–	(4)	–
Net income	154,806	252,317	162,408	213,524
Basic earnings per common share:
Continuing operations	0.42	0.70	0.47	0.63
Discontinued operations	0.00	–	(0.00)	–
Net income	0.42	0.70	0.47	0.63
Diluted earnings per common share:
Continuing operations	0.41	0.69	0.46	0.62
Discontinued operations	0.00	–	(0.00)	–
Net income	0.41	0.69	0.46	0.62

APPENDIX IB	FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 3, 2010

(1)
The sum of the quarterly earnings per share may not equal the full-year amount, as the computations of the weighted-average number of common basic and diluted shares outstanding for each quarter and the full year are performed independently.

(2)
The reported results for the third quarter of fiscal 2009 include a net charge of $8,286, or $0.03 per share which affects the comparability of our reported results. Excluding this net charge, income from continuing operations and diluted earnings per share from continuing operations were $123,145 and $0.38 per share, respectively. The $8,286 net charge represents cost savings initiatives. The reported results for the fourth quarter of fiscal 2009 include a net benefit of $9,527, or $0.03 per share. Excluding this net benefit, income from continuing operations and diluted earnings per share from continuing operations were $136,266 and $0.43 per share, respectively. The $9,527 net benefit represents a favorable settlement of a multi-year tax return examination and increased interest income reduced by a charitable contribution to the Coach Foundation. See Fiscal 2009 and Fiscal 2008 Items Affecting Comparability of Our Financial Results within Item 6.

(3)
The reported results for the fourth quarter of fiscal 2008 include a net benefit of $41,037, or $0.12 per share. Excluding this net benefit, income from continuing operations and diluted earnings per share from continuing operations were $172,487 and $0.50 per share, respectively. The net benefit represents a favorable settlement of a tax return examination reduced by the initial charitable contribution to the Coach Foundation and additional incentive compensation expense. See Fiscal 2009 and Fiscal 2008 Items Affecting Comparability of Our Financial Results within Item 6.

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION(1)

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)
(unaudited)

	October 1,	July 2,
	2011	2011
ASSETS
Current Assets:
Cash and cash equivalents	$845,719	$699,782
Short-term investments	2,256	2,256
Trade accounts receivable, less allowances of $9,937 and $9,544, respectively	153,061	142,898
Inventories	519,586	421,831
Other current assets	168,526	185,621
Total current assets	1,689,148	1,452,388

Property and equipment, net	586,914	582,348
Goodwill	351,978	331,004
Other assets	250,038	269,376
Total assets	$2,878,078	$2,635,116
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$144,244	$118,612
Accrued liabilities	486,329	473,610
Current portion of long-term debt	800	795
Total current liabilities	631,373	593,017
Long-term debt	23,264	23,360
Other liabilities	406,938	406,170
Total liabilities	1,061,575	1,022,547
See note on commitments and contingencies

Stockholders’ Equity:
Preferred stock: (authorized 25,000,000 shares; $0.01 par value) none issued	–	–
Common stock: (authorized 1,000,000,000 shares; $0.01 par value) issued and outstanding – 291,310,968 and 288,514,529 shares, respectively	2,914	2,886
Additional paid-in-capital	2,106,830	2,000,426
Accumulated deficit	(354,971)	(445,654)
Accumulated other comprehensive income	61,730	54,911
Total stockholders’ equity	1,816,503	1,612,569
Total liabilities and stockholders’ equity	$2,878,078	$2,635,116

See accompanying Notes to Condensed Consolidated Financial Statements.

(1)	The information contained in Appendix II has been reproduced from the Company’s quarterly report on Form 10-Q for the quarterly period ended October 1, 2011 filed with the SEC on November 9, 2011.

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(unaudited)

	Quarter Ended
	October 1,	October 2,
	2011	2010
Net sales	$1,050,359	$911,669
Cost of sales	285,706	235,498
Gross profit	764,653	676,171
Selling, general and administrative expenses	442,687	390,511
Operating income	321,966	285,660
Interest income, net	114	248
Other expense	(1,476)	(810)
Income before provision for income taxes	320,604	285,098
Provision for income taxes	105,621	96,222
Net income	$214,983	$188,876

Net income per share
Basic	$0.74	$0.64
Diluted	$0.73	$0.63

Shares used in computing net income per share
Basic	289,778	296,304
Diluted	296,068	301,249

See accompanying Notes to Condensed Consolidated Financial Statements.

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Quarter Ended
	October 1,	October 2,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$214,983	$188,876
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,054	32,251
Provision for bad debt	3,083	2,015
Share-based compensation	24,606	22,342
Excess tax benefit from share-based awards	(14,969)	(2,587)
Deferred income taxes	34,289	9,896
Other, net	1,366	(4,408)
Changes in operating assets and liabilities:
Increase in trade accounts receivable	(10,816)	(23,749)
Increase in inventories	(102,017)	(97,681)
Decrease in other assets	7,224	4,443
Increase (decrease) in accounts payable	24,646	(1,935)
Increase in accrued liabilities	1,234	15,093
Increase in other liabilities	9,283	32,900
Net cash provided by operating activities	224,966	177,456
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of interest in equity method investment	–	(776)
Acquisition of distributor	(7,595)	–
Purchases of property and equipment	(30,895)	(23,080)
Purchases of investments	–	(90,592)
Proceeds from maturities and sales of investments	–	99,928
Net cash used in investing activities	(38,490)	(14,520)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payment	(65,253)	(44,774)
Repurchase of common stock	(59,000)	(137,500)
Repayment of long-term debt	(91)	(86)
Proceeds from share-based awards, net	66,868	39,477
Excess tax benefit from share-based awards	14,969	2,587
Net cash used in financing activities	(42,507)	(140,296)
Effect of changes in foreign exchange rates on cash and cash equivalents	1,968	2,261
Increase in cash and cash equivalents	145,937	24,901
Cash and cash equivalents at beginning of period	699,782	596,470
Cash and cash equivalents at end of period	$845,719	$621,371

See accompanying Notes to Condensed Consolidated Financial Statements.

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)
(unaudited)

1.	BASIS OF PRESENTATION AND ORGANIZATION

The accompanying unaudited condensed consolidated financial statements include the accounts of Coach, Inc. (“Coach” or the “Company”) and all 100% owned subsidiaries. These condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from this report as is permitted by SEC rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. This report should be read in conjunction with the audited consolidated financial statements and notes thereto, included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended July 2, 2011 (“fiscal 2011”).

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all normal and recurring adjustments necessary to present fairly the consolidated financial position, results of operations and changes in cash flows of the Company for the interim periods presented. The results of operations for the quarter ended October 1, 2011 are not necessarily indicative of results to be expected for the entire fiscal year, which will end on June 30, 2012 (“fiscal 2012”).

The Company evaluated subsequent events through the date these financial statements were issued, and concluded there were no events to recognize or disclose.

2.	ACQUISITION

On July 3, 2011, Coach acquired 100% of its domestic retail business in Singapore from the former distributor, Valiram Group, for an aggregate purchase price of $7,595. The results of the acquired business have been included in the consolidated financial statements since July 3, 2011 within the Direct-to-Consumer segment. This acquisition will provide the Company with greater control over the brand in Singapore, enabling Coach to raise brand awareness and grow market share with regional consumers.

The following table summarizes the estimated fair values of the assets acquired as of the date of acquisition:

Estimated
Fair Value at
Assets Acquired	July 3, 2011
Current assets	$1,684
Fixed assets	619
Goodwill	5,292
Total assets acquired	$7,595

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)
(unaudited)

2.	ACQUISITION – continued

Prior to this acquisition, Valiram Group operated five retail and department store locations in Singapore. Management believes the strength of these established locations supported a premium above the fair value of the individual assets acquired. Unaudited pro forma information related to these acquisitions is not included as the impact of this transaction is not material to the consolidated results of the Company.

During October 2011, the Company entered into an agreement to acquire 100% of its domestic retail business in Taiwan from the current distributor, with the transition expected in early January 2012.

3.	STOCKHOLDERS’ EQUITY

Activity for the quarters ended October 1, 2011 and October 2, 2010 in the accounts of Stockholders’ Equity is summarized below:

				Accumulated
	Common	Additional		Other	Total
	Stockholders’	Paid-in-	Accumulated	Comprehensive	Stockholders’
	Equity	Capital	Deficit	Income	Equity
Balances at July 3, 2010	$2,969	$1,502,982	$(30,053)	$29,395	$1,505,293
Net income	–	–	188,876	–	188,876
Unrealized losses on cash flow hedging derivatives, net of tax	–	–	–	(5,364)	(5,364)
Translation adjustments	–	–	–	11,256	11,256
Comprehensive income					194,768
Shares issued for stock options and employee benefit plans	24	39,453	–	–	39,477
Share-based compensation	–	22,342	–	–	22,342
Excess tax benefit from share-based compensation	–	2,587	–	–	2,587
Repurchase of common stock	(36)	–	(137,464)	–	(137,500)
Dividend declared	–	–	(44,294)	–	(44,294)
Balances at October 2, 2010	$2,957	$1,567,364	$(22,935)	$35,287	$1,582,673
Balances at July 2, 2011	$2,886	$2,000,426	$(445,654)	$54,911	$1,612,569
Net income	–	–	214,983	–	214,983
Unrealized losses on cash flow hedging derivatives, net of tax	–	–	–	(565)	(565)
Translation adjustments	–	–	–	7,384	7,384
Comprehensive income					221,802
Shares issued for stock options and employee benefit plans	39	66,829	–	–	66,868
Share-based compensation	–	24,606	–	–	24,606
Excess tax benefit from share-based compensation	–	14,969	–	–	14,969
Repurchase of common stock	(11)	–	(58,989)	–	(59,000)
Dividend declared	–	–	(65,311)	–	(65,311)
Balances at October 1, 2011	$2,914	$2,106,830	$(354,971)	$61,730	$1,816,503

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)
(unaudited)

3.	STOCKHOLDERS’ EQUITY – continued

The components of accumulated other comprehensive income, as of the dates indicated, are as follows:

	October 1,	July 2,
	2011	2011
Cumulative translation adjustments	$66,796	$59,412
Cumulative effect of previously adopted accounting pronouncements and minimum pension liability, net of taxes	(3,036)	(3,036)
Net unrealized losses on cash flow hedging derivatives, net of taxes of $2,222 and $899	(2,030)	(1,465)
Accumulated other comprehensive income	$61,730	$54,911

4.	EARNINGS PER SHARE

Basic net income per share is calculated by dividing net income by the weighted-average number of shares outstanding during the period. Diluted net income per share is calculated similarly but includes potential dilution from the exercise of stock options and employee benefit and share awards.

The following is a reconciliation of the weighted-average shares outstanding and calculation of basic and diluted net income per share:

	Quarter Ended
	October 1,	October 2,
	2011	2010
Net income	$214,983	$188,876
Total weighted-average basic shares	289,778	296,304
Dilutive securities:
Employee benefit and share award plans	1,534	1,380
Stock option programs	4,756	3,565
Total weighted-average diluted shares	296,068	301,249
Net income per share:
Basic	$0.74	$0.64
Diluted	$0.73	$0.63

At October 1, 2011, options to purchase 2,067 shares of common stock were outstanding but not included in the computation of diluted earnings per share, as these options’ exercise prices, ranging from $59.97 to $66.76, were greater than the average market price of the common shares.

At October 2, 2010, options to purchase 7,235 shares of common stock were outstanding but not included in the computation of diluted earnings per share, as these options’ exercise prices, ranging from $38.41 to $51.56, were greater than the average market price of the common shares.

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)
(unaudited)

5.	SHARE-BASED COMPENSATION

The following table shows the total compensation cost charged against income for share-based compensation plans and the related tax benefits recognized in the income statement for the periods indicated:

	Quarter Ended
	October 1,	October 2,
	2011	2010
Share-based compensation expense	$24,606	$22,342
Income tax benefit related to share-based compensation expense	7,208	7,828

Stock Options

A summary of option activity under the Coach stock option plans as of October 1, 2011 and changes during the period then ended is as follows:

	Number of	Weighted-
	Options	Average
	Outstanding	Exercise Price
Outstanding at July 2, 2011	16,832	$31.73
Granted	2,074	61.71
Exercised	(2,856)	31.94
Forfeited or expired	(143)	36.08
Outstanding at October 1, 2011	15,907	35.58
Vested and expected to vest at October 1, 2011	15,777	32.35
Exercisable at October 1, 2011	9,930	29.88

At October 1, 2011, $61,029 of total unrecognized compensation cost related to non-vested stock option awards is expected to be recognized over a weighted-average period of 1.1 years.

The weighted-average grant-date fair value of individual options granted during the first quarter of fiscal 2012 and fiscal 2011 was $15.34 and $11.17, respectively. The total intrinsic value of options exercised during the first quarter of fiscal 2012 and fiscal 2011 was $69,909 and $21,361, respectively. During the first quarter of fiscal 2012 and fiscal 2011 the total cash received from these option exercises was $91,219 and $50,117, respectively, and the actual tax benefit realized from these option exercises was $26,611 and $7,892, respectively.

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)
(unaudited)

5.	SHARE-BASED COMPENSATION – continued

Share Unit Awards

The grant-date fair value of each Coach share unit award is equal to the fair value of Coach stock at the grant date. The following table summarizes information about non-vested share units as of and for the period ended October 1, 2011:

		Weighted-
	Number of	Average
	Non-vested	Grant-Date
	Share Units	Fair Value
Non-vested at July 2, 2011	4,321	$33.81
Granted	1,393	61.03
Vested	(1,276)	31.07
Forfeited	(117)	32.28
Non-vested at October 1, 2011	4,321	43.06

At October 1, 2011, $135,482 of total unrecognized compensation cost related to non-vested share awards is expected to be recognized over a weighted-average period of 1.2 years.

The weighted-average grant-date fair value of share awards granted during the first quarter of fiscal 2012 and fiscal 2011 was $61.03 and $38.45, respectively. The total fair value of shares vested during the first quarter of fiscal 2012 and fiscal 2011 was $73,330 and $34,608, respectively.

6.	FAIR VALUE MEASUREMENTS

In accordance with Accounting Standards Codification (“ASC”) 820-10, “Fair Value Measurements and Disclosures,” the Company categorizes its assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth below. The three levels of the hierarchy are defined as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities. Coach currently does not have any Level 1 financial assets or liabilities.

Level 2 – Observable inputs other than quoted prices included in Level 1. Level 2 inputs include quoted prices for identical assets or liabilities in non-active markets, quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observable for substantially the full term of the asset or liability.

Level 3 – Unobservable inputs reflecting management’s own assumptions about the input used in pricing the asset or liability.

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)
(unaudited)

6.	FAIR VALUE MEASUREMENTS – continued

The following table shows the fair value measurements of the Company’s assets and liabilities at October 1, 2011 and July 2, 2011:

	Level 2		Level 3
	October 1,	July 2,	October 1,	July 2,
	2011	2011	2011	2011
Assets:
Long-term investment – auction rate security (a)	$–	$–	$6,000	$6,000
Derivative assets – zero-cost collar options (b)	2,924	2,020	–	–
Total	$2,924	$2,020	$6,000	$6,000

Liabilities:
Derivative liabilities – zero-cost collar options (b)	$5,257	$1,062	$–	$–
Derivative liabilities – cross-currency swap (c)	–	–	6,141	651
Total	$5,257	$1,062	$6,141	$651

(a)
The fair value of the security is determined using a model that takes into consideration the financial conditions of the issuer and the bond insurer, current market conditions and the value of the collateral bonds.

(b)
The Company enters into zero-cost collar options to manage its exposure to foreign currency exchange rate fluctuations resulting from Coach Japan’s and Coach Canada’s U.S. dollar-denominated inventory purchases. The fair value of these cash flow hedges is primarily based on the forward curves of the specific indices upon which settlement is based and includes an adjustment for the counterparty’s or Company’s credit risk.

(c)
The Company is a party to a cross-currency swap transaction to manage its exposure to foreign currency exchange rate fluctuations resulting from Coach Japan’s U.S. dollar-denominated fixed rate intercompany loan. The fair value of this cash flow hedge is primarily based on the forward curves of the specific indices upon which settlement is based and includes an adjustment for the Company’s credit risk.

As of October 1, 2011 and July 2, 2011, the Company’s investments included an auction rate security (“ARS”), deemed a long-term investment classified within other assets, as the auction for this security has been unsuccessful. The underlying investments of the ARS are scheduled to mature in 2035. We have determined that the significant majority of the inputs used to value this security fall within Level 3 of the fair value hierarchy as the inputs are based on unobservable estimates. The fair value of the Company’s ARS has been $6,000 since the end of the second quarter of fiscal 2009.

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)
(unaudited)

6.	FAIR VALUE MEASUREMENTS – continued

As of October 1, 2011 and July 2, 2011, the fair value of the Company’s cross-currency swap derivatives were included within accrued liabilities. The Company uses a management model to value these derivatives, which includes a combination of observable inputs, such as tenure of the agreement and notional amount and unobservable inputs, such as the Company’s credit rating. The table below presents the changes in the fair value of the cross-currency swaps during the first three months of fiscal 2012 and 2011:

Cross-
Currency
Swaps
Balance at July 2, 2011	$651
Unrealized loss, recorded in accumulated other comprehensive income	5,490
Balance at October 1, 2011	$6,141
Balance at July 3, 2010	$2,418
Unrealized loss, recorded in accumulated other comprehensive income	6,905
Balance at October 2, 2010	$9,323

The Company’s short-term investments of $2,256 and $90,592 as of October 1, 2011 and July 2, 2011, respectively, consist of U.S. treasury bills and commercial paper which are classified as held-to-maturity based on our positive intent and ability to hold the securities to maturity. They are stated at amortized cost, which approximates fair market value due to their short maturities.

7.	COMMITMENTS AND CONTINGENCIES

At October 1, 2011, the Company had letters of credit available of $300,000, of which $167,209 were outstanding. The letters of credit, which expire at various dates through 2014, primarily collateralize the Company’s obligation to third parties for the purchase of inventory.

In the ordinary course of business, Coach is a party to several pending legal proceedings and claims. Although the outcome of such items cannot be determined with certainty, Coach’s General Counsel and management are of the opinion that the final outcome will not have a material effect on Coach’s financial position, results of operations or cash flows.

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)
(unaudited)

8.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Substantially all purchases and sales involving international parties are denominated in U.S. dollars, which limits the Company’s exposure to foreign currency exchange rate fluctuations. However, the Company is exposed to market risk from foreign currency exchange risk related to Coach Japan’s and Coach Canada’s U.S. dollar-denominated inventory purchases and Coach Japan’s $109,110 U.S. dollar-denominated fixed rate intercompany loan. Coach uses derivative financial instruments to manage these risks. These derivative transactions are in accordance with the Company’s risk management policies. Coach does not enter into derivative transactions for speculative or trading purposes.

Coach Japan and Coach Canada enter into certain foreign currency derivative contracts, primarily zero-cost collar options, to manage the exchange rate risk related to their inventory purchases. As of October 1, 2011 and July 2, 2011, $168,993 and $171,030 of foreign currency forward contracts were outstanding, respectively.

Coach Japan’s cross currency swap transaction requires an exchange of a yen fixed interest rate for a U.S. dollar fixed interest rate and an exchange of yen and U.S. dollar based notional values at maturity on December 29, 2011.

The Company’s derivative instruments are designated as cash flow hedges. The effective portion of gains or losses on the derivative instruments are reported as a component of other comprehensive income and reclassified into earnings in the same periods during which the hedged transaction affects earnings. The ineffective portion of gains or losses on the derivative instruments are recognized in current earnings and are included within net cash provided by operating activities.

The following tables provide information related to the Company’s derivatives:

		Fair Value
Derivatives Designated	Balance Sheet	At October 2,	At July 2,
as Hedging Instruments	Classification	2011	2011
Foreign exchange contracts	Other Current Assets	$2,924	$2,020
Total derivative assets		$2,924	$2,020
Foreign exchange contracts	Accrued Liabilities	$11,398	$1,713
Total derivative liabilities		$11,398	$1,713

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)
(unaudited)

8.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES – continued

	Amount of Loss Recognized
	in OCI on Derivatives
	(Effective Portion)

	Quarter Ended
	October 1,	October 2,
Derivatives in Cash Flow Hedging Relationships	2011	2010
Foreign exchange contracts	$(2,332)	$(5,816)
Total	$(2,332)	$(5,816)
For the first quarter of fiscal 2012 and fiscal 2011, the amounts above are net of tax of $2,469 and $3,882, respectively.

	Amount of Loss Reclassified
	from Accumulated OCI into
	Income (Effective Portion)

	Quarter Ended
Location of Loss Reclassified from Accumulated	October 1,	October 2,
OCI into Income (Effective Portion)	2011	2010
Cost of Sales	$(2,913)	$(840)
Total	$(2,913)	$(840)

During the three months ended October 1, 2011 and October 2, 2010, there were no material gains or losses recognized in income due to hedge ineffectiveness.

The Company expects that $3,311 of net derivative losses included in accumulated other comprehensive income at October 1, 2011 will be reclassified into earnings within the next 12 months. This amount will vary due to fluctuations in the Japanese yen and Canadian dollar exchange rates.

Hedging activity affected accumulated other comprehensive (loss) income, net of tax, as follows:

	October 1,	July 2,
	2011	2011

Balance at prior year end balance sheet date	$(1,465)	$(2,092)
Net losses transferred to earnings	1,767	10,021
Change in fair value, net of tax	(2,332)	(9,394)
Balance at end of period	$(2,030)	$(1,465)

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)
(unaudited)

9.	GOODWILL AND INTANGIBLE ASSETS

The change in the carrying value of goodwill for the first three months of fiscal 2012 ended October 1, 2011, by operating segment, is as follows:

	Direct-to-
	Consumer	Indirect	Total

Goodwill balance at July 2, 2011	$329,488	$1,516	$331,004
Acquisition of Singapore retail business	5,292	–	5,292
Foreign exchange impact	15,682	–	15,682
Goodwill balance at October 1, 2011	$350,462	$1,516	$351,978

At October 1, 2011 and July 2, 2011, intangible assets not subject to amortization consisted of $9,788 of trademarks.

10.	SEGMENT INFORMATION

The Company operates its business in two reportable segments: Direct-to-Consumer and Indirect. The Company’s reportable segments represent channels of distribution that offer similar merchandise and service and utilize similar marketing strategies. Sales of Coach products through Company-operated stores in North America, Japan, Hong Kong, Macau, mainland China and Singapore, and the Internet constitute the Direct-to-Consumer segment. The Indirect segment includes sales to wholesale customers in over 20 countries, including the United States, and royalties earned on licensed product. In deciding how to allocate resources and assess performance, the Company’s executive officers regularly evaluate the net sales and operating income of these segments. Operating income is the gross margin of the segment less direct expenses of the segment. Unallocated corporate expenses include production variances, general marketing, administration and information systems expenses, as well as distribution and consumer service expenses.

In connection with the acquisition of the retail business in Singapore, the Company evaluated the composition of its reportable segments and concluded that sales in this region should be included in the Direct-to-Consumer segment. Accordingly, prior year comparable sales and operating income have been reclassified to conform to the current year presentation.

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)
(unaudited)

10.	SEGMENT INFORMATION – continued

	Direct-to-		Corporate
	Consumer	Indirect	Unallocated	Total
Quarter Ended October 1, 2011
Net sales	$910,275	$140,084	$–	$1,050,359
Operating income	364,898	77,950	(120,882)	321,966
Income before provision for income taxes	364,898	77,950	(122,244)	320,604
Depreciation and amortization expense	21,448	2,567	8,039	32,054
Additions to long-lived assets	18,889	7,193	9,897	35,979

Quarter Ended October 2, 2010
Net sales	$777,222	$134,447	$–	$911,669
Operating income	301,469	74,928	(90,737)	285,660
Income before provision for income taxes	301,469	74,928	(91,299)	285,098
Depreciation and amortization expense	21,220	3,036	7,995	32,251
Additions to long-lived assets	20,026	2,171	4,593	26,790

The following is a summary of the common costs not allocated in the determination of segment performance:

	Quarter Ended
	October 1,	October 2,
	2011	2010
Production variances	$8,677	$16,367
Advertising, marketing and design	(50,692)	(37,406)
Administration and information systems	(64,260)	(57,496)
Distribution and customer service	(14,607)	(12,202)
Total corporate unallocated	$(120,882)	$(90,737)

APPENDIX II	UNAUDITED INTERIM FINANCIAL INFORMATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars and shares in thousands, except per share data)
(unaudited)

11.	STOCK REPURCHASE PROGRAM

Purchases of Coach’s common stock are made subject to market conditions and at prevailing market prices, through the open market. Repurchased shares of common stock become authorized but unissued shares and may be issued in the future for general corporate and other purposes. The Company may terminate or limit the stock repurchase program at any time.

Coach accounts for stock repurchases and retirements by allocating the repurchase price to common stock, additional paid-in-capital and retained earnings. The repurchase price allocation is based upon the equity contribution associated with historical issuances, beginning with the earliest issuance. During the fourth quarter of fiscal 2010, cumulative stock repurchases allocated to retained earnings have resulted in an accumulated deficit balance. Since its initial public offering, the Company has not experienced a net loss in any fiscal year, and the net accumulated deficit balance in stockholders’ equity is attributable to the cumulative stock repurchase activity.

For the first quarter of fiscal 2012 and fiscal 2011, the Company repurchased and retired 1,067 and 3,585 shares of common stock at an average cost of $55.30 and $38.35 per share, respectively. As of October 1, 2011, Coach had $902,627 remaining in the stock repurchase program.

12.	RECENT ACCOUNTING DEVELOPMENTS

In May 2011, Accounting Standards Codification 820-10 “Fair Value Measurements and Disclosures,” was amended to clarify certain disclosure requirements and improve consistency with international reporting standards. This amendment is to be applied prospectively and is effective for the Company beginning January 1, 2012. The Company does not expect its adoption to have a material effect on its consolidated financial statements.

Accounting Standards Codification Topic 220, “Comprehensive Income,” was amended in June 2011 to require entities to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendment does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income under current GAAP. This guidance is effective for the Company’s fiscal year and interim periods beginning July 1, 2012. The Company is currently evaluating this guidance, but does not expect its adoption to have a material effect on its consolidated financial statements.

In September 2011, Accounting Standards Codification 350-20 “Intangibles – Goodwill and Other – Goodwill” was amended to allow entities to assess qualitative factors to determine if it is more-likely-than-not that goodwill might be impaired, and whether it is necessary to perform the two-step goodwill impairment test required under current accounting standards. This guidance is effective for the Company’s fiscal year beginning July 1, 2012. The Company does not expect its adoption to have a material effect on its consolidated financial statements.

APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

The Company is incorporated in the State of Maryland and, therefore, operates subject to Maryland law, including the MGCL. Set out below is a summary of certain provisions of Maryland law, U.S. securities and tax laws, NYSE regulations, the Company’s charter, consisting of articles of incorporation, as amended and supplemented (the “charter”), and the Company’s bylaws (the “bylaws”), although this summary does not purport to be a complete description or review of the same. The Maryland General Corporation Law can be accessed via the Internet at
www.michie.com/maryland.

GENERAL

The Company was incorporated in the State of Maryland, United States of America, on June 1, 2000 under the MGCL by the filing with and acceptance for record by the State Department of Assessments and Taxation of Maryland of articles of incorporation. The purposes for which the Company was formed was to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Maryland and the Company may exercise all powers of a corporation not inconsistent with law. The Company has perpetual existence.

SHARE CAPITAL

Authorized Stock

The charter provides that the Company may issue up to 1,000,000,000 shares of common stock, $0.01 par value per share, and up to 25,000,000 shares of preferred stock, $0.01 par value per share, and permits the Company’s board of directors, with the approval of a majority of the entire board and without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue.

Variation of Rights

Under the MGCL, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of a corporation may vary among holders thereof only if the manner in which such variations shall operate is clearly and expressly set forth in the charter of such corporation. The charter does not provide for any variations among the holders of any class or series of stock. Any amendment to the charter to provide for such variations would require approval in the manner set forth below.

Issuance of Shares of Stock

The Company’s board of directors may authorize the issuance from time to time of shares of stock of the Company of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the bylaws. Prior to the issuance of stock or convertible securities, the board of directors must adopt a resolution that (i) authorizes the issuance, (ii) sets the minimum consideration for the stock or convertible securities or a formula for its determination and (iii) fairly describes any consideration other than money.

– III-1 –

APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Consideration for the issuance of stock, convertible securities, warrants or options may consist, in whole or in part, of (i) money, (ii) tangible or intangible property, (iii) labor or services actually performed for the corporation; (iv) a promissory note or other obligation for future payment in money or (v) contracts for labor or services to be performed. When a corporation receives the consideration for which stock or convertible securities are to be issued, the stock or convertible securities are fully paid and nonassessable.

Except as may be required by the rules of any U.S. stock exchange or automated quotation system on which the Company’s securities may be listed or traded, stockholder approval is not required in order for the Company to issue shares of stock. Additionally, please see the risk factor on page 18 of the listing document under the caption, “We are a corporation incorporated in the State of Maryland in the United States and our corporate governance practices are principally governed by United States federal and Maryland state laws and regulations.”

Also, under Section 312 of the NYSE Listed Company Manual, stockholder approval is required:

•	for equity compensation plans;

•
prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, to a director, officer or substantial security holder of the company (or certain affiliates and other persons thereof) subject to threshold exceptions;

•
prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock, subject to exceptions for public offerings for cash, bona fide private financings involving the sale of common stock (or securities convertible into or exercisable for common stock) for cash at a price at or greater than both book and market value; or

•	prior to an issuance that will result in a change of control of the issuer.

Voting Rights

Except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power.

Shares of a corporation’s own stock held directly or indirectly by it may not be voted at any meeting and may not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by the corporation in a fiduciary capacity.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Power to Classify and Reclassify Stock

The board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into one or more other classes or series of stock, including one or more classes or series of stock that have priority over the Company’s common stock with respect to voting rights or distributions or upon liquidation, and the board of directors may authorize the Company to issue the newly classified shares. Prior to the issuance of shares of each class or series, the board of directors is required by the MGCL and the charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of the Company’s stock or the rules of any stock exchange or automated quotation system on which such stock may be then listed or traded.

Once shares of a class or series of stock are issued and outstanding, however, subsequent amendments to the terms of such outstanding stock must be declared advisable by the board of directors and approved by the stockholders entitled to vote thereon. Amendments to the terms of a particular class or series generally require the approval of all holders of voting stock, as discussed below. However, a corporation’s charter may provide that the holders of one or more classes or series of stock have exclusive voting rights on a charter amendment that would alter only the contract rights, as expressly set forth in the charter, of the specified class or series of stock.

Power to Increase or Decrease Authorized Stock

The charter authorizes the Company’s board of directors, with the approval of a majority of the entire board and without any action by the stockholders, to amend the charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series.

Preemptive Rights

Except as may be provided by the board of directors in setting the terms of classified or reclassified shares of stock or as may otherwise be provided by a contract approved by the board of directors, no holder of shares of stock of the Company shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Company or any other security of the Company which it may issue or sell.

Restrictions on Transfer

Any restrictions on the transferability of shares of stock must be contained in the charter or in a contract to which the stockholder is a party or to which the stockholder assented in receiving such stockholder’s shares of stock. There are no restrictions on ownership and transfer of the Company’s stock set forth in the charter.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Stamp or Similar Taxes

Maryland does not impose a stamp tax, or franchise tax, on its capital stock.

Stock Repurchases

Subject to the limitations on the payment of distributions set forth below, if authorized by its board of directors, a corporation may acquire the corporation’s own shares. Any shares of its own stock so acquired by a corporation shall constitute authorized but unissued shares which, unless the corporation’s charter provides otherwise, may be reissued by the corporation. The charter does not provide otherwise. Shares of a corporation may be purchased by a subsidiary of the corporation, but such shares shall be subject to the limitations set forth above under the caption, “Voting Rights.” There is no treasury stock under Maryland law.

Financial Assistance to Purchase Shares

There is no specific restriction under Maryland law on the provision of financial assistance by a corporation to another person for the purchase of, or subscription for, its own shares. However, any determination by the board of directors of a corporation is subject to the standard of conduct of directors described below.

Distributions

The MGCL permits a corporation, subject to any restriction in its charter, to make any distribution authorized by the board of directors unless, after the distribution (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation’s total assets would be less than the sum of its total liabilities, plus, unless the charter permits otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution to satisfy liquidation preferences on stock senior to the stock receiving the distribution. Notwithstanding clause (ii) of the immediately preceding sentence, a corporation may make a distribution from (i) the net earnings of the corporation for the fiscal year in which the distribution is made, (ii) its net earnings for the preceding fiscal year or (iii) the sum of its net earnings for the preceding eight fiscal quarters. A corporation’s board of directors may base a determination that a distribution is not prohibited either on (i) financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or (ii) a fair valuation or other method that is reasonable in the circumstances.

A distribution may be in the form of (i) a declaration or payment of a dividend, (ii) a purchase, redemption, whether or not at the option of the corporation or the stockholders, or other acquisition of shares or (iii) an issuance of evidence of indebtedness. A distribution does not include a stock dividend or stock split authorized under certain provisions of the MGCL.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Subject to the preferential rights, if any, of holders of any other class or series of stock, holders of common stock have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by the Company’s board of directors and declared by the Company, and are entitled to share ratably in the assets of the Company legally available for distribution to the holders of common stock in the event of the Company’s liquidation, dissolution or winding up of its affairs.

Alterations of Share Capital

Under the MGCL, the capital of a Maryland corporation consists of three accounts: stated capital (i.e., the aggregate par value of the stock issued), capital surplus (i.e., all consideration received by the corporation in excess of the aggregate par value) and earned surplus (i.e., undistributed profits of the corporation accumulated over time, commonly referred to as retained earnings). A corporation may, by resolution of its board of directors, apply any part of its capital surplus (a) against a corporate deficit arising from a loss or from diminution in the value of its assets or for any other proper corporate purpose or (b) to restore depleted earned surplus. An application of capital surplus must be disclosed to stockholders in the corporation’s next annual report.

Formerly, the distinctions between stated capital, capital surplus and earned surplus were important because the MGCL prohibited dividends that impaired stated capital and prohibited redemptions or purchases of stock that were charged against any source other than surplus. Now, since the enactment in 1988 of amendments to the MGCL, which substituted two insolvency tests (equity and balance sheet) for the pre-1988 tests, the distinctions between these capital accounts are no longer legally relevant, except for disclosure of an application of capital surplus.

Under the MGCL, shares of stock of a corporation acquired by such corporation are automatically retired, thus reducing stated capital. However, any reduction of stated capital other than through retirement of stock held by the corporation or certain changes in par value must be approved by (a) adoption of a resolution of the board of directors declaring that the proposed reduction is advisable and (b) the stockholders of the corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter (or a majority of all the votes entitled to be cast on the matter if such stockholder vote requirement is reduced pursuant to a charter provision, which the Company’s charter contains).

A division of issued shares into a greater number of shares of the same class without any change in the aggregate amount of stated capital is a stock split; a division with a change (increase) in the aggregate amount of stated capital is a stock dividend under Maryland law. The issuance of a stock dividend and forward stock splits may be authorized by the board of directors of a Maryland corporation. However, a dividend payable in one class of a corporation’s stock may not be declared or paid to the holders of another class of stock unless the payment has been approved by the board of directors pursuant to a power conferred upon it in the charter or by the affirmative vote of a majority of each class of stockholders entitled to vote on the matter.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Maryland also permits the board of directors of a corporation with a class of equity securities registered under the Securities Exchange Act of 1934, such as the Company, with the approval of a majority of the board of directors and without stockholder action, to effect a reverse stock split resulting in a combination of shares at a ratio of not more than ten shares into one share in any twelve-month period. A reverse stock split is defined as a combination of outstanding shares of stock of a corporation into a lesser number of shares of stock of the same class without any change in the aggregate amount of stated capital of the corporation, except for a change resulting from an elimination of fractional shares. Within 20 days after the effective date of the reverse stock split, the corporation must give written notice of the reverse split to each holder of record of the combined shares of stock as of the effective date.

Books and Records and Annual Statement

Under the MGCL, each corporation is required to keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its stockholders and board of directors. The president or, if provided in the bylaws, some other executive officer of each corporation is required to prepare annually a full and correct statement of the affairs of the corporation, including a balance sheet and a financial statement of operations for the preceding fiscal year, which must be submitted at the annual meeting of stockholders and, thereafter, placed on file at the corporation’s principal office or such other place specified in the bylaws of the corporation.

BOARD OF DIRECTORS

General

Under the MGCL, the business and affairs of a corporation shall be managed under the direction of the board of directors. All powers of the corporation may be exercised by or under the authority of the board of directors, except as conferred on or reserved to the stockholders by law or by the charter or bylaws of the corporation.

Standard of Conduct of Directors

The standard of conduct for directors in performing his or her duties as a director is generally set forth in the MGCL, and requires that a director of a corporation perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with the care of that an ordinarily prudent person in a like position would use under similar circumstances.

Number of Directors

The number of directors of the Company may be fixed only by the board of directors. Currently, there are seven members on the board of directors of the Company.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Election of Directors

Each member of the Company’s board of directors is elected by the Company’s stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of the Company’s common stock have no right to cumulative voting in the election of directors, and directors are elected by a plurality of all the votes cast in the election of directors.

Vacancies

Subject to the rights of holders of one or more classes or series of preferred stock, any vacancy on the board of directors may be filled only by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Removal of Directors

A director may be removed, with or without cause, by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors.

Meetings of the Board

The board of directors holds regular meetings, including an annual meeting generally held after and at the same place as the annual meeting of stockholders. Special meetings of the board of directors may also be called at the request of the chairman of the board, the chief executive officer, the president or by a majority of the directors then in office. Meetings of the board of directors require a quorum of a majority of the directors in order to transact business, and the action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the board of directors, unless a greater proportion is required by applicable law, the charter or the bylaws. In accordance with the bylaws, notice of meetings of the board of directors may be delivered personally or by telephone, e-mail or facsimile transmission not less than 24 hours prior to a meeting. In addition, notice may be given by courier not less than two days prior to the meeting or by mail not less than three days prior to the meeting. The board of directors may hold telephonic or in person meetings, and may also act by unanimous written consent.

Limitation of Directors’ and Officers’ Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

The MGCL requires a corporation (unless its charter provides otherwise, which the charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

(a)	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

(b)	the director or officer actually received an improper personal benefit in money, property or services; or

(c)	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

(a)	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

(b)
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The charter authorizes, and the bylaws obligate, the Company, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

(a)	any present or former director or officer of the Company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

(b)
any individual who, at the Company’s request, serves or has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Remuneration of Directors

The MGCL does not expressly include a provision related to the compensation of directors, although such matters are typically addressed in a corporation’s bylaws or by resolution of the board of directors. The bylaws provide that directors shall not receive any stated compensation for their services as directors, but, by resolution of the board of directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Company and for any service or activity they performed or engaged in as directors. Directors may also be reimbursed for expenses of attendance at each meeting of the board of directors or of any committee thereof. Under the bylaws, approval of any compensation for directors is required to be approved by a majority of the directors present at a meeting at which a quorum is present.

Interested Director Transactions

Under the MGCL, a contract or other transaction between a corporation and a director or between a corporation and any other corporation, firm or other entity in which a director is a director or has a material financial interest is not void or voidable solely because of (i) the common directorship or interest, (ii) the presence of a director at the meeting authorizing, approving or ratifying the contract or transaction or (iii) the counting of the director’s vote for the authorization, approval or ratification of the contract or transaction, if the fact of the common directorship or interest is disclosed and the contract or other transaction is either (a) ratified in accordance with certain procedures by the disinterested directors or by the disinterested stockholders or (b) is fair and reasonable to the corporation. If the contract or other transaction is not authorized, approved or ratified in one of the foregoing ways, the person asserting the validity of the contract or transaction bears the burden of proving that the contract or transaction was fair and reasonable to the corporation at the time it was authorized, approved or ratified. However, the foregoing sentence does not apply to the fixing by the board of directors of reasonable compensation for a director, whether as a director or in any other capacity.

Loans to Directors

The MGCL does not expressly prohibit loans or the extension of credit by a Maryland corporation to its directors.

Age Limit

The MGCL does not contain a statutory age limit for individuals to serve on a board of directors. In addition, the Company does not have a mandatory retirement age for directors.

Borrowing Powers

The board of directors may from time to time, at its discretion, authorize the Company to raise, borrow or secure the payment of any sum or sums of money for the purposes of the Company.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Officers

An officer or agent of a Maryland corporation has the authority and shall perform the duties in the management of the assets and affairs of the corporation as provided in the bylaws of the corporation and determined from time to time by resolution of the board of directors not inconsistent with the bylaws of the corporation. Unless the bylaws of a corporation provide otherwise, the board of directors shall elect the officers and the officers shall serve for one year and until his or her successor is elected and qualifies. An officer or agent of the corporation may be removed by the board of directors if, in its judgment, the best interests of the corporation will be served thereby. A Maryland corporation is required to have a president, secretary and treasurer and may have any other officers provided for in the bylaws of the corporation. A corporation may provide a loan, guaranty or other assistance to an officer or other employee, including one who is a director, if the loan, guaranty or other assistance may, in the judgment of the directors, reasonably be expected to benefit the corporation or is an advance made against indemnification in accordance with the MGCL provisions described above.

STOCKHOLDERS

Liability of Stockholders

Under Maryland law, stockholders are not generally liable for a corporation’s debts or obligations. A stockholder’s liability is limited to his or her capital contribution, absent a contrary provision in a corporation’s charter. There is no such provision in the Company’s charter. A stockholder is obligated to the corporation, however, to the extent that the agreed consideration for the stock has not been paid.

Annual Meetings of Stockholders

Maryland law requires a corporation to hold an annual meeting of stockholders to elect directors and transact any other business within its powers. Pursuant to the bylaws, the Company’s annual meeting of stockholders will be held on a date and at the time set by the board of directors during the 31-day period beginning on the 15th day of October and ending on the 14th day of November of each year.

Special Meetings of Stockholders

Special meetings of stockholders may be called by the chairman of the board, president, chief executive officer or board of directors. A special meeting of stockholders to act on any matter that may properly be considered by the stockholders will also be called by the secretary of the Company upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting, accompanied by the information required by the bylaws. The secretary of the Company will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting, and the requesting stockholder must pay such estimated cost before the secretary may prepare and mail the notice of the special meeting.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Notices of Meetings

Under the MGCL, the secretary of a Maryland corporation is required to give notice of a meeting of stockholders in writing or by electronic transmission not less than 10 nor more than 90 days before the meeting to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting.

Quorum and Voting

Under the MGCL and the Company’s bylaws, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting of stockholders constitutes a quorum. In addition, each outstanding share of common stock is entitled to one vote per share. Stockholders elect directors by a plurality of all the votes cast at a meeting of stockholders, duly called and at which a quorum is present. A majority of the votes cast is generally sufficient to approve any other matter, unless more than a majority of the votes cast is required by Maryland law, the charter or the rules of any stock exchange or automated quotation system on which such stock may be then listed or traded. Extraordinary transactions (i.e., merger, consolidation, share exchange, sale of all or substantially all of a corporation’s assets and dissolution) require the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The charter provides that these actions must be approved by stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Proxies

Under the MGCL, a record holder of stock may vote such stock in person or by authorizing another person to act as a proxy for the stockholder. Such proxies are in the stockholder’s discretion and typically provide the proxy holder with the power to attend the stockholders meeting and to cast the votes entitled to be cast by the stockholder and to otherwise represent the stockholder at such meeting with all of the powers possessed by the stockholder as if the stockholder were personally present at the meeting. In Maryland, there is no limit on the number of proxies that may be authorized. Each stockholder can authorize a different person to act as a proxy. In addition, a corporation may not require that proxies be submitted in advance of the meeting in order to be effective thereat.

Also, the bylaws provide that shares of stock of the Company registered in the name of another business entity may be voted by the president, vice president, general partner or trustee of such entity, as the case may be, or a proxy appointed by one of the foregoing individuals, unless some other person has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing body of such entity. Furthermore, the board of directors may similarly authorize one or more officers to vote shares of stock of other entities held by the Company.

Stockholder Proposals

Under Maryland law, stockholders have the right to nominate directors and make other stockholder proposals at a meeting, but a corporation may require notice of such nominations or proposals of other business to be provided by the stockholder in advance of the meeting at such time as specified

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

in the charter or bylaws of the corporation. Under the bylaws, nominations or other business must be given by a stockholder to the Company in advance of a meeting in accordance with the timing and other requirements set forth therein.

With respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by stockholders may be made by any stockholder who was a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and has provided notice to the Company within the time period, and containing the information and other materials, specified in the advance notice provisions of the bylaws. For annual meetings of stockholders, the bylaws require such stockholders to notify the secretary of the Company of director nominations and other proposals generally not earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the preceding year’s proxy statement; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

With respect to special meetings of stockholders, in the event that the meeting has been called for the purpose of electing directors, nominations of individuals for election to the Board of Directors may be made by any stockholder who was a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each such nominee and has provided notice to the Company within the time period, and containing the information and other materials, specified in the advance notice provisions of the bylaws. For special meetings of stockholders, the bylaws require that such notice be delivered to the secretary of the Company not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting.

The information required to be disclosed by a stockholder making a director nomination or other proposal, include, among other items, (i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director (A) the name, age, business address and residence address of such individual, (B) the class, series and number of any shares of stock of the Company that are beneficially owned or owned of record by such individual, (C) the date such shares were acquired and the investment intent of such acquisition and (D) certain information relating to the nominee’s history, experience, independence and willingness to serve as a director; (ii) as to any other business that the stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (defined as (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of shares of stock of the Company owed of record or beneficially by such stockholder and (c) any person controlling, controlled by or under common control with such

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Stockholder Associated Person), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom; (iii) as to the stockholder giving the notice and any Stockholder Associated Person, (A) the class, series and number of all shares of stock of the Company which are owned by such stockholder and by such Stockholder Associated Person, if any, (B) the nominee holder for, and the number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person, and (C) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of stock of the Company; (iv) as to the stockholder giving notice and any Stockholder Associated Person covered by clauses (ii) and (iii) above, the name and address of such stockholder, as they appear on the Company’s stock ledger and current name and address, if different, and of such Stockholder Associated Person; and (v) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

Rights of Objecting Stockholders (Appraisal Rights)

Under the MGCL, a stockholder of a Maryland corporation may be entitled to appraisal rights in the event of certain fundamental changes in the corporation. Specifically, a stockholder has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if (1) the corporation consolidates or merges with another corporation, (2) the stockholder’s stock is to be acquired in a statutory share exchange, (3) the corporation transfers all or substantially all of its assets in a manner requiring stockholder approval, (4) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved in the charter of the corporation, or (5) the transaction is subject to certain provisions of the Maryland Business Combination Act described below. These rights must be exercised in accordance with the procedures set forth in the MGCL.

Maryland law provides that a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if, among other things, (1) the stock is listed on a national securities exchange on the record date for determining stockholders entitled to vote on the matter or, in certain mergers, the date notice is given or waived (except certain mergers where stock held by directors and executive officers is exchanged for merger consideration not available generally to all stockholders), (2) the stock is that of the successor in the merger, unless either (i) the merger alters the contract rights of the stock as expressly set forth in the charter of the corporation and such charter does not reserve the right to do so or (ii) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor, (3) the stock is not entitled to vote on the transaction or (4) the charter of the corporation provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder.

The charter and bylaws do not contain any provisions limiting the statutory rights set forth above.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Stockholder Derivative Actions

Derivative suits are permitted in Maryland and have been recognized at least as early as 1881. A derivative suit is an action by a stockholder that derives from the right to enforce a legal right of the corporation against another person. The suit is brought in the name and right of the corporation. Derivative suits are most commonly brought against directors, officers, employees or agents of the corporation but may also be brought against third parties. A derivative suit is both a suit against the corporation to compel it to sue (hence, the requirement that the corporation be named as a defendant) and a suit by the corporation, brought by one or more stockholders on its behalf, against persons allegedly liable to the corporation. Under the MGCL, a breach of the statutory standard of conduct of directors discussed above is not enforceable other than by or in the right of the corporation.

The plaintiff in a derivative suit must be a stockholder of the corporation. A creditor has no right to bring a derivative suit. If the wrong alleged was committed against the stockholder rather than the corporation, then the stockholder must bring the action as a direct action-either individually or as representative of a class-and not as a derivative action. If the wrong alleged was committed against the corporation, then the stockholder may not sue individually but only derivatively.

Inspection of Records

Under the MGCL, one or more persons who together are and have been stockholders of record of a corporation for at least six months and in total hold at least 5% of the outstanding stock of any class may inspect and copy the corporation’s books of account and stock ledger, request a written statement of the corporation’s affairs and request a list of the corporation’s stockholders, if the stock ledger or a duplicate is not kept at its principal office. In addition, any stockholder of a Maryland corporation may (i) inspect and copy the bylaws, minutes of the proceedings of stockholders, annual statement of affairs and voting trust agreements and (ii) request the corporation provide a sworn statement showing all stock, as well as any other securities, issued and all consideration received by the corporation during the preceding 12 months.

Extraordinary Transactions

General

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The charter provides that these actions must be approved by stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Amendments to the Charter and Bylaws

The charter generally may be amended only if the amendment is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The board of directors, with the approval of a majority of the entire board and without any action by the stockholders, may also amend the charter to increase

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company is authorized to issue. In addition, under the MGCL, certain minor changes to a corporation’s charter, including changing the corporation’s name and par value per share, may be approved by a majority of the entire board of directors, without stockholder approval.

The board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Mergers

Under the MGCL, a Maryland corporation generally cannot merge, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless it is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, the charter provides that these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Under the MGCL, in any merger, stock in a corporation may be exchanged for or converted into stock, evidences of indebtedness, partnership or limited liability company interests, or other securities of the successor or any other corporation or entity (whether or not a party to the transaction), other tangible or intangible property, money or any other consideration or a combination of the foregoing.

A parent corporation may merge with or into a 90% or more owned subsidiary corporation (a “short-form merger”), with the approval of only the board of directors of each corporation (i.e., without any stockholder vote), as long as two conditions are met. First, the charter of the successor must not be amended in the merger other than to change its name, the name or par value of any class or series of stock or the aggregate par value of its stock. Second, the contract rights of any stock exchanged for stock of the other corporation in the merger must be identical to the contract rights of the stock for which the stock of the successor was exchanged. Either the parent or the subsidiary corporation will be the surviving entity in a short-form merger.

Minority stockholders in a short-form merger have the right to (a) notice at least 30 days prior to the articles of merger being filed with the State Department of Assessments and Taxation of Maryland and (b) demand and receive fair value of the minority stockholder’s stock as, and to the extent, provided under the MGCL. However, the MGCL generally does not permit appraisal rights for a corporation’s stock that is listed, on the date notice of the merger is given to the minority stockholders, on a national securities exchange or if the corporation’s charter eliminates appraisal rights. The Company’s charter does not eliminate appraisal rights, however, as long as the common stock of the Company is listed on the New York Stock Exchange, or is listed on another national exchange in the United States, appraisal rights generally will not be available to the stockholders of the Company. The MGCL does not provide minority stockholders of a corporation with the right to require the offeror to buy out their interests where the offeror has acquired 90% or more of the corporation. Minority stockholders do not have the right to vote on a short-form merger, and, therefore, any objection by minority stockholders to such transaction would not be binding on the corporation or its board of directors.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

If after 90% of the shares are acquired by an offeror, the corporation was no longer listed on a national securities exchange, as is common (either through a voluntary delisting or because the corporation is unable to meet the listing requirements of the securities exchange), minority stockholders would be entitled to appraisal rights under the MGCL in the event of certain fundamental changes in the corporation in the future, including mergers, share exchanges and transfers of all or substantially all of the corporation’s assets.

In addition, under the MGCL, shares of each class of stock must be treated equally, so minority stockholders would retain equal per share economic, voting and other rights as held by the majority stockholder, including rights to receive dividends, vote on matters submitted for stockholder consideration and nominate directors and propose other business at stockholders meetings. As a practical matter, an acquirer is likely to take the second-step of effecting a short-form merger after acquiring a 90% interest in a corporation and, hence, provide a liquidity event for the minority stockholders.

Sale of All or Substantially All Assets

Under the MGCL, a Maryland corporation generally cannot sell all or substantially all of its assets, unless it is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, the charter provides that these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

DISSOLUTION

Involuntary Dissolution

Stockholders entitled to cast at least 25% of all the votes entitled to be cast in the election of directors of a corporation may petition a court of equity to dissolve the corporation on grounds that the directors are so divided respecting the management of the corporation’s affairs that the votes required for action by the board cannot be obtained. Any stockholder entitled to vote in the election of directors of a corporation may petition a court of equity to dissolve the corporation on grounds that the acts of the directors or those in control of the corporation are illegal, oppressive or fraudulent. Any stockholder or creditor of a corporation other than a railroad corporation may petition a court of equity to dissolve the corporation on grounds that it is unable to meet its debts as they mature in the ordinary course of its business.

Voluntary Dissolution

The MGCL also provides for the voluntary dissolution of a corporation. If there is stock outstanding, a majority of the entire board of directors must adopt a resolution which declares that dissolution of the corporation is advisable. Each stockholder entitled to vote on the proposed dissolution must receive notice stating that a meeting will involve a vote on dissolution. The affirmative vote of two-thirds of all the votes entitled to be cast on the matter is necessary to approve the dissolution, unless a lesser

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, the charter provides that a dissolution may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

When a Maryland corporation is dissolved, until a court appoints a receiver, the business and affairs of the corporation are managed under the direction of the board of directors solely for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing the corporation’s assets and doing all other acts required to liquidate and wind up the corporation’s business and affairs. On behalf of the corporation, the directors must collect and distribute the assets, apply them to the payment, satisfaction and discharge of existing debts and obligations of the corporation, including necessary expenses of liquidation, and distribute the remaining assets among the stockholders.

PROVISIONS RELATING TO UNSOLICITED TAKEOVERS

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation that has 100 or more beneficial owners of its common stock and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors of the corporation in question approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

The statute also permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Control Share Acquisitions

The MGCL also provides that holders of “control shares” of a Maryland corporation that has 100 or more beneficial owners of its common stock acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter with respect to such shares, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. A holder of “control shares” acquired in a “control share acquisition” cannot exercise voting rights attached to the control shares, unless and until stockholder approval has been obtained, or unless, as noted below, the shares are not subject to the control share acquisition statute. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights (unless the charter eliminates appraisal rights, which the Company’s charter does not). Stockholders who exercise appraisal rights have the right to demand and receive payment of the fair value of the stockholder’s stock from the corporation as determined by the court in a judicial proceeding. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things: (1) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction, (2) newly issued shares acquired directly from the corporation or (3) acquisitions approved or exempted by the charter or bylaws of the corporation. The Company’s bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of the Company’s stock.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

(i)	the corporation’s board of directors will be divided into three classes;

(ii)	the affirmative vote of at least two-thirds of all the votes entitled to be cast by stockholders generally in the election of directors is required to remove a director;

(iii)	the number of directors may be fixed only by vote of the board of directors;

(iv)
a vacancy on the board may be filled only by the remaining directors in office and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

(v)
the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

The Company has elected to be subject to the provisions of Subtitle 8 that (1) require the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from the board of directors, (2) vest in the board of directors the exclusive power to fix the number of directors and (3) provide that vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, and directors elected to fill a vacancy will serve for the full term of the directorship in which the vacancy occurred an until a successor is elected and qualifies. The board of directors is not classified and, although it would otherwise be permissible under Maryland law for the board to become classified without stockholder approval, the Company has included a provision in the charter prohibiting the classifying of the board without the approval of a majority of the votes cast on such matter by holders of stock entitled to vote generally in the election of directors.

Stockholder Rights Plans

In 1999, the Maryland legislature validated rights plans by statute, specifically authorizing boards of directors of Maryland corporations to adopt stockholder rights plans, also sometimes referred to as “rights plans” or “pills”, to set the terms and conditions of the plans and to issue rights under such plans. A stockholder rights plan is an agreement or other instrument under which a corporation issues rights to its stockholders that: (1) may be exercised under specified circumstances to purchase stock or other securities of a corporation or any other person and (2) may become void if owned by a designated person or classes of persons under specified circumstances. Stockholder rights plans are generally used as a defensive measure to, among other things, maximize value for all stockholders by encouraging a potential acquirer to negotiate the terms of a potential transaction with a company’s board of directors.

Under many stockholder rights plans, a company declares a dividend distribution of rights to the holders of each share of outstanding common stock. Each right typically entitles its holder to purchase from the company, depending on the plan, either a fraction of a share of a new series of preferred stock of the company (which is designed to be the economic equivalent of one share of common stock)

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

or an additional share of common stock, at a price intended to reflect the long-term trading value, as determined by the board, of a share of common stock (the “Purchase Price”). Until a person or group (a) acquires (subject to certain exceptions) beneficial ownership of a specified percentage set forth in the rights agreement (usually 10% to 25%) of the outstanding shares of common stock (an “Acquiring Person”) or (b) commences a tender offer that would result in such person becoming an Acquiring Person (each, a “Trigger Event”), the rights are represented by the common stock share certificates, may be transferred only with the shares of common stock and are not exercisable. Upon the occurrence of a Trigger Event, the rights become exercisable and separate rights certificates are distributed to the holders of record of the shares of common stock. In that event, each right would entitle the holder to purchase, upon exercise of the right at the Purchase Price, either fractional shares of the new series of preferred stock or additional shares of common stock having a value of twice the Purchase Price (an exercise price below the then-current market price). The Acquiring Person, its affiliates and/or associates would not be entitled to exercise any such rights, and therefore the triggering of these rights makes any hostile acquisition of the company significantly more (generally prohibitively) expensive and substantially dilutive for the Acquiring Person’s ownership percentage. In addition, if a person or group becomes an Acquiring Person and the company then engages in a merger or other business combination with such Acquiring Person or sells or transfers a substantial amount of its assets or earning power to such Acquiring Person, each right (other than rights held by the Acquiring Person or its affiliates or associates) may thereafter entitle the holder of such right to purchase, upon exercise of the right at the Purchase Price, shares of common stock or other securities of such Acquiring Person or the acquiring company (or, in certain circumstances, of an affiliate of such Acquiring Person) having a value of two times the Purchase Price. Generally, the company’s board of directors will be entitled to redeem the rights at a nominal price (typically at $0.01) per right at any time before the close of business on the tenth day following either the public announcement that, or the date on which a majority of the company’s board of directors becomes aware that, a person has become an Acquiring Person. This redemption right preserves the right of the company to negotiate a transaction that maximizes value for all stockholders on terms amenable to the board of directors.

Stockholder rights plans operate by allowing all existing stockholders, other than the Acquiring Person, to purchase additional shares of the target company, at a predetermined price, thus diluting the Acquiring Person. Once triggered, the rights separate from the common stock and become exercisable by all holders, other than the Acquiring Person. The Acquiring Person, who accumulated significant stock ownership without payment of a control premium, is simply not entitled to exercise the rights to acquire additional shares of stock that the other stockholders may exercise (and if a business combination with the Acquiring Person occurs, the stockholders of the target company may also have rights to acquire shares in the Acquiring Person or the acquiring company).

To ensure that a stockholder rights plan would be upheld by Maryland courts, the board of directors of a Maryland corporation should consider, among other factors, the following principles when evaluating the adoption of a future rights plan: (i) the rights plan adopted should be a reasonable form of protection in relation to the threat posed; (ii) the directors must have a good faith belief that the best interests of the company would be served by adoption of a rights plan; (iii) the directors may not adopt a rights plan with the purpose of entrenching themselves or management; (iv) the directors must make a reasonable effort to investigate alternative measures to deal with abusive takeover tactics and consider the effect of each alternative on the company and its stockholders; (v) the directors should exercise care and independent judgment in voting to adopt a rights plan; and (vi) the form of the rights plan adopted cannot effectively prohibit proxy contests or preclude all takeovers. When

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

considering the adoption of a stockholder rights plan, directors of a Maryland corporation are required by Maryland law to perform their duties in good faith, in a manner reasonably believed to be in the best interests of the corporation, and with the care of an ordinarily prudent person in alike position under similar circumstances.

If the Company is treated as a public company in Hong Kong in the future and becomes subject to the Takeovers Code, the SFC will at that time consider the treatment of any stockholder rights plan adopted by the Company.

ANNUAL REPORTS

The Company is required to file a return each year with the State Department of Assessments and Taxation of Maryland in order to remain in good standing. The current fee for such filing is $300.

AUDITORS

Stockholder ratification of a board of directors’ approval of the selection of auditors is not required under Maryland law.

RIGHTS OF CREDITORS

The rights of creditors are governed by the terms of the contract between them and the corporation. The rights of the stockholder are all subordinate to the rights of the corporation’s creditors.

CERTAIN U.S. FEDERAL SECURITIES AND NYSE REGULATIONS

Securities Offerings

All offers and sales of securities must be registered with the SEC unless the offer or sale involves an exempt security or exempt transaction.

For registered offerings, the Company is required to file with the SEC a registration statement which contains a prospectus and is subject to prescribed information requirements. Such registration statements and prospectuses may be subject to a review and comment process by the SEC staff.

For unregistered offerings, the Company is required to disclose information in relation to unregistered sales of equity securities on Form 8-K (if the equity securities sold in the aggregate since the Company’s last current report filed for this information or last periodic report, whichever is more recent, constitute 1% or more of the Company’s outstanding securities of that class), including (a) the date of sale and the title and amount of securities sold; (b) for securities sold for cash, the aggregate offering price and the aggregate underwriting discounts or commissions, and for securities sold otherwise than for cash, the nature of the transaction and the nature and aggregate amount of consideration received by the Company; (c) the statutory or regulatory basis under which exemption from registration was claimed; and (d) where the securities sold are convertible or exchangeable into equity securities, or are warrants or options representing equity securities, the terms of conversion or exercise of the securities. In addition, the Company is required to disclose on a quarterly basis in its Form 10-Ks and 10-Qs any unregistered sales of equity securities during the period covered by the report, if not previously included in a Form 8-K. The above documents are publicly available on the SEC’s website.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Periodic Reporting

The U.S. reporting framework includes, among other things, the public filing of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements for stockholders’ meetings.

Proxy Regulations

The SEC has detailed regulations governing proxy solicitations. Under these rules, the Company is required when soliciting proxies to furnish each of its stockholders with a proxy statement containing certain prescribed information. The SEC rules also provide requirements as to the form of proxy on which the stockholder can indicate its approval or disapproval of each proposal expected to be presented at the meeting.

If the proxy relates to other than routine matters such as the election of directors or ratification of the accountants, then preliminary copies of the proxy statement and form of proxy must be filed with the SEC at least ten days before mailing. Definitive copies of the proxy statement, form of proxy and all other soliciting materials must also be publicly filed with the SEC not later than the date they are first mailed to stockholders.

If the annual meeting relates to the election of directors, the proxy statement must be accompanied or preceded by an annual report with financial statements and other information. The NYSE also requires the annual report to be made available to stockholders on or through the Company’s website simultaneously with the filing of such report with the SEC.

Under the SEC’s electronic delivery rules for proxy materials, the Company posts its proxy materials on a publicly accessible website and mails a notice to stockholders stating that all proxy materials can be found on that website. These documents are also available on the Company’s website under the company information link. In addition, under the SEC’s electronic delivery rules for proxy materials, if any stockholder requests, the Company must send, at no cost to the stockholder, a paper copy of the proxy materials to such holder within three business days after receiving the request.

Stockholder Proposals

The SEC’s stockholder proposal rules provide an opportunity for a stockholder owning a relatively small amount of the Company’s securities to have his or her proposal placed alongside management proposals in the Company’s proxy materials for presentation to a vote at an annual or special meeting of stockholders. In order to submit a proposal, a stockholder must have continuously held at least US$2,000 in market value, or 1%, of the Company’s voting stock for at least one year prior to the proposal’s submission date. A stockholder proposal can cover almost any topic other than proposals that pertain to one of the specific substantive exclusions (e.g., if the proposal deals with a matter relating to the company’s ordinary business functions which are management matters). The SEC provides guidance on these exclusions.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Directors, Officers, and Significant Stockholders

Beneficial ownership reporting

Section 16(a) of the Exchange Act requires directors, certain officers and beneficial owners of more than 10% of any class of equity securities registered under the Exchange Act (each, a “10% beneficial owner”) to publicly file with the SEC on Forms 3 and 4, as appropriate, reports of beneficial ownership of such person when acquiring such status and by the end of the second business day after such person acquires or disposes of any equity securities of the Company. Further, any such person is required to file with the SEC within 45 days of the Company’s fiscal year end a Form 5 to report any holdings and transactions during that period that have not been previously reported (whether because of an exemption or delinquency).

The Company is required to identify in its annual proxy statement and/or in its Form 10-K each person who failed to file on a timely basis the required reports on Form 3, 4 or 5, and for each such person, disclose the total number of late Forms 3, 4 and 5, the total number of transactions in the Company’s securities not timely reported and any known failure to file a required Form 3, 4 or 5, during the most recent fiscal year or prior fiscal years.

Profits from purchase and sale of security within six months

Section 16(b) of the Exchange Act permits the Company, or any security holder suing on its behalf, to recover any profit realized by a director, officer or 10% beneficial owner of the Company from any purchase and sale, or sale and purchase, of any equity security of the Company, within any period of less than six months.

Short sales

Section 16(c) of the Exchange Act prohibits the Company’s director, certain officers and 10% beneficial owners from making “short sales” of any equity securities of the Company. “Short sales” are defined as sales of securities which the seller does not own at this time of sale, or if owned, securities that will not be delivered for a period longer than 20 days after the sales.

Takeover Regulations

The two basic transaction structures for the acquisition of a U.S. public company include either a statutory merger or a tender offer. The applicable U.S. federal regulatory framework governing these acquisition structures is as follows:

•
acquisitions of U.S. public companies by way of mergers, whether structured as a (i) forward merger, whereby, in general terms, the target company merges with and into a subsidiary of the acquirer with the existing acquirer subsidiary surviving the transaction, (ii) reverse merger, whereby, in general terms, a subsidiary of the acquirer merges with and into the target company with the target company surviving the transaction as a new subsidiary of the acquirer, or (iii) merger of equals, whereby, in general terms, two companies of similar size merge together to form a new entity, and involving consideration comprised of either all cash or stock or a combination thereof, are primarily regulated at the federal level by the SEC through the proxy rules pursuant to Section 14(a) of the Exchange Act and Regulation 14A thereunder as well as the stock issuance rules of the Securities Act where the consideration for the merger includes stock.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

These regulations provide for the filing with the SEC of a proxy statement (for a cash merger) or registration statement on Form S-4 (for a stock merger or a cash and stock merger) and the dissemination of a proxy statement (for a cash merger) or a “Proxy Statement/Prospectus” (for a stock merger or a cash and stock merger) in connection with the shareholder meeting and vote on the merger transaction. The information required to be disclosed in a proxy statement is set forth in Schedule 14A and includes, among other things, disclosures regarding the background of the transaction, the consideration payable to shareholders and information on the parties to the transaction. The information required to be disclosed in a Proxy Statement/Prospectus is set forth in Form S-4. These requirements essentially mirror the requirements of Schedule 14A. The proxy statement or registration statement are generally publicly available documents; and

•
tender offers for listed equity securities are regulated by the SEC primarily under Section 14(d) of the Exchange Act and Regulations 14D and 14E thereunder. In general terms, a tender offer is an offer to purchase shares of equity securities directly from the shareholders of a public company, conditioned upon the occurrence (or non-occurrence) of certain specified events, including the taking of actions by the shareholders. To the extent the specified events occur (e.g., achieving a minimum threshold of tendered shares, which may either be subject to a maximum purchase amount or may be for “any and all” shares tendered (assuming the minimum tender threshold is attained), and the proper tendering of shares by shareholders, among others), the offer will generally be binding on the offeror. Upon the satisfaction of all conditions to the tender offer, including any required minimum threshold of tendered shares, all shareholders that properly tendered their shares will, subject to any maximum purchase amount specified by the offeror, have their shares accepted for purchase by the offeror. If shareholders properly tender shares in excess of the maximum purchase amount set by the offeror, the offeror will purchase shares up to the maximum purchase amount on a pro rata basis from the tendering shareholders. If the specified events do not occur, the offer will lapse.

A person seeking to acquire shares of equity securities via a tender offer is required to produce certain disclosure documents that are filed with the SEC and disseminated to the target company’s shareholders. A Schedule TO (tender offer statement), including all required exhibits, must be filed with the SEC by the potential acquiror on the date of commencement of the tender offer. The offer to purchase, which is the primary disclosure document for the target company’s shareholders and also an exhibit to the Schedule TO, sets out the terms of the tender offer, including, among other things, the consideration being offered, the conditions of the offer, the procedures for tendering shares and the background of the transaction. In addition, any written communication regarding the offer during the tender offer period must be filed with the SEC on the date first used.

The applicable Exchange Act rules require that a tender offer remain open for a minimum of 20 business days after commencement. Extensions to the 20 business day offer period may apply in certain circumstances.

The subject company of a tender offer, within 10 business days of the commencement of the tender offer, must send a notice to its stockholders recommending acceptance or rejection of the tender offer, expressing no opinion and remaining neutral, or stating that it is unable to take a position.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Under relevant Exchange Act rules, all holders of the same class of equity securities must be treated equally in the tender offer and the highest consideration paid to any one shareholder of such class of equity securities must be paid to all such shareholders.

In addition, Section 14(e) of the Exchange Act makes it unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer.

Acquisitions of the Company’s equity securities short of a full takeover are also subject to regulation under U.S. securities laws. If any person owns or acquires more than 5% of a class of the Company’s listed equity securities, Sections 13(d) and 13(g) of the Exchange Act require that such person file ownership reports with the SEC on either Schedule 13D if they intend to exercise control (e.g., acquiring or holding the equity securities with a purpose or effect of influencing the management or direction of the Company) or change control (e.g., acquiring or holding the equity securities in connection with or as a participant in any transactions for the acquisition of a majority of, or controlling interest in, the Company’s equity securities) of the Company or, if they are a qualified “passive” investor, a short-form Schedule 13G. Schedule 13D contains more onerous disclosure requirements and shorter filing deadlines than the short-form Schedule 13G. The underlying premise of the Section 13 reporting requirements is to give other shareholders and the broader securities markets notice of significant acquisitions or potential changes in control of public companies. In addition, for the purposes of both triggering and complying with these reporting obligations, when two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of an issuer, such syndicate or group is deemed a single “person.”

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS LISTING DOCUMENT AND RELATED MATERIALS IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) ANY SUCH DISCUSSION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE DEPOSITARY RECEIPTS PURSUANT TO THIS LISTING DOCUMENT, AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

The following is a summary of certain U.S. federal income and estate tax considerations relating to the ownership and disposition of the Depositary Receipts and the Common Stock underlying the Depositary Receipts (the “Underlying Shares”) by a non-U.S. holder (as defined below) and is not intended to be, and should not be construed as, legal or tax advice to any prospective investor.

In addition, this summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder in light of the non-U.S. holder’s particular investment or other circumstances. In particular, this summary only addresses a non-U.S. holder that holds the Depositary Receipts or Underlying Shares as a capital asset (generally, investment property) and does not address: (i) any U.S. federal income tax consequences for a non-U.S. holder that (A) is engaged

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

in the conduct of a trade or business in the United States, (B) is an individual who is present in the United States for 183 or more days during the taxable year, (C) has a “tax home” (as defined in Section 911(d)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) in the United States, or (D) owns actually or constructively more than 5% of the Common Stock, (ii) special U.S. federal income tax rules that may apply to a particular non-U.S. holder, such as a financial institution, an insurance company, a tax-exempt organization, a “controlled foreign corporation,” a “passive foreign investments company,” a partnership or other pass-through entity for U.S. federal income tax purposes, an expatriate with respect to the United States or a dealer or trader in stocks, securities or currencies, (iii) non-U.S. holders holding the Depositary Receipts or Underlying Shares as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security, (iv) any U.S. federal tax consequences other than U.S. federal income and estate tax consequences, any U.S. state or local or non-U.S. or other tax consequences, or (v) the U.S. federal income or estate tax consequences for any beneficial owners of a non-U.S. holder.

This summary is based on provisions of the Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this listing document. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences to a non-U.S. holder of the ownership and disposition of the Depositary Receipts or Underlying Shares as set forth in this summary. In addition, this summary assumes that (x) the representations of the HDR Depositary contained in the Deposit Agreement are true, correct and complete and (y) all the obligations contained in the Deposit Agreement and any related agreements will be performed and complied with in accordance with their terms.

If you are considering the purchase of the Depositary Receipts, you should consult your own tax advisers concerning the particular U.S. federal income and estate tax consequences to you of the ownership and disposition of the Depositary Receipts or Underlying Shares, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction, in light of your particular circumstances.

As used in this summary, the term “non-U.S. holder” means a beneficial owner of the Depositary Receipts or Underlying Shares that is not, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States or a former citizen or resident of the United States subject to taxation as an expatriate, (ii) a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) a partnership (including any entity or arrangement classified as a partnership for these purposes), (iv) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or (v) a trust, if (x) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (y) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”

If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds the Depositary Receipts or Underlying Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

the Depositary Receipts or Underlying Shares and partners in such partnerships should consult their own tax advisors as to the particular U.S. federal income tax and estate tax consequences applicable to them.

In general, for U.S. federal income tax purposes, non-U.S. holders of the Depositary Receipts will be treated as the beneficial owners of the Underlying Shares represented by the Depositary Receipts. Accordingly, a non-U.S. holder generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the non-U.S. holder’s deposit or withdrawal of Underlying Shares for Depositary Receipts.

Dividends

Dividends paid with respect to the Depositary Receipts or Underlying Shares will be treated as U.S. source dividends for U.S. federal income tax purposes. U.S. federal income tax will be withheld at a 30% rate from the gross amount of all dividends paid on the Depositary Receipts or Underlying Shares to all non-U.S. holders. It should be noted that this 30% withholding tax rate will apply to non-U.S. holders that are otherwise eligible for a reduced rate of withholding of U.S. federal income tax on such dividends under the provisions of an applicable income tax treaty in effect between the United States and another country. This is because there will not be a mechanism available through the trading, settlement and security transferring facilities in Hong Kong for such non-U.S. holders to provide to the applicable withholding agent the certifications required by applicable U.S. Treasury regulations to receive the benefit of the lower applicable treaty withholding tax rate with respect to U.S. source dividends. In addition, for the same reason, it is expected that there will not be a mechanism available for such non-U.S. holders to obtain the documentation required to make a claim with the U.S. Internal Revenue Service for a refund or credit of U.S. federal income tax withheld from such dividends at a rate in excess of the applicable treaty withholding tax rate. Also, non-U.S. holders should be aware that the United States has not entered into an income tax treaty with Hong Kong and certain other countries (e.g., Singapore). Prospective investors are urged to consult their own tax advisors regarding the application to them of the rules governing the withholding of U.S. federal income tax, and the rules governing the making of a claim with the U.S. Internal Revenue Service for a refund or credit of any excess U.S. federal income tax withheld, from such dividends paid to them.

Gain on Disposition of the Depositary Receipts or Underlying Shares

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a disposition of the Depositary Receipts or Underlying Shares unless we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the Depositary Receipts or Underlying Shares. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Federal Estate Tax

For purposes of this paragraph regarding U.S. federal estate tax consequences, a “non-resident individual” is an individual who is not a U.S. citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes). Depositary Receipts or Underlying Shares that are owned or treated as owned by a non-resident individual at the time of death will be included in the non-resident individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax. In this regard, non-resident individuals should be aware that the United States has not entered into an estate tax treaty or other treaty applicable to estate tax with Hong Kong and certain other countries (e.g., Singapore). In general, the U.S. federal estate tax is assessed at graduated rates of up to 35% and the estate of a non-resident individual generally is entitled to a credit against the U.S. federal estate tax of US$13,000. It is anticipated that the U.S. federal estate tax law will undergo legislative change in the next several years. It is not possible to predict the nature or consequences of any future changes in the U.S. federal estate tax law.

Information Reporting and Backup Withholding

Dividends paid to a non-U.S. holder may be subject to U.S. information reporting and backup withholding. A non-U.S. holder will be exempt from backup withholding if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN or otherwise meets documentary evidence requirements for establishing that the non-U.S. holder is not a “United States person” or otherwise establishes an exemption.

The gross proceeds from the disposition of the Depositary Receipts or Underlying Shares may be subject to U.S. information reporting and backup withholding. If a non-U.S. holder sells the Depositary Receipts or Underlying Shares outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the non-U.S. holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells the Depositary Receipts or Underlying Shares through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the non-U.S. holder is not a “United States person” and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

If a non-U.S. holder receives payments of the proceeds of a sale of the Depositary Receipts or Underlying Shares to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN certifying that the non-U.S. holder is not a “United States person” or the non-U.S. holder otherwise establishes an exemption.

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APPENDIX III	SUMMARY OF THE CHARTER AND BYLAWS, CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND CERTAIN U.S. SECURITIES AND TAX LAWS

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or as a credit against such non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service on a timely basis. Non-U.S. holders should consult their own tax advisors regarding the application of the backup withholding rules to them and the process of applying for such a refund or credit with respect to any amounts withheld under the backup withholding rules.

Additional Withholding Requirements

Under legislation enacted in 2010 and recent guidance from the U.S. Internal Revenue Service, the relevant withholding agent generally will be required to withhold 30% of any dividends paid after December 31, 2013 and the gross proceeds of a sale of the Depositary Receipts or Underlying Shares paid after December 31, 2014 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the U.S. Internal Revenue Service to obtain the benefit of such exemption or reduction. Non-U.S. holders should consult their own tax advisers regarding the particular consequences to them of this legislation and guidance.

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APPENDIX IV	STATUTORY AND GENERAL INFORMATION

A.	FURTHER INFORMATION ABOUT COACH AND ITS SUBSIDIARIES

1.	Incorporation of Coach, Inc.

Coach, Inc. was incorporated in the state of Maryland in the United States as a corporation on June 1, 2000 under the Maryland General Corporation Law. The principal office of Coach, Inc. in the state of Maryland, as filed with the State Department of Assessments and Taxation of Maryland is 351 West Camden Street, Baltimore, Maryland 21201, United States. The principal executive office of the Company is at 516 West 34th Street, New York, New York 10001, United States, with telephone number +1 (212) 594-1850.

The Company has a place of business in Hong Kong at Coach Hong Kong Limited, Suite 3301, 33rd Floor Tower 6, The Gateway, Harbour City, Kowloon, Hong Kong and is registered with the Registrar of Companies as a non-Hong Kong company under Part XI of the Hong Kong Companies Ordinance. Coach Hong Kong Limited has been appointed as agent of the Company for the acceptance of service of process and notices on behalf of the Company in Hong Kong. Since October 2000, the Company’s shares have been listed and traded on the New York Stock Exchange. Its constitutive documents are comprised of its charter, consisting of its Articles of Incorporation, the Articles of Supplementary and Articles Amendment thereto, and its Bylaws. See Appendix III to this listing document for additional information on the Company’s constitutive documents.

2.	Changes in share capital of Coach, Inc.

On October 28, 2011, we had 291,826,211 outstanding shares of Common Stock. As of October 28, 2011, the authorized share capital at par value of the Company consisted of $10,000,000 divided into one billion shares of Common Stock and $250,000 divided into 25,000 thousand shares of Preferred Stock. The CUSIP number for Coach’s Common Stock is 189754104.

The following tables set out the changes in the share capital of Coach, Inc. during the periods presented in this listing document (share and dollar amounts in thousands):
	Fiscal 2009
	Shares of	Common
	Common	Stockholders’
	Stock	Equity
Balances at June 28, 2008	336,729	$3,367
Shares issued for stock option and employee benefit plans	1,436	15
Repurchase and retirement of common stock	(20,159)	(202)
Balances at June 27, 2009	318,006	$3,180

APPENDIX IV	STATUTORY AND GENERAL INFORMATION

	Fiscal 2010
	Shares of	Common
	Common	Stockholders’
	Stock	Equity
Balances at June 27, 2009	318,006	$3,180
Shares issued for stock option and employee benefit plans	9,547	96
Repurchase and retirement of common stock	(30,686)	(307)
Balances at July 3, 2010	296,867	$2,969

	Fiscal 2011
	Shares of	Common
	Common	Stockholders’
	Stock	Equity

Balances at July 3, 2010	296,867	$2,969
Shares issued for stock option and employee benefit plans	12,052	121
Repurchase and retirement of common stock	(20,404)	(204)
Balances at July 2, 2011	288,515	$2,886

	First Quarter Fiscal 2012
	Shares of	Common
	Common	Stockholders’
	Stock	Equity
Balances at July 2, 2011	288,515	$2,886
Shares issued for stock option and employee benefit plans	3,863	39
Repurchase and retirement of common stock	(1,067)	(11)
Balances at October 1, 2011	291,311	$2,914

APPENDIX IV	STATUTORY AND GENERAL INFORMATION

3.	Coach’s subsidiaries

The following table shows a list of Coach’s subsidiaries as of October 1, 2011:
		Jurisdiction of	Date of	Principal	Issued Share	Proportionate
	Name of Subsidiary	Incorporation	Incorporation	Activity	Capital	Holding
1.	504-514 West 34th Street Corp.	Maryland	July 14, 2005	Real Estate	US$1000	100%
				Holding
2.	516 West 34th Street LLC	Delaware	October 24, 2008	Real Estate	n/a	100%
				Holding
3.	Coach (Gibraltar) Limited	Gibraltar	September 9, 2010	Financing	US$1.00	100%
4.	Coach Consulting Dongguan.	Dongguan, China	January 15, 2007	Manages	US$140,000	100%
	Co. Ltd.			Relationships
				with raw
				material
				providers
				and factories
				in China
5.	Coach France S.A.S.	France	March 26, 2010	Retail	US$3,410,000	100%
6.	Coach Hong Kong Limited	Hong Kong	October 10, 2007	Retail	US$1,000,000	100%
7.	Coach International Holdings, Inc.	Cayman Islands	August 28, 2003	Holding	US$50,000	100%
8.	Coach International Holdings, Sàrl	Luxembourg	September 3, 2010	Holding/Finance	EU12,500	100%
9.	Coach International Limited	Hong Kong	August 16, 2000	Sourcing/	HK$100,000	100%
				manufacturing
				services
10.	Coach Italy Services S.r.l.	Italy	June 25, 2009	Design/	EU10,000	100%
				Sample-making
11.	Coach Japan Investments, LLC	Delaware	April 26, 2001	Holding	US$1,000	100%
12.	Coach Japan LLC	Japan	June 5, 2009	Retail	JPY100,000,000	100%
13.	Coach Korea Limited	Korea	February 16, 2009	Retail	KRW50	100%
					million
14.	Coach Leatherware India	India	November 27, 2008	Sourcing/	INR100,000	100%
	Private Limited			manufacturing
				services
15.	Coach Malaysia SDN. BHD.	Kuala Lumpur,	March 22, 2011	Retail	RM2.0 million	100%
		Malaysia
16.	Coach Manufacturing Limited	Hong Kong	April 8, 2004	Trading of	HK$50,000	100%
				goods/Holding
17.	Coach Netherlands B.V.	Netherlands	September 2, 2010	Holding/Finance	EU18,000	100%
18.	Coach Services, Inc.	Maryland	July 26, 2001	Distribution/	US$1,000	100%
				Customer
				Service
19.	Coach Shanghai Limited	Shanghai, China	July 8, 2008	Retail	US$56.9	100%
					million
20.	Coach Singapore Pte. Ltd.	Singapore	August 20, 2010	Retail	SGD3,859,801	100%
21.	Coach Spain, S.L.	Spain	July 15, 2010	Retail	EU2.5	50%*
					million
22.	Coach Stores Canada, Inc.	Ontario, Canada	December 19, 2001	Retail	US$100	100%
23.	Coach Stores Ireland Limited	Ireland	June 1, 2011	Retail	EU1.0	50%*
24.	Coach Stores Limited	United Kingdom	April 15, 2010	Retail	GBP5.5	50%*
					million
25.	Coach Stores Puerto Rico, Inc.	Delaware	May 19, 1992	Retail	n/a	100%
26.	Coach Stores, Unipessoal LDA	Portugal	September 21, 2010	Retail	EU5,000	50%*
27.	Coach Vietnam Company Limited	Vietnam	July 18, 2011	Market research,	US$4.4 million	100%
				general and
				production
				management
				consulting services
28.	Coach, Inc. Luxembourg Branch	Luxembourg	September 3, 2010	Holding	n/a	100%
29.	Reed Krakoff LLC	Delaware	June 30, 2010	Reed	n/a	100%
				Krakoff IP
				Holding Co.
30.	Coach Management (Shanghai) Co. Ltd	Shanghai, China	July 14, 2011	Management	US$2,000,000	100%
				of shared
				services center
31.	IP Recoveries LLC	Delaware	September 1, 2011	A holding company	US$0.0	100%
32.	Coach Taiwan Co. Ltd	Taiwan	November 15, 2011	Retail	NT$500,000	100%

*
Coach Stores Limited is a joint venture of Coach with Hackett, an unaffiliated UK corporation, which owns the remaining 50% of Coach Stores Limited. Coach Spain, S.L., Coach Stores Ireland Limited and Coach Stores, Unipessoal LDA are wholly-owned by Coach Stores Limited.

APPENDIX IV	STATUTORY AND GENERAL INFORMATION

4.	Changes in share capital of our subsidiaries

The following table sets forth the changes in the share capital of our subsidiaries during the two years preceding the date of this listing document:
Increase
Name of subsidiary	Initial Capital	Date of increase	amount	Total
Coach France, SAS	EUR10,000	April 23, 2010	EUR3.4 Million	EUR3,410,000
Coach Singapore Pte., Ltd.		December 14, 2010	SGD1,302,600
		January 28, 2011	SGD2,557,200	SGD3,859,801
Coach Hong Kong Limited	HK$10,000	August 7, 2008	HK$990,000	HK$1,000,000
Coach Shanghai Limited	US$6,906,000	July 15, 2009	US$10,000,000
		March 12, 2010	US$10,000,000
		November 4, 2010	US$30,000,000	US$56.9 million
Coach Stores Limited	GBP2,000,000	January 24, 2010	GBP2,500,000
		May 26, 2011	GBP1,000,000	GBP5.5 million
B.	FURTHER INFORMATION ABOUT OUR BUSINESS

1.	Material contracts

Listed below are the contracts (not being contracts entered into in the ordinary course of business) that we had entered into during the two years preceding the date of this listing document and are or may be material:

1.	Deposit Agreement;

2.	Deed Poll;

3.	Sponsor Agreement;

4.	Branding Agreement dated August 5, 2010 between Coach and Reed Krakoff;

5.	Performance Restricted Stock Unit Award Grant Notice and Agreement, dated August 5, 2010, between Coach and Jerry Stritzke;

6.	Coach, Inc. 2010 Stock Incentive Plan;

7.	Performance Restricted Stock Unit Award Grant Notice and Agreement, dated August 4, 2011, between Coach and Michael Tucci;

8.	Employment Offer Letter dated July 19, 2011 between Coach to Jane Nielsen; and

9.	Consulting Agreement dated October 7, 2011 between Coach and Michael F. Devine, III.

APPENDIX IV	STATUTORY AND GENERAL INFORMATION

2.	Our intellectual property rights

Trademarks

As of October 1, 2011, our key trademarks are as follows:
Trademark	Registered Owner/Applicant*
Coach	Coach, Inc.
Coach and lozenge design	Coach, Inc.
Coach and tag design	Coach, Inc.
Signature C design	Coach, Inc.
Coach Op Art design	Coach, Inc.
The Heritage Logo (Coach Leatherware est. 1941)	Coach, Inc.
*
Coach, Inc. is the registered owner of the listed trademarks in Hong Kong (except for The Heritage and Coach Op Art logos, for which Coach, Inc. has submitted trademark application) and other jurisdictions in Asia. Coach Services, Inc. is the registered owner of these trademarks in the United States.

The Company has approximately 1,200 trademark registrations or applications for registrations relating to Coach and other names and their respective logos in countries throughout the world, including in all countries in which we currently operate.

Domain names

As of October 1, 2011, our key domain name registrations are as follows:

www.coach.com
www.coachfactory.com
www.reedkrakoff.com

We together with our subsidiaries have over 600 domain names registered in countries throughout the world.

C.	FURTHER INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

1.	Directors’ service contracts

See “Executive Officers – Employment Agreements” for a discussion of the terms of employment of Mr. Frankfort.

2.	Directors remuneration

See “Directors – Directors Compensation” for a discussion of directors remuneration.

3.	Disclosure of interests

The table below presents information, as of August 31, 2011, with respect to the beneficial ownership of Coach’s common stock by each stockholder known to us to be the beneficial owner of more than 5% of our common stock, each Director and Director nominee, our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers as of July 2, 2011, and all current Directors and executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

APPENDIX IV	STATUTORY AND GENERAL INFORMATION

In general, “beneficial ownership” includes those shares a Director or executive officer has the power to vote, or the power to transfer, and stock options or other derivative securities that are exercisable currently or will become exercisable within 60 days. Where indicated, the beneficial ownership described below includes share unit balances held under Coach’s Stock Incentive Plans and Non-Qualified Deferred Compensation Plan for Outside Directors. The value of share units and share equivalents mirrors the value of Coach’s common stock. The amounts ultimately realized by the Directors will reflect all changes in the market value of Coach common stock from the date of deferral or accrual until the date of payout. The share equivalents do not have voting rights but are credited with dividend equivalents, if any.

Beneficial Owner	Shares owned	Percent of Class

T. Rowe Price Associates (1)	16,892,091	5.82%
Lew Frankfort (2)	5,116,237	1.74%
Reed Krakoff (3)	529,690	*
Jerry Stritzke (4)	201,741	*
Michael Tucci (5)	386,137	*
Michael F. Devine, III (6)	104,086	*
Susan Kropf (7)	69,952	*
Gary Loveman (8)	80,069	*
Ivan Menezes (9)	68,868	*
Irene Miller (10)	140,952	*
Michael Murphy (11)	124,590	*
Jide Zeitlin (12)	72,720	*
All Directors and Officers as a Group (13 people) (13)	7,010,377	2.38%

* Less than 1%.

(1)
T. Rowe Price Associates, Inc. (“T. Rowe Price”) is an investment advisor located at 100 E. Pratt Street, Baltimore, Maryland 21202. In its role as an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, T. Rowe Price possesses sole voting power with respect to 4,768,028 securities, and sole dispositive power with regard to 16,892,091 securities. This information is based on a schedule 13G filed with the SEC on February 9, 2011, and represents holdings as of December 31, 2010.

(2)	Includes 3,057,669 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.

(3)	Includes 415,156 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.

(4)	Includes 154,969 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.

(5)	Includes 187,994 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.

(6)	Includes 70,576 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.

(7)	Includes 59,320 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.

APPENDIX IV	STATUTORY AND GENERAL INFORMATION

(8)
Includes 57,320 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options and 21,751 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.

(9)
Includes 42,320 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options and 6,606 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.

(10)	Includes 127,320 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.

(11)	Includes 47,320 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.

(12)
Includes 59,320 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options and 13,400 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.

(13)	Includes 4,369,038 shares subject to options exercisable within 60 days of August 31, 2011 and 41,757 stock equivalents held by our outside Directors.

D.	SHARE OPTION SCHEMES

1.	Description of the 2010 Stock Incentive Plan

The following is only a summary of the 2010 Stock Incentive Plan (the “2010 Plan”) and is qualified in its entirety by reference to its full text, a copy of which is available for inspection as stated in Appendix V.

General. The 2010 Plan:

•
Allows us to issue up to 30,000,000 shares, which may be in the form of options to purchase shares of our common stock, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance restricted stock units, and other stock awards.

•
Counts each share that is issued as a full-value award, such as a grant of restricted stock units or performance restricted stock units, as two shares for purposes of determining shares remaining available for grant. Under the Prior Plans, such shares were counted on a one to one basis.

•
Allows us to continue providing, where appropriate, incentive compensation that qualifies as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

•	Consolidates all future grants under the 2010 Plan, with one set of terms.

•
Prohibits the acceleration of vesting for any future awards, except in the context of a qualifying termination of employment occurring within 12 months following a change in control (commonly known as a “double trigger”), the death or disability of a participant or other limited circumstances.

•
Codifies our practice of granting dividend equivalents on unvested full value awards, but not on stock options or SARs. Such dividend equivalents are only earned to the extent the underlying award is earned and vests.

•
Limits the return to the 2010 Plan and reuse of shares tendered to the Company in satisfaction of the exercise price or taxes payable with respect to an award. Only shares underlying forfeited or expired awards will be returned to the 2010 Plan for reuse. Shares underlying forfeited or expired awards granted under the Prior Plans will be available for reuse under the 2010 Plan.

APPENDIX IV	STATUTORY AND GENERAL INFORMATION

•	Prohibits the repricing of stock options or SARs without stockholder approval.

•
Allows the Board to recover performance-based compensation from covered employees in the case of a material restatement of the Company’s financial results, as described in “Executive Officers-Compensation Discussion and Analysis.”

Number of Shares. A total of 30,000,000 shares of Coach Common Stock have been reserved for issuance pursuant to the 2010 Plan. No more than 1,000,000 shares may be granted to any participant within any fiscal year, and no more than 5% of the available shares may be issued as full value awards without specified vesting schedules of at least one to three years, depending on the type of award. The number of shares of Common Stock available under the 2010 Plan will be proportionately adjusted in the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends). Any awards under the 2010 Plan that are made in connection with an acquisition will not reduce the number of shares available for issuance under the 2010 Plan. Awards under either the 2010 Plan or the Prior Plans that are not issued due to forfeiture or expiration will be returned to the 2010 Plan for reuse. Shares of Common Stock withheld upon issuance to pay all or a portion of the exercise price of a stock option or SAR or tax withholding obligations on any award will not be returned to the 2010 Plan for reuse.

Administration. The Human Resources Committee of Coach’s Board of Directors (the “HR Committee”) administers the 2010 Plan. Awards under the 2010 Plan may be intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. The HR Committee consists solely of two or more “outside Directors” within the meaning of Section 162(m) of the Code. The HR Committee has the power to determine the terms of the awards granted, including the exercise price of stock options and SARs, the number of shares subject to each award, the exercisability of the options and SARs and the form of consideration payable upon exercise.

Eligibility. The HR Committee, in its sole discretion, may from time to time grant options, restricted stock units or other awards to any number of employees of Coach or any subsidiary or to Coach’s outside directors. The HR Committee determines at the time of each grant the number of shares subject to such awards. All of our employees that are not covered by a collective bargaining agreement are eligible to participate in the 2010 Plan under the terms of the plan.

Stock Options and SARs. The exercise price of all options and SARs granted under the 2010 Plan must be at least equal to the fair market value (as defined in the 2010 Plan) of Coach common stock on the grant date. Each option and SAR will have a maximum term of ten years. No dividends or dividend equivalents will be paid on outstanding options or SARs. The HR Committee determines all other terms of these awards. After termination of employment, an optionee may exercise a vested option or SAR for the period of time stated in the option agreement, which varies depending on the circumstances of the termination. In most cases, a vested option will generally remain exercisable for 90 days; however, an option or SAR may never be exercised later than the expiration of its term. All SARs granted under the 2010 Plan generally represent a right to receive payment, in cash, stock, or a combination of cash and stock, equal to the excess of the fair market value of a specified number of shares of common stock on the exercise date over the fair market value of such shares on the grant date. The Company does not currently grant SARs but may choose to do so in the future.

APPENDIX IV	STATUTORY AND GENERAL INFORMATION

Full Value Stock Awards. A full value stock award granted under the 2010 Plan represents an award made in or valued in whole or in part by reference to shares of common stock and may be payable in whole or in part in stock. Full value awards do not include stock options or SARs but do include RSUs and Performance Restricted Stock Units (“PRSUs”). The HR Committee determines the conditions and restrictions of all stock awards granted under the 2010 Plan. No more than 5% of these awards may be issued without specified vesting schedules of at least one year for full value awards requiring satisfaction of performance criteria, and at least three years for full value awards without performance criteria.

Payment Deferrals. The HR Committee may require or permit an award holder to defer the receipt of shares or cash or other property upon settlement of awards. The HR Committee may also allow the payment or crediting of earnings on deferred amounts.

Transferability of Awards. The 2010 Plan generally does not allow for the transfer of awards other than by will or the laws of descent and distribution pursuant to approved beneficiary designation procedures. Only the employee may exercise his or her options or benefit from his or her other awards during his or her lifetime.

Adjustments in Connection with a Change in Control. If an employee is terminated involuntarily within the twelve months following a Change in Control (as defined in the 2010 Plan), or in the event outstanding awards are not assumed or substituted by the successor corporation, all unvested Awards will vest automatically. The Board of Directors may not, without stockholder approval: reduce the price of an outstanding option or SAR, cancel any option or SAR in exchange for cash or another award with a lower fair market value per share, increase the number of shares available under the Plan (other than permitted adjustments due to a recapitalization of the Company’s stock), or extend the exercise period of an option or SAR beyond ten years from the date of grant.

Amendment of the 2010 Stock Incentive Plan. Coach’s Board of Directors has the authority to amend, suspend or terminate the 2010 Plan, provided it does not adversely affect any award previously granted under the 2010 Plan, without the affected award holder’s consent.

Plan Benefits. No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the 2010 Plan. While not necessarily indicative of future awards, information on awards granted under the Prior Plans to each of our Named Executive Officers and Directors is provided in the “Executive Officers” section of this listing document under the headings “Summary Compensation Table,” “Grants of Plan-Based Awards Table,” and “Compensation Discussion and Analysis” and in the “Directors and Meetings and Committees of the Board” section of this listing document under the heading “Director Compensation Table.”

Performance Criteria under the 2010 Stock Incentive Plan

The 2010 Plan provides that the HR Committee may grant performance awards in its discretion. A performance award is an award that is subject to the attainment of one or more performance targets during a specified period. At the discretion of the HR Committee, performance awards granted under the 2010 Plan may be designed to qualify as performance-based compensation under Section 162(m). In order for a performance award to qualify under Section 162(m), the HR Committee may

APPENDIX IV	STATUTORY AND GENERAL INFORMATION

select only from the following performance criteria enumerated in the 2010 Plan (any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group):

•	net earnings (either before or after interest, taxes, depreciation and amortization);

•	economic value-added (as determined by the HR Committee);

•	sales or revenue;

•	net income (either before or after taxes);

•	operating earnings or income;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	funds from operations;

•	cash flow return on capital;

•	return on investment;

•	return on stockholders’ equity;

•	return on assets or net assets

•	return on capital;

•	stockholder returns;

•	return on sales;

•	gross or net profit margin;

•	productivity;

•	expense;

•	margins;

•	operating efficiency;

•	cost reduction or savings;

•	customer satisfaction;

•	working capital;

•	earnings or diluted earnings per share; and

•	price per share of stock, and market share.

The HR Committee, in its discretion, may, within the time prescribed by Section 162(m), adjust or modify the calculation of these Performance Goals for any performance period in order to prevent the dilution or enlargement of the rights of participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions.

APPENDIX IV	STATUTORY AND GENERAL INFORMATION

Nothing in these terms precludes the HR Committee from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under Section 162(m).

E.	OTHER INFORMATION

1.	Tax

Coach’s Directors have been advised that no material liability for estate duty in Hong Kong is likely to fall on the Company or any of its subsidiaries in Hong Kong or any other relevant jurisdiction where the Company or any of its subsidiaries is incorporated.

2.	Litigation

As of October 1, 2011, Coach believes that the outcome of all pending legal proceedings in the aggregate will not have a material adverse effect on Coach’s business or consolidated financial statements. See “Business – Legal proceedings” for additional information about legal proceedings involving the Company.

3.	Application for Listing

The Sponsor has made an application on behalf of Coach to the SEHK Listing Committee for the listing of and permission to deal in the Company’s Depositary Receipts. All necessary arrangements have been made enabling the Company’s Depositary Receipts to be admitted into CCASS.

4.	Preliminary expenses

The estimated preliminary expenses in relation to the Introduction are approximately US$3 million and are payable by our Company.

5.	Sponsor

The Sponsor and its affiliates, or the “JPMorgan Group,” have business relationships with Coach both inside and outside the United States. In the ordinary course of business of the JPMorgan Group, the JPMorgan Group trades securities of the Company, and enters into derivatives transactions where the Company’s securities are underlying securities. The JPMorgan Group also received service fees and commissions from Coach by providing various services, including but not limited to treasury and securities services, asset and wealth management services and other financial products.

Notwithstanding the aforementioned business relationships of the Sponsor and its affiliates with Coach, the Sponsor does not believe that such relationships affect its independence from Coach for the purposes of Rule 3A.07 of the SEHK Listing Rules.

6.	Qualifications of experts

The qualifications of the experts who have given opinions and/or whose names are included in this listing document are as follows:

Name	Qualifications
Deloitte & Touche LLP	Independent Registered Public Accounting Firm
Venable LLP	Legal adviser to the Company as to Maryland law

APPENDIX IV	STATUTORY AND GENERAL INFORMATION

7.	Consents

Each of the experts set out above has given and has not withdrawn its respective written consent to the issue of this listing document with the inclusion of its reports and/or letters and/or the references to its name included in this listing document in the form and context in which they are respectively included.

Each of the experts set out above has confirmed that it does not have any shareholding in the Company or any of our subsidiaries or the right (whether legally enforceable or not) to subscribe for or to nominate persons to subscribe for any such securities.

8.	Miscellaneous

Except as disclosed in this listing document:

(a)	None of the Directors has any material interest in any business (apart from the Company’s business) which competes or is likely to compete, either directly or indirectly, with the Company’s business;

(b)
none of our Directors nor any of the parties listed in the section headed “Qualifications of experts” in this appendix has any direct or indirect interest in the promotion of the Company or any of it subsidiaries, or in any assets which, within the two years immediately preceding the issue of this listing document, have been or proposed to be acquired or disposed of by or leased to the Company or any of its subsidiaries;

(c)
to the best of our knowledge, no share or loan capital of Coach, Inc. or any of its subsidiaries is under option or is agreed conditionally or unconditionally to be put under option (except pursuant to the stock incentive plans described in this listing document);

(d)	we have no outstanding convertible debt securities;

(e)
within the two years preceding the date of this listing document (and except for fees and sales commissions paid to our option plan administrator in connection with sales of shares under stock incentive plans described in this listing document), no commissions, discounts, brokerages or other special items have been granted in connection with the issue or sale of any share or loan capital of Coach, Inc. or any of its subsidiaries;

(f)
there has not been any interruption in the business of Coach, Inc. and its subsidiaries which may have or has had a significant effect on the financial position of Coach, Inc. and its subsidiaries in the 12 months preceding the date of this listing document; and

(g)	no change in the nature of the business of the Company is in contemplation.

Since October 1, 2011, there has been no material adverse change in the financial or trading position or prospects of the Company.

APPENDIX V	DOCUMENTS AVAILABLE FOR INSPECTION

DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection at the offices of Fried, Frank, Harris, Shriver & Jacobson at 9th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, during normal business hours up to and including the date which is 14 days from the date of this listing document:

(a)	Articles of Incorporation of Coach, Inc., dated June 1, 2000;

(b)	Articles Supplementary of Coach, Inc., dated May 3, 2001;

(c)	Articles of Amendment of Coach, Inc., dated May 3, 2001;

(d)	Articles of Amendment of Coach, Inc., dated May 3, 2002;

(e)	Articles of Amendment of Coach, Inc., dated August 7, 2003;

(f)	Articles of Amendment of Coach, Inc., dated February 1, 2005;

(g)	Bylaws of Coach, Inc., as amended on February 7, 2008;

(h)	the audited financial statements of our Company for the fiscal year ended July 2, 2011, the text of which is set out in Appendix IA to this listing document;

(i)	the audited financial statements of our Company for the fiscal year ended July 3, 2010, the text of which is set out in Appendix IB to this listing document;

(j)	the unaudited interim financial statements of our Company for the quarterly period ended October 1, 2011, the text of which is set out in Appendix II to this listing document;

(k)
the letter prepared by Venable LLP, our Company’s legal counsel on Maryland law, summarizing the Charter and Bylaws, and certain provisions of Maryland corporate law referred to in Appendix III to this listing document;

(l)	the Deposit Agreement;

(m)
the material contracts referred to under the sub-paragraph headed “Summary of material contracts” in the paragraph headed “Further information about our business” of Appendix IV to this listing document; and

(n)	the written consents referred to under the sub-paragraph headed “Consents of experts” under the paragraph headed “Other information” of appendix IV to this listing document.

In addition:

(a)	the NYSE Listed Companies Manual can be accessed at www.nyse.com;

(b)	the SEC’s rules and regulations can be accessed at www.sec.gov; and

(c)	the Maryland corporate law statutes can be accessed at www.michie.com/maryland.